The 2022 Annual Report is being revised to reflect the impact on previously filed financial statements and other disclosures therein of the two actions taken by Equitable described in Item 8.01 of this Current Report on Form 8-K. The 2022 Annual Report is revised as follows:
•the information set forth under the heading “Part I, Item 1. Business,” is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part 1, Item 1. Business.”
•the information set forth under the heading “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2022 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 in the corresponding sections under the heading “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”:
•the information set forth under the heading “Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in the 2022 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk.”;
•the information set forth under the heading “Part II, Item 8. Financial Statements and Supplementary Data” in the 2022 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 8. Financial Statements and Supplementary Data.”

Other than as set forth herein, the 2022 Annual Report remains unchanged. Those sections of the 2022 Annual Report which have not been revised as set forth herein are not materially impacted by the actions taken by Equitable described in this 8-K. Accordingly, the revised information set forth in this Current Report on Form 8-K should be read in conjunction with the 2022 Annual Report.

Part I, Item 1.
BUSINESS
Overview
We are one of America’s leading financial services companies and have helped clients prepare for their financial future with confidence since 1859. We have three primary businesses lines—retirement, asset management, and affiliated distribution—that we run through our two complementary and well-established principal franchises, Equitable and AllianceBernstein. Our approximately 12,400 employees and advisors manage more than $750 billion of AUM across these franchises, providing:
•Advice and solutions for helping Americans to set and meet their retirement goals and protect and transfer their wealth across generations; and
•A wide range of investment management insights, expertise and innovations to drive better investment decisions and outcomes for clients and institutional investors worldwide.
Within our three business lines, we have six segments: Individual Retirement, Group Retirement, Investment Management and Research, Protection Solutions, Wealth Management, and Legacy. We continue to maintain market-leading positions in Individual Retirement, Group Retirement, Investment Management and Research, and Protection Solutions while our Wealth Management segment continues to grow in prominence.
We distribute our products through a premier affiliated and third-party distribution platform, consisting of:
Affiliated Distribution:
•Our affiliated retail sales force, Equitable Advisors, which has approximately 4,300 licensed financial professionals who advise on retirement, protection and investment advisory solutions; and
•More than 200 Bernstein Financial Advisors, who are responsible for the sale of investment products and solutions to Private Wealth clients.
Third-Party Distribution:
•Approximately 1,000 distribution agreements with banks, broker dealers, insurance carriers, brokerage general agencies, independent marketing organizations and wires giving us access to more than 145,000 financial professionals to market our retirement, protection and investment solutions; and
•An AB global distribution team of more than 500 professionals, who engage with more than 5,000 retail distribution partners and more than 700 institutional clients.
We aim to be a trusted service provider to our clients by providing advice, products and services that help them navigate complex financial decisions. Our financial strength and the quality of our people, their ingenuity and the service they provide help us build relationships of trust with our clients.

Our Organizational Structure
We are a holding company that operates our business through a number of direct and indirect subsidiaries. The following organizational chart presents the ownership of our principal subsidiaries as of December 31, 2022.

(1)We own an approximate 61% economic interest in AB through various wholly-owned subsidiaries. Our economic interest consists of approximately 60% of the AB Units, approximately 4% of the AB Holding Units (representing an approximate 1% economic interest in ABLP), and 1% of the AB Units held by the General Partner. Our indirect, wholly-owned subsidiary, AllianceBernstein Corporation, is the General Partner of AB with the authority to manage and control AB, and accordingly, AB is consolidated in our financial statements. ABLP is the operating partnership for the AB business, and AB Holding’s activities consist of owning AB Units and engaging in related activities. AB Holding Units trade on the NYSE under the ticker symbol “AB”. AB Units do not trade publicly.

Segment Information
We are organized into six segments: Individual Retirement, Group Retirement, Investment Management and Research, Protection Solutions, Wealth Management, and Legacy. We report certain activities and items that are not included in our segments in Corporate and Other.
•Individual Retirement—We are a leading provider of variable annuity products, which primarily meet the needs of individuals saving for retirement or seeking retirement income by allowing them to invest in various markets through underlying investment options.
•Group Retirement—We offer tax-deferred investment and retirement services or products to plans sponsored by educational entities, municipalities and not-for-profit entities, as well as small and medium-sized businesses.
•Investment Management and Research—We are a leading provider of diversified investment management, research and related services to a broad range of clients globally.
•Protection Solutions—We focus our life insurance products on attractive protection segments such as VUL insurance and IUL insurance and our employee benefits business on small and medium-sized businesses.
•Wealth Management—We are an emerging leader in the wealth management space with a differentiated advice value proposition, that offers discretionary and non-discretionary investment advisory accounts, financial planning and advice, insurance, and annuity products. In 2023, we began reporting this business separately from our other segments and Corporate and Other.

•Legacy—This segment primarily consists of the capital intensive fixed-rate GMxB business written in the Individual Retirement market prior to 2011. This business offered GMDB features in isolation or together with GMLB features. This business also historically offered variable annuities with four types of guaranteed living benefit riders: GMIB, GWBL/GMWB and GMAB.
For financial information on segments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations by Segment” and Notes 1 and 21 of the Notes to the Consolidated Financial Statements.
Individual Retirement
Our Individual Retirement segment is a leading provider of individual variable annuity products. We have a long history of innovation, as one of the first companies, in 1968, to enter the variable annuity market, as the first company, in 1996, to provide variable annuities with living benefits, and as the first company, in 2010, to bring to market an index-linked variable annuity product that provides some downside protection to investors, while still giving them the opportunity to invest for growth. Our Individual Retirement business is an important source of earnings and cash flow for our company, and we believe our hedging strategy preserves a substantial portion of these cash flows across a wide range of risk scenarios. The primary sources of revenue for our Individual Retirement segment include fee revenue and investment income.
Products
Our products are primarily sold to affluent and high net worth individuals saving for retirement or seeking guaranteed retirement income. Our current product offerings primarily include:
•Structured Capital Strategies (“SCS”). SCS is an index-linked product which allows the policyholder to invest in various investment options, whose performance is tied to one or more securities indices, commodities indices or ETFs, subject to a performance cap, over a set period of time. The risks associated with such investment options are borne entirely by the policyholder, except the portion of any negative performance that we absorb (a buffer) upon investment maturity. Prior to November 2021, this product did not offer GMxB features, other than an optional return of premium death benefit that we had introduced on some versions. In November 2021, we introduced SCS Income, a new version of SCS, offering a GMxB feature. SCS Income is also an index-linked annuity that combines lifetime income options with some protection from market volatility in the equities or other financial market or markets to which the annuity is linked.
•Retirement Cornerstone (“RC”). Our Retirement Cornerstone product offers two platforms: (i) RC Performance, which offers access to a broad selection of funds with annuitization benefits based solely on non-guaranteed account investment performance and (ii) RC Protection, which offers access to a focused selection of funds and an optional floating-rate GMxB feature providing guaranteed income for life.
•Investment Edge. Our investment-only variable annuity is designed to be a wealth accumulation product that defers current taxes during accumulation and provides tax-efficient distributions on non-qualified assets through scheduled payments over a set period of time with a portion of each payment being a return of cost basis, which is thus excludable from taxes. An optional SIO feature allows a policyholder to invest in various investment options whose performance is tied to one or more securities indices, subject to a performance cap, with some downside protection over a set period of time. This optional SIO feature leverages our innovative SCS offering. Investment Edge does not offer any GMxB feature other than an optional return of premium death benefit.

The following table presents the relative contribution to FYP of each of the above products for the years ended December 31, 2022, 2021 and 2020.

	Year Ended December 31,
	2022	2021	2020
		(in millions)
FYP by Product
SCS	$7,953	$7,627	$4,891
SCS Income	581	6	—
Retirement Cornerstone	1,626	1,951	1,506
Investment Edge	1,036	1,048	448
Other	167	216	240
Total FYP	$11,363	$10,848	$7,085

Our Individual Retirement segment works with EIMG to identify and include appropriate underlying investment options in its products, as well as to control the costs of these options and increase profitability of the products. For a discussion of EIMG, see below “—Equitable Investment Management.”
Variable Annuities Policy Feature Overview
Variable annuities allow the policyholder to make deposits into accounts offering variable investment options. For deposits allocated to Separate Accounts, the risks associated with the investment options are borne entirely by the policyholder, except where the policyholder elects GMxB features in certain variable annuities, for which additional fees are charged. Additionally, certain variable annuity products permit policyholders to allocate a portion of their account to investment options backed by the General Account and are credited with interest rates that we determine, subject to certain limitations.
Certain variable annuity products offer one or more GMxB features in addition to the standard return of premium death benefit guarantee. GMxB features (other than the return of premium death benefit guarantee) provide the policyholder a minimum return based on their initial deposit adjusted for withdrawals (i.e., the benefit base), thus guarding against a downturn in the markets. The rate of this return may increase the specified benefit base at a guaranteed minimum rate (i.e., a fixed roll-up rate) or may increase the benefit base at a rate tied to interest rates (i.e., a floating roll-up rate). GMxB riders must be chosen by the policyholder no later than at the issuance of the contract.
Markets
For our Individual Retirement segment, we target sales of our products to both retirees seeking retirement income and a broader class of investors, including affluent, high net worth individuals and families saving for retirement, registered investment advisers and their clients, as well as younger investors who have maxed out contributions to other retirement accounts but are seeking tax-deferred growth opportunities.
Our customers can prioritize certain features based on their life-stage and investment needs. In addition, our products offer features designed to serve different market conditions. SCS serves clients with investable assets who want exposure to equity markets but also want to guard against a market correction. SCS Income serves clients who want exposure to equity markets but also want to protect against market correction while seeking guaranteed income. Retirement Cornerstone serves clients who want growth potential and guaranteed income with increases in a rising interest rate environment. Investment Edge serves clients concerned about rising taxes.
Distribution
We distribute our variable annuity products through Equitable Advisors, our affiliate which is registered both as a broker-dealer and as an investment adviser and whose retail sales force sells both proprietary and third party variable annuity, life insurance, employee benefits and investment products and services. We also distribute our variable annuity products through third-party distribution channels, which include banks, broker-dealers and insurance partners. For the year ended December 31, 2022, Equitable Advisors represented 35% of our variable annuity FYP in this segment, while our third-party distribution channel represented 65% of our variable annuity FYP in this segment. We employ over 170 external and internal wholesalers who distribute our variable annuity products across both channels.
The table below presents the contributions to and percentage of FYP of our variable annuity products by distribution channel for the year ended December 31, 2022.

FYP by Distribution

Year Ended December 31, 2022

Insurance Partners
8%
Equitable Advisors
35%
Banks
21%
Broker Dealers
36%

Other than Equitable Advisors, no single distribution firm contributed more than 10% of our sales in 2022.
Competition
Our Individual Retirement business competes with traditional life insurers, as well as banks, mutual fund companies and other investment managers. The variable annuities market is highly competitive, with no single provider dominating the market across products. The main factors that distinguish competitors to clients include product features, access to capital, access to diversified sources of distribution, financial and claims-paying ratings, investment options, brand recognition, quality of service, technological capabilities and tax-favored status of certain products. It is difficult to provide unique variable annuities products because, once such products are made available to the public, they often are reproduced and offered by our competitors. Competition may affect, among other matters, both the growth of our business and the pricing and features of our products.
Underwriting and Pricing
We generally do not underwrite our variable annuity products on an individual-by-individual basis. Instead, we price our products based upon our expected investment returns and assumptions regarding mortality, longevity and persistency for our policyholders collectively, while taking into account historical experience, volatility of expected earnings on our AV, and the expected time to retirement. Our product pricing models also take into account capital requirements, hedging costs and operating expenses. Investment-oriented products are priced based on various factors, which may include investment return, expenses, persistency and optionality.
Our variable annuity products generally include penalties for early withdrawals. From time to time, we reevaluate the type and level of GMxB and other features we offer. We have previously changed the nature and pricing of the features we offer and will likely do so from time to time in the future as the needs of our clients, the economic environment and our risk appetite evolve.
Fees
We earn various types of fee revenue based on AV, fund assets and benefit base. In general, fees from GMxB features that are calculated based on the benefit base are more stable compared to fees calculated based on the AV. Fees that we collect include mortality & expense, administrative charges and distribution charges; withdrawal charges; investment management fees, 12b-1 fees, death benefit rider charges, living benefit rider charges and investment income.

Group Retirement
Our Group Retirement segment offers tax-deferred investment and retirement services or products to plans sponsored by educational entities, municipalities and not-for-profit entities, as well as small and medium-sized businesses. We operate in the 403(b), 457(b) and 401(k) markets where we sell variable annuity and mutual fund-based products. RBG, a dedicated subset of over 1,000 Equitable Advisors (which include both broker-dealer representatives and investment advisory personnel), is the primary distributor of our products and related solutions to individuals in the K-12 education market.
The tax-exempt 403(b)/457(b) market, which includes our 403(b) K–12 education market business, accounted for 63% of gross premiums within the Group Retirement business for the year ended December 31, 2022. The institutional lifetime income market accounts for 17%, the corporate 401(k) market accounts for 16% and the remaining 4% is Other as of December 31, 2022.
The recurring nature of the revenues from our Group Retirement business makes this segment an important and stable contributor of earnings and cash flow to our business. The primary sources of revenue for the Group Retirement business include fee revenue and investment income.
Products
Our products offer educators, municipal employees and corporate employees a savings opportunity that provides tax-deferred wealth accumulation. Our innovative product offerings address all retirement phases with diverse investment options.
Variable Annuities
Our variable annuities offer defined contribution plan record-keeping, as well as administrative and participant services combined with a variety of proprietary and non-proprietary investment options. Our variable annuity investment lineup mostly consists of proprietary variable investment options that are managed by EIMG, which provides discretionary investment management services for these investment options that include developing and executing asset allocation strategies and providing rigorous oversight of sub-advisors for the investment options. This helps to ensure that we retain high quality managers and that we leverage our scale across both the Individual Retirement and Group Retirement products. In addition, our variable annuity products offer the following features:
•Guaranteed Investment Option (GIO)—Provides a fixed interest rate and guarantee of principal.
•Structured Investment Option (SIO)—Provides upside market participation that tracks certain available indices subject to a performance cap, with some downside protection against losses in the investment over a one, three or five-year period. This option leverages our innovative SCS individual annuity offering, and we believe that we are the only provider that offers this type of offering.
•Personal Income Benefit—An optional GMxB feature that enables participants to obtain a guaranteed withdrawal benefit for life for an additional fee.
While GMxB features provide differentiation in the market, only approximately $519 million, or 1.6%, of our total AV is invested in products with GMxB features (other than ROP death benefits) as of December 31, 2022. This includes Institutional products with guaranteed benefits.
Open Architecture Mutual Fund Platform
We also offer a mutual fund-based product to complement our variable annuity products. This platform provides a similar service offering to our variable annuities. The program allows plan sponsors to select from thousands of proprietary and third party-sponsored mutual funds. The platform also offers a group fixed annuity that operates very similarly to the GIO as an available investment option on this platform.
Services
Both our variable annuity and open architecture mutual fund products offer a suite of tools and services to enable plan participants to obtain education and guidance on their contributions and investment decisions and plan fiduciary services. Education and guidance are available online or in person from a team of plan relationship and enrollment specialists and/or the advisor that sold the product. Our clients’ retirement contributions come through payroll deductions, which contribute significantly to stable and recurring sources of renewals.

The chart below illustrates our net flows for the years ended December 31, 2022, 2021 and 2020.

	Year Ended December 31,
	2022	2021 (1)	2020
	(in millions)
Net Flows
Gross Premiums	$4,448	$3,839	$3,343
Surrenders, Withdrawals and Benefits	(3,814)	(4,016)	(3,047)
Net Flows (2)	$634	$(177)	$296
______________
(1)Prior period amounts related to the AV and AUA roll-forward were updated to include Mutual Fund AUA. The impact of the revision to Net Flows for the year ended December 31, 2021 was $129 million.
(2)For the year ended December 31, 2022, net outflows of $179 million are excluded as these amounts are related to ceded AV to Global Atlantic. For additional information regarding the Global Atlantic Transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Global Atlantic Transaction” and Note 1 of the Notes to the Consolidated Financial Statements.
The following table presents the gross premiums for each of our markets for the periods specified.

	Year Ended December 31,
	2022	2021 (1)	2020
	(in millions)
Gross Premiums by Market (2)
Tax-Exempt	$1,001	$1,017	$724
Corporate	323	450	392
Institutional	772	9	—
Other	22	25	60
Total FYP	2,118	1,501	1,176
Tax-Exempt	1,785	1,789	1,632
Corporate	377	373	342
Other	168	176	193
Total Renewal Premiums	2,330	2,338	2,167
Gross Premiums	$4,448	$3,839	$3,343
______________
(1)Prior period amounts related to the AV and AUA roll-forward were updated to include Mutual Fund AUA. The impact of the revision to Gross Premiums for the year ended December 31, 2021 was $216 million, respectively.
(2)For the year ended December 31, 2022, Gross premiums are exclusive of $72 million related to ceded AV to Global Atlantic. For additional information regarding the Global Atlantic Transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Global Atlantic Transaction” and Note 1 of the Notes to the Consolidated Financial Statements.
Markets
We primarily operate in the tax-exempt 403(b)/457(b), corporate 401(k) and other markets.
•Tax-exempt 403(b)/457(b)/491(a). Our core customer base consists of governmental plans of which Public School Districts and their employees make up the majority of our portfolio.
Overall, the 403(b) and 457(b) markets represent 47% of FYP in the Group Retirement segment for the year ended December 31, 2022. We seek to grow in these markets by increasing our presence in the school districts where we currently operate and also by potentially growing our presence in school districts where we currently do not have access.
•Corporate 401(k). We target small and medium-sized businesses with 401(k) plans that generally have under $20 million in assets. Our product offerings accommodate start up plans and plans with accumulated assets. Typically, our products appeal to companies with strong contribution flows and a smaller number of participants with relatively high average participant balances. The under $20 million asset plan market is well aligned with our advisor distribution, which has a strong presence in the small and medium-sized business market, and complements our other products focused on this market (such as life insurance and employee benefits products aimed at this market).
•Institutional 401(k). In 2022, we expanded our presence in the institutional lifetime income market through our relationship with AllianceBernstein. Our Institutional business offers GMxB and other annuity guarantees to large institutional retirement plans (>$500M in assets). The products are distributed through asset managers in the defined contribution markets. In 2022, we received a substantial portion of our premium through AllianceBernstein's Lifetime Income Solutions product. We are actively seeking to expand the institutional business in 2023.
•Other. Our other business includes an affinity-based direct marketing program where we offer retirement and individual products to employers that are members of industry or trade associations and various other sole proprietor and small business retirement accounts.
The following table presents the relative contribution of each of our markets to AV as of the dates indicated.

	December 31,
	2022 (1)	2021 (1)	2020
	(in millions)
AV by Market
Tax-Exempt (1)	$22,942	$37,072	$32,586
Corporate	4,299	5,367	4,920
Institutional	468	70	57
Other	4,296	5,300	4,896
AV (2)	$32,005	$47,809	$42,459
______________
(1)Total AV revised to include ERV/E360R AUM and AUA in Other.
(2)For the year ended December 31, 2022, AV is exclusive of $9.6 billion related to ceded AV to Global Atlantic. For additional information regarding the Global Atlantic Transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Global Atlantic Transaction” and Note 1 of the Notes to the Consolidated Financial Statements.
Distribution
We primarily distribute our products and services to this market through Equitable Advisors, primarily using RBG and third-party distribution firms. For the year ended December 31, 2022, these channels represented approximately 56% and 44% of our sales, respectively. We also distribute through direct online sales, which includes engaging existing clients to increase contributions online. Our direct-to-consumer program uses data analysis combined with digital media to engage educators, teach them about their retirement needs and increase awareness of our products and services. We employ internal and external wholesalers to exclusively market our products through Equitable Advisors and third-party firms that are licensed to sell our products. Equitable Advisers also accounted for 95% of our 403(b) sales in 2022.
The following table presents first year premium by distribution channel for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
FYP by Distribution
Equitable Advisors	$1,187	$1,155	$1,078
Third-Party	931	151	98
Total	$2,118	$1,306	$1,176
Competition
We compete with select insurance companies, asset managers, record keepers and diversified financial institutions that target similar market segments. In the K–12 public education market, competitors are primarily insurance-based providers that focus on school districts. In the small and medium-sized business market, the primary competitors are insurance-based providers and mutual fund companies. The main features that distinguish our offering to clients include our RBG distribution model, the product features we offer to clients, including guarantees, and our financial strength.
Underwriting and Pricing
We generally do not underwrite our annuity products on an individual-by-individual basis. Instead, we price our products based upon our expected investment returns and assumptions regarding mortality, longevity and persistency for our policyholders collectively, while taking into account historical experience, volatility of expected earnings on our AV, and the expected time to retirement. Our product pricing models also consider capital requirements, hedging costs and operating expenses. Investment-oriented products are priced based on various factors, which may include investment return, expenses, persistency and optionality.
Our variable annuity products generally include penalties for early withdrawals. From time to time, we reevaluate the type and level of guarantees and other features we offer. We have previously changed the nature and pricing of the features we offer and will likely do so from time to time in the future as the needs of our clients, the economic environment and our risk appetite evolve.
Fees
We earn various types of fee revenue based on AV, fund assets and benefit base. Fees that we collect include mortality & expense, administrative charges and distribution charges; withdrawal charges; investment management fees, 12b-1 fees, death benefit rider charges, and living benefit rider charges.

Investment Management and Research
Our Investment Management and Research business provides diversified investment management, research and related services globally to a broad range of clients through AB’s three buy-side distribution channels: Institutions, Retail and Private Wealth, and AB’s sell-side business, Bernstein Research Services. AB Holding is a master limited partnership publicly listed on the NYSE. We own an approximate 61% economic interest in AB. As the general partner of AB, we have the authority to manage and control its business, and accordingly, this segment reflects AB’s consolidated financial results.
Our Investment Management and Research business had approximately $646.4 billion in AUM as of December 31, 2022, composed of 42% equities, 39% fixed income and 19% multi-asset class solutions, alternatives and other assets. By distribution channel, institutional clients represented 46% of AUM, while retail and private wealth clients represented 38% and 16% respectively, as of December 31, 2022.
AB’s high-quality, in-depth research is the foundation of its asset management and private wealth management businesses. AB believes that its global team of research professionals, whose disciplines include economic, fundamental equity, fixed income and quantitative research, gives it a competitive advantage in achieving investment success for its clients. AB also has experts focused on multi-asset strategies, wealth management, ESG, and alternative investments.
We are AB’s largest client. We represented 16% of AB’s total AUM as of December 31, 2022 and 4% of AB’s net revenues for the year ended December 31, 2022.
Generally, AB is compensated for its investment services on the basis of investment advisory and services fees calculated as a percentage of AUM.
Products and Services
Investment Services
AB believes that by using differentiated research insights and a disciplined process to build high-active-share portfolios, AB can achieve strong investment results for its clients over time. Key to this philosophy is developing and integrating ESG and climate research, as well as AB’s approach to engagement. AB’s global research network, intellectual curiosity and collaborative culture allow AB to advance clients' investment objectives, whether AB’s clients are seeking responsibility generated idiosyncratic alpha, total return, downside mitigation, or sustainability and impact-focused outcomes.
AB’s investment services include expertise in:
•Actively-managed equity strategies across global and regional universes, as well as capitalization ranges, concentration ranges and investment strategies, including value, growth and core equities;
•Actively-managed traditional and unconstrained fixed income strategies, including taxable and tax-exempt strategies;
•Actively-managed Alternative investments, including hedge funds, fund of funds, direct lending, real estate and private equity;
•Portfolios with Purpose, including actively managed, impact-focused and Responsible+ (climate-conscious, ESG leaders, change catalysts) equity, fixed income and multi-asset strategies that address AB’s clients evolving need to invest their capital with purpose while pursuing strong investment returns;
•Multi-asset services and solutions, including dynamic asset allocation, customized target-date funds and target-risk funds; and
•Some passive management, including index, ESG index and enhanced index strategies.
Markets
AB operates in major markets around the world, including the United States, EMEA (Europe, the Middle East and Africa) and Asia. AB’s AUM by investment service and client domicile are as follows:
By Investment Service ($ in billions):

By Client Domicile ($ in billions):
Distribution Channels
AB distributes its products and solutions through three buy-side distribution channels: Institutions, Retail and Private Wealth and its sell-side business, Bernstein Research Services.
Institutions
AB offers to its institutional clients, which include private and public pension plans, foundations and endowments, insurance companies, central banks and governments worldwide, and Holdings and its subsidiaries, separately managed accounts, sub-advisory relationships, structured products, collective investment trusts, mutual funds, hedge funds and other investment vehicles (“Institutional Services”).
AB manages the assets of its institutional clients pursuant to written investment management agreements or other arrangements, which generally are terminable at any time or upon relatively short notice by either party. In general, AB’s written investment management agreements may not be assigned without the client’s consent.
Retail
AB provides investment management and related services to a wide variety of individual retail investors globally through retail mutual funds AB sponsors, mutual fund sub-advisory relationships, separately-managed account programs and other investment vehicles (“Retail Products and Services”).
AB distributes its Retail Products and Services through financial intermediaries, including broker-dealers, insurance sales representatives, banks, registered investment advisers and financial planners. These products and services include open-end and closed-end funds that are either (i) registered as investment companies under the Investment Company Act or (ii) not registered under the Investment Company Act and generally not offered to U.S. persons. They also include separately-managed account programs, which are sponsored by financial intermediaries and generally charge an all-inclusive fee covering investment management, trade execution, asset allocation, and custodial and administrative services. In addition, AB provides distribution, shareholder servicing, transfer agency services and administrative services for its Retail Products and Services.

Private Wealth
AB partners with its clients, embracing innovation and research to address increasingly complex challenges. AB’s clients include high net worth individuals and families who have created generational wealth as successful business owners, athletes, entertainers, corporate executives and private practice owners. AB also provides investment and wealth advice to foundations and endowments, family offices and other entities. AB’s flexible investment platform offers a range of solutions, including separately-managed accounts, hedge funds, mutual funds and other investment vehicles, tailored to meet each distinct client’s needs. AB’s investment platform is complimented with a wealth platform that includes complex tax and estate planning, pre-IPO and pre-transaction planning, multi-generational family engagement, and philanthropic advice in addition to tailored approaches to meeting the unique needs of emerging wealth and multi-cultural demographics.
AB manages these accounts pursuant to written investment advisory agreements, which generally are terminable at any time or upon relatively short notice by any authorized party, and may not be assigned without the client’s consent.
Bernstein Research Services

AB offers high-quality fundamental and quantitative research and trade execution services in equities and listed options to institutional investors, such as mutual fund and hedge fund managers, pension funds and other institutional investors (“Bernstein Research Services”). AB serves its clients, which are based in major markets around the world, through trading professionals, who are primarily based in New York, London and Hong Kong, and research analysts, who provide fundamental company and industry research along with quantitative research into securities valuation and factors affecting stock-price movements.
Additionally, AB occasionally provides equity capital markets services to issuers of publicly-traded securities, such as initial public offerings and follow-on offerings, generally acting as co-manager in such offerings.
In the fourth quarter of 2022, AB and Société Générale, a leading European bank, announced plans to form a joint venture combining their respective cash equities and research businesses. As a result, the Bernstein Research Services business has been classified as held for sale. For further discussion, see Note 25 of the Notes to the Consolidated Financial Statements.
Custody
AB’s U.S.-based broker-dealer subsidiary acts as custodian for the majority of AB’s Private Wealth AUM and some of its Institutional AUM. Other custodian arrangements, directed by clients, include banks, trust companies, brokerage firms and other financial institutions
For additional information about AB’s investment advisory fees, including performance-based fees, see “Risk Factors—Risks Relating to Our Investment Management and Research Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations by Segment—Investment Management and Research.”
Competition
AB competes in all aspects of its business with numerous investment management firms, mutual fund sponsors, brokerage and investment banking firms, insurance companies, banks, savings and loan associations and other financial institutions that often provide investment products with similar features and objectives as those AB offers. AB’s competitors offer a wide range of financial services to the same customers that AB seeks to serve.
To grow its business, AB believes it must be able to compete effectively for AUM. Key competitive factors include: (i) AB’s investment performance for clients; (ii) AB’s commitment to place the interests of its clients first; (iii) the quality of AB’s research; (iv) AB’s ability to attract, motivate and retain highly skilled, and often highly specialized, personnel; (v) the array of investment products AB offers; (vi) the fees AB charges; (vii) Morningstar/Lipper rankings for the AB Funds; (viii) AB’s ability to sell its actively-managed investment services despite the fact that many investors favor passive services; (ix) AB’s operational effectiveness; (x) AB’s ability to further develop and market its brand; and (xi) AB’s global presence.

AUM
AUM by distribution channel were as follows:

	December 31,
	2022	2021	2020
	(in billions)
Institutions	$297.3	$337.1	$315.6
Retail	242.9	319.9	265.3
Private Wealth	106.2	121.6	105.0
Total	$646.4	$778.6	$685.9

AUM by investment service were as follows:

	December 31,
	2022	2021	2020
	(in billions)
Equity
Actively Managed	$217.9	$287.6	$217.8
Passively Managed (1)	53.8	71.6	64.5
Total Equity	271.7	359.2	282.3

Fixed Income
Actively Managed
Taxable	190.3	246.3	263.2
Tax-exempt	52.5	57.1	50.3
Total Actively Managed	242.8	303.4	313.5
Passively Managed (1)	9.4	13.2	8.5
Total Fixed Income	252.2	316.6	322.0

Alternatives/Multi-Asset Solutions (2)
Actively Managed	115.8	97.3	79.1
Passively Managed (1)	6.7	5.5	2.5
Total Other	122.5	102.8	81.6
Total	$646.4	$778.6	$685.9
_____________
(1)Includes index and enhanced index services.
(2)Includes certain multi-asset solutions and services not included in equity or fixed income services.
Net long-term inflows (outflows) for actively managed investment services as compared to passively managed investment services for the years ended December 31, 2022, 2021 and 2020, respectively, are as follows:

	Year Ended December 31,
	2022	2021	2020
	(in billions)
Actively Managed
Equity	$(2.7)	$21.9	$7.4
Fixed Income	(17.3)	(3.9)	(8.8)
Alternatives/Multi-Asset Solutions	20.9	8.3	4.5
	0.9	26.3	3.1
Passively Managed

Equity	(5.3)	(7.5)	(4.6)
Fixed Income	(1.3)	5.0	(1.6)
Alternatives/Multi-Asset Solutions	2.1	2.3	0.5
	(4.5)	(0.2)	(5.7)
Total net long-term inflows (outflows)	$(3.6)	$26.1	$(2.6)

Average AUM by distribution channel and investment service were as follows:

	Year Ended December 31,
	2022	2021	2020
	(in billions)
Distribution Channel:
Institutions	$308.4	$325.7	$285.9
Retail	267.8	291.0	236.5
Private Wealth	110.3	114.1	97.1
Total	$686.5	$730.8	$619.5

Investment Service:
Equity Actively Managed	$239.7	$252.2	$179.8
Equity Passively Managed (1)	60.4	68.7	57.1
Fixed Income Actively Managed – Taxable	210.0	253.1	254.4
Fixed Income Actively Managed – Tax-exempt	54.1	53.8	47.9
Fixed Income Passively Managed (1)	11.5	9.6	9.4
Alternatives/Multi-Asset Solutions (2)	110.8	93.4	70.9
Total	$686.5	$730.8	$619.5
___________
(1)Includes index and enhanced index services.
(2)Includes certain multi-asset solutions and services not included in equity or fixed income services.
Fees
Generally, AB is compensated for its investment services on the basis of investment advisory and services fees calculated as a percentage of AUM. Bernstein Research Services revenue consists principally of commissions received for providing equity research and brokerage-related services to institutional investors. The components of net revenues are as follows and are prior to intercompany eliminations:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Investment advisory and services fees:
Institutions:
Base fees	$582	$540	$458
Performance-based fees	77	46	53
	659	586	511
Retail:
Base fees	1,321	1,442	1,187
Performance-based fees	2	51	24
	1,323	1,493	1,211

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Private Wealth:
Base fees	922	967	818
Performance-based fees	66	149	55
	988	1,116	873
Total:
Base fees	2,825	2,949	2,463
Performance-based fees	145	246	132
	2,970	3,195	2,595
Bernstein Research Services	416	452	460
Distribution revenues	607	652	530
Dividend and interest income	123	39	51
Investment (losses) gains	(102)	(1)	(16)
Other revenues	106	108	105
Total revenues	4,120	4,445	3,725
Less: Interest expense	66	4	16
Net revenues	$4,054	$4,441	$3,709
Protection Solutions
Our Protection Solutions segment includes our life insurance and employee benefits businesses.
Life Insurance. We offer a targeted range of life insurance products aimed at serving the financial needs of our clients, who consist of high net worth individuals and small - and medium-sized business owners. Our product offerings include VUL, IUL and term life products, which represented 87%, 7% and 6% of our total life insurance annualized premium, respectively, for the year ended December 31, 2022. Our products are distributed through Equitable Advisors and select third-party firms. Equitable Advisors represented approximately 73% of our total life insurance sales for the year ended December 31, 2022.
Employee Benefits. In the employee benefits market, we target our products towards small-and medium-sized businesses. Our core products consist of Group Life Insurance (including Accidental Death & Dismemberment), Supplemental Life, Dental, Vision, Short-Term Disability and Long-Term Disability. In addition, we offer a full suite of Supplemental Health products including Accident, Critical Illness and Hospital Indemnity. Our employee benefits solutions are distributed through Equitable Advisors and select third-party firms, including the traditional broker channel, strategic partnerships (medical partners, professional employer associations (PEOs), and associations), General Agencies, TPAs and Retail Equitable Advisors.
Life Insurance
Products
Our life insurance products are primarily designed to help individuals and small and medium-sized businesses with protection, wealth accumulation and transfer of wealth at death, as well as corporate planning solutions including non-qualified deferred compensation, succession planning and key person insurance. We target select segments of the life insurance market: permanent life insurance, including IUL and VUL products and term insurance. In recent years, we have refocused our product offering and distribution towards less capital intensive, higher return accumulation and protection products. We plan to grow our operating earnings over time through earnings generated from sales of our repositioned product portfolio and by proactively managing and optimizing our in-force book.

Permanent Life Insurance. Our permanent life insurance offerings are built on the premise that all clients expect to receive a benefit from the policy. The benefit may take the form of a life insurance death benefit paid at time of death or access while living to cash that has accumulated in the policy on a tax-favored basis. In each case, the value to the client comes from access to a broad spectrum of equity or fixed interest investments that accumulate the policy value at rates of return consistent with the market.

We have three permanent life insurance offerings built upon a UL insurance framework: VUL, COLI and IUL targeting the small and medium-sized business market. UL policies offer flexible premiums, and generally offer the policyholder the ability to choose one of two death benefit options: a level benefit equal to the policy’s original face amount or a variable benefit equal to the original face amount plus any existing policy AV. Our insurance products include single-life and second-to-die (i.e., survivorship) products.
VUL. VUL uses a series of investment options to generate the investment return allocated to the cash value. The sub-accounts are similar to retail mutual funds: a policyholder can invest policy values in one or more underlying investment options offering varying levels of risk and growth potential. These provide long-term growth opportunities, tax-deferred earnings and the ability to make tax-free transfers among the various sub-accounts. In addition, the policyholder can invest premiums in a guaranteed interest option, as well as an investment option we call the MSO, which provides downside protection from losses in the index up to a specified percentage. Our COLI product is a VUL insurance product tailored specifically to support executive benefits in the small business market.
IUL. IUL uses an equity-linked approach for generating policy investment returns. The equity linked options provide upside return based on an external equity-based index (e.g., S&P 500) subject to a cap. In exchange for this cap on investment returns, the policy provides downside protection in that annual investment returns are floored at zero, protecting the policyholder in the event of a market movement down. As noted above, the performance of any UL insurance policy also depends on the level of policy charges. For further discussion, see “—Pricing and Fees.”
We work with employees of EIMG to identify and include appropriate underlying investment options in our variable life products, as well as to control the costs of these options.
Term Life. Term life provides basic life insurance protection for a specified period of time and is typically a client’s first life insurance purchase due to its simple design providing basic income protection. Life insurance benefits are paid if death occurs during the term period, as long as required premiums have been paid. The required premiums are guaranteed not to increase during the term period, otherwise known as a level pay or fixed premium. Our term products include conversion features that allow the policyholder to convert their term life insurance policy to permanent life insurance within policy limits.
Other Benefits. We offer a portfolio of riders to provide clients with additional flexibility to protect the value of their investments and overcome challenges. Our Long-Term Care Services Rider provides an acceleration of the policy death benefit in the event of a chronic illness and has been elected on 29% of all eligible policies and elected on 25% of all new policies sold during the year ended December 31, 2022. The MSO, referred to above and offered via a policy rider on our variable life products, provides policyholders with the opportunity to manage volatility.
The following table presents individual life insurance annualized premiums for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Annualized Premium
Indexed Universal Life	$13	$25	$60
Variable Universal Life	184	169	91
Term	13	16	18
Total	$210	$210	$169

The following table presents individual life insurance FYP and renewals by product and total gross premiums for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
FYP by Product Line
Indexed Universal Life	$19	$45	$144
Variable Universal Life	309	287	144
Term	13	16	18
Other (1)	1	1	1
Total	$342	$349	$307

Renewals by Product Line
Universal Life	$764	$824	$845
Indexed Universal Life	304	310	276
Variable Universal Life	989	968	947
Term	373	379	375
Other (1)	17	19	19
Total	$2,447	$2,500	$2,462

Total Gross Premiums	$2,789	$2,849	$2,769
______________
(1)For the individual life insurance in-force, other includes current assumption universal life insurance, whole life insurance and other products available for sale but not actively marketed.
Our in-force book spans three insurance companies, Equitable Financial, Equitable America and Equitable L&A. Equitable L&A is closed for new business. Certain term products and permanent products riders from Equitable America and Equitable Financial have been reinsured to our captive reinsurer EQ AZ Life Re. Our in-force portfolio is made up of core product offerings as described above, as well as past generation product offerings that include current assumption universal life insurance, whole life insurance and other products.
The following table presents our in-force face amount and Protection Solutions Reserves as of the dates indicated, respectively, for the individual life insurance products we offer:

	December 31,
	2022	2021	2020
In-force face amount by product: (1)	(in billions)
Universal Life (2)	$43.1	$45.9	$48.7
Indexed Universal Life	27.5	27.9	27.7
Variable Universal Life (3)	133.4	132.8	127.7
Term	211.9	215.4	215.2
Whole Life	1.1	1.2	1.3
Total in-force face amount	$417.0	$423.2	$420.6

	December 31,
	2022	2021	2020
	(in millions)
Protection Solutions Reserves (4)
General Account	$18,208	$18,902	$18,905
Separate Accounts	13,634	17,012	14,771
Total Protection Solutions Reserves	$31,842	$35,914	$33,676
______________
(1)Does not include life insurance sold as part of our employee benefits business.
(2)UL includes guaranteed universal life insurance products.
(3)VUL includes variable life insurance and COLI.
(4)Does not include Protection Solutions Reserves for our employee benefits business.

As part of our in-force management function, we monitor the performance of our life insurance portfolio against our expectations at the time of pricing of the products. It is our objective to align the performance of our portfolio to pricing expectations and take in-force actions where appropriate, in accordance with our contracts, applicable law and our governance processes.
Markets
While we serve all Equitable client segments, we specialize in small to medium enterprises and high-income/high-net worth clients and their advisers. We also complement our permanent product suite with term products for clients with simpler needs. We focus on creating value for our customers through the differentiated features and benefits we offer on our products. We distribute these products through retail advisors and third-party firms who demonstrate the value of life insurance in helping clients to accumulate wealth and protect their assets.
Distribution
We primarily distribute life insurance through two channels: Equitable Advisors and third-party firms, including broker dealers and registered investment advisors that assist clients.
The following table presents individual life insurance annualized premium by distribution channel for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Annualized Premium by Distribution
Equitable Advisors	$152	$162	$126
Third-Party Firms	58	48	42
Total	$210	$210	$168
Competition
The life insurance industry consists of many companies with no single company dominating the market for all products. We selectively compete with large, well-established life insurance companies in a mature market, where product features, price and service are key drivers. We primarily compete with others based on these drivers as well as distribution channel relationships, brand recognition, financial strength ratings of our insurance subsidiaries and financial stability. We are selective in our markets of interest and will continue to focus deeply in those areas that align to our offering.
Underwriting
Our underwriting process, built around extensive underwriting guidelines, is designed to assign prospective insureds to risk classes in a manner that is consistent with our business and financial objectives, including our risk appetite and pricing expectations.
As part of making an underwriting decision, our underwriters evaluate information disclosed as part of the application process as well as information obtained from other sources after the application. This information includes, but is not limited to, the insured’s age and sex, results from medical exams and financial information.
We continue to research and develop guideline changes to increase the efficiency of our underwriting process (e.g., through the use of predictive models), both from an internal cost perspective and our customer experience perspective.
We manage changes to our underwriting guidelines though a robust governance process that ensures that our underwriting decisions continue to align with our business and financial objectives, including risk appetite and pricing expectations.
Our team of underwriters and medical directors is dedicated to making accurate, timely and competitive underwriting decisions. Our line underwriters are empowered to make decisions and receive support of underwriting managers and medical directors when needed.

Our financial due diligence team combines legal, financial and investigative expertise to support the financial underwriting of complex cases, assist in case design and plays an important role in fraud prevention. We continuously monitor our underwriting decisions through internal audits and other quality control processes, to ensure accurate and consistent application of our underwriting guidelines.
We use reinsurance to manage our mortality risk and volatility. Our reinsurer partners regularly review our underwriting practices and mortality and lapse experience through audits and experience studies, the outcome of which have consistently validated the high-quality underwriting process and decisions.
Pricing and Fees
Life insurance products are priced based upon assumptions including, but not limited to, expected future premium payments, surrender rates, mortality and morbidity rates, investment returns, hedging costs, equity returns, expenses and inflation and capital requirements. The primary source of revenue from our life insurance business is premiums, investment income, asset-based fees (including investment management and 12b-1 fees) and policy charges (expense loads, surrender charges, mortality charges and other policy charges).
Employee Benefits
Our employee benefits business focuses on serving small and medium-sized businesses, a priority segment for us, offering these businesses a differentiated technology platform and competitive suite of group insurance products. Leveraging our innovative technology platform, we have formed strategic partnerships with large insurance and health carriers as their primary group benefits provider.
Products
Our products are designed to provide valuable protection for employees as well as help employers attract employees and control costs. We currently offer a suite of Group Life Insurance (including Accidental Death & Dismemberment), Supplemental Life, Dental, Vision, Short-Term Disability, Long-Term Disability, Critical Illness, Accident and Hospital Indemnity insurance products.

The following table presents employee benefits gross premiums and annualized premium for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Employee Benefits Gross Premiums
Group life insurance sales	$104	$82	$64
Short-term disability	62	44	25
Long-term disability	61	43	30
Dental	55	40	28
Vision	9	6	4
Other (1)	4	1	—
Total	$295	$216	$151

Annualized premium	$82	$76	$52
_______________
(1) Other includes Critical Illness and Accident insurance products.
Markets
Our employee benefit product suite is focused on small and medium-sized businesses seeking simple, technology-driven employee benefits management. We built the employee benefits business based on feedback from brokers and employers, ensuring the business’ relevance to the market we address. We are committed to continuously evolving our product suite and technology platform to meet market needs.
Distribution

Our Employee Benefits’ solutions are distributed through the traditional broker channel, strategic partnerships (medical partners, PEOs, and associations), General Agencies, TPAs and Equitable Advisors.
Competition
The employee benefits space is a competitive environment. The main factors of competition include price, quality of customer service and claims management, technological capabilities, quality of distribution and financial strength ratings. In this market, we compete with several companies offering similar products. In addition, there is competition in attracting brokers to actively market our products. Key competitive factors in attracting brokers include product offerings and features, financial strength, support services and compensation.
Underwriting
We manage the underwriting process to facilitate quality sales and serve the needs of our customers, while supporting our financial strength and business objectives. The application of our underwriting guidelines is continuously monitored through internal underwriting controls and audits to achieve high standards of underwriting and consistency.
Pricing and Fees
Employee benefits pricing reflects the claims experience and the risk characteristics of each group. We set appropriate plans for the group based on demographic information and, for larger groups, also evaluate the experience of the group. The claims experience is reviewed at the time of policy issuance and during the renewal timeframes, resulting in periodic pricing adjustments at the group level.
Wealth Management
We are an emerging leader in the wealth management space with a differentiated advice value proposition, that offers discretionary and non-discretionary investment advisory accounts, financial planning and advice, life insurance, and annuity products. In 2023, we began reporting this business separately from our other segments and Corporate and Other.
Equitable Advisors
Equitable Advisors is central to how we serve our clients. Our approximately 4,300 financial advisors offer distinctive, financial planning advice with access to a sophisticated suite of products and services designed to address even the most complex financial needs. We support our advisors through a national branch footprint with over 80 locations, an integrated digital platform, a robust training program, strong marketing capabilities, and cutting-edge client management tools. We continuously invest in the development and refinement of capabilities designed to maximize advisor productivity and client satisfaction. Our differentiated financial advisor support system creates a compelling value proposition and an important driver of recruitment and retention of our financial advisors.
The following three pillars of Equitable Advisors’s value proposition are unique as they are designed around deep client relationships, integrated technology and “supported independence,” the sum of which we believe is not replicated in the industry.
•Client Promise: The Equitable Advisors wealth management experience is centered around our promise to our clients to create a relationship of trust (understanding and respecting each client situation), to help each client achieve their financial goals (comprehensive financial advice), and everything in between.
•Supporting our Clients and our Advisory Practice: The personalized client relationships that evolve from the Equitable Advisor client promise is underpinned by integrated digital capabilities that help our advisors differentiate their practices while creating an industry-leading experience that delights advisors and their clients.
•Enabling an Advisor Independence: Finally, our advisor Platform is designed around “supported independence” where we recognize the ambition of our advisors who would like the freedom and flexibility to build their own practice with the benefits of an established brand that reflects long-term stability and financial integrity.
Product & Services
Comprehensive advice considers every aspect of a client’s financial future. We offer a broad range of financial solutions that are designed to serve a client through their financial journey in life from asset accumulation to retirement, income, and protection. While market volatility has a significant impact on asset appreciation, our advisors have a proven track record of supporting strong growth in advisory net flows resulting in continued asset accumulation and growth. Additional revenues are produced through the distribution of industry leading proprietary and non-proprietary insurance and annuity products to our retail client base. We offer the following products and services through our Wealth Management segment:
•Brokerage products and services for retail clients. As of December 31, 2022, the Equitable Advisors broker-dealer business included $72.8 billion in AUA.
•Discretionary and non-discretionary investment advisory accounts. We receive fees based on the assets held in that account, as well as related fees or costs associated with the underlying securities held in that account.
•Life insurance and annuities products from our proprietary and non-proprietary suite. We receive a portion of the revenue generated from the sale of unaffiliated products and certain administrative fees.
•Financial planning and advice services. We provide personalized financial planning and financial solutions for which we may charge fees and may receive sales commissions for selling products that aid in the client’s plan.
Fees
We earn fee revenue from advisory product-based assets where we charge a fee for financial planning, advice, and active management aligned with advisory assets. A significant portion of this segment’s revenues is driven by client assets, particularly in advisory products.
Growth Drivers
Increasing Productivity of Existing Advisor Base
We believe that Equitable Advisors serves as the client’s primary financial relationship by offering a differentiated planning model – Holistic Life Planning – that speaks to their purpose, lifestyle, and financial choices. Over time, we believe that Equitable Advisors will continue to drive increased productivity as they manage more of their clients’ investable assets, add new clients, and expand their existing practices with additional advisors. To further catalyze advisor productivity, we provide advisors and clients state-of-the-art technology and digital capabilities, in addition to offering a proprietary Life Planning training curriculum to all advisors.
Advisor Retention and Recruiting
An important driver of our success is the continuous recruitment and retention of financial advisors. Our ability to attract and retain high quality advisors is based on our values-based culture, cutting edge capabilities and the unique ways in which we provide services to our financial advisors through premier technology and support. We will continue to invest in robust wealth management capabilities, resources and services leading to increased retention, win rates and an expanded pipeline of new and experienced advisors.
Competition
The Wealth Management segment competes with a variety of financial firms to attract new and experienced advisors. These financial firms operate in various channels and markets: wire-house firms, independent broker-dealers, registered investment advisors, insurance companies and other financial institutions Competitive factors influencing our ability to attract and retain financial advisors include compensation structures, brand recognition and reputation, product offerings, and technology support.
Further, our financial advisors compete for clients with a range of other advisors, broker-dealers, and direct channels. This includes wire houses, regional broker-dealers, independent broker-dealers, insurers, banks, asset managers, registered investment advisers and direct distributors. Competitive factors influencing our ability to attract and retain clients include quality of advice provided, price, reputation, advertising and brand recognition, product offerings, technology offerings and service quality.
Legacy
This segment primarily consists of the capital intensive fixed-rate GMxB business written in the Individual Retirement market prior to 2011. The remainder of these products either feature only ROP death benefits or do not contain GMxB features. As this business was priced and designed under conditions prior to the 2008 global financial crisis and is materially different from our current product offering, we have chosen to manage this block and report its results separately from our core Individual Retirement Business.

The fees we receive from this block of business mirror the fees we receive from our Individual Retirement business. For more information, see —Segment Information—Individual Retirement—Fees.
Since discontinuing the products offered in this segment, we have undertaken risk management transactions to minimize the risk this block of business poses to the Company. For more information, see —Segment Information—Risk Management—Other Legacy-Related Risk Management Strategies.
Overview of GMxB Features
We historically offered a variety of variable annuity benefit features, including GMxB features, to our policyholders.
Guaranteed Minimum Death Benefits
We have historically offered GMDB features in isolation or together with GMLB features. The following table presents the AV and benefit base by type of guaranteed minimum death benefit. Because variable annuity contracts with GMDB features may also offer GMLB features, the GMDB amounts listed are not mutually exclusive from the GMLB amounts provided in the table below.

	December 31,
	2022		2021		2020
	Account	Benefit	Account	Benefit	Account	Benefit
	Value	Base	Value	Base	Value	Base
	(in millions)
GMDB In Force
ROP Death Benefit Only (2)	$1,194	$832	$1,431	$845	$1,508	$933
Fixed Rate GMDB
Greater of Ratchet or Roll-up (2)	9,757	19,174	13,501	19,949	25,561	40,986
All Other (1) (2)	10,052	10,597	13,784	11,432	17,215	14,221
Total Fixed Rate GMDB	19,809	29,771	27,285	31,381	42,776	55,207
Total GMDB	$21,003	$30,603	$28,716	$32,226	$44,284	$56,140
______________
(1)    All Other includes individual variable annuity policies with Annual Ratchet or Roll-up GMDB, either stand-alone or in conjunction with a GMLB, or with ROP GMDB in conjunction with a GMLB.
(2)    AV and Benefit base is net of amounts ceded to Venerable during 2021. See Note 1 of the Notes to the Consolidated Financial Statements.
Guaranteed Living Benefits
We have historically offered a variety of guaranteed living benefits to our policyholders in our Individual Retirement segment. Our block of variable annuities includes four types of guaranteed living benefit riders: GMIB, GWBL/GMWB, GMAB and GIB. Based on total AV, approximately 45% of our variable annuity block included living benefit guarantees as of December 31, 2022.
The following table presents the AV and benefit base by type of guaranteed living benefit. Because variable annuity contracts with GMLB features may also offer GMDB features, the GMLB amounts listed are not mutually exclusive from the GMDB amounts provided in the table above.

	December 31,
	2022		2021		2020
	Account	Benefit	Account	Benefit	Account	Benefit
	Value	Base	Value	Base	Value	Base
	(in millions)
Fixed Rate GMLB
GMIB	$14,815	$30,305	$20,746	$31,709	$36,591	$56,119
All Other (e.g., GWBL / GMWB, GMAB, other) (1)	616	1,090	818	1,123	815	1,149
Total Fixed Rate GMLB	$15,431	$31,395	$21,564	$32,832	$37,406	$57,268
_____________

(1)All Other includes individual variable annuity policies with stand-alone Annual Ratchet or stand-alone Roll-up GMDB.
Corporate and Other
Corporate and Other includes certain of our financing and investment expenses. It also includes: the Closed Block, run-off group pension business, run-off health business, benefit plans for our employees and certain unallocated items, including capital and related investments, interest expense and corporate expense. AB’s results of operations are reflected in the Investment Management and Research segment. Accordingly, Corporate and Other does not include any items applicable to AB.
Closed Block
In connection with the demutualization of Equitable Financial in 1992, the Closed Block was established for the benefit of certain classes of individual participating policies for which Equitable Financial had a dividend scale payable in 1991 and which were in force on that date. Assets were allocated to the Closed Block in an amount which, together with anticipated revenues from policies included in the Closed Block, was reasonably expected to be sufficient to support such business, including provisions for the payment of claims, certain expenses and taxes, and for the continuation of dividend scales payable in 1991, assuming the experience underlying such scales continues.
Assets allocated to the Closed Block inure solely to the benefit of the holders of policies included in the Closed Block and will not revert to the benefit of the Company. The plan of demutualization prohibits the reallocation, transfer, borrowing or lending of assets between the Closed Block and other portions of the General Account, any of our Separate Accounts or to any affiliate of ours without the approval of the NYDFS. Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account. The excess of Closed Block liabilities over Closed Block assets represents the expected future post-tax contribution from the Closed Block which would be recognized in income over the period the policies and contracts in the Closed Block remain in force.
For additional information on the Closed Block, see Note 6 of the Notes to the Consolidated Financial Statements.
Risk Management
We approach risk management of our products: (i) prospectively, by assessing, and from time to time, modifying our current product offerings to manage our risk and (ii) retrospectively, by implementing actions to reduce our exposure and manage the risks associated with in-force contracts. We use a combination of hedging and reinsurance programs to appropriately manage our risk and for capital management purposes.
The following tables summarize our current uses of hedging and third-party reinsurance in each of the applicable reporting segments.
Hedging

Segment	Hedging Details	Purpose
Individual Retirement
Dynamic and static hedging using derivatives contracts, including futures and total return swaps (both equity and fixed income), options and variance swaps, as well as, to a lesser extent, bond investments and repurchase agreements
Dynamic hedging (supplemented by static hedges): to offset economic liability from equity market and interest rate changes Static hedging: to maintain a target asset level for all variable annuities
Group Retirement	Derivatives contracts whose payouts, in combination with fixed income investments, emulate those of certain securities indices, commodities indices, or ETFs, subject to caps and buffers	Support the returns associated with the SIO

Protection Solutions	Derivatives contracts whose payouts, in combination with returns from the underlying fixed income investments, seek to replicate those of the index price, subject to prescribed caps and buffers.	Hedge the exposure contained in our IUL products and the MSO rider we offer on our VUL products.
Legacy
Dynamic and static hedging using derivatives contracts, including futures and total return swaps (both equity and fixed income), options and variance swaps, as well as, to a lesser extent, bond investments and repurchase agreements
Dynamic hedging (supplemented by static hedges): to offset economic liability from equity market and interest rate changes Static hedging: to maintain a target asset level for all variable annuities.
Reinsurance
We use reinsurance to mitigate a portion of the risks that we face in certain of our variable annuity products with regard to a portion of the historical GMxB features issued in connection with our Individual Retirement, Group Retirement, and Legacy segments. Under our reinsurance arrangements, other insurers assume a portion of the obligation to pay claims and related expenses to which we are subject. However, we remain liable as the direct insurer on all risks we reinsure and, therefore, are subject to the risk that our reinsurer is unable or unwilling to pay or reimburse claims at the time demand is made.

Segment	Type of Reinsurance	Purpose
Individual Retirement	Ceded	Equitable Financial ceded to a non-affiliated reinsurer on a coinsurance basis 90% of our fixed deferred annuity business sold prior to 2018.
Group Retirement	Ceded
Equitable Financial ceded to a non-affiliated reinsurer, on a combined coinsurance and modified coinsurance basis, a 50% quota share of approximately 360,000 legacy Group EQUI-VEST deferred variable annuity contracts issued by Equitable Financial between 1980 and 2008. (1)

Protection Solutions	Life Insurance
Non-Affiliate Reinsurance:
We have set up reinsurance pools with highly rated unaffiliated reinsurers that obligate the pool participants to pay death claim amounts in excess of our retention limits for an agreed-upon premium.

Captive:
EQ AZ Life Re Company reinsures a 90% quota share of level premium term insurance issued by Equitable Financial on or after March 1, 2003 through December 31, 2008 and 90% of the risk of the lapse protection riders under UL insurance policies issued by Equitable Financial on or after June 1, 2003 through June 30, 2007 and those issued by Equitable America on or after June 1, 2003 through June 30, 2007 on a 90% quota share basis as well as excess claims relating to certain variable annuities with GMIB riders issued by Equitable Financial. (2)

	Employee Benefits: Varied	We reinsure our group life, disability, critical illness, and accident products. These treaties include both quota share reinsurance and excess of loss. Specifics of each treaty vary by product and support our risk management objectives.
Legacy	Reinsurance / Ceded
Non-Affiliate Reinsurance:
In connection with the Venerable transaction, we ceded to CS Life certain non-New York policies containing fixed rate GMIB and GMDB guarantees sold by Equitable Financial between 2006-2008. (3)

Captive:
Ceded to its affiliate, EQ AZ Life RE, a captive reinsurance company, a 100% quota share of all liabilities for variable annuities with GMIB riders issued on or after May 1, 1999 through August 31, 2005 in excess of the liability assumed by two unaffiliated reinsurers. (2)

(1)For additional information regarding the Global Atlantic Transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Global Atlantic Transaction” and Note 1 of the Notes to the Consolidated Financial Statements.

(2)For additional information regarding our use of captives, see “—Regulation—Insurance Regulation—Captive Reinsurance Regulation and Variable Annuity Capital Standards”, “Risk Factors—Risks Relating to Our Retirement and Protection Businesses—Risks Relating to Reinsurance and Hedging—Our reinsurance arrangement with an affiliated captive” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Captive Reinsurance Company.”
(3)See Note 13 to our Consolidated Financial Statements.
Other Legacy-Related Risk Management Strategies
We previously undertook several other programs to reduce gross reserves and reduce the risk associated with our in-force legacy block, and in many cases, offered a benefit to our clients by offering liquidity or flexibility. These products include the following:
•Investment Option Changes. We added passive investment strategies and reduced the credit risk of some bond portfolios. We also introduced managed volatility funds to reduce the portfolio’s equity exposure during periods when certain market indicators indicate that market volatility is above specific thresholds set for the portfolio.
•Operational Buyouts. We bought out contracts issued between 2002-2009 that benefited clients whose needs had changed and reduced our exposure to certain GMxB features.
•Premium Suspension Programs. We stopped accepting subsequent premiums to certain GMxB contracts.
•Lump Sum Option. We offered certain policyholders the option to receive a one-time lump sum payment rather than systematic lifetime payments if their AV falls to zero. This option provided the same advantages as a buyout.
In conjunction with our hedging and reinsurance strategies, we believe they significantly reduced our risk exposure with respect to our in-force legacy block.
Equitable Investment Management
EIMG is the investment manager and formerly the administrator for our proprietary variable funds. On June 22, 2021, Equitable Holdings completed the formation of Equitable Investment Management, LLC, (“EIM”), a wholly owned indirect subsidiary of Holdings. Effective August 1, 2021, EIM replaced EIMG as the administrator of EQAT, EQ Premier VIP Trust and 1290 Funds (each, a “Trust” and collectively, the “Trusts”). In addition, on October 1, 2021, Equitable Financial entered into an investment advisory and management agreement by which EIM became the investment manager for the Equitable Financial’s general account portfolio. Effective December 30, 2022, the name of EIM changed to Equitable Financial Investment Management, LLC. On June 10, 2022, Equitable Holdings completed the formation of Equitable Investment Management II, LLC, a wholly owned indirect subsidiary of Holdings (“EIM II”, and collectively with EIMG and EIM, “Equitable Investment Management”). Effective January 1, 2023, EIM II replaced EIM as the administrator of each Trust.
Equitable Investment Management supports each of our retirement and protection businesses. Accordingly, Equitable Investment Management results are embedded in the Individual Retirement, Group Retirement and Protection Solutions segments. EIMG helps add value and marketing appeal to our retirement and protection solutions products by bringing investment management expertise and specialized strategies to the underlying investment lineup of each product. In addition, by advising on an attractive array of proprietary investment portfolios (each, a “Portfolio,” and together, the “Portfolios”), EIMG brings investment acumen, financial controls and economies of scale to the construction of underlying investment options for our products.
EIMG provides investment management services to proprietary investment vehicles sponsored by the Company, including investment companies that are underlying investment options for our variable insurance and annuity products. EIMG is registered as an investment adviser under the Investment Advisers Act. EIMG serves as the investment adviser to EQAT and EQ Premier VIP Trust and to two private investment trusts established in the Cayman Islands. Each Trust and private investment trusts is a “series” type of trust with multiple Portfolios. EIMG provides discretionary investment management services to the Portfolios, including, among other things, (1) portfolio management services for the Portfolios; (2) selecting, monitoring and overseeing investment sub-advisers; and (3) developing and executing asset allocation strategies for multi-advised Portfolios and Portfolios structured as funds-of-funds. EIMG is further charged with ensuring that the other parts of the Company that interact with the Trusts, such as product management, the distribution system and the financial organization, have a specific point of contact.
EIMG has a variety of responsibilities for the management of its investment company clients. One of EIMG’s primary responsibilities is to provide clients with portfolio management and investment advisory services, principally by reviewing whether to appoint, dismiss or replace sub-advisers to each Portfolio, and thereafter monitoring and reviewing each sub-adviser’s performance through qualitative and quantitative analysis, as well as periodic in-person, telephonic and written consultations with the sub-advisers. Currently, EIMG has entered into sub-advisory agreements with more than 45 different sub-advisers, including AB. Another primary responsibility of EIMG is to develop and monitor the investment program of each Portfolio, including Portfolio investment objectives, policies and asset allocations for the Portfolios, select investments for Portfolios (or portions thereof) for which it provides direct investment selection services, and ensure that investments and asset allocations are consistent with the guidelines that have been approved by clients.
EIM provided administrative services to the Portfolios from August 1, 2021 to December 31, 2022. Effective January 1, 2023, EIM II provides administrative services to the Portfolios. The administrative services that EIM II provides to the Portfolios include, among others, coordination of each Portfolio’s audit, financial statements and tax returns; expense management and budgeting; legal administrative services and compliance monitoring; portfolio accounting services, including daily net asset value accounting; risk management; oversight of proxy voting procedures and an anti-money laundering program.
EIM provides investment management services to the Equitable Financial’s General Account portfolio. EIM provides non-discretionary investment advisory and asset management services including, but not limited to, providing investment advice on strategic investment management activities, asset strategies through affiliated and unaffiliated asset managers, strategic oversight of the General Account portfolio, portfolio management, yield/duration optimization, asset liability management, asset allocation, liquidity and close alignment to business strategies, as well as advising on other services in accordance with the investment advisory and management agreement. Subject to oversight and supervision by EIM, EIM may delegate any of its duties with respect to some or all of the assets of the General Account to a sub-adviser.
Regulation
Insurance Regulation
Our insurance subsidiaries are licensed to transact insurance business and are subject to extensive regulation and supervision by insurance regulators, in all 50 states of the United States, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. The primary regulator of an insurance company, however, is located in its state of domicile. Equitable Financial is domiciled in New York and is primarily regulated by the Superintendent of the NYDFS. Equitable America and EQ AZ Life Re are domiciled in Arizona and are primarily regulated by the Director of Insurance of the Arizona Department of Insurance and Financial Institutions. Equitable L&A is domiciled in Colorado and is primarily regulated by the Commissioner of Insurance of the Colorado Division of Insurance. The extent of regulation by jurisdiction varies, but most jurisdictions have laws and regulations governing the financial aspects and business conduct of insurers. State laws in the United States grant insurance regulatory authorities broad administrative powers with respect to, among other things, licensing companies to transact business, sales practices, establishing statutory capital and reserve requirements and solvency standards, reinsurance and hedging, protecting privacy, regulating advertising, restricting the payment of dividends and other transactions between affiliates, permitted types and concentrations of investments and business conduct to be maintained by insurance companies as well as agent and insurance producer licensing, and, to the extent applicable to the particular type of insurance, approval or filing of policy forms and rates. Insurance regulators have the discretionary authority to limit or prohibit new issuances of business to policyholders within their jurisdictions when, in their judgment, such regulators determine that the issuing company is not maintaining adequate statutory surplus or capital. Additionally, New York’s insurance laws limit sales commissions and certain other marketing expenses that Equitable Financial may incur.
Supervisory agencies in each of the jurisdictions in which we do business may conduct regular or targeted examinations of our operations and accounts and make requests for particular information from us. For example, periodic financial examinations of the books, records, accounts and business practices of insurers domiciled in their states are generally conducted by such supervisory agencies every three to five years. From time to time, regulators raise issues during examinations or audits of us that could, if determined adversely, have a material adverse effect on us. In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact, particularly in areas such as accounting or statutory reserve requirements. In addition to oversight by state insurance regulators in recent years, the insurance industry has seen an increase in inquiries from state attorneys general and other state officials regarding compliance with certain state insurance, securities and other applicable laws. We have received and responded to such inquiries from time to time. For additional information on legal and regulatory risks, see “Risk Factors—Legal and Regulatory Risks.”
Each of our insurance subsidiaries is required to file detailed annual and, with the exception of EQ AZ Life Re, quarterly financial statements, prepared on a statutory accounting basis or in accordance with other accounting practices prescribed or permitted by the applicable regulator, with supervisory agencies in each of the jurisdictions in which such subsidiary does business. The NAIC has approved a series of uniform SAP that has been adopted by all state insurance regulators, in some cases with certain modifications. As a basis of accounting, SAP was developed to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with ensuring an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary state. The values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are usually different from those reflected in financial statements prepared under SAP. See Note 20 of the Notes to the Consolidated Financial Statements.
Holding Company and Shareholder Dividend Regulation
All states regulate transactions between an insurer and its affiliates under their insurance holding company laws. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require that all transactions affecting insurers within a holding company system be fair and reasonable and, in many cases, require prior notice and approval or non-disapproval by the insurer’s domiciliary insurance regulator.
The insurance holding company laws and regulations generally also require a controlled insurance company (i.e., an insurer that is a subsidiary of an insurance holding company) to register and file with state insurance regulatory authorities certain reports, including information concerning its capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, states require the ultimate controlling person of a U.S. insurer to file an annual enterprise risk report with the lead state regulator of the insurance holding company system identifying risks likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole.
State insurance laws also place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. Under New York’s insurance laws, which are applicable to Equitable Financial, a domestic stock life insurer may pay an ordinary dividend to its stockholders without regulatory approval provided that the amount does not exceed the statutory formula (“Ordinary Dividend”). Dividends in excess of this amount require a New York domestic life insurer to file a notice of its intent to declare the dividend with the NYDFS and obtain prior approval or non-disapproval from the NYDFS with respect to such dividend (“Extraordinary Dividend”). Due to a permitted statutory accounting practice agreed to with the NYDFS, Equitable Financial needs the prior approval of the NYDFS to pay the portion, if any, of any Ordinary Dividend that exceeds the Ordinary Dividend that Equitable Financial would be permitted to pay under New York’s insurance laws absent the application of such permitted practice (such excess, the “Permitted Practice Ordinary Dividend”).
Other states’ insurance laws have limitations on dividends similar to New York’s, providing that dividends in excess of prescribed limits, based on an insurance company’s earnings and surplus for the prior year, are considered to be extraordinary dividends and require explicit approval from the insurer’s domiciliary insurance regulator. In addition, the insurance laws of some states require that any dividend to a domestic insurance company’s stockholders be paid from the insurer’s earned surplus or that prior approval or non-disapproval be obtained from its domiciliary insurance regulator for any dividend payable from other than earned surplus. As a holding company, we depend on dividends from our subsidiaries to meet our obligations. For additional information on shareholder dividends, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
State insurance holding company laws and regulations also regulate changes in control. State laws provide that no person, corporation or other entity may acquire control of a domestic insurance company, or any parent company of such insurance company, without the prior approval of the insurance company’s domiciliary state insurance regulator. Generally, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company. This statutory presumption may be rebutted by a showing that control does not exist in fact. State insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls, directly or indirectly, less than 10% of the voting securities.
The laws and regulations regarding acquisition of control transactions may discourage potential acquisition proposals and may delay or prevent a change of control involving us, including through unsolicited transactions that some of our shareholders might consider desirable.

NAIC
The mandate of the NAIC is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the states. The NAIC has established statutory accounting principles set forth in the Manual. However, a state may have adopted or in the future may adopt statutory accounting principles that differ from the Manual. Changes to the Manual or states’ adoption of prescribed differences to the Manual may impact the statutory capital and surplus of our U.S. insurance companies.
The NAIC’s Risk Management and Own Risk and Solvency Assessment Model Act (“ORSA”), which has been enacted by our insurance subsidiaries’ domiciliary states - requires insurers to maintain a risk management framework and conduct an internal risk and solvency assessment of their material risks in normal and stressed environments. The assessment is documented in a confidential annual ORSA summary report, a copy of which must be made available to regulators as required or upon request.
The NAIC’s Corporate Governance Annual Disclosure Model Act has been adopted by our insurance subsidiaries’ domiciliary states. It requires insurers to annually file detailed information regarding their corporate governance policies.
The NAIC amended the Standard Valuation Law to require a principle-based approach to reserving for life insurance and annuity contracts, which resulted in corresponding amendments to the NAIC’s Valuation Manual (the “Valuation Manual”). Principle-based reserving is designed to better address reserving for life insurance and annuity products. It has been adopted in all states, although in New York, principle-based reserving became effective with the adoption of Regulation 213, which differs from the NAIC Standard Valuation Law, as discussed further below.
The NAIC has been focused on a macro-prudential initiative since 2017, that is intended to enhance risk identification efforts through proposed enhancements to supervisory practices related to liquidity, recovery and resolution, capital stress testing and counterparty exposure concentrations for life insurers. In 2020, the NAIC adopted amendments to the Model Holding Company Act and Regulation that implement an annual filing requirement related to a liquidity stress-testing framework (the “Liquidity Stress Test”) for certain large U.S. life insurers and insurance groups (based on amounts of certain types of business written or material exposure to certain investment transactions, such as derivatives and securities lending). The Liquidity Stress Test is used as a regulatory tool in jurisdictions which have adopted the holding company amendments. Our insurance subsidiaries’ domiciliary states have not yet adopted the amendments, although a bill is pending in the New York State legislature and the amendments are expected to be widely adopted. We cannot predict what impact this tool may have on the Company.
The NAIC also developed a group capital calculation tool (“GCC”) using an RBC aggregation methodology for all entities within the insurance holding company system, including non-U.S. entities. The GCC provides U.S. solvency regulators with an additional analytical tool for conducting group-wide supervision. The NAIC’s amendments to the Model Holding Company Act and Regulation in 2020 also adopted the GCC Template and Instructions and implemented the annual filing requirement with an insurance group’s lead state regulator. The GCC filing requirement becomes effective when the holding company amendments have been adopted by the state where an insurance group’s lead state regulator is located.
The NAIC is evaluating the appropriate accounting treatment of an insurer’s negative interest maintenance reserve (“IMR”) balance, since the rapidly rising interest rate environment may cause an insurer’s IMR balance to decrease or become negative because of its bond sales at a capital loss. If this occurs, current statutory accounting guidance requires the non-admittance of negative IMR, which can impact how accurately the insurer’s surplus and financial strength are captured in its financial statements due to lower surplus and RBC ratios. The NAIC has exposed new statutory accounting guidance that would permit an insurer with an RBC greater than 300% to admit negative IMR up to 5% of its general account capital and surplus, subject to certain restrictions and reporting obligations. Comments on the proposal are due in June 2023. The NAIC is focused on identifying a solution for year-end 2023, although it also intends to develop a long-term solution even if interest rates shift.
Captive Reinsurance Regulation and Variable Annuity Capital Standards
We use an affiliated captive reinsurer as part of our capital management strategy. During the last few years, the NAIC and certain state regulators, including the NYDFS, have been focused on insurance companies’ use of affiliated captive reinsurers or offshore entities.
The NAIC adopted a revised preamble to the NAIC accreditation standards (the “Standard”) which applies the Standard to captive insurers that assume level premium term life insurance (“XXX”) business and universal life with secondary guarantees (“AXXX”) business. The NAIC also developed a regulatory framework, the XXX/AXXX Reinsurance Framework, for XXX/

AXXX transactions. The framework requires more disclosure of an insurer’s use of captives in its statutory financial statements and narrows the types of assets permitted to back statutory reserves that are required to support the insurer’s future obligations. The XXX/AXXX Reinsurance Framework was implemented through an actuarial guideline (“AG 48”), which requires a ceding insurer’s actuary to opine on the insurer’s reserves and issue a qualified opinion if the framework is not followed. AG 48 applies prospectively, so that XXX/AXXX captives are not subject to AG 48 if reinsured policies were issued prior to January 1, 2015 and ceded so that they were part of a reinsurance arrangement as of December 31, 2014, as is the case for the XXX business and AXXX business reinsured by our Arizona captive. The Standard is satisfied if the applicable reinsurance transaction satisfies the XXX/AXXX Reinsurance Framework requirements. The NAIC also adopted the Term and Universal Life Insurance Reserving Financing Model Regulation which contains the same substantive requirements as AG 48, as amended by the NAIC, and it establishes uniform, national standards governing reserve financing arrangements pertaining to the term life and universal life insurance policies with secondary guarantees. The model regulation has been adopted by our insurance subsidiaries’ domiciliary states.
The NAIC adopted a new framework for variable annuity captive reinsurance transactions that became operational in 2020, which includes reforms that improve the statutory reserve and RBC framework for insurance companies that sell variable annuity products. Among other changes, the framework includes new prescriptions for reflecting hedge effectiveness, investment returns, interest rates, mortality and policyholder behavior in calculating statutory reserves and RBC. Overall, we believe the NAIC reform has moved variable annuity capital standards towards an economic framework which is consistent with how we manage our business. The Company adopted the NAIC reserve and capital framework for the year ended December 31, 2019.
As noted above, New York’s Regulation 213, which is applicable to Equitable Financial, differs from the NAIC’s variable annuity reserve and capital framework described above. Regulation 213 requires New York licensed insurers, to carry statutory basis reserves for variable annuity contract obligations equal to the greater of those required under (i) the NAIC standard or (ii) a revised version of the NYDFS requirement in effect prior to the adoption of the regulation’s first amendment for contracts issued prior to January 1, 2020, and for policies issued after that date a new standard that is more conservative than the NAIC standard. As a result, Regulation 213 materially increases the statutory basis reserves that New York licensed insurers are required to carry which could adversely affect their capacity to distribute dividends. As a holding company, Holdings relies on dividends and other payments from its subsidiaries and, accordingly, any material limitation on Equitable Financial’s dividend capacity could materially affect Holdings’ ability to return capital to stockholders through dividends and stock repurchases.
In order to mitigate the impacts of Regulation 213 discussed above, the Company completed a series of management actions prior to year-end 2022. Equitable Financial entered into a reinsurance agreement with Swiss Re Life & Health America Inc., we completed the Global Atlantic Reinsurance Transaction, we completed certain internal restructurings that increase cash flows to Holdings from non-life insurance entities, and we changed our underwriting practices to emphasize issuing products out of our non-New York domiciled insurance subsidiary. Equitable Financial was also granted a permitted practice by the NYDFS which partially mitigates Regulation 213’s impact from the Venerable Transaction to make the regulation’s application to Equitable Financial more consistent with the NAIC reserve and capital framework. We are considering further management actions intended to reduce any future potential impacts of Regulation 213 which could include seeking further amendment of Regulation 213 or exemptive relief therefrom, increasing the use of reinsurance and pursuing other corporate transactions. There can be no assurance that any management action individually or collectively will fully mitigate the impact of Regulation 213. Other state insurance regulators may also propose and adopt standards that differ from the NAIC framework. See Note 18 of the Notes to the Consolidated Financial Statements for additional detail on the permitted practice granted by the NYDFS.
We cannot predict what revisions, if any, will be made to the model laws and regulations relating to the use of captives. Any regulatory action that limits our ability to achieve desired benefits from the use of or materially increases our cost of using captive reinsurance and applies retroactively, without grandfathering provisions for existing captive variable annuity reinsurance entities, could have a material adverse effect on our financial condition or results of operations. For additional information on our use of a captive reinsurance company, see “Risk Factors—Legal and Regulatory Risks.”
Surplus and Capital; Risk Based Capital
Insurers are required to maintain their capital and surplus at or above minimum levels. Regulators have discretionary authority, in connection with the continued licensing of insurance companies, to limit or prohibit an insurer’s sales to policyholders if, in their judgment, the regulators determine that such insurer has not maintained the minimum surplus or capital or that the further transaction of business will be hazardous to policyholders. We report our RBC based on a formula calculated by applying factors to various asset, premium and statutory reserve items, as well as taking into account the risk characteristics of the insurer. The major categories of risk involved are asset risk, insurance risk, interest rate risk, market risk and business risk. The formula is used as a regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. State insurance laws provide insurance regulators the authority to require various actions by, or take various actions against, insurers whose RBC ratio does not meet or exceed certain RBC levels. The NAIC approved RBC revisions for corporate bonds, real estate equity and longevity risk that took effect at year-end 2021 and had a minimal RBC impact on Equitable Financial. The NAIC also approved an RBC update for mortality risk that took effect at year-end 2022, which had a minimal impact on Equitable Financial. As of the date of the most recent annual statutory financial statements filed with insurance regulators, the RBC of each of our insurance subsidiaries was in excess of each of those RBC levels.
Regulation of Investments
State insurance laws and regulations limit the amount of investments that our insurance subsidiaries may have in certain asset categories, such as below investment grade fixed income securities, real estate equity, other equity investments, and derivatives, and require diversification of investment portfolios. Investments exceeding regulatory limitations are not admitted for purposes of measuring surplus. In some instances, laws require us to divest any non-qualifying investments.
The NAIC has been evaluating the risks associated with insurers’ investments in certain categories of structured securities, including CLOs. In March 2023, the NAIC adopted an amendment to the Purposes and Procedures Manual to give the NAIC’s Structured Securities Group, housed within the Securities Valuation Office (“SVO”), responsibility for modeling CLO securities and evaluating tranche level losses across all debt and equity tranches under a series of calibrated and weighted collateral stress scenarios in order to assign NAIC designations. Under the amended Purposes and Procedures Manual, which will become effective on January 1, 2024 for year-end 2024 financial reporting, CLO investments will no longer be broadly exempt from filing with the SVO based on ratings from Credit Rating Providers. The NAIC’s goal is to ensure that the aggregate RBC factor for owning all tranches of a CLO more closely aligns with what is required for owning all of the underlying loan collateral, in order to avoid RBC arbitrage. The NAIC is collaborating with interested parties to refine the process for modeling CLO investments.
Guaranty Associations and Similar Arrangements
Each of the states in which we are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay certain contractual insurance benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. The laws are designed to protect policyholders from losses under insurance policies issued by insurance companies that become impaired or insolvent. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state based on their proportionate share of premiums written in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.
During each of the past five years, the assessments levied against us have not been material.
New York Insurance Regulation 210
In recent years, state regulators have considered whether to apply regulatory standards to the determination and/or readjustment of non-guaranteed elements (“NGEs”) within life insurance policies and annuity contracts that may be adjusted at the insurer’s discretion, such as the cost of insurance for universal life insurance policies and interest crediting rates for life insurance policies and annuity contracts. For example, New York’s Insurance Regulation 210 establishes standards for the determination and any readjustment of NGEs, including a prohibition on increasing profit margins on existing business or recouping past losses on such business, and requires advance notice of any adverse change in a NGE to both the NYDFS and affected policyholders. We have developed policies and procedures designed to comply with Regulation 210 and to date, have not seen adverse effects on our business. It is possible, however, that Regulation 210 could adversely impact management’s ability to determine and/or readjust NGEs in the future. Beyond the New York regulation and similar rules enacted in California (effective on July 1, 2019) and Texas (effective on January 1, 2021), the likelihood of enacting of any additional state-based regulation is uncertain at this time, but if implemented, these regulations could have an adverse effect on our business and consolidated results of operations.
Broker-Dealer and Securities Regulation and Commodities Regulation
We and certain policies and contracts offered by us are subject to regulation under the Federal securities laws administered by the SEC, self-regulatory organizations and under certain state securities laws. These regulators may conduct examinations of our operations, and from time to time make requests for particular information from us.

Certain of our subsidiaries, including Equitable Advisors, Equitable Distributors, SCB LLC and AllianceBernstein Investments, Inc., are registered as broker-dealers (collectively, the “Broker-Dealers”) under the Exchange Act. The Broker-Dealers are subject to extensive regulation by the SEC and are members of, and subject to regulation by, FINRA, a self-regulatory organization subject to SEC oversight. Among other regulation, the Broker-Dealers are subject to the capital requirements of the SEC and FINRA, which specify minimum levels of capital (“net capital”) that the Broker-Dealers are required to maintain and also limit the amount of leverage that the Broker-Dealers are able to employ in their businesses. The SEC and FINRA also regulate the sales practices of the Broker-Dealers. In June 2020, Regulation Best Interest (“Regulation BI”) went into effect with respect to recommendation of securities and accounts to “retail customers,” defined generally as natural persons and their investment vehicles. Regulation BI requires the Broker-Dealers, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer to provide specified disclosures and act solely in the retail customer’s best interest. Moreover, in recent years, the SEC and FINRA have intensified their scrutiny of sales practices relating to variable annuities, variable life insurance and alternative investments, among other products. In addition, the Broker-Dealers are also subject to regulation by state securities administrators in those states in which they conduct business, who may also conduct examinations, direct inquiries to the Broker-Dealers and bring enforcement actions against the Broker-Dealers. Broker-Dealers are required to obtain approval from FINRA for material changes in their businesses as well as certain restructuring and mergers and acquisition events. The Broker-Dealers are also subject to registration and regulation by regulatory authorities in the foreign jurisdictions in which they do business.

Certain of our Separate Accounts are registered as investment companies under the Investment Company Act. Separate Accounts interests under certain annuity contracts and insurance policies issued by us are also registered under the Securities Act. EQAT, EQ Premier VIP Trust and 1290 Funds are registered as investment companies under the Investment Company Act and shares offered by these investment companies are also registered under the Securities Act. Many of the investment companies managed by AB, including a variety of mutual funds and other pooled investment vehicles, are registered with the SEC under the Investment Company Act, and, if appropriate, shares of these entities are registered under the Securities Act.
Certain subsidiaries, including EIMG, Equitable Advisors and AB, and certain of its subsidiaries are registered as investment advisers under the Investment Advisers Act. The investment advisory activities of such registered investment advisers are subject to various federal and state laws and regulations and to the laws in those foreign countries in which they conduct business. These U.S. and foreign laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations.
EIMG is registered with the CFTC as a commodity pool operator with respect to certain portfolios and is also a member of the NFA. AB and certain of its subsidiaries are also separately registered with the CFTC as commodity pool operators and commodity trading advisers; SCB LLC is also registered with the CFTC as a commodity introducing broker. The CFTC is a federal independent agency that is responsible for, among other things, the regulation of commodity interests and enforcement of the CEA. The NFA is a self-regulatory organization to which the CFTC has delegated, among other things, the administration and enforcement of commodity regulatory registration requirements and the regulation of its members. As such, EIMG is subject to regulation by the NFA and CFTC and is subject to certain legal requirements and restrictions in the CEA and in the rules and regulations of the CFTC and the rules and by-laws of the NFA on behalf of itself and any commodity pools that it operates, including investor protection requirements and anti-fraud prohibitions, and is subject to periodic inspections and audits by the CFTC and NFA. EIMG is also subject to certain CFTC-mandated disclosure, reporting and record-keeping obligations.
Regulators, including the SEC, FINRA, and state securities regulators and attorneys general, continue to focus attention on various practices in or affecting the investment management and/or mutual fund industries, including portfolio management, valuation, fee break points, and the use of fund assets for distribution.
We and certain of our subsidiaries provide regular financial reporting, as well as, and in certain cases, additional information and documents to the SEC, FINRA, the CFTC, NFA, state securities regulators and attorneys general, the NYDFS and other state insurance regulators, and other regulators regarding our compliance with insurance, securities and other laws and regulations regarding the conduct of our businesses. For additional information on regulatory matters, see Note 20 of the Notes to the Consolidated Financial Statements.
The SEC, FINRA, the CFTC and other governmental regulatory authorities may institute administrative or judicial proceedings against our subsidiaries or their personnel that may result in censure, fines, the issuance of cease-and-desist orders, trading prohibitions, the suspension or expulsion of a broker-dealer, investment adviser, commodity pool operator, or other type of regulated entity, or member, its officers, registered representatives or employees or other similar sanctions.

Dodd-Frank Wall Street Reform and Consumer Protection Act
Currently, the U.S. federal government does not directly regulate the business of insurance. While the Dodd-Frank Act does not remove primary responsibility for the supervision and regulation of insurance from the states, Title V of the Dodd-Frank Act established the FIO within the U.S. Treasury Department and reformed the regulation of the non-admitted property and casualty insurance market and the reinsurance market. The Dodd-Frank Act also established the FSOC, which is authorized to subject non-bank financial companies, including insurers, to supervision by the Federal Reserve and enhanced prudential standards if the FSOC determines that a non-bank financial institution could pose a threat to U.S. financial stability. The FSOC modified the designation process by adopting an activities-based approach for identifying and addressing potential risks to financial stability.
The FIO’s authority extends to all lines of insurance except health insurance, crop insurance and (unless included with life or annuity components) long-term care insurance. Under the Dodd-Frank Act, the FIO is charged with monitoring all aspects of the insurance industry (including identifying gaps in regulation that could contribute to a systemic crisis), recommending to the FSOC the designation of any insurer and its affiliates as a non-bank financial company subject to oversight by the Board of Governors of the Federal Reserve System (including the administration of stress testing on capital), assisting the Treasury Secretary in negotiating “covered agreements” with non-U.S. governments or regulatory authorities, and, with respect to state insurance laws and regulation, determining whether state insurance measures are pre-empted by such covered agreements.
In addition, the FIO is empowered to request and collect data (including financial data) on and from the insurance industry and insurers (including reinsurers) and their affiliates. In such capacity, the FIO may require an insurer or an affiliate of an insurer to submit such data or information as the FIO may reasonably require. In addition, the FIO’s approval is required to subject a financial company whose largest U.S. subsidiary is an insurer to the special orderly liquidation process outside the federal bankruptcy code, administered by the FDIC pursuant to the Dodd-Frank Act. U.S. insurance subsidiaries of any such financial company, however, would be subject to rehabilitation and liquidation proceedings under state insurance law. The Dodd-Frank Act also reforms the regulation of the non-admitted property/casualty insurance market (commonly referred to as excess and surplus lines) and the reinsurance markets, including prohibiting the ability of non-domiciliary state insurance regulators to deny credit for reinsurance when recognized by the ceding insurer’s domiciliary state regulator.
In October 2022, the SEC adopted final rules requiring the recovery of erroneously awarded compensation as mandated by the Dodd-Frank Act. The rules will, among other things, require national securities exchanges to establish listing standards that would require listed companies to adopt and comply with a compensation recovery policy, often known as a clawback policy, and require listed companies to provide disclosure about such policies and how they are being implemented. In the event a company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the company must recover from any current or former executive officers incentive-based compensation that was erroneously awarded during the three years preceding the date such a restatement was required. The recoverable amount would be the amount of incentive-based compensation received in excess of the amount that otherwise would have been received had it been determined based on the restated financial measure. The updated listing standards related to clawback policies will become effective no later than November 28, 2023. Listed companies will be required to adopt a clawback policy no later than 60 days following the applicable listing standards effective date and make the required disclosure in proxy and information statements, as well as annual reports filed after the adoption of their clawback policy. We are currently awaiting the finalization of the relevant listing standards and are evaluating our existing clawback policy to determine if any updates are required.
On August 25, 2022, the SEC adopted final rules implementing the pay versus performance requirement as mandated by the Dodd-Frank Act. The rules require public companies to disclose the relationship between their executive compensation and financial performance in proxy or information statements in which executive compensation disclosures are required. Under the new rules, companies will be required to provide a table disclosing specified executive compensation and financial performance measures for the five most recently completed fiscal years after an initial phase-in period. Companies are also required to describe the relationship between the actual executive compensation paid, as defined by the new rules, and each of the financial performance measures in the table, as well as the company’s total shareholder return (“TSR”) and the TSR of its selected peer group. In addition, companies are required to disclose three to seven financial performance measures they determine to be the most important performance measures for linking executive compensation actually paid to company performance. These final rules are effective in proxy and information statements for fiscal years ending on or after December 16, 2022.
The following aspects of our operations could also be affected by the Dodd-Frank Act:
Heightened Standards and Safeguards

The FSOC may recommend that state insurance regulators or other regulators apply new or heightened standards and safeguards for activities or practices we and other insurers or other financial services companies engage in if the FSOC determines that those activities or practices could create or increase the risk that significant liquidity, credit or other problems spread among financial companies. We cannot predict whether any such recommendations will be made or their effect on our business, consolidated results of operations or financial condition.
Over-The-Counter Derivatives Regulation
The Dodd-Frank Act includes a framework of regulation for the OTC derivatives markets, which has largely been implemented. The Dodd-Frank Act provided authority to the CFTC to regulate “swaps” and the SEC to regulate “security-based swaps.” Swaps include, among other things, OTC derivatives on interest rates, commodities, broad-based securities indexes, currency and treasury and other exempted securities. Security-based swaps include, among other things, OTC derivatives on single securities, baskets of securities, narrow-based indexes or loans. The Dodd-Frank Act also granted authority to the U.S. Secretary of the Treasury to exclude physically-settled foreign exchange instruments from regulation as swaps, which the Secretary implemented shortly after adoption of the Dodd-Frank Act.
The Dodd-Frank Act authorized the SEC and the CFTC to mandate that specified types of OTC derivatives must be executed in regulated markets and be submitted for clearing to regulated clearinghouses and directed the CFTC and SEC to establish documentation, recordkeeping and registration requirements for swap dealers, major swap participants, security-based swap dealers and major security-based swap participants for swaps, security-based swaps and specified other derivatives that continued to trade on the OTC market. The Dodd-Frank Act also directed the SEC, CFTC, the Office of the Comptroller of the Currency, the Federal Reserve Board, the FDIC, the Farm Credit Administration, and the Federal Housing Finance Agency (collectively, the “Prudential Regulators”), with respect to the respective entities they regulate, to develop margin rules for OTC derivatives and capital rules for regulated dealers and major participants. The Prudential Regulators completed substantially all of the required regulations by 2017, and the CFTC finalized one of its last remaining rules – the capital rules for swap dealers in July 2020. In December 2019 the SEC finalized and adopted the final set of rules related to security-based swaps, and the rules, including registration of dealers in security-based swaps, became effective on or prior to November 1, 2021. Public trade reporting of security-based swaps went into effect in February 2022. In December 2021, the SEC proposed rule 10B-1 under the Exchange Act to require next day public reporting of security-based swaps that exceed certain specified thresholds.
As a result of the CFTC regulations, several types of CFTC-regulated swaps are required to be traded on swap execution facilities and cleared through a regulated DCO. Swaps and security-based swaps submitted for clearing are subject to minimum initial and variation margin requirements set by the relevant DCO or security-based swap clearing organization. Both swaps and security-based swaps are subject to transaction-reporting requirements.
Under the CFTC’s and SEC’s regulations, swaps and security-based swaps traded by a non-banking entity are currently subject to variation margin requirements as well as, for most entities, initial margin, as mandated by the CFTC and SEC. Under regulations adopted by the Prudential Regulators, both swaps and security-based swaps traded by banking entities are currently subject to variation margin requirements and, for most entities, initial margin requirements as well. Initial margin requirements imposed by the CFTC, the SEC and the Prudential Regulators are being phased in over a period of time. As a result, initial margin requirements took effect in September 2021 for us. The CFTC regulations require us to post and collect variation margin (comprised of specified liquid instruments and subject to a required haircut) in connection with trading of swaps with CFTC-regulated swap dealers, and the regulations adopted by the Prudential Regulators require us to post and collect variation margin when trading either swaps or security-based swaps with a dealer regulated by the Prudential Regulators. SEC regulations require posting and collection of variation margin by both us and our counterparty but require posting of initial margin only by the entity facing the broker-dealer or security-based swap dealer but not the broker-dealer or security-based swap dealer itself.
In addition, regulations adopted by the Prudential Regulators that became effective in 2019 require certain bank-regulated counterparties and certain of their affiliates to include in qualified financial contracts, including many derivatives contracts, repurchase agreements and securities lending agreements, terms that delay or restrict the rights of counterparties, such as us, to terminate such contracts, foreclose upon collateral, exercise other default rights or restrict transfers of affiliate credit enhancements (such as guarantees) in the event that the bank-regulated counterparty and/or its affiliates are subject to certain types of resolution or insolvency proceedings. It is possible that these requirements in the market, could adversely affect our ability to terminate existing derivatives agreements or to realize amounts to be received under such agreements. The Dodd-Frank Act and related federal regulations and foreign derivatives requirements expose us to operational, compliance, execution and other risks, including central counterparty insolvency risk.

We use derivatives to mitigate a wide range of risks in connection with our business, including the impact of increased benefit exposures from certain variable annuity products that offer GMxB features. We have always been subject to the risk that our hedging and other management procedures might prove ineffective in reducing the risks to which insurance policies expose us or that unanticipated policyholder behavior or mortality, combined with adverse market events, could produce economic losses beyond the scope of the risk management techniques employed. Any such losses could be increased by higher costs of writing derivatives (including customized derivatives) and the reduced availability of customized derivatives that might result from the enactment and implementation of new regulations.
Broker-Dealer Regulation
The Dodd-Frank Act authorized the SEC to promulgate rules to provide that the standard of conduct for all broker-dealers, when providing personalized investment advice about securities to retail customers. In response, the SEC adopted Regulation BI, which became effective on June 30, 2020. Regulation BI also requires registered broker dealers and investment advisers to retail customers to file a client relationship summary (“Form CRS”) with the SEC and deliver copies of Form CRS to their retail customers. Form CRS provides disclosures from the broker-dealer or investment adviser about the applicable standard of conduct and conflicts of interest. The intent of these rules is to impose on broker-dealers an enhanced duty of care to their customers similar to that which applies to investment advisers under existing law. We have developed systems and processes and put in place policies and procedures to ensure that we are in compliance with Regulation Best Interest.
The SEC recently proposed a new Regulation Best Execution, which would supplement existing best execution rules enforced by FINRA and the Municipal Securities Rulemaking Board. In conjunction with Regulation Best Execution, the SEC also proposed other rules or rule modifications that, if adopted as proposed, would materially impact broker-dealers operating in the equity markets. These proposals include: (i) the Order Competition Rule, which would require certain retail customer orders to be exposed first to a “qualified auction” operated by an open competition trading center prior to execution in the over-the-counter market; (ii) amendments to Regulation NMS to adopt, among other things, minimum pricing increments for quoting and trading of listed stocks and reduce exchange access fees; and (iii) amendments to disclosure requirements under Regulation NMS to require monthly publication of order execution quality information in listed equity by certain large broker-dealers and trading platforms in addition to the market centers that are currently required to publish such reports. If adopted, the proposals will likely increase costs for our broker-dealers.
Investment Adviser Regulation
Changes to the marketing requirements for registered investment advisers were adopted in December 2020 and became effective in November 2022. The changes amend existing Rule 206(4)-1 under the Investment Advisers Act and incorporate aspects of Investment Advisers Act Rule 206(4)-3, which the SEC simultaneously rescinded in its entirety. The amended rules impose a number of new requirements that will affect marketing of certain advisory products, including, in particular, private funds. We developed systems and processes and put in place policies and procedures to ensure that we are in compliance with the amended rule. The SEC is currently focused on examining compliance efforts with newly amended Rule 206(4)-1. The SEC has also adopted new reporting requirements for registered investment advisers regarding “say on pay” and more expansive reporting on voting practices by managers for registered funds on Form N-PX. In October 2022, the SEC also proposed a new rule and rule amendments under the Investment Advisers Act that would prohibit registered investment advisers from outsourcing certain services and functions without conducting due diligence and monitoring the proposed service providers. Both the new requirements and the new proposals, if adopted, will create substantially greater compliance requirements and costs for our investment adviser entities.
Fiduciary Rules / “Best Interest” Standards of Conduct
We provide certain products and services to employee benefit plans that are subject to ERISA and certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”). As such, our activities are subject to the restrictions imposed by ERISA and the Code, including the requirement that fiduciaries must perform their duties solely in the interests of plan participants and beneficiaries, and fiduciaries may not cause or permit a covered plan to engage in certain prohibited transactions with persons (parties-in-interest) who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Code are subject to enforcement by the DOL, the IRS, and the Pension Benefit Guaranty Corporation.
In the wake of the March 2018 federal appeals court decision to vacate the 2016 DOL Fiduciary Rule, the DOL announced its intention to issue revised fiduciary investment advice regulations. In December 2020, the DOL finalized a “best interest” prohibited transaction exemption (“PTE 2020-02”) for investment advice fiduciaries under ERISA, and the Code, which is now effective and subject to enforcement. PTE 2020-02 includes the DOL’s interpretation of the five-part test under ERISA and the

Code for determining fiduciary status that was in effect prior to the 2016 DOL Fiduciary Rule, although the scope of PTE 2020-02 extends to rollover transactions if they constitute “investment advice” under the five-part test. If fiduciary status is triggered, PTE 2020-02 prescribes a set of impartial conduct standards and disclosure obligations that are intended to be consistent with the SEC’s Regulation Best Interest. We have devoted significant time and resources towards coming into compliance with PTE 2020-02. The DOL has noted that it may further amend its fiduciary regulations, including PTE 2020-02 and, possibly, other existing prohibited transaction exemptions in the near future. To date, nothing has been proposed. However, recent press reports have suggested that the Department of Labor soon may move forward with re-drafting a rule defining the term “fiduciary.”
In addition, in January 2020, the NAIC revised the Suitability in Annuity Transactions Model Regulation to apply a best interest of the consumer standard on insurance producers’ annuity recommendations and to require that insurers supervise such recommendations. Several state regulators have adopted the revised regulation, including in two of our insurance subsidiaries’ domiciliary states, while others are currently considering doing so or instead issuing standalone impartial conduct standards applicable to annuity and, in some cases, life insurance transactions. For example, the NYDFS amended Regulation 187 - Suitability and Best Interests in Life Insurance and Annuity Transactions (“Regulation 187”) to add a “best interest” standard for recommendations regarding the sale of life insurance and annuity products in New York. In April 2021, the Appellate Division of the NYS Supreme Court, Third Department, overturned Regulation 187 for being unconstitutionally vague, although the New York State Court of Appeals reversed this ruling on October 20, 2022. We have developed our compliance framework for Regulation 187 with respect to annuity sales as well as our life insurance business. Meanwhile, state regulators and legislatures in Nevada and Maryland have proposed measures that would make broker-dealers, sales agents, and investment advisers and their representatives subject to a fiduciary duty when providing products and services to customers, including pension plans and IRAs. Massachusetts has adopted such a regulation applying a fiduciary duty standard to broker-dealers and their agents which, although not applying to insurance product (including variable annuity) sales, did require us to make changes to certain policies and procedures to ensure compliance. Beyond the New York and Massachusetts regulations, the likelihood of enactment of any such other standalone state-based regulation is uncertain at this time, but if implemented, these regulations could have adverse effects on our business and consolidated results of operations.
Climate Risks
The topic of climate risk has come under increased scrutiny by insurance regulators. In September 2020, the NYDFS announced that it expects New York domestic and foreign authorized insurers to integrate financial risks from climate change into their governance frameworks, risk management processes, and business strategies.
On November 15, 2021, the NYDFS issued additional guidance stating that New York domestic insurers, such as Equitable Financial, are expected to manage financial risks from climate change by taking actions that are proportionate to the nature, scale and complexity of their businesses. For instance, the guidance states that an insurer should: (i) incorporate climate risk into its financial risk management (e.g., a company’s ORSA should address climate risk); (ii) manage climate risk through its enterprise risk management functions and ensure that its organizational structure clearly defines roles and responsibilities related to managing such risk; (iii) use scenario analysis when developing business strategies and identifying risks; and (iv) incorporate the management of climate risk into its corporate governance structure at the group or insurer entity level (i.e., an insurer’s board of directors should understand climate risk and oversee the team responsible for managing such risk). As of August 15, 2022, New York domestic insurers should have implemented certain corporate governance changes and developed plans to implement the organizational structure changes (e.g., defining roles and responsibilities related to managing climate risk). With respect to implementing more involved changes (e.g., reflecting climate risks in the ORSA and using scenario analysis when developing business strategies), insurers are encouraged to start working on these changes, although the NYDFS intends to issue additional guidance with more specific timing information. We have developed our compliance framework with respect to the November 2021 guidance.
The NYDFS also adopted an amendment to the regulation governing enterprise risk management, applicable to New York domestic and foreign authorized insurers, which requires an insurance group’s enterprise risk management function to address certain additional risks, including climate change risk.
In addition, the FIO is authorized to monitor the U.S. insurance industry under the Dodd-Frank Act, as discussed above. In furtherance of President Biden’s Executive Order on Climate-Related Financial Risk, dated May 20, 2021, the FIO sought public comment on climate-related financial risks in the insurance industry. The FIO is assessing how the insurance sector may mitigate climate risks and help achieve national climate-related goals.

In March 2022, the SEC released proposed rule changes on climate-related disclosure. The proposed rule changes would require companies to include certain climate-related disclosures including information about climate-related risks that have had or reasonably likely to have a material impact on their business, results of operations, or financial condition, and certain climate-related financial statement metrics in a note to the audited financial statements. Among other things, the required information about climate-related risks also would include disclosure of a company’s greenhouse gas emissions, information about climate-related targets and goals, and if a transition plan, has been adopted as part of climate-related risk management strategy, and requires extensive attestation requirements. If adopted as proposed, the rule changes are expected to result in additional compliance and reporting costs.
Finally, on May 25, 2022, the SEC proposed amendments to existing rules that would require registered investment companies and investment advisers to include specific disclosures regarding their environmental, social and governance (“ESG”) strategies in prospectuses and shareholder reports and Form ADV.
Diversity and Corporate Governance
Insurance regulators are also focused on the topic of race, diversity and inclusion. In New York, the NYDFS issued a circular letter in 2021 stating that it expects the insurers it regulates, such as Equitable Financial, to make diversity of their leadership a business priority and a key element of their corporate governance. The NYDFS collected data from insurers that met certain premium thresholds, including Equitable Financial, regarding the diversity of their corporate boards and management. The NYDFS plans to publish this data on an aggregate basis to measure progress in the industry, and it now includes diversity-related questions in its examination process. We are considering the NYDFS’ guidance as part of our commitment to diversity and inclusion. The NAIC is also evaluating issues related to this topic, and it is examining practices in the insurance industry to determine how barriers are created that disadvantage people of color or historically underrepresented groups.
International Regulation
Many of AB’s subsidiaries are subject to the oversight of regulatory authorities in jurisdictions outside of the United States in which they operate, including the Ontario Securities Commission, the Investment Industry Regulatory Organization of Canada, the European Securities and Markets Authority, the Financial Conduct Authority in the U.K., the CSSF in Luxembourg, the Financial Services Agency in Japan, the Securities & Futures Commission in Hong Kong, the Monetary Authority of Singapore, the Financial Services Commission in South Korea, the Financial Supervisory Commission in Taiwan and the Securities and Exchange Board of India. While these regulatory requirements often may be comparable to the requirements of the SEC and other U.S. regulators, they are sometimes more restrictive and may cause AB to incur substantial expenditures of time and money related to AB’s compliance efforts.
Federal Tax Legislation, Regulation and Administration
Although we cannot predict what legislative, regulatory, or administrative changes may or may not occur with respect to the federal tax law, we nevertheless endeavor to consider the possible ramifications of such changes on the profitability of our business and the attractiveness of our products to consumers. In this regard, we analyze multiple streams of information, including those described below.
Transition from LIBOR
Global regulators have announced that publication of LIBOR will cease after June 2023. The cessation dates of many of these USD and non-USD LIBOR settings have occurred and publication of the remaining USD LIBOR settings (overnight and one, three, six and 12 month USD LIBOR) will cease after June 2023. The Financial Conduct Authority (“FCA”) has proposed that the Intercontinental Exchange (“ICE”) Benchmark Administration, the administrator of LIBOR, continue publication of one-, three- and six-month USD LIBOR settings on a “synthetic,” or non-representative, basis through the end of September 2024.
In March 2022, federal legislation was enacted to address, for USD LIBOR settings scheduled to cease being published at the end of June 2023, the transition to alternative reference rates for all U.S. law governed contracts with non-existent or inadequate USD LIBOR fallback provisions. Except with respect to the one-week and two-month USD LIBOR tenors, the federal legislation supersedes all state law addressing the USD LIBOR transition, including legislation enacted in New York in 2021. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) adopted regulations in December 2022 that implements this legislation by identifying benchmark rates based on the Secured Overnight Financing Rate (“SOFR”) that will replace LIBOR in specified financial contracts after June 30, 2023. The regulation authorizes specified “determining persons” to select a benchmark replacement and substitutes a Federal Reserve Board-specified replacement where a determining person does not select a workable benchmark replacement by at least June 30, 2023. Each Federal Reserve Board-specified replacement specified in the regulation incorporates spread adjustments.
We have exposure to USD LIBOR through loans, derivatives, investments and financing operations and there are references to LIBOR in certain product prospectuses. We have evaluated our existing credit agreements, portfolio holdings, derivatives and other investments and identified all contracts for which there is not a robust fallback rate specified and have either identified replacement rates, including SOFR, as an adequate fallback for these instruments, have disposed of the instrument or negotiated fallback terms.
Enacted Legislation
At present, the federal tax laws generally permit certain holders of life insurance and annuity products to defer taxation on the build-up of value within such products (commonly referred to as “inside build-up”) until payments are made to the policyholders or other beneficiaries. From time to time, Congress considers legislation that could enhance or reduce (or eliminate) the benefit of tax deferral on some life insurance and annuity products. The modification or elimination of this tax-favored status could also reduce demand for our products. In addition, if the treatment of earnings accrued inside an annuity contract was changed prospectively, and the tax-favored status of existing contracts was grandfathered, holders of existing contracts would be less likely to surrender or rollover their contracts. These changes could reduce our earnings and negatively impact our business.
On August 16, 2022, President Biden signed the Inflation Reduction Act into law which introduces a 15% minimum tax based on financial statement income as well as a 1% excise tax on share buybacks, effective for tax years beginning in 2023. While neither the minimum tax nor the excise tax on share buybacks are currently expected to have a significant impact on the Company, we continue to monitor developments and regulations associated with the Inflation Reduction Act for any potential future impacts on our business, results of operations and financial condition.
The SECURE 2.0 Act of 2022 (“SECURE 2.0”), signed into law on December 29, 2022, makes significant changes to existing law for retirement plans by building upon provisions in the Setting Every Community Up for Retirement Enhancement Act of 2019. SECURE 2.0 introduces new requirements and considerations for plan sponsors that are intended to expand coverage, increase savings, preserve income, and simplify plan rules and administrative procedures. Among other provisions, SECURE 2.0 directs the DOL to review its current interpretive bulletin regarding ERISA plan sponsors’ selection of annuity providers for purposes of transferring plan sponsor benefit plan liability to such annuity providers. Such review could result in the DOL’s imposition of new or different requirements on plan sponsors or on annuity providers or could make such selection process more difficult for the parties involved.
Regulatory and Other Administrative Guidance from the Treasury Department and the IRS
Regulatory and other administrative guidance from the Treasury Department and the IRS also could impact the amount of federal tax that we pay. For example, the adoption of “principles based” approaches for calculating statutory reserves may lead the Treasury Department and the IRS to issue guidance that changes the way that deductible insurance reserves are determined, potentially reducing future tax deductions for us.
Privacy and Security of Customer Information and Cybersecurity Regulation
We are subject to federal and state laws and regulations that require financial institutions to protect the security, integrity, confidentiality, and availability of customer information, and to notify customers about their policies and practices relating to their collection and disclosure of customer information and their practices related to protecting the security of that information. We maintain, and we require our third-party service providers to maintain, security controls designed to ensure the integrity, confidentiality, and availability of our systems and the confidential and sensitive information we maintain and process. We have adopted a privacy policy outlining the Company’s procedures and practices relating to the collection, maintenance, disclosure, disposal, and protection of customer information, including personal information. As required by law, subject to certain exceptions, a copy of the privacy policy is mailed to customers on an annual basis. Federal and state laws generally require that we provide notice to affected individuals, law enforcement, regulators and/or potentially others if there is a situation in which customer information is disclosed to and/or accessed or acquired by unauthorized third parties. Federal regulations require financial institutions to implement programs to protect against unauthorized access to this customer information, and to detect, prevent and mitigate identity theft. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited e-mail or fax messages to both consumers and customers, and also regulate the permissible uses of certain categories of customer information.

The violation of data privacy and data protection laws and regulations or the failure to implement and maintain reasonable and effective cybersecurity programs may result in significant fines, remediation costs and regulatory enforcement actions. Moreover, a cybersecurity incident that disrupts critical operations and customer services could expose the Company to litigation, losses, and reputational damage. As cyber threats continue to evolve, regulators continue to develop new requirements to account for risk exposure, including specific cybersecurity safeguards and program oversight. As such, it may be expected that legislation considered by either the U.S. Congress and/or state legislatures could create additional and/or more burdensome obligations relating to the use and protection of customer information.
We are subject to the rules and regulations of the NYDFS which in 2017 adopted the Cybersecurity Requirements for Financial Services Companies (the “NY Cybersecurity Regulation”), a regulation applicable to banking and insurance entities under its jurisdiction. The NY Cybersecurity regulation requires covered entities to, among other things, assess risks associated with their information systems and establish and maintain a cybersecurity program reasonably designed to protect such systems, consumers’ private data, and confidential business data. We have adopted a cybersecurity policy outlining our policies and procedures for the protection of our information systems and information stored on those systems that comports with the regulation. In July and November 2022, the NYDFS formally proposed amendments to the NY Cybersecurity Regulation, which, if adopted, would require new technical reporting, governance and oversight measures be implemented, enhance certain cybersecurity safeguards (e.g., annual audits, vulnerability assessments, and password controls and monitoring), and mandate notifications in the event that a covered entity makes a cyber-ransom payment. The comment period on these proposed amendments ended in January 2023. We cannot predict whether the amendments will be adopted, what form they will take, or what effect they would have on our business or compliance efforts.
In addition to the NY Cybersecurity Regulation, the NAIC adopted the Insurance Data Security Model Law for entities licensed under the relevant state’s insurance laws. The model law requires such entities to establish standards for data security and for the investigation and notification of insurance commissioners of cybersecurity events involving unauthorized access to, or the misuse of, certain nonpublic information. Several states have adopted the model law, although it has not been adopted by any of our significant insurance subsidiaries’ domiciliary states. We expect additional states to adopt the model law, even though it is not an NAIC accreditation standard, but we cannot predict whether or not, or in what form or when, they will do so. The NAIC is also developing a new Consumer Privacy Protections Model Act, which is intended to replace two existing NAIC privacy model laws.
Under the California Consumer Privacy Act (“CCPA”), California residents enjoy the right to know what information a business has collected from them, the sourcing and sharing of that information, and the right to delete and limit certain uses of that information. CCPA also establishes a private right of action with potentially significant statutory damages, whereby businesses that fail to implement reasonable security measures to protect against breaches of personal information could be liable to affected consumers. Certain data processing which is otherwise regulated, including under the Gramm-Leach-Bliley Act, is excluded from the CCPA; however, this is not an entity-wide exclusion. We expect a significant portion of our business to be excepted from the requirements of the CCPA. The California Privacy Rights Act (“CPRA”), which came into effect on January 1, 2023, amends the CCPA to provide California consumers the right to correct personal information, limit certain uses of sensitive data and the sharing of data that does not constitute a sale, and establishes a new agency, the California Privacy Rights Agency (“CPPA”), to adopt rules for and enforce the CCPA and CPRA. The CPPA’s first set of updated CCPA regulations came into force in April 2023, and the CPPA has initiated further rulemaking activities that may lead to additional regulations. The CPRA and any future regulations may require additional compliance efforts, such as changes to our policies, procedures and operations. Several other states have adopted, or are considering, similar comprehensive privacy laws or regulations in the near future. To date, several of these state laws (such as those enacted in Colorado, Utah, Virginia, and Iowa) include entity-level exemptions for financial institutions that are subject to privacy protections in the Gramm-Leach-Bliley Act or similar, state-level financial privacy laws.

In addition, federal regulators are increasingly focused on cybersecurity and several have established specific and potentially burdensome requirements. For instance, in October 2021, the Federal Trade Commission announced significant amendments to the Standards for Safeguarding Customer Information Rule (the “Safeguards Rule”) that require financial institutions to implement specific data security measures within their formal information security measures. The effective date for the updated Safeguards Rule is June 9, 2023. Failure to comply with new regulations or requirements may result in enforcement action, fines and/or other operational or reputational harms. Further, in March 2022, the SEC released proposed rules enhancing cybersecurity risk and management disclosure requirements for companies. If enacted, the proposed rules would, among other things, require disclosure of any material cybersecurity incident on its Form 8-K within four business days of determining that the incident it has experienced is material. They would also require periodic disclosures of, among other things, (i) details on the company’s cybersecurity policies and procedures, (ii) cybersecurity governance, oversight policies and risk management policies, including the board of directors’ oversight of cybersecurity risks, (iii) the relevant expertise of members of the board of directors with respect to cybersecurity issues and (iv) details of any cybersecurity incident that was previously disclosed on Form 8-K, as well as any undisclosed incidents that were non-material, but have become material in the aggregate.
Environmental Considerations
Federal, state and local environmental laws and regulations apply to our ownership and operation of real property. Inherent in owning and operating real property are the risk of environmental liabilities and the costs of any required clean-up. Under the laws of certain states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of clean-up, which could adversely affect our mortgage lending business. In some states, this lien may have priority over the lien of an existing mortgage against such property. In addition, in some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, we may be liable, in certain circumstances, as an “owner” or “operator,” for costs of cleaning-up releases or threatened releases of hazardous substances at a property mortgaged to us. We also risk environmental liability when we foreclose on a property mortgaged to us. However, federal legislation provides for a safe harbor from CERCLA liability for secured lenders, provided that certain requirements are met. Application of various other federal and state environmental laws could also result in the imposition of liability on us for costs associated with environmental hazards.
We routinely conduct environmental assessments prior to making a mortgage loan or taking title to real estate, whether through acquisition for investment or through foreclosure on real estate collateralizing mortgages. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based on information currently available to us, we believe that any costs associated with compliance with environmental laws and regulations or any clean-up of properties would not have a material adverse effect on our consolidated results of operations.
Intellectual Property
We rely on a combination of copyright, trademark, patent and trade secret laws to establish and protect our intellectual property rights. We regard our intellectual property as valuable assets and protect them against infringement.
Human Capital Management
As of December 31, 2022, we had approximately 8,200 full time employees. Of these, approximately 4,400 were employed full-time by AB.
Equitable
To execute our business plan successfully, we need not only a sound business strategy but an equally well-developed people strategy. Central to achieving our goals and strategies as an organization is building a culture of employee engagement and inclusion, professional excellence and continuous learning. We have made significant strides towards delivering on these three fronts.
Culture of Inclusion
Equitable consistently scores highly on workplace quality rankings because of our emphasis on employee engagement and inclusion. We have been recognized as a “Great Place to Work” by the Great Place to Work® Institute, an independent workplace authority, each year since 2016. Equitable has also received a perfect score on the Human Rights Campaign Foundation's Corporate Equality Index (“CEI”) for the 8th consecutive year, which recognizes our inclusive workplace culture. In addition, we received a perfect score for the second consecutive year as a “Best Place to Work for Disability Inclusion”, with participation in the Disability Equality Index (“DEI”) since 2015. We strive to maintain and expand upon our efforts that have garnered us this recognition.
Professional Excellence
Equitable seeks to help our clients secure their financial well-being so they can pursue long and fulfilling lives. To achieve that mission, we must deliver best-in-class services while increasing our speed to market to maximize our impact on our customers’ financial outcomes. This requires our employees to buy into our mission and genuinely enjoy working with and for us. We recently launched a new workplace initiative called New Ways of Working (“NWOW”) to strengthen our employee experience. NWOW, which is tailored to the Equitable environment, sharpens our focus on the following five areas of the employee experience: (i) Adaptive Leadership — empowering those closest to the work with decision-making authority; (ii) Outcomes, Objectives & Key Results (“OKRs”) — long-term objectives and a goal-setting framework; (iii) Dynamic Enablers — processes and tools that promote innovation, autonomy and skills development; (iv) Enterprise Agile — adapting in the face of rapid change; and (v) Design Thinking — client-centric solutions design. We believe that by prioritizing these five areas, our business can adapt with greater speed, agility, creativity and client focus.
Of particular importance is Equitable’s focus on Outcomes, which establishes clear, measurable, and aspirational goals to both inspire and collectively focus teams across the organization. We recognize that our employees must believe in the possibility of their success. Further, our definition of success must be attainable. By clearly articulating and refining our view of employee success, we can ensure a balanced, holistic approach that will deliver successful outcomes for our employees, and by extension, our clients and investors. Since we adopted NWOW, we have seen its positive impact on our culture, as measured through our employee engagement and culture drivers survey results.
About two-thirds of Equitable employees are operating under NWOW, and the rest of our organization will make the transition in 2023. Equitable’s NWOW has fundamentally changed the way we think, work and lead as a company, ensuring we are better positioned to grow, meet our clients’ needs and attract the best talent.
Continuous Learning
Our culture of continuous learning and professional excellence starts with the relationship between the employee and manager, which continues through peer discussions, skill building and bringing professional aspirations into focus. We encourage our employees to take advantage of rich experiences that support their career and growth, including skill acquisition and strengthening. Employees own their own growth and development enabled by user-friendly resources in Thrive, our centralized HR hub, or by taking advantage of the wide range of Learning and Development courses. Additionally, the Company offers tuition assistance to support educational endeavors.
Diversity, Equity and Inclusion
At Equitable, building a more diverse, equitable and inclusive workplace is an essential and ongoing endeavor. It helps us better serve our clients and communities, creates a more supportive and productive work environment, and ultimately enables our people to achieve their full potential.
Our DEI vision is to inspire, lead and serve as a model for the ﬁnancial industry of an inclusive, diverse, empowering and equitable workplace for all. To achieve our vision, our specific strategic goals are to:
•Attract, retain and advance diverse talent. By strategically and thoughtfully recruiting and advancing diverse talent, we seek to create the most effective and impactful team in the ﬁnancial services industry.
•Create and uphold an inclusive company culture. Employees thrive in a culture that values contributions from all and encourages collaboration, ﬂexibility and fairness. A culture that enables us to work at our full potential, set higher standards and maximize value for clients, employees, financial professionals, shareholders, and communities.
•Instill commitment and accountability at all levels. An inclusive workplace is only possible when all are committed to and accountable for its creation and success. We strive to have every person at Equitable do their part to bend the “arc of history” toward a more just and equitable company and society.
Our Employee Resource Groups, Field Advisory Councils and Diversity Advocates play a key role in serving as a community voice to leadership, driving important policy changes and helping to build and shape our DEI strategy. They also create development opportunities for our people, with members working collaboratively to address business challenges and share ideas.
In 2020, we established the CEO Taskforce to Advance Racial Equity with the intention to more deeply focus and accelerate our efforts within our Black community and create a new approach which will ultimately be used to benefit all people and diverse communities within our company. Our mission is to make Equitable the most sought-after employer for Black Professionals by building an environment that supports and invests in the careers and well-being of our Black Employees and Financial Professionals. Based on the research performed by the Taskforce, we launched several talent programs reaching nearly 200 individuals. We have seen increases in our Black employee net promoter score and psychological safety. As we look ahead, the learnings and experience from the Taskforce will serve as a playbook for how we can advance other underrepresented populations within our organization.
We are committed to continue deepening our understanding of the issues facing the communities we serve. We recognize that there is a critical need for improved financial wellness and access to financial advisors in diverse markets. In 2022, we hosted 5 Impact and Black Financial Empowerment Days across our branch offices in Atlanta, Cleveland, Philadelphia, Washington DC and Jacksonville. These events bring together senior headquarter and branch leaders, along with top financial professionals to discuss improving diversity in financial advising, through directed recruiting efforts and client acquisition.
Talent Acquisition
The Talent Acquisition Team at Equitable is charged with conveying to the external talent market the merits of working for Equitable. One of its principal areas of focus has been in growing the number of diverse employees amongst Equitable’s ranks, an effort which saw great success in 2022. As part of Equitable’s recruiting strategy, we have implemented diverse interview panels and diverse interview candidate slates to ensure that hiring managers are interviewing highly qualified diverse candidates and that those candidates are interviewing with a diverse group of Equitable employees. In addition, we partnered with diversity-focused external organizations (i.e, Prospanica and National Black MBA) to drive more diverse candidate flow to open roles at Equitable. Equitable has also expanded its outreach more broadly through its social media presence, leading to an increase in total applicants, including an increase in ethnically diverse candidates and an increase in women applying to Equitable. This has translated into the hiring of an increased number of people of color.
Employee Development and Engagement
At Equitable, our power is in our people. We believe our people are at the heart of our business. Attracting, developing, and retaining talent is crucial to our long-term success and strategy. We actively cultivate and reward passion and innovation in our people. We embrace diverse thought on our teams by continuously investing in and creating opportunities for our employees to deliver meaningful work at Equitable.
Employee Development
We encourage our team members to take advantage of the rich experiences that Equitable has to support career and growth, including learning new skills and strengthening existing ones. Equitable invests in various talent programs to support the development of our colleagues and financial professionals. These programs range from three months to a full-year engagement and include developmental learning, mentorship or sponsorship and coaching engagements.
We have also developed a career model framework to drive a high performing, skills-based workforce, which uses a common language of skills and behaviors required for employees to take the next step in their current career path or to transition to a new path entirely. All three dimensions of the career model framework – Craftsmanship Skills, Core Competencies and Execution – work together to provide the foundation for development, assessment, and feedback. Apart from our talent programs, Equitable offers a wide range of Learning and Development courses aimed at improving everything from communication skills to product knowledge to digital expertise, all delivered through multi-channel learning platforms.
Our commitment to employee development is measurable by the quality of our workforce and our approach to career progression. At Equitable, career progression is defined holistically to include skill progression, internal career model mobility, people leadership elevation and proficiency level “promotion.”
Employee Engagement
Key to our employee development efforts is the ability of our leaders to keep employees engaged in our hybrid work structure. As we returned to the physical workplace in greater numbers in 2022, we reinforced the leadership skills of people leaders to help meet the need for adaptive leadership in a hybrid world. These tools and resources supported our leaders through this transition and as they transformed their teams through the NWOW transition and pivoted towards data-driven management. They also ensured our employees remained engaged, even when performing work remotely in our hybrid working structure.
Recognizing the importance of in-person collaboration and innovation, which are major drivers of success in our organization, we emphasized programming to enable our employees to socialize and collaborate with colleagues. Employee engagement surveys cited these as the top two benefits of returning to the office. We also enhanced our recognition efforts by embedding recognition in the employee life cycle. We found that these efforts made our employees feel valued, which created a retention benefit.
As we strive to continuously listen, learn and adapt, we execute a multi-channeled employee listening strategy, including pulse surveys and ad-hoc focus groups as we measure our culture and amplify the valued voice our people.
Compensation and Benefits

Rewarding performance is the cornerstone of our “Total Rewards” program. Total Rewards include access to comprehensive benefits programs and the opportunity to share in company results through equity awards. Our benefits portfolio allows eligible employees and financial professionals to elect the right coverage for health needs, to build their wealth and to provide protection for themselves and their families from the unexpected events that might occur along the way. Our Total Rewards package includes market-competitive pay, equity award programs and bonuses, healthcare benefits, retirement savings plans, paid time off and family leave, flexible work schedules, an educational assistance program and an employee assistance program and other mental health services. We offer many resources designed to support employees in their family life, including child and elder care support, college coaching and tutoring services and adoption support.
Health and Safety
As we enter a fourth year of COVID-19 in the workplace, we are committed to the health and safety of our employees, financial professionals and their families. Subject matter experts meet regularly to assess current CDC output and guidelines, establish or update policy and maintain an internal communication hub, which remains our primary source of information.
Our corporate locations, as well as our retail branches, are open and available for use. As part of our hybrid work environment, employees are engaging in more in-person events or defined schedules via a leader-led methodology. Our model is a flexible, leader-led approach, where we value the power of in-person connection and celebrate the benefits of being able to work remotely. This hybrid strategy has been well received and has become part of our overall talent and retention strategy.
We have maintained a centralized location to share the latest updates on health and safety with our employees and financial professionals, and our Chief Medical Director hosted a series of videos that provided COVID-19 updates and answered employees’ questions. As an on-going benefit, we continue with our COVID-19 specific hotline with our expert second medical opinion service provider to intake health questions and provide local referrals for Equitable employees, financial professionals and family members.
Specific to our engagement, we continue to offer complimentary membership to an online tutoring service during the school year. Our suite of resources, designed to support employees in their family life, also continues to include child and elder care support through Bright Horizons, College Coach, financial wellness, health wellness, adoption support, family and medical leave and paid parental leave of between 8 and 16 weeks. Our Employee Assistance Program provides resources to help employees overcome challenges at home or at work and help them reach their professional and personal goals. This includes six complimentary confidential counseling sessions annually.
While we continue to make progress, benchmark with our peers, and maintain a direct line of communication with our colleagues, we also recognize the landscape continues to shift. At Equitable, we remain committed to understanding these shifts, and to pivoting while balancing the needs of the business, with the safety of our employees.
Equitable Foundation
Equitable Foundation directs the Company’s philanthropic and volunteer activities. Equitable Foundation gives our employees and financial professionals an opportunity to commit their time and effort to organizations they believe in, as well as supports their efforts through charitable grants and through our company volunteer program, Equitable in Action.
We believe the best way to achieve our aspirations is through programs that drive greater impact by simultaneously (i) focusing our efforts around key areas and geographies, while also (ii) harnessing our biggest systems including Equitable’s General Account, our $100 million endowment, Equitable Foundation, and the power of our people. Our key focus areas and aspirations include the following:
•College access and career advancement – We aspire to provide programmatic support, scholarships, and social capital to empower students and educators to reach their full potential.
•Healthy and vibrant communities – We aspire to help drive community vitality, support social causes, and advance social and economic mobility.
•Equity and opportunity – deliver programs to help foster greater equity and opportunity within the communities where we live and work.

Equitable Excellence, a scholarship program for high school seniors, is the flagship program of Equitable Foundation. In alignment with Equitable’s own mission of helping people achieve financial security so that they can face the future with confidence, the Equitable Excellence Scholarship places an emphasis on empowering students’ future plans so that they can continue to have positive impacts in their community.
Through our matching gifts program, we double the impact of the charitable contributions made by our employees and financial professionals. Eligible donations of $50 or more are matched up to $2,000 per year, per individual. In 2022, Equitable Foundation matched over $1.2 million to nonprofits directed by our employees and financial professionals.
AllianceBernstein
As a leading global investment management and research firm, AB brings together a wide range of insights, expertise and innovations to advance the interests of its clients around the world. The intellectual capital and distinctive knowledge of AB’s employees are collectively the most important assets of AB, so the long-term sustainability and success of AB is heavily dependent on its people. In 2022, AB’s human capital and administrative services teams became its "People" team, a key acknowledgement of the central role they play in supporting AB’s employees and advancing their work experience. AB is keenly focused on:
•fostering an inclusive culture by incorporating diversity, equity and inclusion in all levels of AB’s business;
•encouraging innovation;
•developing, retaining and recruiting high quality talent; and
•aligning employees’ incentives and risk taking with those of AB.
As a result, we have a strong firm culture that helps us maximize performance and drive excellence. Further, our firm’s role as a fiduciary is embedded in our culture. As a fiduciary, our firm’s primary objective is to act in our clients' best interests and help them reach their financial goals.
Talent Acquisition
AB seeks to achieve excellence in business and investment performance by recruiting and hiring a workforce with diversity of thought, backgrounds and experiences. AB believes that diverse and inclusive teams generate better ideas and reach more balanced decisions. AB seeks to leverage the unique backgrounds of its employees to meet the needs of a broad range of clients and engage with the communities in which AB operates. AB engages several external organizations to assist in attracting and recruiting top talent at all levels, with a particular focus on attracting diverse talent. AB has a sizable group of internal talent acquisition associates focused on recruiting, and AB has implemented various people-related initiatives to develop and provide for a balanced workforce. Additionally, AB offers internship programs for students to work in positions across functional areas of the firm, and an important part of AB’s emerging talent and post-graduate recruitment strategy is to convert a high percentage of AB’s interns into full-time employees.
Employee Engagement
AB believes a workforce is most productive, effective and highly engaged when they feel connected to AB’s business and culture. AB seeks to provide diverse work experiences, professional development opportunities, competitive compensation and benefits, an inclusive and diverse culture and social engagement projects to keep its employees motivated, connected to AB and engaged throughout their careers. AB strives to create a culture of intellectual curiosity and collaboration, creating an environment where AB’s employees can thrive and do their best work. AB fosters growth and advancement through different training avenues to develop skill sets, create opportunities for networking, both internally and externally, and AB encourages internal mobility as a part of AB’s employees' career trajectory.
It is important that AB’s employees are not only connected to AB’s business but also to the communities in which AB operates. As such, AB offers many opportunities for its employees to volunteer in the communities in which AB serves, including AB’s firm- wide philanthropic initiative, AB Gives Back. Other initiatives in support of these objectives include a five-year refresh award, whereby employees receive two additional weeks off for every five years of service. In addition, AB utilizes AB Voice, a periodic survey designed to measure employee satisfaction and engagement, allowing AB to identify and address performance gaps.
Diversity, Equity and Inclusion

AB’s continued commitment to DEI across all facets of AB aligns with broader industry recognition of the workplace as both a working and learning community. AB believes that AB plays a critical role in empowering its people though purpose and fostering an inclusive, collaborative environment and equitable culture that allows for connectivity, belonging and success at every level.
A key element of AB’s ongoing journey has been to adapt as appropriate to evolving DEI industry trends. In 2022, AB formally incorporated the concept of "equity" into AB’s strategy and team name in an effort to more accurately reflect AB’s current and anticipated approach.
AB's community engagement efforts have been further integrated under the DEI umbrella. To support AB’s grantee and community partners, bolster its commitment to its non-profit clients, and add value for its current and future employees, AB’s approach leverages four programs under the "AB Gives Back" brand: philanthropy, volunteering, board participation and gift matching. Some highlights include improved student attendance and financial literacy in inner city neighborhoods and over 3,000 employee volunteer hours completed in 2022.
AB has enhanced its talent attraction and retention approach to position AB as an employer of choice and increase investment in its people. AB has developed a diverse talent strategy with a goal of gaining a deeper understanding of the needs of diverse talent and also equipping managers with the necessary tools to effectively manage an increasingly diverse workforce. The strategy includes incorporating the concept of inclusive leadership into the firm-wide leadership development curriculum and providing opportunities to build relationships across the firm at all levels.
Finally, AB’s people remain its top priority. Over the course of the last year, there has been a continued focus on education and deepening engagement across all pillars of AB’s strategy to include Employee Resource Groups ("ERGs"), corporate partnerships, and the overall experience at AB. ERGs have been a major proponent of these efforts by cultivating spaces for courageous conversations, encouraging professional development and personal wellness, and raising awareness for various underrepresented communities.
Compensation and Benefits
AB consistently invests in its workforce by offering competitive compensation. AB utilizes a variety of compensation elements, including base salaries, annual short-term compensation awards (i.e., cash bonuses) and, for those employees who earn more than $300,000 annually, a long-term compensation award program. Long-term incentive compensation awards generally are denominated in restricted AB Holding Units. AB utilizes this structure to foster a stronger sense of ownership and align the interests of AB’s employees directly with the interests of AB’s Unitholders and indirectly with the interests of its clients, as strong performance for AB’s clients generally contributes directly to increases in AUM and improved financial performance for the firm.
Health, Safety and Flexibility of AB’s Workforce
During 2020, at the onset of COVID-19, AB mobilized to ensure the health and safety of its employees globally. AB implemented business continuity measures, including travel restrictions and a work-from-home requirement for almost all personnel (other than a relatively small number of employees whose physical presence in AB’s offices was considered critical), which lasted through the second quarter of 2021. Then, while continuing to closely monitor COVID-19 related conditions globally, AB developed return-to-office programs tailored locally, so that employees could feel safe knowing that their health, and the health of their families, were a priority. This meant a staggered return to the office so that AB could monitor data while complying with local ordinances.
Beginning in July 2021, in the U.S. AB returned to the office three days a week, alternating weeks through the end of 2021. In early 2022, while most of AB’s employees returned to the office full-time, AB offered employees the ability to work remotely up to two days per week given the ability and diligence AB’s employees demonstrated while working remotely. By the end of 2022, all employees had returned to the office utilizing a hybrid work schedule, including the flexibility to work remotely up to two days per week. AB believes this approach allows AB’s employees to maintain the important benefits of in-person collaboration while providing greater work-life balance.
Available Information
We maintain a public website at https://equitableholdings.com. We use our website as a routine channel for distribution of important information, including news releases, analyst presentations, financial information and corporate governance information. We post filings on our website as soon as practicable after they are electronically filed with, or furnished to, the

SEC, including our annual and quarterly reports on Forms 10-K and 10-Q and current reports on Form 8-K; our proxy statements; and any amendments to those reports or statements. All such postings and filings are available on the “Investors” section of our website free of charge. The SEC’s website, www.sec.gov, contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
We may use our website as a means of disclosing material information and for complying with our disclosure obligations under Regulation Fair Disclosure promulgated by the SEC. These disclosures are included on our website in the “Investors” section. Accordingly, investors should monitor this portion of our website, in addition to following our news releases, SEC filings, public conference calls and webcasts. The information contained on or connected to our website is not a part of this Form 10-K.

Part II, Item 7.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations highlights selected information and may not contain all of the information that is important to current or potential investors in our securities. This Recast 2022 Annual Report (the “Recast 2022 Annual Report”) updated certain sections of Equitable Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) and should be read alongside the 2022 Annual Report in its entirety for a more detailed description of events, trends, uncertainties, risks, and critical accounting estimates affecting us. This Recast 2022 Annual Report does not otherwise seek to update that previously reported information for events occurring subsequent to the February 21, 2023 filing of the 2022 Annual Report, except as otherwise noted herein. See our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed subsequent to that 2022 Annual Report for information regarding those subsequent events.
Executive Summary
Overview
We are one of America’s leading financial services companies, providing: (i) advice and solutions for helping Americans set and meet their retirement goals and protect and transfer their wealth across generations; and (ii) a wide range of investment management insights, expertise and innovations to drive better investment decisions and outcomes for clients worldwide.
We manage our business through six segments: Individual Retirement, Group Retirement, Investment Management and Research, Protection Solutions, Wealth Management and Legacy. We report certain activities and items that are not included in these segments in Corporate and Other. See Note 21 of the Notes to the Consolidated Financial Statements for further information on our segments.
We benefit from our complementary mix of businesses. This business mix provides diversity in our earnings sources, which helps offset fluctuations in market conditions and variability in business results, while offering growth opportunities.
Long - Duration Targeted Improvements (“LDTI”) Adoption
Effective January 1, 2023, the Company adopted ASU 2018-12 with a transition date of January 1, 2021, thereby permitting the Company to implement the standard only for the last two fiscal years rather than the customary last three fiscal years. As a result, the results for the year ended December 31, 2021 is not comparable to the results for the year ended December 31, 2020.
The Company adopted ASU 2018-12 for liability for future policy benefits, additional insurance liabilities, DAC and balances amortized on a basis consistent with DAC on a modified retrospective basis. ASU 2018-12 was adopted for MRBs on a full retrospective basis. See Note 2 of the Notes to the Consolidated Financial Statements for further information on the adoption of LDTI.
One of the most significant changes as result of the LDTI implementation are the MRBs. The following table presents the balances and changes to the balances for the market risk benefits for the GMxB benefits on deferred variable annuities for the twelve months ended December 31, 2022.

	December 31, 2022
	Individual Retirement	Legacy
	GMxB Core	GMxB Legacy	Purchased MRB	Net Legacy
	(in millions)
Balance, beginning of the period (“BOP”)	$1,061	$20,236	$(14,059)	$6,177
Balance BOP before changes in the instrument specific credit risk	$666	$19,719	$(14,051)	$5,668
Model changes and effect of changes in cash flow assumptions	(5)	317	(143)	174
Actual market movement effect	1,074	3,402	(1,226)	2,176
Interest accrual	37	731	(489)	242
Attributed fees accrued	399	882	(295)	587
Benefit payments	(37)	(1,179)	669	(510)
Actual policyholder behavior different from expected behavior	24	142	(102)	40
Changes in future economic assumptions	(1,626)	(8,700)	5,279	(3,421)
Issuances	(3)	—	—	—
Balance EOP before changes in the instrument-specific credit risk	529	15,314	(10,358)	4,956
Changes in the instrument-specific credit risk	1	(615)	(57)	(672)
Balance, end of the period (“EOP”)	$530	$14,699	$(10,415)	$4,284

The following discussion provides an overview on the table above.
The effect of actual market movement in equity is materially offset by hedging gains/losses, which are not shown in the table above.
“Attributed fees accrued” represents the portion of the fees set aside to fund future GMxB claims. For our Core business, the $399 million attributed fees set aside is less than the explicit GMxB Rider fees we actually collect from policyholders. For our Core business, the net riders fees (rider fees charged minus attributed fees) reported in our Policy charges and fee income line is $79 million million for the year ended December 31, 2022. This means that the GMxB rider fees we charge more than cover the future claims and hedging costs associated with the GMxB riders. For our Legacy business, the attributed fees of $882 million million set aside to fund future GMxB claims is more than the rider fees actually collected from policyholders. This is because the product was not sufficiently priced for the claims we now expect. This required us to attribute a portion of the base contract fees, in addition to the rider fees, to reserve for the rider claims. Net rider fees (rider fees charged minus attributed fees), net of reinsurance, for Legacy business reported in the Policy charges and fee income line are a loss of $291 million for the year ended December 31, 2022, and are more than covered by base contract fees.
“Actual policyholder behavior different from expected behavior” measures the effectiveness of our modeling of policyholder behavior. Put differently, it measures the difference between our expectations about how our MRB rider reserves would change in response to policyholder behavior, and how our MRB rider reserves actually changed in response to policyholder behavior. For our Core business in the year ended December 31, 2022, the MRB rider reserve was $24 million higher than we expected after accounting for actual policyholder behavior. The unfavorable impact of this actual policyholder behavior was more than covered by the excess rider fees noted above. For our Legacy business, the impact on our GAAP earnings from policyholder behavior was $142 million, which was largely absorbed by our reinsurance treaty with Venerable and other reinsurers. The net loss of $40 million that was not absorbed by reinsurance was covered by our base contract revenue.
“Changes in future economic assumptions” represents the impact from interest rates on the MRB balance. These fluctuations are offset through our interest rate hedging program which is reflected partially in GAAP Net Income with the remainder reflected in OCI.
Global Atlantic Reinsurance Transaction
On October 3, 2022, Equitable Financial completed the transactions (the “Global Atlantic Transaction”) contemplated by the previously announced Master Transaction Agreement, dated August 16, 2022, by and between Equitable Financial and First

Allmerica Financial Life Insurance Company, a Massachusetts-domiciled insurance company (the “Reinsurer”), a wholly owned subsidiary of Global Atlantic Financial Group.
At the closing of the Global Atlantic Transaction, Equitable Financial and the Reinsurer entered into a Coinsurance and Modified Coinsurance Agreement (the “EQUI-VEST Reinsurance Agreement”), pursuant to which Equitable Financial ceded to the Reinsurer, on a combined coinsurance and modified coinsurance basis, a 50% quota share of approximately 360,000 legacy Group EQUI-VEST deferred variable annuity contracts issued by Equitable Financial between 1980 and 2008, which predominately include Equitable Financial’s highest guaranteed general account crediting rates of 3%, supported by general account assets of approximately $4 billion and $5 billion of separate account value (the “Reinsured Contracts”). At the closing of the Global Atlantic Transaction, Reinsurer deposited assets supporting the general account liabilities relating to the Reinsured Contracts into a trust account for the benefit of Equitable Financial, which assets will secure its obligations to Equitable Financial under the EQUI-VEST Reinsurance Agreement. Commonwealth Annuity and Life Insurance Company, an insurance company domiciled in the Commonwealth of Massachusetts and affiliate of Reinsurer (“Commonwealth”), provided a guarantee of Reinsurer’s payment obligation to Equitable Financial under the EQUI-VEST Reinsurance Agreement.
Macroeconomic and Industry Trends
Our business and consolidated results of operations are significantly affected by economic conditions and consumer confidence, conditions in the global capital markets and the interest rate environment.
Financial and Economic Environment
A wide variety of factors continue to impact global financial and economic conditions. These factors include, among others, concerns over resurgences of COVID-19, increased volatility in the capital markets, equity market declines, rising interest rates, inflationary pressures fueling concerns of a potential recession, plateauing or decreasing economic growth, high fuel and energy costs, changes in fiscal or monetary policy and geopolitical tensions. The invasion of the Ukraine by Russian and the sanctions and other measures imposed in response to this conflict significantly increased the level of volatility in the financial markets and have increased the level of economic and political uncertainty.
Stressed conditions, volatility and disruptions in the capital markets, particular markets, or financial asset classes can have an adverse effect on us, in part because we have a large investment portfolio. In addition, our insurance liabilities and derivatives are sensitive to changing market factors, including equity market performance and interest rates, which are anticipated to continue to rise in 2023 based on statements of members of the Board of Governors of the Federal Reserve System. An increase in market volatility could continue to affect our business, including through effects on the yields we earn on invested assets, changes in required reserves and capital and fluctuations in the value of our AUM, AV or AUA from which we derive our fee income. These effects could be exacerbated by uncertainty about future fiscal policy, changes in tax policy, the scope of potential deregulation and levels of global trade.
The potential for increased volatility could pressure sales and reduce demand for our products as consumers consider purchasing alternative products to meet their objectives. In addition, this environment could make it difficult to consistently develop products that are attractive to customers. Financial performance can be adversely affected by market volatility and equity market declines as fees driven by AV and AUM fluctuate, hedging costs increase and revenues decline due to reduced sales and increased outflows.
We monitor the behavior of our customers and other factors, including mortality rates, morbidity rates, annuitization rates and lapse and surrender rates, which change in response to changes in capital market conditions, to ensure that our products and solutions remain attractive and profitable. For additional information on our sensitivity to interest rates and capital market prices, see “Risk Factors - Risks Relating to Conditions in the Financial Markets and Economy” and “Quantitative and Qualitative Disclosures About Market Risk.”
COVID-19 Impact
COVID-19 continues to evolve, and we continue to closely monitor developments and the impact on our business, operations and investment portfolio. Although COVID-19 restrictions, including temporary business and school closures have been lifted in many places, resurgences of COVID-19 in various regions and appearances of new variants of the virus, has resulted, and may continue to result, in their full or partial reinstitution. In addition, although many countries have vaccinated large segments of their population, COVID-19 continues to interrupt business activities and trade in many countries, which has caused a significant impact on the economies and financial markets of many countries including an economic downturn. We expect these impacts to continue for the foreseeable future, which could adversely affect demand for our products and services and our investment returns. Indeed, the profitability of many of our retirement, protection and investment products depends in part on the value of the AUM supporting them, which could decline substantially depending on factors such as the volatility and strength of equity markets, interest rates, consumer spending, and government debt and spending.
In response to the various pandemic related restrictions over the last few years we have adapted our processes to meet client needs. For example, we offer our modified underwriting policies with a fluid-less, touchless process to help more clients access the protection they need. In addition, we accelerated our digital adoption programs, leading to improved outcomes for clients, advisors, and the Company. We further developed digital tools and enhanced our remote engagement, which is resulting in improved retention and increases in retirement plan contributions. As businesses and the economy continue to return to pre-pandemic activity levels, we believe we can continue to leverage our digital enhancements to continue to grow our business, even as we return to in-person engagement and sales.
While COVID-19 significantly affected the capital markets and economy, we believe we have taken the appropriate actions to help assure that our economic balance sheet is protected from equity declines. These actions include redesigning our product portfolio to concentrate on offering less capital intensive products and implementing a hedging strategy that manages and protects against the economic risks associated with our in-force GMxB products. In addition to our hedging strategy, we employ various other methods to manage the risks of our in-force variable annuity products, including reinsurance, asset-liability matching, volatility management tools within the Separate Accounts and an active in-force management program, including buyout offers for certain products. Due to the General Account’s exposure to U.S. government bonds and credit quality of the portfolio, we feel that our balance sheet is well positioned to withstand the extreme volatility in the capital markets.
The extent and nature of COVID-19’s full negative financial impact on our business cannot reasonably be estimated at this time due to developments that are still highly uncertain, including the severity and duration of future outbreaks, actions taken by governmental authorities and other third parties in response to such outbreaks and the availability and efficacy of vaccines against COVID-19 and its variants. For additional information regarding the potential impacts of COVID-19, see “Risk Factors—Risks Relating to Conditions in the Financial Markets and Economy—The coronavirus (COVID-19) pandemic.”
Regulatory Developments
Our life insurance subsidiaries are regulated primarily at the state level, with some policies and products also subject to federal regulation. In addition, Holdings and its insurance subsidiaries are subject to regulation under the insurance holding company laws of various U.S. jurisdictions. Furthermore, on an ongoing basis, regulators refine capital requirements and introduce new reserving standards. Regulations recently adopted or currently under review can potentially impact our statutory reserve, capital requirements and profitability of the industry and result in increased regulation and oversight for the industry. For additional information on regulatory developments and the risks we face, see “Business—Regulation” and “Risk Factors—Legal and Regulatory Risks.”
Revenues
Our revenues come from three principal sources:
•fee income derived from our retirement and protection products and our investment management and research services;
•premiums from our traditional life insurance and annuity products; and
•investment income from our General Account investment portfolio.
Our fee income varies directly in relation to the amount of the underlying AV or benefit base of our retirement and protection products and the amount of AUM of our Investment Management and Research business. AV and AUM, each as defined in “Key Operating Measures,” are influenced by changes in economic conditions, primarily equity market returns, as well as net flows. Our premium income is driven by the growth in new policies written and the persistency of our in-force policies, both of which are influenced by a combination of factors, including our efforts to attract and retain customers and market conditions that influence demand for our products. Our investment income is driven by the yield on our General Account investment portfolio and is impacted by the prevailing level of interest rates as we reinvest cash associated with maturing investments and net flows to the portfolio.

Benefits and Other Deductions
Our primary expenses are:
•policyholders’ benefits and interest credited to policyholders’ account balances;
•sales commissions and compensation paid to intermediaries and advisors that distribute our products and services; and
•compensation and benefits provided to our employees and other operating expenses.
Policyholders’ benefits are driven primarily by mortality, customer withdrawals, and benefits which change in response to changes in capital market conditions. In addition, some of our policyholders’ benefits are directly tied to the AV and benefit base of our variable annuity products. Interest credited to policyholders varies in relation to the amount of the underlying AV or benefit base. Sales commissions and compensation paid to intermediaries and advisors vary in relation to premium and fee income generated from these sources, whereas compensation and benefits to our employees are more constant and impacted by market wages and decline with increases in efficiency. Our ability to manage these expenses across various economic cycles and products is critical to the profitability of our company.
Net Income Volatility
We have offered and continue to offer variable annuity products with GMxB features. The future claims exposure on these features is sensitive to movements in the equity markets and interest rates. Accordingly, we have implemented hedging and reinsurance programs designed to mitigate the economic exposure to us from these features due to equity market and interest rate movements. Changes in the values of the derivatives associated with these programs due to equity market and interest rate movements, together with the GMxB MRBs assets and liabilities are recognized in the periods in which they occur. This results in net income volatility as further described below. In addition net income is impacted by changes in our reinsurers credit spread, while changes in the Company's credit spread is recorded in other comprehensive income. See “—Significant Factors Impacting Our Results—Impact of Hedging and GMIB Reinsurance on Results.”
In addition to our dynamic hedging strategy, we have static hedge positions designed to mitigate the adverse impact of changing market conditions on our statutory capital. We believe this program will continue to preserve the economic value of our variable annuity contracts and better protect our target variable annuity asset level. However, these static hedge positions increase the size of our derivative positions and may result in additional net income volatility on a period-over-period basis.
Due to the impacts on our net income of equity market and interest rate movements and other items that are not part of the underlying profitability drivers of our business, we evaluate and manage our business performance using Non-GAAP operating earnings, a non-GAAP financial measure that is intended to remove these impacts from our results. See “—Key Operating Measures—Non-GAAP Operating Earnings.”
Significant Factors Impacting Our Results
The following significant factors have impacted, and may in the future impact, our financial condition, results of operations or cash flows.
Impact of Hedging and GMxB Reinsurance on Results
We have offered and continue to offer variable annuity products with GMxB features. The future claims exposure on these features is sensitive to movements in the equity markets and interest rates. Accordingly, we have implemented hedging and reinsurance programs designed to mitigate the economic exposure to us from these features due to equity market and interest rate movements. These programs include:
•Variable annuity hedging programs. We use a dynamic hedging program (within this program, generally, we reevaluate our economic exposure at least daily and rebalance our hedge positions accordingly) to mitigate certain risks associated with the GMxB features that are embedded in our liabilities for our variable annuity products. This program utilizes various derivative instruments that are managed in an effort to reduce the economic impact of unfavorable changes in GMxB features’ exposures attributable to movements in the equity markets and interest rates. Although this program is designed to provide a measure of economic protection against the impact of adverse market conditions, it does not qualify for hedge accounting treatment. Accordingly, changes in value of the derivatives will be recognized in the period in which they occur with offsetting changes in reserves recognized in the current period. In addition, we utilize AFS fixed maturity securities in our General Account to mitigate the economic impact of unfavorable changes in GMxB features’ exposures attributable to movements in interest rates. However, the economic effect of interest rate changes on such securities is reflected in OCI, which results in net income volatility as the economic effect of interest rates on our GMxB MRB liabilities is reflected in net income.
•In addition to our dynamic hedging program, we have a hedging program using static hedge positions (derivative positions intended to be HTM with less frequent re-balancing) to protect our statutory capital against stress scenarios. This program in addition to our dynamic hedge program has increased the size of our derivative positions, resulting in additional net income volatility. The impacts are most pronounced for variable annuity products.
•GMxB reinsurance contracts. Historically, GMxB reinsurance contracts were used to cede to non-affiliated reinsurers a portion of our exposure to GMxB features of our variable annuity products. We account for the reinsurance contracts as MRBs and report them at fair value. In addition, on June 1, 2021, we ceded legacy variable annuity policies sold by Equitable Financial between 2006-2008 (the “Block”), comprised of non-New York “Accumulator” policies containing fixed rate GMIB and/or GMDB guarantees.
Effect of Assumption Updates on Operating Results
During the third quarter of each year, we conduct our annual review of the assumptions underlying the valuation of DAC, deferred sales inducement assets, unearned revenue liabilities, liabilities for future policyholder benefits and market risk benefits for our Individual Retirement, Group Retirement, and Protection Solutions, and Legacy segments (assumption reviews are not relevant for the Investment Management and Research and Wealth Management segments). Assumptions are based on a combination of Company experience, industry experience, management actions and expert judgement and reflect our best estimate as of the date of the applicable financial statements.
Most of the variable annuity products, variable universal life insurance and universal life insurance products we offer maintain policyholder deposits that are reported as liabilities and classified within either Separate Accounts liabilities or policyholder account balances. Our products and riders also impact liabilities for future policyholder benefits, market risk benefits and unearned revenues and assets for DAC and DSI. The valuation of these assets and liabilities (other than deposits) is based on differing accounting methods depending on the product, each of which requires numerous assumptions and considerable judgment. The accounting guidance applied in the valuation of these assets and liabilities includes, but is not limited to, the following: (i) traditional life insurance products for which assumptions updated annually to estimate the value of future death, morbidity or income benefits; (ii) universal life insurance and variable life insurance secondary guarantees for which benefit liabilities are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments; (iii) certain product guarantees reported as market risk benefits at fair value; and (iv) pre-LDTI adoption certain product guarantees reported as embedded derivatives at fair value.
For further details of our accounting policies and related judgments pertaining to assumption updates, see Note 2 of the Notes to the Consolidated Financial Statements and “—Summary of Critical Accounting Estimates—Liability for Future Policy Benefits.”
Assumption Updates and Model Changes (Periods ending 2022 and 2021 reflect the adoption of LDTI; Period ended 2020 is on a Pre-LDTI basis)
We conduct our annual review of our assumptions and models during the third quarter of each year. We also update our assumptions as needed in the event we become aware of economic conditions or events that could require a change in our assumptions that we believe may have a significant impact to the carrying value of product liabilities and assets and consequently materially impact our earnings in the period of the change.
Impact of Assumption Updates and Model Changes on Income from Continuing Operations before income taxes and Net income (loss)
The table below presents the impact of our actuarial assumption update during years ended December 31, 2022, 2021 and 2020 to our income (loss) from continuing operations, before income taxes and net income (loss).

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Impact of assumption update on Net income (loss):
Variable annuity product features related assumption update	$(205)	$445	$(1,531)
Assumption updates for other business	(1)	(45)	(1,060)
Impact of assumption updates on Income (loss) from continuing operations, before income tax	(206)	400	(2,591)
Income tax benefit on assumption update	43	(84)	544
Net income (loss) impact of assumption update	$(163)	$316	$(2,047)
2022 Assumption Updates
The impact of the economic assumption update during 2022 was a decrease of $206 million to income (loss) from continuing operations, before income taxes and a decrease to net income (loss) of $163 million.
The net impact of this assumption update on income (loss) from continuing operations, before income taxes of $206 million consisted of a increase in remeasurement of liability for future policy benefits of $14 million, a decrease in policyholders’ benefits of $13 million, an increase in change in market risk benefits and purchased market risk benefits of $204 million and an increase in interest credited to policyholder’s account balances of $1 million.
2021 Assumption Updates
The impact of the economic assumption update during 2021 was an increase of $400 million to income (loss) from continuing operations, before income taxes and an increase to net income (loss) of $316 million. As part of this annual update, the reference interest rate utilized in our GAAP fair value calculations was updated from the LIBOR swap curve to the US Treasury curve due to the impending cessation of LIBOR and our GAAP fair value liability risk margins. There were no other significant change to the process used to calculate the MRB balances.
The net impact of this assumption update on income (loss) from continuing operations, before income taxes of $400 million consisted of an increase in remeasurement of liability for future policy benefits of $33 million, an increase in policyholders’ benefits of $11 million, a decrease in change in market risk benefits and purchased market risk benefits of $446 million, an increase in interest credited to policyholder’s account balances of $1 million and a decrease in the amortization of DAC of $1 million.
2020 Assumption Updates - Pre-LDTI Adoption
Our annual review in 2020 resulted in the removal of the credit risk adjustment from our fair value scenario calibration to reflect our revised view of market participant practices, offset by updates to our mortality and policyholder behavior assumptions to reflect emerging experience.
In 2020, in addition to the annual review, we updated our assumptions in the first quarter due to the extraordinary economic conditions driven by the COVID-19 pandemic. The first quarter update included an update to the interest rate assumption to grade from the current interest rate environment at that time to an ultimate five-year historical average over a 10-year period. As such, the 10-year U.S. Treasury yield grades from the current level to an ultimate 5-year average of 2.25%.
The low interest rate environment and update to the interest rate assumption caused a loss recognition event for our life interest-sensitive products, as well as to certain run-off business included in Corporate and Other. This loss recognition event caused an acceleration of DAC amortization on our life interest-sensitive products and an increase in the premium deficiency reserve on the run-off business in the first quarter of 2020.

The net impact of assumption changes during 2020 was an increase in policy charges and fee income of $23 million, an increase in policyholders’ benefits of $1.6 billion, a decrease in interest credited to policyholders’ account balances of $1 million, an increase in net derivative gains (losses) of $112 million and an increase in amortization of DAC of $1.1 billion. This resulted in a decrease in income (loss) from operations, before income taxes of $2.6 billion and decreased net income (loss) by $2.0 billion. The 2020 impacts related to assumption updates were primarily driven by the first quarter updates.
2022 & 2021 Model Changes
Model Changes
There were no material model changes during 2022 and 2021.
2020 Model Changes - Pre-LDTI Adoption
In the first quarter of 2020, we adopted a new economic scenario generator to calculate the fair value of the GMIB reinsurance contract asset and GMxB derivative features liability, eliminating reliance on AXA for scenario production. The new economic scenario generator allows for a tighter calibration of U.S. indices, better reflecting our actual portfolio. The net impact of the new economic scenario generator resulted in an increase in income (loss) from continuing operations, before income taxes of $201 million, and an increase to net income (loss) of $159 million for the year ended December 31, 2020. There were no other model changes that made a material impact to our income (loss) from continuing operations, before income taxes or net income (loss).
Impact of Assumption Updates and Model Changes on Pre-tax Non-GAAP Operating Earnings Adjustments
The table below presents the impact on pre-tax Non-GAAP operating earnings of our actuarial assumption updates during 2022, 2021 and 2020 by segment and Corporate and Other.

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Impact of assumption updates by segment:
Individual Retirement	$(1)	$(37)	$(28)
Group Retirement	—	1	(3)
Protection Solutions	(4)	(6)	4
Legacy	—	—	—
Impact of assumption updates on Corporate and Other	3	(6)	(12)
Total impact on pre-tax Non-GAAP Operating Earnings	$(2)	$(48)	$(39)
2022 Assumption Updates
The impact of our 2021 annual review on Non-GAAP operating earnings was unfavorable by $2 million before taking into consideration the tax impacts or $1 million after tax.
The net impact of assumption changes on Non-GAAP Operating Earnings increased remeasurement of liability for future policy benefits by $14 million, decreased Policyholders’ benefits by $13 million and increased interest credited by to policyholder’s account balances by $1 million. Non-GAAP Operating Earnings excludes items related to Variable annuity product features, such as changes in the market risk benefits and purchased market risk benefits.
2021 Assumption Updates
The impact of our 2021 annual review on Non-GAAP operating earnings was unfavorable by $48 million before taking into consideration the tax impacts or $38 million after tax. For Individual Retirement segment, the impacts primarily reflect updated mortality on our older payout business. For Group Retirement segment, the impacts reflect updated economic assumptions. The annual update for Protection Solutions segment reflects favorable economic conditions and surrenders primarily on the VUL line. This, in turn, creates future profits and lowers the accrual on our PFBL reserve.
The net impact of assumption changes on Non-GAAP Operating Earnings increased remeasurement of liability for future policy benefits by $33 million, increased Policyholders’ benefits by $11 million, increased interest credited by to policyholder’s account balances by $1 million and increased Amortization of DAC by $1 million. Non-GAAP Operating Earnings excludes items related to Variable annuity product features, such as changes in the market risk benefits and purchased market risk benefits.
2020 Assumption Updates - Pre-LDTI Adoption
The impact of our 2020 annual review on Non-GAAP Operating Earnings was unfavorable by $39 million before taking into consideration the tax impacts or $31 million after tax. For the Individual Retirement segment, the impacts primarily reflect higher surrenders at the end of the surrender charge period on Retirement Cornerstone policies. The impact of our 2020 annual review was not material for our Group Retirement and Protection Solutions segments.
The net impact of assumption changes on Non-GAAP Operating Earnings decreased Policy charges and fee income by $23 million, increased Policyholders’ benefits by $46 million, increased Interest credited to policyholders’ account balances by $5 million and decreased Amortization of DAC by $35 million. Non-GAAP Operating Earnings excludes items related to Variable annuity product features and the impact of COVID-19, such as changes in the fair value of the embedded derivatives associated with the GMIBNLG liability and the effect of benefit ratio unlock adjustments.
Productivity Strategies
Retirement and Protection Businesses
As part of our continuing efforts to drive productivity improvements, in January 2021, we began a new program expected to achieve $80 million of targeted run-rate expense savings by 2023, of which $50 million has been achieved as of December 31, 2022. We expect to achieve these savings by shifting our workforce into an agile working model, leveraging technology-enabled capabilities, optimizing our real estate footprint, and continuing to realize a portion of COVID-19 related savings.
Investment Management and Research Business
As previously announced, AB has established its corporate headquarters in Nashville, Tennessee and relocated approximately 1,063 jobs from the New York metro area. Beginning in 2025, AB estimates ongoing annual expense savings of approximately $75 million to $80 million, which will result from a combination of occupancy and compensation-related savings.

Key Operating Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating ROE, and Non-GAAP operating common EPS, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AUA, AV, Protection Solutions Reserves and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
Pre-LDTI Adoption
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments, including extraordinary economic conditions or events such as COVID-19; (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product; and (iv) DAC amortization for the SCS variable annuity product arising from near-term fluctuations in index segment returns.
Post-LDTI Adoption
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk.;
The following adjustments are the same pre- and post-LDTI adoption:
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; and a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the years ended December 31, 2022, 2021 and 2020: (Periods ending 2022 and 2021 reflect the adoption of LDTI; Period ended 2020 is on a Pre-LDTI basis)

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Net income (loss) attributable to Holdings	$2,153	$1,755	$(648)
Adjustments related to:
Variable annuity product features (1)	(2,193)	1,115	3,912
Investment (gains) losses	945	(867)	(745)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	82	120	109
Other adjustments (2) (3) (4) (5)	605	628	952
Income tax expense (benefit) related to above adjustments (6)	118	(208)	(888)
Non-recurring tax items (7)	16	12	(391)
Non-GAAP Operating Earnings	$1,726	$2,555	$2,301
___________
(1)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $1.5 billion and other COVID-19 related impacts of $35 million for the year ended December 31, 2020.
(2)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $1.0 billion and other COVID-19 related impacts of $86 million for the year ended December 31, 2020.
(3)Includes separation costs of $82 million and $108 million for the years ended December 31, 2021 and 2020, respectively. Separation costs were completed during 2021.
(4)Includes Non-GMxB related derivative hedge losses of $(34) million, $65 million and $(404) million for the years ended December 31, 2022, 2021 and 2020, respectively.
(5)Includes certain gross legal expenses related to the cost of insurance litigation and claims related to a commercial relationship of $218 million and $207 million for the year ended December 31, 2022 and 2021, respectively. Includes policyholder benefit costs of $75 million for the year ended December 31, 2022.
(6)Includes income taxes of $(554) million for the above related COVID-19 items for the year ended December 31, 2020.
(7)Includes a reduction in the reserve for uncertain tax positions resulting from the completion of an IRS examination in the year ended December 31, 2020.
Non-GAAP Operating ROE
We calculate Non-GAAP Operating ROE by dividing Non-GAAP Operating Earnings for the previous twelve calendar months by consolidated average equity attributable to Holdings’ common shareholders, excluding AOCI. AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Therefore, we believe excluding AOCI is more effective for analyzing the trends of our operations.
The following table presents return on average equity attributable to Holdings’ common shareholders, excluding AOCI and Non-GAAP Operating ROE for the year ended December 31, 2022.

Year Ended December 31, 2022
(Dollars in millions)
Net income (loss) available to Holdings’ common shareholders	$2,073
Average equity attributable to Holdings’ common shareholders, excluding AOCI	$8,389
Return on average equity attributable to Holdings’ common shareholders, excluding AOCI	24.7%

Non-GAAP Operating Earnings available to Holdings’ common shareholders	$1,646
Average equity attributable to Holdings’ common shareholders, excluding AOCI	$8,389
Non-GAAP Operating ROE	19.6%

Non-GAAP Operating Common EPS
Non-GAAP operating common EPS is calculated by dividing Non-GAAP Operating Earnings by diluted common shares outstanding. The following table sets forth Non-GAAP operating common EPS for the years ended December 31, 2022, 2021 and 2020. (Periods ending 2022 and 2021 reflects the adoption of LDTI; Period ended 2020 is on a Pre-LDTI basis)

	Year Ended December 31,
	2022	2021	2020
	(per share amounts)
Net income (loss) attributable to Holdings (1)	$5.67	$4.17	$(1.44)
Less: Preferred stock dividends	0.21	0.19	0.12
Net income (loss) available to Holdings’ common shareholders	5.46	3.98	(1.56)
Adjustments related to:
Variable annuity product features (2)	(5.77)	2.65	8.69
Investment (gains) losses	2.49	(2.06)	(1.65)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.22	0.29	0.24
Other adjustments (3) (4) (5) (6)	1.58	1.48	2.11
Income tax expense (benefit) related to above adjustments (7)	0.31	(0.49)	(1.97)
Non-recurring tax items (8)	0.04	0.03	(0.87)
Non-GAAP operating earnings	$4.33	$5.88	$4.99
______________
(1)For periods presented with a net loss, basic shares was used for the years ended December 31, 2022, and 2020.
(2)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $3.26 and other COVID-19 related impacts of $0.08 for the year ended December 31, 2020.
(3)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $2.33 for the year ended December 31, 2020 and other COVID-19 related impacts of $0.19 for the year ended December 31, 2020.
(4)Includes separation costs of $0.20 and $0.24 for the years ended December 31, 2021 and 2020, respectively. Separation costs were completed during 2021.
(5)Includes Non-GMxB related derivative hedge losses of $(0.09), $0.14 and $(0.90) for the years ended December 31, 2022 and 2021, respectively.
(6)Includes certain gross legal expenses related to the cost of insurance litigation and claims related to a commercial relationship of $0.57 and $0.50 for the years ended December 31, 2022 and 2021, respectively. Includes policyholder benefit costs of $0.20 for the year ended December 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. No adjustments were made to prior period non-GAAP operating EPS as the impact was immaterial.
(7)Includes income taxes of $ (1.23) for the above related COVID-19 items for the year ended December 31, 2020.
(8)Includes a reduction in the reserve for uncertain tax positions resulting from the completion of an IRS examination in the year ended December 31, 2020.
Assets Under Management
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB; (ii) the assets in our General Account investment portfolio; and (iii) the Separate Accounts assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Administration
AUA includes non-insurance client assets that are invested in our savings and investment products or serviced by our Equitable Advisors platform. We provide administrative services for these assets and generally record the revenues received as distribution fees.
Account Value
AV generally equals the aggregate policy account value of our retirement products. General Account AV refers to account balances in investment options that are backed by the General Account while Separate Accounts AV refers to Separate Accounts investment assets
Protection Solutions Reserves
Protection Solutions reserves equals the aggregate value of policyholders’ account balances and future policy benefits for policies in our Protection Solutions segment.
Consolidated Results of Operations
Our consolidated results of operations are significantly affected by conditions in the capital markets and the economy because we offer market sensitive products. These products have been a significant driver of our results of operations. Because the future claims exposure on these products is sensitive to movements in the equity markets and interest rates, we have in place various hedging and reinsurance programs that are designed to mitigate the economic risk of movements in the equity markets and interest rates. The volatility in net income attributable to Holdings for the periods presented below results from the mismatch between: (i) the change in carrying value of the reserves for GMDB and certain GMIB features that do not fully and immediately reflect the impact of equity and interest market fluctuations; (ii) the change in fair value of products with the GMIB feature that have a no-lapse guarantee; and (iii) our hedging and reinsurance programs.
Ownership and Consolidation of AllianceBernstein
Our indirect, wholly-owned subsidiary, AllianceBernstein Corporation, is the General Partner of AB. Accordingly, AB’s results are fully reflected in our consolidated financial statements.
Our average economic interest in AB was approximately 64%, 65% and 65% for the years ended December 31, 2022, 2021 and 2020 respectively. The slight decrease was due to the issuance of AB Units relating to AB’s 100% acquisition of CarVal Investments L.P. (“CarVal”). On July 1, 2022, AB issued 3.2 million AB Units (with a fair value of $133 million) with the remaining 12.1 million AB units (with a fair value of $456 million) issued on November 1, 2022. AB also recorded a contingent consideration payable of $229 million (to be paid predominantly in AB Units) based on CarVal achieving certain performance objectives over a six-year period ending December 31, 2027.

Consolidated Results of Operations
The following table summarizes our consolidated statements of income (loss) for the years ended December 31, 2022, 2021 and 2020: (Periods ending 2022 and 2021 reflect the adoption of LDTI; Period ended 2020 is on a Pre-LDTI basis)
Consolidated Statement of Income (Loss)

	Year Ended December 31,
	2022	2021	2020
	(in millions, except per share data)
REVENUES
Policy charges and fee income	$2,454	$2,768	$3,735
Premiums	994	960	997
Net derivative gains (losses)	907	(7,149)	(1,722)
Net investment income (loss)	3,315	3,846	3,477
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(314)	2	(58)
Other investment gains (losses), net	(631)	866	802
Total investment gains (losses), net	(945)	868	744

	Year Ended December 31,
	2022	2021	2020
	(in millions, except per share data)
Investment management and service fees	4,891	5,395	4,608
Other income	1,028	926	576
Total revenues	12,644	7,614	12,415

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	2,716	2,788	5,326
Remeasurement of liability for future policy benefits	66	13	—
Change in market risk benefits and purchased market risk benefits	(1,280)	(5,943)	—
Interest credited to policyholders’ account balances	1,410	1,219	1,222
Compensation and benefits	2,201	2,363	2,096
Commissions and distribution-related payments	1,567	1,662	1,351
Interest expense	201	244	200
Amortization of deferred policy acquisition costs	586	552	1,613
Other operating costs and expenses	2,185	2,107	1,700
Total benefits and other deductions	9,652	5,005	13,508
Income (loss) from continuing operations, before income taxes	2,992	2,609	(1,093)
Income tax (expense) benefit	(598)	(439)	744
Net income (loss)	2,394	2,170	(349)
Less: Net income (loss) attributable to the noncontrolling interest	241	415	299
Net income (loss) attributable to Holdings	2,153	1,755	(648)
Less: Preferred stock dividends	80	79	53
Net income (loss) available to Holdings’ common shareholders	$2,073	$1,676	$(701)

EARNINGS PER COMMON SHARE
Net income (loss) applicable to Holdings’ common shareholders per common share:
Basic	$5.49	$4.02	$(1.56)
Diluted	$5.46	$3.98	$(1.56)
Weighted average common shares outstanding (in millions):
Basic	377.6	417.4	450.4
Diluted	379.9	421.2	450.4

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Non-GAAP operating earnings	$1,726	$2,555	$2,302

The following table summarizes our Non-GAAP Operating Earnings per common share for the years ended December 31, 2022, 2021 and 2020:

	Year Ended December 31,
	2022	2021	2020

Non-GAAP operating earnings per common share:
Basic	$4.36	$5.93	$4.99
Diluted	$4.33	$5.88	$4.99

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021
Net Income Attributable to Holdings
Net income attributable to Holdings increased by $0.4 billion to a net income of $2.2 billion for the year ended December 31, 2022 from a net income of $1.8 billion for the year ended December 31, 2021. The following notable items were the primary drivers for the change in net income (loss):
Favorable items included:
•Net derivative gains increased $8.1 billion from a $7.1 billion loss in prior period driven by reduced interest rate derivative positions and equity market depreciation during 2022 as compared to equity market appreciation in 2021.
•Commissions and distribution-related payments decreased by $95 million mainly due to lower payments to financial intermediaries for the distribution of AB mutual funds in our Investment Management and Research segment, lower AV in our Legacy segment related to equity market depreciation during 2022 partially offset by higher sales of Employee Benefits products in our Protection Solutions segment.
•Compensation, benefits and other operating expenses decreased by $84 million mainly due to lower fund expenses as a result of lower average assets due to the Venerable Transaction, lower separation expenses, lower legal reserve accruals, reduced compensation & benefits and continued improvement from our efficiency program partially offset by higher general and administrative expenses in our Investment Management and Research segment and unfavorable COLI impacts related to 2022 equity market depreciation.
•Policyholders’ benefits decreased by $72 million mainly due to lower mortality in 2022 compared to 2021.
•Net income attributable to noncontrolling interest decreased by $174 million mainly due to losses from AB’s consolidated VIEs and lower AB pre-tax income.
These were partially offset by the following unfavorable items:
•Change in market risk benefits and purchased market risk benefits increased by $4.7 billion mainly due to equity market depreciation during 2022 as compared to equity market appreciation in 2021, partially offset by greater increase in interest rates during 2022.
•Investment gains decreased by $1.8 billion mainly due to rebalancing in the General Account portfolio associated with the Venerable Transaction in 2021 and Global Atlantic Transaction in 2022 and the duration program during 2022.
•Fee-type revenue decreased by $682 million mainly driven by lower fees primarily in our Investment Management and Research segment, lower fees in our Legacy segment as a result of the AV ceded to Venerable, and lower fees in our Individual Retirement segment due to lower average Separate Accounts AV due to lower equity markets.
•Net investment income decreased by $531 million mainly due to lower alternative investment income, lower assets due to the Venerable and Global Atlantic transactions, and lower income from seed capital investments (offset by hedging gains in derivatives), partially offset by higher income from floating rate securities, higher SCS asset balances and General Account optimization.
•Interest credited to policyholders’ account balances increased by $191 million mainly due to increased interest rates and average outstanding amounts of funding agreements and growth of SCS AV during 2022.
•Remeasurement of liability for future policy benefits increased by $53 million mainly due to a higher reserve impact in 2022 than 2021 from unfavorable assumption updates in 2022 versus favorable assumption updates in 2021 and elevated claims in 2022 in our Protection Solutions segment.
•Income tax expense increased by $159 million primarily due to higher pre-tax income in the year ended 2022 compared the year ended 2021, and a higher effective tax rate in the year ended 2022.
See “—Significant Factors Impacting Our Results—Effect of Assumption Updates on Operating Results” for more information regarding assumption updates.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings decreased by $829 million to $1.7 billion for the year ended December 31, 2022 from $2.6 billion in the year ended December 31, 2021. The following notable items were the primary drivers for the change in Non-GAAP Operating Earnings:

Unfavorable items included:
•Fee-type revenue decreased by $739 million mainly driven by lower fees primarily in our Investment Management and Research segment, lower fees in our Legacy segment as a result of the AV ceded to Venerable, and lower fees in our Individual Retirement segment due to lower average Separate Accounts AV due to lower equity markets.
•Net investment income decreased by $410 million mainly due to lower alternative investment income, lower assets due to the Venerable and Global Atlantic Transactions, and lower income from seed capital investments (offset by hedging gains in derivatives) partially offset by higher income from floating rate securities, higher SCS asset balances and General Account portfolio optimization.
•Interest credited to policyholders’ account balances increased by $191 million mainly due to increased interest rates and average outstanding amounts of funding agreements and growth of SCS AV during 2022.
•Remeasurement of liability for future policy benefits increased by $67 million mainly due to a higher reserve impact in 2022 than 2021 from unfavorable assumption updates in 2022 versus favorable assumption updates in 2021 and elevated claims in 2022 in our Protection Solutions segment.
These were partially offset by the following favorable items:
•Policyholders’ benefits decreased by $105 million mainly due to lower mortality in 2022 versus 2021.
•Net derivative losses decreased $98 million mainly due to equity market depreciation during 2022.
•Commissions and distribution-related payments decreased by $95 million mainly due to lower payments to financial intermediaries for the distribution of AB mutual funds in our Investment Management and Research segment, lower AV in our Legacy segment related to equity market depreciation during 2022 partially offset by higher sales of Employee Benefits products in our Protection Solutions segment.
•Earnings attributable to the noncontrolling interest decreased by $91 million mainly due to lower pre-tax Operating earnings in our Investment Management and Research segment.
•Compensation, benefits and other operating costs and expenses decreased by $41 million mainly due to lower fund expenses as a result of lower average assets due to the Venerable Transaction, lower legal accruals, reduced compensation & benefits and continued improvement from our efficiency program partially offset by higher general and administrative expenses in our Investment Management and Research segment and unfavorable COLI impacts related to 2022 equity markets.
•Income tax expense decreased by $161 million mainly driven by lower pre-tax earnings, partially offset by a higher effective tax rate.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020
Effective January 1, 2023, the Company adopted ASU 2018-12 with a transition date of January 1, 2021, thereby permitting the Company to implement the standard only for the last two fiscal years rather than the customary last three fiscal years. As a result, the results for the year ended December 31, 2021 is not comparable to the results for the year ended December 31, 2020.
Results of Operations by Segment
We manage our business through the following six segments: Individual Retirement, Group Retirement, Investment Management and Research, Protection Solutions, Wealth Management and Legacy. We report certain activities and items that are not included in our four segments in Corporate and Other. The following section presents our discussion of operating earnings (loss) by segment and AUM, AV and Protection Solutions Reserves by segment, as applicable. Consistent with U.S. GAAP guidance for segment reporting, operating earnings (loss) is our U.S. GAAP measure of segment performance. See Note 21 of the Notes to the Consolidated Financial Statements for further information on our segments.
The following table summarizes operating earnings (loss) on our segments and Corporate and Other for the years ended December 31, 2022, 2021 and 2020: (Periods ending 2022 and 2021 reflect the adoption of LDTI; Period ended 2020 is on a Pre-LDTI basis)

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$762	$794	$996
Group Retirement	446	579	494
Investment Management and Research	424	564	432
Protection Solutions	97	262	164
Wealth Management	101	58	34
Legacy	235	522	569
Corporate and Other	(339)	(224)	(387)
Non-GAAP Operating Earnings	$1,726	$2,555	$2,302
Effective Tax Rates by Segment
For 2022, 2021 and 2020 income tax expense was allocated to the Company’s business segments using a 17%, 16% and 16% ETR respectively, for our retirement and protection businesses (Individual Retirement, Group Retirement, Protection Solutions and Legacy), 26%, 30% and 32% ETR for Wealth Management and a 28%, 27% and 27% ETR respectively, for Investment Management and Research.
Individual Retirement
The Individual Retirement segment includes our variable annuity products which primarily meet the needs of individuals saving for retirement or seeking retirement income.
The following table summarizes operating earnings of our Individual Retirement segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings	$762	$794	$996

Key components of operating earnings are:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
REVENUES
Policy charges, fee income and premiums	$655	$726	$780
Net investment income	1,056	863	754
Net derivative gains (losses)	(42)	(31)	271
Investment management, service fees and other income	359	431	373
Segment revenues	$2,028	$1,989	$2,178

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	$56	$67	$197
Remeasurement of liability for future policy benefits	(3)	30	—
Interest credited to policyholders’ account balances	318	225	252
Commissions and distribution-related payments	235	233	191
Amortization of deferred policy acquisition costs	334	294	259
Compensation, benefits and other operating costs and expenses	165	191	105
Segment benefits and other deductions	$1,105	$1,040	$1,004

The following table summarizes AV for our Individual Retirement segment as of the dates indicated:

	December 31, 2022	December 31, 2021
	(in millions)
AV (1)
General Account	$37,822	$36,709
Separate Accounts	36,455	45,920
Total AV	$74,277	$82,629
______________
(1)AV presented are net of reinsurance.
The following table summarizes a roll-forward of AV for our Individual Retirement segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Balance as of beginning of period	$82,629	$72,519	$65,009
Gross premiums	11,488	10,991	7,228
Surrenders, withdrawals and benefits	(7,555)	(8,393)	(5,072)
Net flows	3,933	2,598	2,156
Investment performance, interest credited and policy charges	(12,285)	7,493	5,363
Reclassified to Liabilities held for sale
Other (1) (2)	—	19	(9)
Balance as of end of period	$74,277	$82,629	$72,519
______________
(1)For the year ended December 31, 2021 amounts reflect $(38) million transfer of policyholders account balances to future policyholder benefits and other policyholders liabilities related to structured settlement contracts and $57 million of AV transfer of a closed block of GMxB business from the Group Retirement Segment to the Individual Retirement Segment.
(2)For the year ended December 31, 2020, amounts are primarily related to our fixed income annuity (“FIA”) contracts which were previously reported as Policyholders’ account balances in the consolidated balance sheets and therefore included in our definition of

“Account Value”. Effective January 1, 2020, FIAs are reported as future policy benefits and other policyholders’ liabilities in the consolidated balance sheets and accordingly were excluded from Account Value.
Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021 for the Individual Retirement Segment
Operating earnings
Operating earnings decreased $32 million to $762 million during the year ended December 31, 2022 from $794 million in the year ended December 31, 2021. The following notable items were the primary drivers of the change in operating earnings:

Unfavorable items included:
•Fee-type revenue decreased by $143 million mainly due to lower average Separate Accounts AV as result of lower equity markets.
•Interest credited to policyholders’ account balances increased by $93 million mainly due to the growth of SCS AV during 2022.
•Amortization of DAC increased by $40 million mainly due to continued growth of SCS business.
•Net derivative gains (losses) decreased by $11 million mainly due to increased losses from TIPS hedging, offset in Net investment income.
•Income tax expense increased by $6 million mainly driven by lower pre-tax income in the year ended 2022 compared the year ended 2021 partially offset by a higher effective tax rate in 2022.
These were partially offset by the following favorable items:
•Net investment income increased by $193 million mainly due to higher income from floating rate securities, higher SCS asset balances and General Account portfolio optimization, partially offset by lower alternative investment income, lower prepayments and lower assets due to the Venerable transaction.
•Remeasurement of liability for future policy benefits decreased by $33 million mainly due to an unfavorable assumption update in 2021.
•Compensation, benefits and other operating costs and expenses decreased by $26 million primarily due to lower compensation related expenses, primarily associated with lower headcount, and lower subadvisory fees from lower average Separate Account AV.
•Policyholders’ benefits decreased by $11 million mainly due to runoff of inforce business.
Net Flows and AV
•The decline in AV of $8.4 billion in the year ended December 31, 2022 was driven by a decrease in investments performance and interest credited to account balances, net of policy charges of $12.3 billion as a result of equity market depreciation in 2022, partially offset by net inflows of $3.9 billion.
•Net inflows of $3.9 billion were $1.3 billion higher than in the year ended December 31, 2021, mainly driven by inflows from continued growth in SCS sales.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 for the Individual Retirement Segment
Operating earnings
Operating earnings decreased $202 million to $794 million during the year ended December 31, 2021 from $996 million in the year ended December 31, 2020. The following notable items were the primary drivers of the change in operating earnings:
Unfavorable items included:
•Net derivative gains (losses) decreased by $302 million due to the adoption of LDTI.
•Compensation, benefits and other operating costs and expenses increased by $86 million mainly due to higher allocated corporate expenses due to the Venerable transaction.

•Commissions and distribution related payments increased by $42 million mainly due to higher average separate account balances.
•DAC Amortization increased by $35 million due to the adoption of LDTI.
•Remeasurement of liability for future policy benefits increased by $30 million due to the adoption of LDTI.
These were partially offset by the following favorable items:
•Policyholders’ benefits decreased by $130 million due to the adoption of LDTI.

•Net investment income increased by $109 million mainly due to higher income from our alternative investment portfolio, higher SCS asset balances, prepayments and General Account portfolio optimization.
•Interest credited to policyholders’ account balances decreased by $27 million mainly due to the impact of equity market appreciation on our SCS product features.
Net Flows and AV
•The increase in AV of $10.1 billion in the year ended December 31, 2021 was driven by an increase in investment performance and interest credited to account balances, net of policy charges, of $7.5 billion, as a result of equity market appreciation in 2021 and by net inflows of $2.6 billion.
•Net inflows of $2.6 billion were $442 million higher than in the year ended December 31, 2020 mainly driven by inflows from continued growth in SCS sales.
Group Retirement
The Group Retirement segment offers tax-deferred investment and retirement services or products to plans sponsored by educational entities, municipalities and not-for-profit entities, as well as small and medium-sized businesses.
The following table summarizes operating earnings of our Group Retirement segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings	$446	$579	$494

Key components of operating earnings are:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
REVENUES
Policy charges, fee income and premiums	$318	$371	$295
Net investment income	624	752	641
Net derivative (losses) gains	(30)	(20)	1
Investment management, service fees and other income	246	268	211
Segment revenues	$1,158	$1,371	$1,148

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	$—	$—	$2
Interest credited to policyholders’ account balances	281	303	303
Commissions and distribution-related payments	154	149	135
Amortization of deferred policy acquisition costs	59	64	21
Compensation, benefits and other operating costs and expenses	123	163	102
Interest expense	1	—	—
Segment benefits and other deductions	$618	$679	$563
The following table summarizes AV and AUA for our Group Retirement segment as of the dates indicated:

	December 31,
	2022	2021
	(in millions)
AV and AUA
General Account	$9,175	$13,046
Separate Accounts and Mutual Funds (1)	22,830	34,763
Total AV and AUA (2)	$32,005	$47,809
____________
(1)    Prior period amounts related to Separate Account AV and Mutual Funds AUA were revised to include Mutual Fund AUA. The impact of the revision to December 31, 2021 total AV and AUA was $457 million.
(2)    AV presented are net of reinsurance.
The following table summarizes a roll-forward of AV and AUA for our Group Retirement segment for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Balance as of beginning of period (1)	$47,809	$42,756	$37,880
Gross premiums	4,448	3,839	3,343
Surrenders, withdrawals and benefits	(3,814)	(4,016)	(3,047)
Net flows (1) (3)	634	(177)	296
Investment performance, interest credited and policy charges (1) (3)	(7,075)	5,287	4,283
Other (2)	—	(57)	—
Ceded to Global Atlantic (4)	(9,363)	—	—
Balance as of end of period	$32,005	$47,809	$42,459
____________
(1)Prior period amounts related to the AV and AUA roll-forward were updated to include Mutual Fund AUA. The impact of the revision to the beginning balance of the year ended December 31, 2021 was $297 million. Net Flows revision impact for the year ended December

31, 2021 was $129 million. Investment performance, interest credited and policy charges revision impact for the year ended December 31, 2021 was $30 million.
(2)For the year ended December 31, 2021, amounts reflect AV transfer of GMxB closed block business from Group Retirement Segment to the Individual Retirement Segment.
(3)For the year ended December 31, 2022, net outflows of $179 million and investment performance, interest credited and policy charges of $(422) million, respectively, are excluded as these amounts are related to ceded AV to Global Atlantic.
(4)Effective October 3, 2022, AV excludes activity related to ceded AV to Global Atlantic Transaction. In addition, roll-forward reflects the AV ceded pursuant to the Global Atlantic Transaction as of the transaction date. For additional information on the Global Atlantic Transaction see MD&A - Executive Summary “Global Atlantic Reinsurance Transaction”.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021 for the Group Retirement Segment
Operating earnings
Operating earnings decreased by $133 million to $446 million during the year ended December 31, 2022 from $579 million during the year ended December 31, 2021. The following notable items were the primary drivers of the change in operating earnings:
Unfavorable items included:
•Net investment income decreased by $128 million primarily due to lower alternative investment income, lower prepayments and lower assets from the Global Atlantic Transaction partially offset by higher income from floating rate securities and General Account portfolio optimization.
•Fee-type revenue decreased by $75 million due to lower average Separate Account AV from market depreciation and ceded assets from the Global Atlantic Transaction.
These were partially offset by the following favorable items:
•Compensation, benefits and other operating costs and expenses decreased by $40 million mainly due to one-time litigation expense in 2021.
•Interest credited to policyholders’ account balances decreased by $22 million mainly due to the portion of policies ceded from the Global Atlantic Transaction.
•Income tax expense decreased by $19 million primarily driven by lower pretax earnings partially offset by a higher effective tax rate in 2022.
Net Flows and AV
•The decrease in AV of $15.8 billion in the year ended December 31, 2022 was primarily due to the Global Atlantic Transaction and market depreciation, partially offset by net inflows of $634 million.
•Net inflows of $634 million increased by $811 million compared to 2021, driven by net outflows from the portion of policies ceded pursuant to the Global Atlantic Transaction, gross premiums reflecting strong sales and client engagement, partially offset by modestly higher outflows.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 for the Group Retirement Segment
Operating earnings
Operating earnings increased by $85 million to $579 million during the year ended December 31, 2021 from $494 million in the year ended December 31, 2020. The following notable items were the primary drivers of the change in operating earnings:
Favorable items include:
•Fee-type revenue increased by $132 million primarily due to higher average Separate Accounts AV, driven by equity market appreciation.
•Net investment income increased by $111 million due to higher income from our alternative investment portfolio, higher average asset balances, prepayments and General Account portfolio optimization.
These were partially offset by the following unfavorable items:
•Compensation, benefits and other operating costs and expenses increased by $61 million mainly due to litigation expense related to the 403(b) business.
•Amortization of DAC increased by $43 million mainly due to the adoption of LDTI.
•Net derivative gains (losses) decreased by $21 million mainly due to inflation related hedging loss offset on TIPS in the General Account.
•Commissions and distribution-related payments increased by $14 million mainly due to a higher premium based commission.

•Income tax expense increased by $21 million driven by higher pre-tax operating income.
Net Flows and AV
•The increase in AV of $5.4 billion in the year ended December 31, 2021 was primarily due to strong equity markets partially offset by net outflows of $177 million.
•Net inflows decreased $473 million to outflows of $177 million due to higher surrender from higher AV, partially offset by higher sales and renewals.

Investment Management and Research
The Investment Management and Research segment provides diversified investment management, research and related services to a broad range of clients around the world. Operating earnings (loss), net of tax, presented here represents our average economic interest in AB of approximately 64%, 65% and 65% during years ended December 31, 2022, 2021 and 2020.

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings	$424	$564	$432

Key components of operating earnings are:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
REVENUES
Net investment income (loss)	$(43)	$13	$31
Net derivative gains (losses)	41	(13)	(36)
Investment management, service fees and other income	4,107	4,430	3,708
Segment revenues	$4,105	$4,430	$3,703

BENEFITS AND OTHER DEDUCTIONS
Commissions and distribution related payments	$630	$708	$569
Compensation, benefits and other operating costs and expenses	2,519	2,507	2,211
Interest expense	18	5	6
Segment benefits and other deductions	$3,167	$3,220	$2,786

Changes in AUM in the Investment Management and Research segment for the periods presented were as follows:

	Year Ended December 31,
	2022	2021	2020
	(in billions)
Balance as of beginning of period	$778.6	$685.9	$622.9
Long-term flows
Sales/new accounts	115.6	150.0	124.1
Redemptions/terminations	(95.4)	(103.8)	(109.3)
Cash flow/unreinvested dividends	(23.8)	(20.1)	(17.4)
Net long-term inflows (outflows) (2)	(3.6)	26.1	(2.6)
Adjustments (1)	(0.4)	—	—
Acquisition (3)	12.2	—	0.2

	Year Ended December 31,
	2022	2021	2020
	(in billions)
Market appreciation (depreciation)	(140.4)	66.6	65.4
Net change	(132.2)	92.7	63.0
Balance as of end of period	$646.4	$778.6	$685.9
__________
(1)Approximately $0.4 billion of Institutional AUM was removed from AB total assets under management during the second quarter 2022 due to a change in the fee structure.
(2)Net flows include $4.5 billion and $1.3 billion of AXA redemptions for 2022 and 2021, respectively.
(3)The CarVal acquisition added approximately $12.2 billion of Institutional AUM in the third quarter 2022.
Average AUM in the Investment Management and Research segment for the periods presented by distribution channel and investment services were as follows:

	Year Ended December 31,
	2022	2021	2020
	(in billions)
Distribution Channel:
Institutions	$308.4	$325.7	$285.9
Retail	267.8	291.0	236.5
Private Wealth	110.3	114.1	97.1
Total	$686.5	$730.8	$619.5

Investment Service:
Equity Actively Managed	$239.7	$252.2	$179.8
Equity Passively Managed (1)	60.4	68.7	57.1
Fixed Income Actively Managed – Taxable	210.0	253.1	254.4
Fixed Income Actively Managed – Tax-exempt	54.1	53.8	47.9
Fixed Income Passively Managed (1)	11.5	9.6	9.4
Alternatives/Multi-Asset Solutions (2)	110.8	93.4	70.9
Total	$686.5	$730.8	$619.5
____________
(1)Includes index and enhanced index services.
(2)Includes certain multi-asset solutions and services not included in equity of fixed income services.
Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021 for the Investment Management and Research Segment
Operating earnings
Operating earnings decreased $140 million to $424 million during the year ended December 31, 2022 from $564 million in the year ended December 31, 2021. The following notable items were the primary drivers of the change in operating earnings:
Unfavorable items included:
•Fee-type revenue decreased by $323 million primarily due to lower investment advisory base fees, performance based fees and Bernstein Research Services revenues. The decrease in investment advisory base fees was primarily driven by lower average AUM. The decrease in performance based fees was primarily due to lower performance fees earned on Financial Services Opportunities, U.S. Select Equity, Arya Partners and Private Credit Services, partially offset by higher U.S. Real Estate Funds fees. The decrease in Bernstein Research Services revenues were primarily driven by significantly lower customer trading activity in Europe and Asia due to local market conditions.
•Compensation, benefits, interest expense and other operating costs increased by $25 million mainly due to higher general and administrative costs, primarily relating to higher professional fees, portfolio servicing fees and technology fees, partially offset by lower compensation and benefit costs.

•Net investment income, net of derivative gains, was unfavorable by $2 million. Net investment income decreased by $56 million mainly due to higher losses on the seed capital investments subject to market risk, offset by an increase in net derivative gains of $54 million mainly due to higher gains from economically hedging the seed capital investments.
These were partially offset by the following favorable items:
•Commissions and distribution-related payments decreased by $78 million mainly due to lower payments to financial intermediaries for the distribution of AB mutual funds.
•Earnings attributable to noncontrolling interest decreased by $86 million due to lower pre-tax earnings.
•Income tax expense decreased by $46 million due to lower pre-tax earnings.
Long-Term Net Flows and AUM
•Total AUM as of December 31, 2022 was $646.4 billion, down $(132.2) billion, or 17.0%, compared to December 31, 2021. The decrease was primarily as a result of market depreciation of $(140.4) billion and net outflows of $(3.6) billion, offset by the addition of $12.2 billion due to the acquisition of CarVal. Retail net outflows were $(11.6) billion, partially offset by Institutional and Private Wealth net inflows of $6.3 billion and $1.7 billion.
•Excluding AXA redemptions of $4.5 billion, AB generated net inflows of $0.9 billion during the year ended December 31, 2022.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 for the Investment Management and Research Segment
Operating earnings
For discussion that compares results for the year ended December 31, 2021 to the year ended December 31, 2020 refer to the MD&A section in our 2021 Form 10-K.
Net Flows and AUM
For discussion that compares results for the year ended December 31, 2021 to the year ended December 31, 2020 refer to the MD&A section in our 2021 Form 10-K.
Protection Solutions
The Protection Solutions segment includes our life insurance and employee benefits businesses. We provide a targeted range of products aimed at serving the financial needs of our clients throughout their lives, including VUL, IUL and term life products. In 2015, we entered the employee benefits market and currently offer a suite of dental, vision, life, as well as short- and long-term disability insurance products to small and medium-size businesses.
In recent years, we have refocused our product offering and distribution towards less capital intensive, higher return accumulation and protection products. For example, in January 2021, we discontinued offering our most interest sensitive IUL product. We plan to improve our operating earnings over time through earnings generated from sales of our repositioned product portfolio and by proactively managing and optimizing our in-force book.
The following table summarizes operating earnings (loss) of our Protection Solutions segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings (loss)	$97	$262	$164

Key components of operating earnings (loss) are:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
REVENUES
Policy charges, fee income and premiums	$2,018	$1,951	$1,971
Net investment income	981	1,102	944
Net derivative (losses) gains	(20)	(20)	5
Investment management, service fees and other income	141	146	118
Segment revenues	$3,120	$3,179	$3,038

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	$1,896	$1,881	$1,875
Remeasurement of liability for future policy benefits	47	(33)	—
Interest credited to policyholders’ account balances	511	516	514
Commissions and distribution related payments	142	131	121
Amortization of deferred policy acquisition costs	117	116	84
Compensation, benefits and other operating costs and expenses	289	255	251
Interest expense	1	—	—
Segment benefits and other deductions	$3,003	$2,866	$2,845
The following table summarizes Protection Solutions Reserves for our Protection Solutions segment as of the dates presented:

	December 31, 2022	December 31, 2021
	(in millions)
Protection Solutions Reserves (1)
General Account	$18,208	$18,902
Separate Accounts	13,634	17,012
Total Protection Solutions Reserves	$31,842	$35,914
_______________
(1)Does not include Protection Solutions Reserves for our employee benefits business as it is a scaling business and therefore has immaterial in-force policies.
The following table presents our in-force face amounts for the periods indicated, respectively, for our individual life insurance products:

	December 31, 2022	December 31, 2021
	(in billions)
In-force face amount by product: (1)
Universal Life (2)	$43.1	$45.9
Indexed Universal Life	27.5	27.9
Variable Universal Life (3)	133.4	132.8
Term	211.9	215.4
Whole Life	1.1	1.2
Total in-force face amount	$417.0	$423.2
_______________
(1)Includes individual life insurance and does not include employee benefits as it is a scaling business and therefore has immaterial in-force policies.
(2)UL includes GUL.
(3)VUL includes VL and COLI.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021 for the Protection Solutions Segment
Operating earnings
Operating earnings decreased $165 million to $97 million during the year ended December 31, 2022 from $262 million in the year ended December 31, 2021. The following notable items were the primary drivers of the change in operating earnings:
Unfavorable items included:
•Net investment income decreased by $121 million mainly due to lower alternative investment income and lower prepayments, partially offset by higher income from floating rate securities, TIPS, and General Account portfolio optimization.
•Remeasurement of liability for future policy benefits increased by $80 million mainly due to a higher reserve impact in 2022 than 2021 from unfavorable assumption updates in 2022 versus favorable assumption updates in 2021 and elevated claims in 2022.
•Compensation, benefits and other operating costs and expenses increased by $34 million mainly due to higher consulting fees and higher travel expenses.
•Policyholders’ benefits increased by $15 million mainly due to higher life mortality, net of PFBL reserve accruals, and growth in Employee Benefits.
•Commissions and distribution-related payments increased by $11 million mainly due to higher sales of Employee Benefits products.
These were partially offset by the following favorable items:
•Fee-type revenue increased by $62 million mainly driven by higher premiums due to growth in Employee Benefits (offset in Policyholder’s benefits).
•Income tax expense decreased by $31 million primarily due to lower pre-tax earnings, partially offset by a higher effective tax rate in 2022.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 for the Protection Solutions Segment
Operating earnings
Operating earnings increased by $98 million to $262 million during the year ended December 31, 2021 from $164 million in the year ended December 31, 2020. The following notable items were the primary drivers of the change in operating earnings:
Favorable items include:
•Net investment income increased by $158 million primarily due to higher income from our alternative investment portfolio, higher average assets balances, prepayments and General Account portfolio optimization.
•Remeasurement of liability for future policy benefits decreased by $33 million primarily due to the adoption of LDTI.
These were partially offset by the following unfavorable items:
•Amortization of deferred policy acquisition costs increased by $32 million primarily due to the adoption of LDTI.
•Net derivative gains (losses) decreased by $25 million primarily due to inflation related hedging loss offset on TIPS in the General Account.
•Commissions and distribution related payments increased by $10 million mainly due to higher sales.
•Income tax (expense) benefit increased by $21 million primarily due to higher pre-tax earnings.
Wealth Management
The Wealth Management segment is an emerging leader in the wealth management space with a differentiated advice value proposition, that offers discretionary and non-discretionary investment advisory accounts, financial planning and advice, life insurance, and annuity products. In 2023, we began reporting this business separately from our other segments and Corporate and Other.

The following table summarizes operating earnings of our Wealth Management segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings	$101	$58	$34

Key components of operating earnings are:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
REVENUES
Net investment income	$2	$—	$—
Net derivative gains (losses)	—	—	—
Investment management, service fees and other income	1,444	1,437	1,180
Segment revenues	$1,446	$1,437	$1,180

BENEFITS AND OTHER DEDUCTIONS
Commissions and distribution-related payments	$940	$946	$757
Compensation, benefits and other operating costs and expenses	370	408	373
Interest expense	—	—	—
Segment benefits and other deductions	$1,310	$1,354	$1,130

The following table summarizes a roll-forward of AUA roll-forward for our Wealth Management segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
Total Wealth Management Assets	(in millions)
Beginning assets	$82,794	$61,984	$53,904
Net Flows	4,513	7,214	3,624
Market appreciation (depreciation) and other	(14,901)	13,596	4,456
Total Wealth Management ending assets	$72,406	$82,794	$61,984

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021 for the Wealth Management Segment
Operating earnings
Operating earnings increased by $43 million to $101 million during the year ended December 31, 2022 from $58 million in the year ended December 31, 2021. The following notable items were the primary drivers of the change in operating earnings:
Favorable items:
•Compensation, benefits and other operating costs and expenses decreased by $38 million mainly due to reduced compensation and benefits and continued improvement from our efficiency program.
•Commissions and distribution-related payments decreased by $6 million mainly due to lower insurance sales.

•Investment management, service fees and other income increased by $7 million mainly due to a combination of higher asset balances driving increased fee-type revenue and higher sweep revenue due to higher interest rates.
Unfavorable items:
•Income tax (expense) benefit increased by $10 million mainly due to higher pre-tax earnings in 2023.
Net Flows and AUA
•Total AUA as of December 31, 2022 was $72.4 billion, down $10.4 billion or 12.5%, compared to December 31, 2021. The decrease was primarily as a result of market depreciation of $14.9 billion partially offset by and net inflows of $4.5 billion.
•Net inflows of $4.5 billion were $2.7 billion lower than in the year ended December 31, 2021, mainly driven by higher surrender activity and decreased sales.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 for the Wealth Management Segment
Operating earnings
Operating Earnings increased by $24 million to $58 million during the year ended December 31, 2021 from $34 million in the year ended December 31, 2020. The following notable items were the primary drivers of the change in operating earnings:
Favorable items include:
•Investment management, service fees and other income increased by $257 million mainly driven by a combination of higher asset balances due to increases in net flows and favorable equity markets driving higher fee-type and trail revenue, coupled with increased insurance sales.
These were partially offset by the following unfavorable items:
•Commissions and distribution related payments increased by $189 million mainly due to higher advisory and insurance sales.
•Compensation, benefits and other operating costs and expenses increased by $35 million mainly due to higher variable costs associated with higher advisory and insurance sales.
•Income tax increased by $9 million mainly due to higher pre-tax income.
Net Flows and AUA
•Total AUA as of December 31, 2021 was $82.8 billion, an increase of $20.8 billion or 33.6%, compared to December 31, 2020. The increase was primarily as a result of market appreciation of $13.6 billion and net inflows of $7.2 billion.
•Net inflows of $7.2 billion were $3.6 billion higher than in the year ended year ended December 31, 2020 mainly driven by strong sales attributed to strong client engagement.

Legacy
The Legacy segment consists of our capital intensive fixed-rate GMxB business written prior to 2011. In 2023, we began reporting this business separately from our Individual Retirement business.
The following table summarizes operating earnings of our Legacy segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings	$235	$522	$569

Key components of operating earnings are:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
REVENUES
Policy charges, fee income and premiums	$139	$335	$1,254
Net investment income	252	424	492
Net derivative gains (losses)	—	—	60
Investment management, service fees and other income	428	470	327
Segment revenues	$819	$1,229	$2,133

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	$167	$175	$1,010
Remeasurement of liability for future policy benefits	—	9	—
Interest credited to policyholders’ account balances	49	53	60
Commissions and distribution-related payments	187	230	206
Amortization of deferred policy acquisition costs	65	66	40
Compensation, benefits and other operating costs and expenses	65	72	135
Interest expense	1	—	—
Segment benefits and other deductions	$534	$605	$1,451

The following table summarizes AV for our Legacy segment as of the dates indicated:

	December 31, 2022	December 31, 2021
	(in millions)
AV (1)
General Account	$925	$988
Separate Accounts	20,557	28,287
Total AV	$21,482	$29,275
______________
(1)AV presented are net of reinsurance.
The following table summarizes a roll-forward of AV for our Legacy segment for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Balance as of beginning of period	$29,275	$44,869	$43,912
Gross premiums	259	258	265
Surrenders, withdrawals and benefits	(2,491)	(3,750)	(3,550)
Net flows (1)	(2,232)	(3,492)	(3,285)
Investment performance, interest credited and policy charges (1)	(5,561)	4,825	4,242
Ceded to Venerable (2)	—	(16,927)	—
Balance as of end of period	$21,482	$29,275	$44,869
______________
(1)For the years ended December 31, 2022 and 2021, net flows of $(312) million and $(830) million and investment performance, interest credited and policy charges of $689 million and $589 million, respectively, are excluded as these amounts are related to ceded AV to Venerable.

(2)Effective June 1, 2021, AV excludes activity related to ceded AV to Venerable. In addition, roll-forward reflects the AV ceded to Venerable as of the transaction date. For additional information on the Venerable Transaction see Note 1 of the Notes to Consolidated Financial Statements.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021 for the Legacy segment
Operating earnings
Operating earnings decreased $287 million to $235 million during the year ended December 31, 2022 from $522 million in the year ended December 31, 2021. The following notable items were the primary drivers of the change in operating earnings:
Unfavorable items included:
•Fee-type revenue decreased by $238 million mainly due to lower account values due to equity market performance, the Venerable transaction and policyholder outflows.
•Net investment income decreased by $172 million mainly due to due to lower assets due to the Venerable Transaction and lower alternative investment income and lower prepayments.
These were partially offset by the following favorable items:
•Commissions and distribution-related payments decreased by $43 million mainly due to lower average account values gross of Venerable due to equity market performance expected policyholder outflows, offset by commission reimbursements recorded in Other Income.
•Remeasurement of liability for future policy benefits decreased by $9 million mainly due to unfavorable assumption update in 2021.
•Compensation, benefits and other operating costs and expenses decreased by $7 million mainly due to lower subadvisory fees from lower average Separate Account AV.
•Income tax (expense) benefit decreased by $52 million mainly due to lower pre-tax income.
Net Flows and AV
◦The decline in AV of $7.8 billion in the year ended December 31, 2022 was driven by a decrease in investment performance and interest credited to account balances, net of policy charges, of $5.6 billion as a result of equity market depreciation in 2022 and net outflows of $2.2 billion.
◦Net outflows of $2.2 billion were $1.3 billion lower than in the year ended December 31, 2021, mainly driven by lower average account values due to the decline in the equity markets.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 for the Legacy segment
Operating earnings
Operating earnings decreased $47 million to $522 million during the year ended December 31, 2021 from $569 million in the year ended December 31, 2020. The following notable items were the primary drivers of the change in operating earnings:

Unfavorable items included:
•Fee-type revenue decreased $777 million primarily due to lower account values due the Venerable transaction and the adoption of LDTI.
•Net investment income decreased by $68 million primarily due to due to lower average assets due to the Venerable transaction, partially offset by higher income from alternative investments.
•Net derivative gains (losses) decreased by $60 million primarily due to the adoption of LDTI.
•Amortization of deferred policy acquisition costs increased by $26 million primarily due to the adoption of LDTI.
•Commissions and distribution related payments increased by $24 million primarily due to higher average AV gross of account values ceded to Venerable, offset by reimbursements recorded in Other Income
These were partially offset by the following favorable items:

•Policyholders’ benefits decreased by $835 million primarily due to the adoption of LDTI.
•Compensation, benefits and other operating costs and expenses decreased by $63 million primarily due to lower allocated expenses due to the Venerable transaction.
•Income tax (expense) benefit decreased by $11 million primarily due to lower pre-tax income.
Net Flows and AV
•The decline in AV of $15.6 billion in the year ended December 31, 2021 was primarily driven by $16.9 billion AV ceded to Venerable and net outflows of $3.5 billion, partially offset by an increase in investment performance and interest credited to account balances, net of policy charges, of $4.8 billion as a result of equity market depreciation in 2022.
•Net outflows of $3.5 billion were $207 million higher than in the year ended December 31, 2021, mainly driven by higher average account values due to Separate Account growth, partially offset by the impact of the Venerable transaction.
Corporate and Other
Corporate and Other includes some of our financing and investment expenses. It also includes: the Closed Block, run-off variable annuity reinsurance business, run-off group pension business, run-off health business, benefit plans for our employees, certain strategic investments and certain unallocated items, including capital and related investments, interest expense and financing fees and corporate expense. AB’s results of operations are reflected in the Investment Management and Research segment. Accordingly, Corporate and Other does not include any items applicable to AB.
The following table summarizes operating earnings (loss) of Corporate and Other for the periods presented:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating earnings (loss)	$(339)	$(224)	$(387)

General Account Investment Portfolio
The General Account investment portfolio is used to support the insurance and annuity liabilities of our Individual Retirement, Group Retirement, Protection Solutions and Legacy business segments. In the first quarter 2022, the Company changed its methodology for allocating its General Account investment portfolio, which resulted in a change in the asset and net investment income allocation amongst the Company’s business segments. Following this change, the segmentation of the general account investments is now more closely aligned with the liability characteristics of the product groups. Management determined that the change in the allocation methodology allows for improved flexibility and infuses an active asset liability management practice into the segmentation process. Additionally, the Company also changed its basis for allocating the spread earned from our FHLB investment borrowing and FABN programs. The spread earned from our FHLB investment borrowing and FABN programs includes the investment income on the assets less interest credited on the funding agreements. The net spread as reflected in net investment income is allocated to the segments based on the percentage of the individual segment insurance liabilities over the combined segment insurance liabilities.
Our investment philosophy is driven by our long-term commitments to clients, robust risk management and strategic asset allocation. Our General Account investment portfolio investment strategy seeks to achieve sustainable risk-adjusted returns by focusing on principal preservation and investment return, subject to duration and liquidity requirements by product as well as diversification of investment risks. Investment activities are undertaken based on established investment guidelines and are required to comply with applicable laws and insurance regulations.
Risk tolerances are established for credit risk, market risk, liquidity risk and concentration risk across issuers and asset classes, each of which seek to mitigate the impact of cash flow variability arising from these risks. Significant interest rate increases and market volatility in 2022 have reduced the fair value of fixed maturities from a net unrealized gain position to a net unrealized loss. These effects apply across the portfolio and are being assessed within aggregate asset and liability management strategies. As a part of asset and liability management, we maintain a weighted average duration for our General Account investment portfolio that is within an acceptable range of the estimated duration of our liabilities given our risk appetite and hedging programs.
The General Account investment portfolio consists largely of investment grade fixed maturities, short-term investments, commercial and agricultural mortgage loans, alternative investments and other financial instruments. Fixed maturities include publicly issued corporate bonds, government bonds, privately placed notes and bonds, bonds issued by states and municipalities, mortgage-backed securities and asset-backed securities. In addition, from time to time we use derivatives for hedging purposes to reduce our exposure to equity markets, interest rates, foreign currency and credit spreads.
We incorporate ESG factors into the investment processes for a significant portion of our General Account portfolio. As investors with a long-term horizon, we believe that companies with sustainable practices are better positioned to deliver value to stakeholders over an extended period. These companies are more likely to increase sales through sustainable products, reduce energy costs and attract and retain talent. This belief underpins our approach to sustainable investing, where we seek to enhance the sustainability and quality of our investment portfolio.
Investments in our surplus portfolio are generally comprised of a mix of fixed maturity investment grade and below investment grade securities as well as various alternative investments, primarily private equity and real estate equity. Although alternative investments are subject to period over period earnings fluctuations, they have historically achieved returns in excess of the fixed maturity portfolio.
The General Account investment portfolio reflects certain differences from the presentation of the U.S. GAAP Consolidated Financial Statements. This presentation is consistent with how we manage the General Account investment portfolio. For further investment information, see Note 3 and Note 4 of the Notes to the Consolidated Financial Statements.
Investment Results of the General Account Investment Portfolio
The following table summarizes the General Account investment portfolio results with Non-GAAP Operating Earnings adjustments by asset category for the periods indicated. This presentation is consistent with how we measure investment performance for management purposes.

	Year Ended December 31,
	2022		2021		2020
	Yield	Amount (2)	Yield	Amount (2)	Yield	Amount (2)
	(Dollars in millions)
Fixed Maturities:
Income (loss)	3.57%	$2,619	3.40%	$2,429	3.46%	$2,318
Ending assets		72,255		72,545		71,738
Mortgages:
Income (loss)	3.92%	587	4.08%	547	4.13%	517
Ending assets		16,481		14,033		13,159
Other Equity Investments: (1)
Income (loss)	5.21%	171	20.45%	534	6.14%	95
Ending assets		3,433		2,901		1,621
Policy Loans:
Income (loss)	5.35%	215	5.01%	203	5.28%	204
Ending assets		4,033		4,024		4,118
Cash and Short-term Investments:
Income (loss)	(1.44)%	(24)	(0.13)%	(2)	0.03%	1
Ending assets		1,419		1,662		2,095
Funding agreements:
Interest expense and other		(156)		(56)		(75)
Ending assets (liabilities)		(8,501)		(6,647)		(6,897)
Total Invested Assets:
Income (loss)	3.79%	3,412	4.28%	3,655	3.72%	3,060
Ending Assets		89,120		88,518		85,834
Short Duration Fixed Maturities:
Income (loss)	3.62%	5	4.48%	78	3.39%	184
Ending assets		87		142		4,704
Total:
Investment income (loss)	3.79%	3,417	4.28%	3,733	3.70%	3,244
Less: investment fees (3)	(0.15)%	(138)	(0.14)%	(118)	(0.12)%	(107)
Investment Income, Net	3.63%	3,279	4.15%	3,615	3.57%	3,137
Ending Net Assets		$89,207		$88,660		$90,538
_____________
(1)Includes, as of December 31, 2022, December 31, 2021 and December 31, 2020 respectively, $400 million, $319 million and $333 million of other invested assets. Amounts for certain consolidated VIE investments are shown net of associated non-controlling interest.
(2)Amount for fixed maturities and mortgages represents original cost, reduced by repayments, write-downs, adjusted amortization of premiums, accretion of discount and allowances. Cost for equity securities represents original cost reduced by write-downs; cost for other limited partnership interests represents original cost adjusted for equity in earnings and reduced by distributions.
(3)Investment fees are inclusive of investment management fees paid to AB.
AFS Fixed Maturities
The fixed maturity portfolio consists largely of investment grade corporate debt securities and includes significant amounts of U.S. government and agency obligations. The below investment grade securities in the General Account investment portfolio consist of loans to middle market companies, public high yield securities, bank loans, as well as “fallen angels,” originally purchased as investment grade investments.
AFS Fixed Maturities by Industry
The following table sets forth these fixed maturities by industry category as of the dates indicated along with their associated gross unrealized gains and losses.

AFS Fixed Maturities by Industry (1)

	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Percentage of Total (%)
	(Dollars in millions)
As of December 31, 2022
Corporate Securities:
Finance	$13,537	$—	$9	$1,682	$11,864	19%
Manufacturing	11,797	2	14	1,793	10,016	16%
Utilities	6,808	—	14	1,063	5,759	9%
Services	8,299	22	16	1,236	7,057	11%
Energy	3,740	—	11	574	3,177	5%
Retail and wholesale	3,394	—	14	433	2,975	5%
Transportation	2,277	—	8	367	1,918	3%
Other	124	—	3	15	112	—%
Total corporate securities	49,976	24	89	7,163	42,878	68%
U.S. government	7,054	—	1	1,218	5,837	10%
Residential mortgage-backed (2)	908	—	1	87	822	1%
Preferred stock	41	—	2	—	43	—%
State & political	609	—	7	89	527	1%
Foreign governments	985	—	2	151	836	1%
Commercial mortgage-backed	3,823	—	—	588	3,235	5%
Asset-backed securities	8,859	—	4	373	8,490	14%
Total	$72,255	$24	$106	$9,669	$62,668	100%

As of December 31, 2021
Corporate Securities:
Finance	$12,954	$—	$545	$59	$13,440	17%
Manufacturing	12,212	1	775	39	12,947	17%
Utilities	6,446	—	351	36	6,761	9%
Services	8,191	21	380	50	8,500	11%
Energy	3,854	—	174	17	4,011	5%
Retail and wholesale	3,390	—	218	18	3,590	5%
Transportation	2,181	—	156	10	2,327	3%
Other	60	—	2	—	62	—%
Total corporate securities	49,288	22	2,601	229	51,638	67%
U.S. government	13,056	—	2,344	15	15,385	20%
Residential mortgage-backed (2)	90	—	8	—	98	—%
Preferred stock	41	—	12	—	53	—%
State & political	586	—	78	3	661	1%
Foreign governments	1,124	—	42	14	1,152	1%
Commercial mortgage-backed	2,427	—	19	25	2,421	3%
Asset-backed securities	5,933	—	21	20	5,934	8%
Total	$72,545	$22	$5,125	$306	$77,342	100%
______________
(1)Investment data has been classified based on standard industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.
(2)Includes publicly traded agency pass-through securities and collateralized obligations.

Fixed Maturities Credit Quality
The SVO of the NAIC evaluates the investments of insurers for regulatory reporting purposes and assigns fixed maturities to one of six categories (“NAIC Designations”). NAIC Designations of “1” or “2” include fixed maturities considered investment grade, which include securities rated Baa3 or higher by Moody’s or BBB- or higher by Standard & Poor’s. NAIC Designations of “3” through “6” are referred to as below investment grade, which include securities rated Ba1 or lower by Moody’s and BB+ or lower by Standard & Poor’s. As a result of time lags between the funding of investments and the completion of the SVO filing process, the fixed maturity portfolio typically includes securities that have not yet been rated by the SVO as of each balance sheet date. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.
The following table sets forth the General Account’s fixed maturities portfolio by NAIC rating at the dates indicated.
AFS Fixed Maturities

NAIC Designation	Rating Agency Equivalent	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
As of December 31, 2022
1................................	Aaa, Aa, A	$44,612	$—	$56	$5,652	$39,016
2................................	Baa	24,843	—	47	3,804	21,086
	Investment grade	69,455	—	103	9,456	60,102
3................................	Ba	1,565	2	1	130	1,434
4................................	B	1,161	20	1	75	1,067
5................................	Caa	64	2	1	7	56
6................................	Ca, C	10	—	—	1	9
	Below investment grade	2,800	24	3	213	2,566
Total Fixed Maturities		$72,255	$24	$106	$9,669	$62,668

As of December 31, 2021:
1................................	Aaa, Aa, A	$44,653	$—	$3,734	$158	$48,229
2................................	Baa	25,141	—	1,357	127	26,371
	Investment grade	69,794	—	5,091	285	74,600
3................................	Ba	1,601	1	22	14	1,608
4................................	B	992	19	8	5	976
5................................	Caa	130	2	4	1	131
6................................	Ca, C	28	—	—	1	27
	Below investment grade	2,751	22	34	21	2,742
Total Fixed Maturities		$72,545	$22	$5,125	$306	$77,342

Mortgage Loans
The mortgage portfolio primarily consists of commercial and agricultural mortgage loans. The investment strategy for the mortgage loan portfolio emphasizes diversification by property type and geographic location with a primary focus on asset quality. The tables below show the breakdown of the amortized cost of the General Account’s investments in mortgage loans by geographic region and property type as of the dates indicated.

Mortgage Loans by Region and Property Type

	December 31, 2022		December 31, 2021
	Amortized Cost	% of Total	Amortized Cost	% of Total
	(Dollars in millions)
By Region:
U.S. Regions:
Pacific	$4,903	30%	$4,297	30%
Middle Atlantic	3,529	21	3,441	24
South Atlantic	2,059	12	1,982	14
East North Central	1,087	7	1,103	8
Mountain	1,368	8	978	7
West North Central	826	5	834	6
West South Central	1,111	7	609	5
New England	859	5	579	4
East South Central	475	3	146	1
Total U.S.	$16,217	98%	$13,969	99%
Other Regions:
Europe	$393	2%	$126	1%
Total Other	$393	2%	$126	1%
Total Mortgage Loans	$16,610	100%	$14,095	100%

By Property Type:
Office	$4,749	29%	$3,944	28%
Multifamily	5,657	33	4,694	33
Agricultural loans	2,590	16	2,644	19
Retail	327	2	728	5
Industrial	2,125	13	1,204	9
Hospitality	427	3	410	3
Other	735	4	471	3
Total Mortgage Loans	$16,610	100%	$14,095	100%
Liquidity and Capital Resources
Liquidity refers to our ability to generate adequate amounts of cash from our operating, investment and financing activities to meet our cash requirements with a prudent margin of safety. Capital refers to our long-term financial resources available to support business operations and future growth. Our ability to generate and maintain sufficient liquidity and capital is dependent on the profitability of our businesses, timing of cash flows related to our investments and products, our ability to access the capital markets, general economic conditions and the alternative sources of liquidity and capital described herein. When considering our liquidity and cash flows, we distinguish between the needs of Holdings and the needs of our insurance and non-insurance subsidiaries. We also distinguish and separately manage the liquidity and capital resources of our retirement and protection businesses (our Individual Retirement, Group Retirement, Legacy and Protection Solutions segments) and our Investment Management and Research and Wealth Management segments.
Sources and Uses of Liquidity
The Company has sufficient cash flows from operations to satisfy liquidity requirements in 2023.
Cash Flows of Holdings
As a holding company with no business operations of its own, Holdings primarily derives cash flows from dividends from its subsidiaries and distributions related to its economic interest in AB, all of which is currently held outside our insurance company subsidiaries. These principal sources of liquidity are augmented by cash and short-term investments held by Holdings and access to bank lines of credit and the capital markets. The main uses of liquidity for Holdings are interest payments and debt repayment, payment of dividends and other distributions to stockholders (which may include stock repurchases) loans and capital contributions, if needed, to our insurance subsidiaries. Our principal sources of liquidity and our capital position are described in the following paragraphs.
Sources and Uses of Holding Company Highly Liquid Assets
The following table sets forth Holdings’ principal sources and uses of highly liquid assets for the periods indicated.

	Year Ended December 31,
	2022	2021
	(in millions)
Highly Liquid Assets, beginning of period	$1,742	$3,088
Dividends from subsidiaries	1,801	792
Capital contributions to subsidiaries	(225)	(815)
M&A Activity	—	215
Total Business Capital Activity	1,576	192

Purchase of treasury shares	(849)	(1,637)
Shareholder dividends paid	(294)	(296)
Total Share Repurchases, Dividends and Acquisition Activity	(1,143)	(1,933)
Issuance of preferred stock	—	293
Preferred stock dividend	(80)	(79)
Total Preferred Stock Activity	(80)	214

Issuance of long-term debt	—	—
Repayment of long-term debt	—	(280)
Total External Debt Activity	—	(280)

Proceeds from loans from affiliates	—	1,000
Net decrease (increase) in existing facilities to affiliates (1)	(235)	(80)
Total Affiliated Debt Activity	(235)	920

Interest paid on external debt and P-Caps	(209)	(233)
Others, net	341	(226)
Total Other Activity	132	(459)

Net increase (decrease) in highly liquid assets	250	(1,346)
Highly Liquid Assets, end of period	$1,992	$1,742

______________
(1) Represents net activity of draws and repayments of existing credit facilities between Holdings and affiliates.

Capital Contribution to Our Subsidiaries
During the year ended December 31, 2022, Holdings made cash capital contributions of $225 million.
Loans from Our Subsidiaries
There were no loans from our subsidiaries during the year ended December 31, 2022.
Cash Distributions from Our Subsidiaries
During the year ended December 31, 2022, Holdings received pretax cash distributions from AB of $577 million and post-tax distributions from Equitable Financial of $930 million, Equitable Advisors of $85 million and EIM of $210 million.
Distributions from Insurance Subsidiaries
Our insurance companies are subject to limitations on the payment of dividends and other transfers of funds to Holdings and other affiliates under applicable insurance law and regulation. Also, more generally, the ability of our insurance subsidiaries to pay dividends can be affected by market conditions and other factors beyond our control.
Under New York’s insurance laws, which are applicable to Equitable Financial, a domestic stock life insurer may not, without prior approval of the NYDFS, pay an Ordinary Dividend. Extraordinary Dividends require the insurer to file a notice of its intent to declare the dividends with the NYDFS and obtain prior approval or non-disapproval from the NYDFS. Due to a permitted statutory accounting practice agreed to with the NYDFS, Equitable Financial will need the prior approval of the NYDFS to pay a Permitted Practice Ordinary Dividend. Applying the formula above, Equitable Financial could pay an Ordinary Dividend of up to approximately $1.7 billion in 2023.
Distributions from AllianceBernstein
ABLP is required to distribute all of its Available Cash Flow, as defined in the Amended and Restated Partnership Agreement of ABLP, to the holders of AB Units and to the General Partner. Available Cash Flow is defined as the cash flow received by ABLP from operations minus such amounts as the General Partner determines, in its sole discretion, should be retained by ABLP for use in its business, or plus such amounts as the General Partner determines, in its sole discretion, should be released from previously retained cash flow. Distributions by ABLP are made 1% to the General Partner and 99% among the limited partners.
Typically, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of general and limited partnership interests at the end of the quarter. In future periods, management of AB anticipates that Available Cash Flow will be based on adjusted diluted net income per unit, unless management of AB determines, with the concurrence of the Board of Directors of AB, that one or more adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the Amended and Restated Agreement of Limited Partnership of AB Holding, to holders of AB Holding Units pro rata in accordance with their percentage interest in AB Holding. Available Cash Flow is defined as the cash distributions AB Holding receives from ABLP minus such amounts as the General Partner determines, in its sole discretion, should be retained by AB Holding for use in its business (such as the payment of taxes) or plus such amounts as the General Partner determines, in its sole discretion, should be released from previously retained cash flow. AB Holding is dependent on the quarterly cash distributions it receives from ABLP, which is subject to the performance of capital markets and other factors beyond our control. Distributions from AB Holding are made pro rata based on the holder’s percentage ownership interest in AB Holding.
As of December 31, 2022, Holdings and its non-insurance company subsidiaries hold approximately 170.1 million AB Units, 4.1 million AB Holding Units and the 1% General Partnership interest in ABLP.
As of December 31, 2022, the ownership structure of ABLP, including AB Units outstanding as well as the general partner’s 1% interest, was as follows:

Owner	Percentage Ownership
EQH and its subsidiaries	59.9%
AB Holding	39.4%
Unaffiliated holders	0.7%
Total	100.0%
Including both the general partnership and limited partnership interests in AB Holding and ABLP, Holdings and its subsidiaries had an approximate 61% economic interest in AB as of December 31, 2022. The issuance of AB Units relating to the CarVal acquisition is not expected to have a significant impact on the Company’s cash flows.
Holdings Credit Facilities
On June 24, 2021, Holdings entered into the Amended and Restated Revolving Credit Agreement with respect to a five-year senior unsecured revolving credit facility (the “Credit Facility”), which lowered the facility amount to $1.5 billion and extended the maturity date to June 24, 2026, among other changes. The Amended and Restated Revolving Credit Agreement amends the Revolving Credit Agreement entered into by Holdings on February 16, 2018, as amended on March 22, 2021.
The Credit Facility may provide significant support to our liquidity position when alternative sources of credit are limited. In addition to the Credit Facility, we have letter of credit facilities with an aggregate principal amount of approximately $1.9 billion (the “LOC Facilities”), primarily to be used to support our life insurance business reinsured to EQ AZ Life Re in April 2018. In June 2021, Holdings entered into amendments with each of the issuers of its bilateral letter of credit facilities to effect changes similar to those effected in the Amended and Restated Revolving Credit Agreement. The respective facility limits of the bilateral letter of credit facilities remained unchanged.
The Credit Facility and LOC Facilities contain certain administrative, reporting, legal and financial covenants, including requirements to maintain a specified minimum consolidated net worth and to maintain a ratio of indebtedness to total capitalization not in excess of a specified percentage, and limitations on the dollar amount of indebtedness that may be incurred by our subsidiaries and the dollar amount of secured indebtedness that may be incurred by us, which could restrict our operations and use of funds. The right to borrow funds under the Credit Facility and LOC Facilities is subject to the fulfillment of certain conditions, including compliance with all covenants, and the ability to borrow thereunder is also subject to the continued ability of the lenders that are or will be parties to the facilities to provide funds. As of December 31, 2022, we were in compliance with these covenants.
Contingent Funding Arrangements
For information regarding activity pertaining to our contingent funding arrangements and other off-balance sheet commitments, see “Commitments and Contingent Liabilities” in Note 19 of the Notes to the Consolidated Financial Statements in this Form 10-.
Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock
For information pertaining to our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock see Note 22 of the Notes to the Consolidated Financial Statements.
Capital Position of Holdings
We manage our capital position to maintain financial strength and credit ratings that facilitate the distribution of our products and provide our desired level of access to the bank and capital markets. Our capital position is supported by the ability of our subsidiaries to generate cash flows and distribute cash to us and our ability to effectively manage the risk of our businesses and to borrow funds and raise capital to meet our operating and growth needs.
Our Board and senior management are directly involved in the development of our capital management policies. Accordingly, capital actions, including proposed changes to the annual capital plan, capital targets and capital policies, are approved by the Board.

Dividends Declared and Paid
The declaration and payment of future dividends is subject to the discretion of our Board of Directors and depends on our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by Holdings’ insurance subsidiaries and other factors deemed relevant by the Board.
The payment of dividends will be substantially restricted in the event that we do not declare and pay (or set aside) dividends on the Series A, Series B and Series C Preferred Stock for the last proceeding dividend period. For additional information on our preferred stock, see “—Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock”.
For information regarding activity pertaining to common and preferred dividends declared and paid, see Note 22 of the Notes to the Consolidated Financial Statements.
Share Repurchase Programs
For information regarding activity pertaining to share repurchase programs, see Note 22 of the Notes to the Consolidated Financial Statements.
Sources and Uses of Liquidity of Our Insurance Subsidiaries
The principal sources of liquidity for our insurance subsidiaries are premiums, investment and fee income, deposits associated with our insurance and annuity operations, cash and invested assets, as well as internal borrowings. The principal uses of that liquidity include benefits, claims and dividends paid to policyholders and payments to policyholders in connection with surrenders and withdrawals. Other uses of liquidity include commissions, general and administrative expenses, purchases of investments, the payment of dividends to Holdings and hedging activity. Certain of our insurance subsidiaries’ principal sources and uses of liquidity are described in the paragraphs that follow.
We manage the liquidity of our insurance subsidiaries with the objective of ensuring that they can meet payment obligations linked to our Individual Retirement, Group Retirement and Protection Solutions businesses and to their outstanding debt and derivative positions, including in our hedging programs, without support from Holdings. We employ an asset/liability management approach specific to the requirements of each of our insurance businesses. We measure liquidity against internally-developed benchmarks that consider the characteristics of our asset portfolio and the liabilities that it supports in both the short-term (the next 12 months) and long-term (beyond the next 12 months). We consider attributes of the various categories of our liquid assets (for example, type of asset and credit quality) in calculating internal liquidity indicators for our insurance and reinsurance operations. Our liquidity benchmarks are established for various stress scenarios and durations, including company-specific and market-wide events. The scenarios we use to evaluate the liquidity of our subsidiaries are defined to allow operating entities to operate without support from Holdings.
Liquid Assets
The investment portfolios of our insurance subsidiaries are a significant component of our overall liquidity. Liquid assets include cash and cash equivalents, short-term investments, U.S. Treasury fixed maturities, fixed maturities that are not designated as HTM and public equity securities. We believe that our business operations and the liquidity profile of our assets provide sufficient liquidity under reasonably foreseeable stress scenarios for each of our insurance subsidiaries.
See “—General Account Investment Portfolio” and Note 3 and Note 4 of the Notes to the Consolidated Financial Statements for a description of our retirement and protection businesses’ portfolio of liquid assets.
Hedging Activities
Because the future claims exposure on our insurance products, and in particular our variable annuity products with GMxB features, is sensitive to movements in the equity markets and interest rates, we have in place various hedging and reinsurance programs that are designed to mitigate the economic risks of movements in the equity markets and interest rates. We use derivatives as part of our overall asset/liability risk management program primarily to reduce exposures to equity market and interest rate risks. In addition, we use credit derivatives to replicate exposure to individual securities or pools of securities as a means of achieving credit exposure similar to bonds of the underlying issuer(s) more efficiently. The derivative contracts are an integral part of our risk management program, especially for the management of our variable annuities program, and are collectively managed to reduce the economic impact of unfavorable movements in capital markets. These derivative transactions require liquidity to meet payment obligations such as payments for periodic settlements, purchases, maturities and terminations as well as liquid assets pledged as collateral related to any decline in the net estimated fair value. Collateral calls represent one of our biggest drivers for liquidity needs for our insurance subsidiaries. Our derivatives contracts reside primarily within Equitable Financial, which has a significantly large investment portfolio.
FHLB Membership
Equitable Financial and Equitable America are members of the FHLB, which provides access to collateralized borrowings and other FHLB products.
See Note 19 of the Notes to the Consolidated Financial Statements for further description of our FHLB program.
FABN
Under the FABN program, Equitable Financial may issue funding agreements in U.S. dollar or other foreign currencies.
See Note 19 of the Notes to the Consolidated Financial Statements for further description of our FABN program.
Sources and Uses of Liquidity of our Investment Management and Research Segment
The principal sources of liquidity for our Investment Management and Research business include investment management fees and borrowings under its credit facilities and commercial paper program. The principal uses of liquidity include general and administrative expenses, business financing and distributions to holders of AB Units and AB Holding Units plus interest and debt service. The primary liquidity risk for our fee-based Investment Management and Research business is its profitability, which is impacted by market conditions and our investment management performance.
EQH Facility
AB has a $900 million committed, unsecured senior credit facility (the “EQH Facility”). The EQH Facility matures on November 4, 2024 and is available for AB’s general business purposes. Borrowings under the EQH Facility generally bear interest at a rate per annum based on prevailing overnight commercial paper rates.
The EQH Facility contains affirmative, negative and financial covenants which are substantially similar to those in AB’s committed bank facilities. The EQH Facility also includes customary events of default substantially similar to those in AB’s committed bank facilities, including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lender’s commitment may be terminated.
Amounts under the EQH Facility may be borrowed, repaid and re-borrowed by AB from time to time until the maturity of the facility. AB or Holdings may reduce or terminate the commitment at any time without penalty upon proper notice. Holdings also may terminate the facility immediately upon a change of control of AB’s general partner.
As of December 31, 2022 and 2021, AB had $900 million and $755 million outstanding under the EQH Facility, with interest rates of approximately 4.3% and 0.2%, respectively. Average daily borrowing of the EQH Facility during the full year 2022 and the full year 2021 were $655 million and $405 million, respectively, with a weighted average interest rates of approximately 1.7% and 0.2%, respectively.
EQH Uncommitted Facility
In addition to the EQH Facility, AB entered into a $300 million uncommitted, unsecured senior credit facility (the “EQH Uncommitted Facility”) with EQH. The EQH Uncommitted Facility matures on September 1, 2024 and is available for AB’s general business purposes. Borrowings under the EQH Uncommitted Facility bear interest generally at a rate per annum based on prevailing overnight commercial paper rates. The EQH Uncommitted Facility contains affirmative, negative and financial covenants, which are substantially similar to those in the EQH Facility.
As of December 31, 2022, AB had $90 million outstanding balance on the EQH Uncommitted Facility, with interest rate of approximately 4.3%. Average daily borrowing of the EQH Uncommitted Facility during the full year 2022 was $1 million with weighted average interest rate of approximately 4.3%. During 2021, AB did not draw on the facility.

Statutory Capital of Our Insurance Subsidiaries
Our capital management framework for our insurance subsidiaries is primarily based on statutory RBC standards and the CTE asset standard for our variable annuity business.
RBC requirements are used as minimum capital requirements by the NAIC and the state insurance departments to evaluate the capital condition of regulated insurance companies. RBC is based on a formula calculated by applying factors to various asset, premium, claim, expense and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk, market risk and business risk and is calculated on a quarterly basis and made public on an annual basis. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. These rules apply to our insurance company subsidiaries and not to Holdings. State insurance laws provide insurance regulators the authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not meet or exceed certain RBC levels. At the date of the most recent annual statutory financial statements filed with insurance regulators, the total adjusted capital of each of these insurance company subsidiaries subject to these requirements was in excess of each of those RBC levels.
See Note 20 of the Notes to the Consolidated Financial Statements for additional information relating to Prescribed and Permitted Statutory Accounting practices and its impact on our statutory surplus.
Captive Reinsurance Company
We use a captive reinsurance company to more effectively manage our reserves and capital on an economic basis and to enable the aggregation and transfer of risks. Our captive reinsurance company assumes business from affiliates only and is closed to new business. Our captive reinsurance company is a wholly-owned subsidiary located in the United States. In addition to state insurance regulation, our captive is subject to internal policies governing its activities. We continue to analyze the use of our existing captive reinsurance structure, as well as additional third-party reinsurance arrangements.
Borrowings
Our financial strategy going forward will remain subject to market conditions and other factors. For example, we may from time to time enter into additional bank or other financing arrangements, including public or private debt, structured facilities and contingent capital arrangements, under which we could incur additional indebtedness.
For information regarding activity pertaining to our total consolidated borrowings, see Note 14 of the Notes to the Consolidated Financial Statements.
Ratings
Financial strength ratings (which are sometimes referred to as “claims-paying” ratings) and credit ratings are important factors affecting public confidence in an insurer and its competitive position in marketing products. Our credit ratings are also important for our ability to raise capital through the issuance of debt and for the cost of such financing.
Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under an insurance policy. Credit ratings represent the opinions of rating agencies regarding an entity’s ability to repay its indebtedness. The following table summarizes the ratings for Holdings and certain of its subsidiaries. AM Best, S&P and Moody’s have a stable outlook.

	AM Best	S&P	Moody’s
Last review date	Feb '23	Jun '22	Jan '23
Financial Strength Ratings:
Equitable Financial Life Insurance Company	A	A+	A1
Equitable Financial Life Insurance Company of America	A	A+	A1
Credit Ratings:
Equitable Holdings, Inc.	bbb+	BBB+	Baa1
Last review date		Sep '22	Jan '23
AllianceBernstein L.P.		A	A2

Material Cash Requirements
The table below summarizes the material short and long-term cash requirements related to contractual and other obligations as of December 31, 2022. Short-term cash requirements are considered to be requirements within the next 12 months and long-term cash requirements are considered to be beyond the next 12 months. We do not believe that our cash flow requirements can be adequately assessed based solely upon an analysis of these obligations, as the table below does not contemplate all aspects of our cash inflows, such as the level of cash flow generated by certain of our investments, nor all aspects of our cash outflows.

	Estimated Payments Due by Year
	Total	2023	2024-2025	2026-2027	2028 and thereafter
	(in millions)
Material Cash Requirements:
Insurance liabilities (1)	$111,931	$2,582	$6,465	$7,389	$95,495
FHLB Funding Agreements	8,501	6,130	1,049	630	692
Interest on FHLB Funding Agreements	346	113	109	52	72
FABN Funding Agreements	7,159	1,000	1,900	2,100	2,159
Interest on FABN Funding Agreements	369	95	172	76	26
Operating leases, net of sublease commitments	1,003	144	198	149	512
Long-Term and Short-term Debt	3,870	520	—	—	3,350
Interest on long-term debt and short-term debt	2,416	175	330	330	1,581
Interest on P-Caps	371	24	47	47	253
Employee benefits	3,304	211	444	369	2,280
Funding Commitments	2,118	520	832	766	—
Total Material Cash Requirements	$141,388	$11,514	$11,546	$11,908	$106,420
______________
(1) Policyholders’ liabilities represent estimated cash flows out of the General Account related to the payment of death and disability claims, policy surrenders and withdrawals, annuity payments, minimum guarantees on Separate Account funded contracts, matured endowments, benefits under accident and health contracts, policyholder dividends and future renewal premium-based and fund-based commissions offset by contractual future premiums and deposits on in-force contracts. These estimated cash flows are based on mortality, morbidity and lapse assumptions comparable with the Company’s experience and assume market growth and interest crediting consistent with actuarial assumptions. These amounts are undiscounted and, therefore, exceed the policyholders’ account balances and future policy benefits and other policyholder liabilities included in the consolidated balance sheet included elsewhere in this Annual Report on Form 10-K. They do not reflect projected recoveries from reinsurance agreements. Due to the use of assumptions, actual cash flows will differ from these estimates, see “— Summary of Critical Accounting Estimates — Liability for Future Policy Benefits.” Separate Accounts liabilities have been excluded as they are legally insulated from General Account obligations and will be funded by cash flows from Separate Accounts assets.
Unrecognized tax benefits of $314 million, including $3 million related to AB were not included in the above table because it is not possible to make reasonably reliable estimates of the occurrence or timing of cash settlements with the respective taxing authorities.
In addition, the below items are included as part of AB’s aggregate contractual obligations:
•As of December 31, 2022, AB had a $399 million accrual for compensation and benefits, of which $10 million is expected to be paid in 2023, $15 million in 2024-2025, $17 million in 2026-2027 and $38 million in 2028 and thereafter. Further, AB expects to make contributions to its qualified profit-sharing plan of $18 million in each of the next four years.
•During 2010, as general partner of AllianceBernstein U.S. Real Estate L.P. (“Real Estate Fund”), AB committed to invest $25 million in the Real Estate Fund. As of December 31, 2022, AB funded $22 million of this commitment. During 2014, as general partner of AllianceBernstein U.S. Real Estate II L.P. (“Real Estate Fund II”), AB committed to invest $27 million as amended in 2020, in the Real Estate Fund II. As of December 31, 2022, AB had funded $22 million of this commitment.

Summary of Critical Accounting Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in our consolidated financial statements included elsewhere herein. For a discussion of our significant accounting policies, see Note 2 of the Notes to the Consolidated Financial Statements. The most critical estimates include those used in determining:
Pre-LDTI Adoption
•liabilities for future policyholders benefits;
•accounting for reinsurance;
•capitalization and amortization of DAC;
•estimated fair values of investments in the absence of quoted market values and investment impairments;
•estimated fair values of freestanding derivatives and the recognition and estimated fair value of embedded derivatives requiring bifurcation;
•goodwill and related impairment;
•measurement of income taxes and the valuation of deferred tax assets; and
•liabilities for litigation and regulatory matters.
Post-LDTI Adoption
•market risk benefits and purchased market risk benefits;
•accounting for reinsurance;
•estimated fair values of investments in the absence of quoted market values and investment impairments;
•estimated fair values of freestanding derivatives;
•goodwill and related impairment;
•measurement of income taxes and the valuation of deferred tax assets; and
•liabilities for litigation and regulatory matters.
In applying our accounting policies, we make subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries while others are specific to our business and operations. Actual results could differ from these estimates.
Pre-LDTI Adoption
Liability for Future Policy Benefits
We establish reserves for future policy benefits to, or on behalf of, policyholders in the same period in which the policy is issued or acquired, using methodologies prescribed by U.S. GAAP. The assumptions used in establishing reserves are generally based on our experience, industry experience or other factors, as applicable. At least annually we review our actuarial assumptions, such as mortality, morbidity, retirement and policyholder behavior assumptions, and update assumptions when appropriate. Generally, we do not expect trends to change significantly in the short-term and, to the extent these trends may change, we expect such changes to be gradual over the long-term. The reserving methodologies used include the following:
•    UL and investment-type contract policyholder account balances are equal to the policy AV. The policy AV represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.
•    Participating traditional life insurance future policy benefit liabilities are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates.
•    Non-participating traditional life insurance future policy benefit liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest.

For most long-duration contracts, we utilize best estimate assumptions as of the date the policy is issued or acquired with provisions for the risk of adverse deviation, as appropriate. After the liabilities are initially established, we perform premium deficiency tests using best estimate assumptions as of the testing date without provisions for adverse deviation. If the liabilities determined based on these best estimate assumptions are greater than the net reserves (i.e., U.S. GAAP reserves net of any DAC or DSI), the existing net reserves are adjusted by first reducing the DAC or DSI by the amount of the deficiency or to zero through a charge to current period earnings. If the deficiency is more than these asset balances for insurance contracts, we then increase the net reserves by the excess, again through a charge to current period earnings. If a premium deficiency is recognized, the assumptions as of the premium deficiency test date are locked in and used in subsequent valuations and the net reserves continue to be subject to premium deficiency testing.
For certain reserves, such as those related to GMDB and GMIB features, we use current best estimate assumptions in establishing reserves. The reserves are subject to adjustments based on periodic reviews of assumptions and quarterly adjustments for experience, including market performance, and the reserves may be adjusted through a benefit or charge to current period earnings.
For certain GMxB features in our Individual Retirement segment, the benefits are accounted for as embedded derivatives, with fair values calculated as the present value of expected future benefit payments to contract holders less the present value of assessed rider fees attributable to the embedded derivative feature. Under U.S. GAAP, the fair values of these benefit features are based on assumptions a market participant would use in valuing these embedded derivatives. Changes in the fair value of the embedded derivatives are recorded quarterly through a benefit or charge to current period earnings.
The assumptions used in establishing reserves are generally based on our experience, industry experience and/or other factors, as applicable. We typically update our actuarial assumptions, such as mortality, morbidity, retirement and policyholder behavior assumptions, annually, unless a material change is observed in an interim period that we feel is indicative of a long-term trend. Generally, we do not expect trends to change significantly in the short-term and, to the extent these trends may change, we expect such changes to be gradual over the long-term. In a sustained low interest rate environment, there is an increased likelihood that the reserves determined based on best estimate assumptions may be greater than the net liabilities.
See Note 2 of the Notes to the Consolidated Financial Statements for additional information on our accounting policy relating to GMxB features and liability for future policy benefits and Note 9 of the Notes to the Consolidated Financial Statements for future policyholder benefit liabilities.
DAC
We incur significant costs in connection with acquiring new and renewal insurance business. Costs that relate directly to the successful acquisition or renewal of insurance contracts, are deferred as DAC. In addition to commissions, certain direct-response advertising expenses and other direct costs, other deferrable costs include the portion of an employee’s total compensation and benefits related to time spent selling, underwriting or processing the issuance of new and renewal insurance business only with respect to actual policies acquired or renewed. We utilize various techniques to estimate the portion of an employee’s time spent on qualifying acquisition activities that result in actual sales, including surveys, interviews, representative time studies and other methods. These estimates include assumptions that are reviewed and updated on a periodic basis or more frequently to reflect significant changes in processes or distribution methods.
Amortization Methodologies
Participating Traditional Life Policies
For participating traditional life policies (substantially all of which are in the Closed Block), DAC is amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield.
Estimated gross margins include anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the accumulated amortization of DAC of revisions to estimated gross margins is reflected in earnings in the period such estimated gross margins are revised. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to AOCI in consolidated equity as of the balance sheet date. Many of the factors that affect gross margins are included in the determination of the Company’s dividends to these policyholders. DAC adjustments related to participating traditional life policies do not create significant volatility in results of operations as the Closed Block recognizes a cumulative policyholder dividend obligation expense in “Policyholders’ dividends,” for the excess of actual cumulative earnings over expected cumulative earnings as determined at the time of demutualization.
Non-participating Traditional Life Insurance Policies
DAC associated with non-participating traditional life policies is amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in earnings (loss) in the period such deviations occur. For these contracts, the amortization periods generally are for the total life of the policy.
Universal Life and Investment-type Contracts
DAC associated with certain variable annuity products is amortized based on estimated assessments, with the remainder of variable annuity products, UL and investment-type products amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, Separate Account fees, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. When estimated gross profits are expected to be negative for multiple years of a contract life, DAC is amortized using the present value of estimated assessments. The effect on the amortization of DAC of revisions to estimated gross profits or assessments is reflected in net income (loss) in the period such estimated gross profits or assessments are revised. A decrease in expected gross profits or assessments would accelerate DAC amortization. Conversely, an increase in expected gross profits or assessments would slow DAC amortization. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to AOCI in consolidated equity as of the balance sheet date.
Quarterly adjustments to the DAC balance are made for current period experience and market performance related adjustments, and the impact of reviews of estimated total gross profits. The quarterly adjustments for current period experience reflect the impact of differences between actual and previously estimated expected gross profits for a given period. Total estimated gross profits include both actual experience and estimates of gross profits for future periods. To the extent each period’s actual experience differs from the previous estimate for that period, the assumed level of total gross profits may change. In these cases, cumulative adjustment to all previous periods’ costs is recognized.
During each accounting period, the DAC balances are evaluated and adjusted with a corresponding charge or credit to current period earnings for the effects of the Company’s actual gross profits and changes in the assumptions regarding estimated future gross profits. A decrease in expected gross profits or assessments would accelerate DAC amortization. Conversely, an increase in expected gross profits or assessments would slow DAC amortization. The effect on the DAC assets that would result from realization of unrealized gains (losses) is recognized with an offset to AOCI in consolidated equity as of the balance sheet date.
For the variable and UL policies a significant portion of the gross profits is derived from mortality margins and therefore, are significantly influenced by the mortality assumptions used. Mortality assumptions represent our expected claims experience over the life of these policies and are based on a long-term average of actual company experience. This assumption is updated periodically to reflect recent experience as it emerges. Improvement of life mortality in future periods from that currently projected would result in future deceleration of DAC amortization. Conversely, deterioration of life mortality in future periods from that currently projected would result in future acceleration of DAC amortization.
Loss Recognition Testing
After the initial establishment of reserves, loss recognition tests are performed using best estimate assumptions as of the testing date without provisions for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for the aggregate product group are insufficient to provide for expected future policy benefits and expenses for that line of business (i.e., reserves net of any DAC asset), loss recognition accounting is triggered and DAC is first written off, and thereafter a premium deficiency reserve is established by a charge to earnings.
In 2020, we determined that certain of our variable interest-sensitive life insurance products triggered loss recognition accounting due to low interest rates and we reduced DAC by $945 million through accelerated amortization.
Additionally, policyholder liability balances for a particular line of business may not be deficient in the aggregate to trigger loss recognition accounting; however, the pattern of earnings may be such that annual profits are expected to be recognized in earlier years and then followed by losses in later years. This pattern of profits followed by losses is exhibited in our VISL business and has caused us to increase policyholder liability balances by an amount that accounts for losses in future years. This pattern is caused by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate even if there is insufficient policy account value to cover the monthly deductions and charges. We estimate the PFBL accrual using a dynamic approach that changes over time as the projection and timing of future losses change.
In addition, we are required to analyze how net unrealized investment gains and losses on our AFS investment securities backing insurance liabilities affects product profitability, as if those unrealized investment gains and losses were realized. This may result in the recognition of unrealized gains and losses on related insurance assets and liabilities in a manner consistent with the recognition of the unrealized gains and losses on AFS investment securities within the statements of comprehensive income and changes in equity. Changes to net unrealized investment (gains) losses may increase or decrease DAC. Similar to a loss recognition event, if the DAC balance is reduced to zero, additional insurance liabilities are established. Unlike a loss recognition event, these adjustments may reverse from period to period.
Post-LDTI Adoption
Market Risk Benefits
Market risk benefits include contract features that provide minimum guarantees to policyholders and include GMIB, GMDB, GMWB, GMAB, and ROP DB benefits. MRBs are measured at estimated fair value with changes reported in the Change in market risk benefits and purchased market risk benefits, except for the portion of the fair value change related to the Company’s own credit risk, which is recognized in OCI.
MRBs are measured at fair value on a seriatim basis using an Ascribed Fee approach based upon policyholder behavior projections and risk neutral economic scenarios adjusted based on the facts and circumstances of the Company’s product features. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and variations in actuarial assumptions, including policyholder behavior, mortality and risk margins related to non-capital market inputs, as well as changes in our nonperformance risk adjustment may result in significant fluctuations in the estimated fair value of the MRBs that could materially affect net income.
Risk margins are established to capture the non-capital asset and liability component market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties in certain actuarial assumptions. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount needed to cover the guarantees.
We ceded the risk associated with certain of the variable annuity products with GMxB features described in the preceding paragraphs. The value of the MRBs on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by us with the exception of the input for nonperformance risk that reflects the credit of the reinsurer.
Sensitivity of MRBs to Changes in Interest Rates
The following table demonstrates the sensitivity of the MRBs to changes in long-term interest rates by quantifying the adjustments that would be required, assuming an increase and decrease in long-term interest rates of 50bps. This information considers only the direct effect of changes in the interest rates on MRB balances, net of reinsurance.
Interest Rate Sensitivity
December 31, 2022

Increase/(Decrease) In MRB
(in millions)
Increase in interest rates by 50bps	$(875)
Decrease in interest rates by 50bps	$998
Sensitivity of MRBs to Changes in Equity Returns
The following table demonstrates the sensitivity of the MRBs to changes in equity returns.

Equity Returns Sensitivity
December 31, 2022

Increase/(Decrease) In MRB
(in millions)
Increase in equity returns by 10%	$(886)
Decrease in equity returns by 10%	$988
Sensitivity of MRBs to Changes in GMIB Lapses
Lapse rates are adjusted at the contract level based on a comparison of the value of the embedded GMIB rider and the current policyholder account value, which include other factors such as considering surrender charges. Generally, lapse rates are assumed to be lower in periods when a surrender charge applies. A dynamic lapse function reduces the base lapse rate when the guaranteed amount is greater than the account value as in-the-money contracts are less likely to lapse.
GMIB Lapse floor Sensitivity
December 31, 2022

Increase/(Decrease) In MRB
(in millions)
GMIB Lapse floor of 1%	$(178)

Nonperformance Risk Adjustment
The valuation of our MRBs includes an adjustment for the risk that we fail to satisfy our obligations, which we refer to as our nonperformance risk. The nonperformance risk adjustment, which is captured as a spread over the risk-free rate in determining the discount rate to discount the cash flows of the liability, is determined by taking into consideration publicly available information relating to spreads on corporate bonds in the secondary market comparable to Holdings’ financial strength rating. The nonperformance risk adjustment itself is not fully economic as we believe our MRB liabilities should be discounted based on our investment yields rather than our own credit risk. However, our current nonperformance risk adjustment of 157 bps at Q4 2022 continues to be a good indicator of our investment spreads and its application therefore results in an appropriate valuation of our MRB liabilities.
The table below illustrates the impact that a range of reasonably likely variances in credit spreads would have on our consolidated balance sheet, excluding the effect of income tax, related to the GMxB Core and GMxB Legacy MRBs measured at estimated fair value. Even when credit spreads do not change, the impact of the nonperformance risk adjustment on fair value will change when the cash flows within the fair value measurement change. The table only reflects the impact of changes in credit spreads on our consolidated financial statements included elsewhere herein and not these other potential changes. In determining the ranges, we have considered current market conditions, as well as the market level of spreads that can reasonably be anticipated over the near term. The ranges do not reflect extreme market conditions such as those experienced during the 2008–2009 financial crisis as we do not consider those to be reasonably likely events in the near future.
NPR Sensitivity
December 31, 2022

Increase/(Decrease) In MRB
(in millions)
Increase in NPR by 50bps	$(1,297)
Decrease in NPR by 50bps	$1,387

Reinsurance
Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risk with respect to reinsurance receivables. We periodically review actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluate the financial strength of counterparties to our reinsurance agreements using criteria similar to those evaluated in our security impairment process. See “—Estimated Fair Value of Investments.” Additionally, for each of our reinsurance agreements, we determine whether the agreement provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. We review all contractual features, including those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. If we determine that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, we record the agreement using the deposit method of accounting.
Pre-LDTI, for reinsurance contracts other than those covering GMIB exposure, reinsurance recoverable balances are calculated using methodologies and assumptions that are consistent with those used to calculate the direct liabilities. GMIB reinsurance contracts are used to cede affiliated and non-affiliated reinsurers a portion of the exposure on variable annuity products that offer the GMIB feature. The GMIB reinsurance contracts are accounted for as derivatives and are reported at fair value. Gross reserves for GMIB, on the other hand, are calculated on the basis of assumptions related to projected benefits and related contract charges over the lives of the contracts, therefore, will not immediately reflect the offsetting impact on future claims exposure resulting from the same capital market and/or interest rate fluctuations that cause gains or losses on the fair value of the GMIB reinsurance contracts. Post-LDTI, both GMIB benefit and any associated reinsurance are accounted for as market risk benefits and are reported at fair value.
See Note 13 of the Notes to the Consolidated Financial Statements for additional information on our reinsurance.
Estimated Fair Value of Investments
The Company’s investment portfolio principally consists of public and private fixed maturities, mortgage loans, equity securities and derivative financial instruments, including exchange traded equity, currency and interest rate futures contracts, total return and/or other equity swaps, interest rate swap and floor contracts, swaptions, variance swaps, as well as equity options used to manage various risks relating to its business operations.
Fair Value Measurements
Investments reported at fair value in the consolidated balance sheets of the Company include fixed maturity securities classified as AFS, equity and trading securities and certain other invested assets, such as freestanding derivatives. In addition, reinsurance contracts covering GMIB exposure pre-LDTI, and the liabilities in the SCS variable annuity products, SIO in the EQUI-VEST variable annuity product series, MSO in the variable life insurance products, IUL insurance products and the GMAB, GIB, GMWB and GWBL feature in certain variable annuity products pre-LDTI, issued by the Company are considered embedded derivatives and reported at fair value. Post-LDTI adoption, GMxB riders and the reinsurance on these riders are held as Market Risk Benefits.
When available, the estimated fair value of securities is based on quoted prices in active markets that are readily and regularly obtainable; these generally are the most liquid holdings and their valuation does not involve management judgment. When quoted prices in active markets are not available, we estimate fair value based on market standard valuation methodologies. These alternative approaches include matrix or model pricing and use of independent pricing services, each supported by reference to principal market trades or other observable market assumptions for similar securities. More specifically, the matrix pricing approach to fair value is a discounted cash flow methodology that incorporates market interest rates commensurate with the credit quality and duration of the investment. For securities with reasonable price transparency, the significant inputs to these valuation methodologies either are observable in the market or can be derived principally from or corroborated by observable market data. When the volume or level of activity results in little or no price transparency, significant inputs no longer can be supported by reference to market observable data but instead must be based on management’s estimation and judgment. Substantially the same approach is used by us to measure the fair values of freestanding and embedded derivatives with exception for consideration of the effects of master netting agreements and collateral arrangements as well as incremental value or risk ascribed to changes in own or counterparty credit risk.
As required by the accounting guidance, we categorize our assets and liabilities measured at fair value into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique, giving the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). For additional information regarding the key estimates and assumptions surrounding the determinations of fair value measurements, see Note 8 of the Notes to the Consolidated Financial Statements.

Impairments and Valuation Allowances
The carrying values of fixed maturities classified as AFS are reported at fair value. Changes in fair value are reported in OCI, net of allowance for credit losses, policy related amounts and deferred income taxes. With the adoption of the Financial Instruments-Credit Losses standard, changes in credit losses are recognized in investment gains (losses), net.
With the assistance of our investment advisors, we evaluate AFS debt securities that experience a decline in fair value below amortized cost for credit losses which are evaluated in accordance with the financial instruments credit losses guidance. The remainder of the unrealized loss related to other factors, if any, is recognized in OCI. Integral to this review is an assessment made each quarter, on a security-by-security basis, by our IUS Committee, of various indicators of credit deterioration to determine whether the investment security has experienced a credit loss. This assessment includes, but is not limited to, consideration of the severity of the unrealized loss, failure, if any, of the issuer of the security to make scheduled payments, actions taken by rating agencies, adverse conditions specifically related to the security or sector, the financial strength, liquidity and continued viability of the issuer.
We recognize an allowance for credit losses on AFS debt securities with a corresponding adjustment to earnings rather than a direct write down that reduces the cost basis of the investment, and credit losses are limited to the amount by which the security’s amortized cost basis exceeds its fair value. Any improvements in estimated credit losses on AFS debt securities are recognized immediately in earnings. We do not use the length of time a security has been in an unrealized loss position as a factor, either by itself or in combination with other factors, to conclude that a credit loss does not exist, as was permitted to do prior to January 1, 2020.
If there is no intent to sell or likely requirement to dispose of the fixed maturity security before its recovery, only the credit loss component of any resulting allowance is recognized in income (loss) and the remainder of the fair value loss is recognized in OCI. The amount of credit loss is the shortfall of the present value of the cash flows expected to be collected as compared to the amortized cost basis of the security. The present value is calculated by discounting management’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security at the date of acquisition. Projections of future cash flows are based on assumptions regarding probability of default and estimates regarding the amount and timing of recoveries. These assumptions and estimates require use of management judgment and consider internal credit analyses as well as market observable data relevant to the collectability of the security. For mortgage and asset-backed securities, projected future cash flows also include assumptions regarding prepayments and underlying collateral value.
Write-offs of AFS debt securities are recorded when all or a portion of a financial asset is deemed uncollectible. Full or partial write-offs are recorded as reductions to the amortized cost basis of the AFS debt security and deducted from the allowance in the period in which the financial assets are deemed uncollectible. We elected to reverse accrued interest deemed uncollectible as a reversal of interest income. In instances where we collect cash that has previously been written off, the recovery will be recognized through earnings or as a reduction of the amortized cost basis for interest and principal, respectively.
Mortgage loans are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. For collectively evaluated mortgages, the Company estimates the allowance for credit losses based on the amortized cost basis of its mortgages over their expected life using a PD / LGD model. For individually evaluated mortgages, the Company continues to recognize valuation allowances based on the present value of expected future cash flows discounted at the loan’s original effective interest rate or on its collateral value if the loan is collateral dependent.
For commercial and agricultural mortgage loans, an allowance for credit loss is typically recommended when management believes it is probable that principal and interest will not be collected according to the contractual terms. Factors that influence management’s judgment in determining allowance for credit losses include the following:
•LTV ratio—Derived from current loan balance divided by the fair market value of the property. An allowance for credit loss is typically recommended when the LTV ratio is in excess of 100%. In the case where the LTV is in excess of 100%, the allowance for credit loss is derived by taking the difference between the fair market value (less cost of sale) and the current loan balance.
•DSC ratio—Derived from actual operating earnings divided by annual debt service. If the ratio is below 1.0x, then the income from the property does not support the debt.
•Occupancy—Criteria vary by property type but low or below market occupancy is an indicator of sub-par property performance.

•Lease expirations—The percentage of leases expiring in the upcoming 12 to 36 months are monitored as a decline in rent and/or occupancy may negatively impact the debt service coverage ratio. In the case of single-tenant properties or properties with large tenant exposure, the lease expiration is a material risk factor.
•Maturity—Mortgage loans that are not fully amortizing and have upcoming maturities within the next 12 to 24 months are monitored in conjunction with the capital markets to determine the borrower’s ability to refinance the debt and/or pay off the balloon balance.
•Borrower/tenant related issues—Financial concerns, potential bankruptcy, or words or actions that indicate imminent default or abandonment of property.
•Payment status - current vs. delinquent—A history of delinquent payments may be a cause for concern.
•Property condition—Significant deferred maintenance observed during the lenders annual site inspections.
•Other—Any other factors such as current economic conditions may call into question the performance of the loan.
Mortgage loans that do not share similar risk characteristics with other loans in the portfolio are individually evaluated quarterly by the IUS Committee for impairment on a loan-by-loan basis, including an assessment of related collateral value. Commercial mortgages 60 days or more past due and agricultural mortgages 90 days or more past due, as well as all mortgages in the process of foreclosure, are identified as problem mortgages. Based on its monthly monitoring of mortgages, a class of potential problem mortgages also is identified, consisting of mortgage loans not currently classified as problems but for which management has doubts as to the ability of the borrower to comply with the present loan payment terms and which may result in the loan becoming a problem or being restructured. The decision whether to classify a performing mortgage loan as a potential problem involves significant subjective judgments by management as to likely future industry conditions and developments with respect to the borrower or the individual mortgaged property.
For problem mortgage loans a valuation allowance is established to provide for the risk of credit losses inherent in the lending process. The allowance includes loan specific reserves for loans determined to be non-performing as a result of the loan review process. A non-performing loan is defined as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. The loan specific portion of the loss allowance is based on our assessment as to ultimate collectability of loan principal and interest. Valuation allowances for a non-performing loan are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. The valuation allowance for mortgage loans can increase or decrease from period to period based on such factors.
Impaired mortgage loans without provision for losses are mortgage loans where the fair value of the collateral or the net present value of the expected future cash flows related to the loan equals or exceeds the recorded investment. Interest income earned on mortgage loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on mortgage loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.
Mortgage loans are placed on nonaccrual status once management believes the collection of accrued interest is doubtful. Once mortgage loans are classified as nonaccrual mortgage loans, interest income is recognized under the cash basis of accounting and the resumption of the interest accrual would commence only after all past due interest has been collected or the mortgage loan on real estate has been restructured to where the collection of interest is considered likely.
See Note 2 and Note 3 of the Notes to the Consolidated Financial Statements for additional information relating to our determination of the amount of allowances and impairments.
Derivatives
We use freestanding derivative instruments to hedge various capital market risks in our products, including: (i) certain guarantees, some of which are reported as embedded derivatives; (ii) current or future changes in the fair value of our assets and liabilities; and (iii) current or future changes in cash flows. All derivatives, whether freestanding or embedded, are required to be carried on the balance sheet at fair value with changes reflected in either net income (loss) or in OCI, depending on the type of hedge. Below is a summary of critical accounting estimates by type of derivative.

Freestanding Derivatives
The determination of the estimated fair value of freestanding derivatives, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing such instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, nonperformance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. See Note 8 of the Notes to the Consolidated Financial Statements for additional details on significant inputs into the OTC derivative pricing models and credit risk adjustment.
Embedded Derivatives - Pre- LDTI Adoption
We issue variable annuity products with guaranteed minimum benefits, some of which are embedded derivatives measured at estimated fair value separately from the host variable annuity product, with changes in estimated fair value reported in net derivative gains (losses). The estimated fair values of these embedded derivatives are determined based on the present value of projected future benefits minus the present value of projected future fees attributable to the guarantee. The projections of future benefits and future fees require capital markets and actuarial assumptions, including expectations concerning policyholder behavior. A risk-neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk-free rates.
Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and variations in actuarial assumptions, including policyholder behavior, mortality and risk margins related to non-capital market inputs, as well as changes in our nonperformance risk adjustment may result in significant fluctuations in the estimated fair value of the guarantees that could materially affect net income. Changes to actuarial assumptions, principally related to contract holder behavior such as annuitization utilization and withdrawals associated with GMIB riders, can result in a change of expected future cash outflows of a guarantee between the accrual-based model for insurance liabilities and the fair-value based model for embedded derivatives. See Note 2 of the Notes to the Consolidated Financial Statements for additional information relating to the determination of the accounting model. Risk margins are established to capture the non-capital market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties in certain actuarial assumptions. For direct liabilities, risk margins are applied to non-capital market risk assumptions, while for reinsurance asset risk margins are based on the cost of capital a theoretical market participant would require to assume the risks. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount and cost of capital needed to cover the guarantees.
With respect to assumptions regarding policyholder behavior, we have recorded charges, and in some cases benefits, in prior years as a result of the availability of sufficient and credible data at the conclusion of each review.
We ceded the risk associated with certain of the variable annuity products with GMxB features described in the preceding paragraphs. The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by us with the exception of the input for nonperformance risk that reflects the credit of the reinsurer. However, because certain of the reinsured guarantees do not meet the definition of an embedded derivative and, thus are not accounted for at fair value, significant fluctuations in net income may occur when the change in the fair value of the reinsurance recoverable is recorded in net income without a corresponding and offsetting change in fair value of the directly written guaranteed liability.
Goodwill
Goodwill represents the excess of purchase price over the estimated fair value of identifiable net assets acquired in a business combination. We test goodwill for recoverability each annual reporting period at December 31 and at interim periods if facts or circumstances are indicative of potential impairment. As of December 31, 2022, our goodwill of $5.1 billion results solely from our investment in AB and is attributed to the Investment Management and Research segment, also deemed a reporting unit for purpose of assessing the recoverability of that goodwill.
Estimating the fair value of reporting units for the purpose of goodwill impairment testing is a subjective process that involves the use of significant judgements by management. Estimates of fair value are inherently uncertain and represent management’s reasonable expectation regarding future developments, giving consideration to internal strategic plans and general market and economic forecasts. On an annual basis, or when circumstances warrant, goodwill is tested for impairment utilizing the market approach, where the fair value of the reporting unit is based on its adjusted market valuation assuming a control premium.

Litigation and Regulatory Contingencies
We are a party to a number of legal actions and are involved in a number of regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on our financial position, results of operations and cash flows.
Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. On a quarterly and annual basis, we review relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in our consolidated financial statements included elsewhere herein. See Note 19 of the Notes to the Consolidated Financial Statements for information regarding our assessment of litigation contingencies.
Income Taxes
Income taxes represent the net amount of income taxes that we expect to pay to or receive from various taxing jurisdictions in connection with its operations. We provide for Federal and state income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryforward periods under the tax law in the applicable jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred tax assets will not be realized. Management considers all available evidence including past operating results, the existence of cumulative losses in the most recent years, forecasted earnings, future taxable income and prudent and feasible tax planning strategies. Our accounting for income taxes represents management’s best estimate of the tax consequences of various events and transactions. At December 31, 2022, we determined that it was more likely than not that a portion of our capital deferred tax assets would not be realized. The Company recorded a valuation allowance of $1.6 billion through Other Comprehensive Income. For more information, see Note 18 - Income Taxes.
Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities, and in evaluating our tax positions including evaluating uncertainties under the guidance for Accounting for Uncertainty in Income Taxes. Under the guidance, we determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. Tax positions are then measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.
Our tax positions are reviewed quarterly, and the balances are adjusted as new information becomes available.
Adoption of New Accounting Pronouncements
See Note 2 of the Notes to the Consolidated Financial Statements for a complete discussion of newly issued accounting pronouncements.

Part II, Item 7A.
        QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Our businesses are subject to financial, market, political and economic risks, as well as to risks inherent in our business operations. The discussion that follows provides additional information on market risks arising from our insurance asset/liability management and investment management activities. Such risks are evaluated and managed by each business on a decentralized basis. Primary market risk exposure results from interest rate fluctuations, equity price movements and changes in credit quality.
Individual Retirement, Group Retirement, Protection Solutions and Legacy Segments
Our results significantly depend on profit margins or “spreads” between investment results from assets held in the General Account investment portfolio and interest credited on individual insurance and annuity products. Management believes its fixed rate liabilities should be supported by a portfolio principally composed of fixed rate investments that generate predictable, steady rates of return. Although these assets are purchased for long-term investment, the portfolio management strategy considers them AFS in response to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook and other relevant factors. See the “Investments” section of Note 2 of the Notes to the Consolidated Financial Statements for the accounting policies for the investment portfolios. The objective of portfolio management is to maximize returns, taking into account interest rate and credit risks. Insurance asset/liability management includes strategies to minimize exposure to loss as interest rates and economic and market conditions change. As a result, the fixed maturity portfolio has modest exposure to call and prepayment risk and the vast majority of mortgage holdings are fixed rate mortgages that carry yield maintenance and prepayment provisions.
Investments with Interest Rate Risk – Fair Value
Assets with interest rate risk include AFS and trading fixed maturities and mortgage loans that make up 81.6% and 83.7% of the fair value of the General Account investment portfolio as of December 31, 2022 and 2021, respectively. As part of our asset/liability management, quantitative analyses are used to model the impact various changes in interest rates have on assets with interest rate risk. The table that follows shows the impact an immediate one percent increase/decrease in interest rates as of December 31, 2022 and 2021 would have on the fair value of fixed maturities and mortgage loans:

Interest Rate Risk Exposure

	December 31, 2022			December 31, 2021
	Fair Value	Impact of +1% Change	Impact of -1% Change	Fair Value	Impact of +1% Change	Impact of -1% Change
	(in millions)
Fixed Income Investments:
AFS securities:
Fixed rate	$53,135	$(3,992)	$4,625	$70,242	$(7,166)	$8,657
Floating rate	$9,533	$(10)	$10	$7,100	$(77)	$83
Trading securities:
Fixed rate	$87	$(1)	$1	$145	$(2)	$2
Floating rate	$—	$—	$—	$—	$—	$—
Mortgage loans	$14,690	$(640)	$689	$14,308	$(743)	$314
A one percent increase/decrease in interest rates is a hypothetical rate scenario used to demonstrate potential risk; it does not represent management’s view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed maturities and mortgage loans, they are based on various portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to management’s assessment of changing market conditions and available investment opportunities.

Investments with Equity Price Risk – Fair Value
The investment portfolios also have direct holdings of public and private equity securities. The following table shows the potential exposure from those equity security investments, measured in terms of fair value, to an immediate 10% increase/decrease in equity prices from those prevailing as of December 31, 2022 and 2021:

Equity Price Risk Exposure

	December 31, 2022			December 31, 2021
	Fair Value	Impact of+10% Equity Price Change	Impact of -10% Equity Price Change	Fair Value	Impact of+10% Equity Price Change	Impact of -10% Equity Price Change
	(in millions)
Equity Investments	$728	$73	$(73)	$817	$82	$(82)

A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent management’s view of future market changes. The fair value measurements shown are based on the equity securities portfolio exposures at a particular point in time and these exposures will change as a result of ongoing portfolio activities in response to management’s assessment of changing market conditions and available investment opportunities.
Liabilities with Interest Rate Risk – Fair Value
As of December 31, 2022 and 2021, the aggregate carrying values of insurance contracts with interest rate risk were $17.5 billion and $15.4 billion, respectively. The aggregate fair value of such liabilities as of December 31, 2022 and 2021 were $16.5 billion and $15.4 billion, respectively. The impact of a relative 1% decrease in interest rates would be an increase in the fair value of those liabilities of $394 million and $355 million, respectively. While these fair value measurements provide a representation of the interest rate sensitivity of insurance liabilities, they are based on the composition of such liabilities at a particular point in time and may not be representative of future results.
Asset/liability management is integrated into many aspects of the Individual Retirement, Group Retirement and Protection Solutions segments’ operations, including investment decisions, product development and determination of crediting rates. As part of our risk management process, numerous economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine if existing assets would be sufficient to meet projected liability cash flows. Key variables include policyholder behavior, such as persistency, under differing crediting rate strategies.
Derivatives and Interest Rate and Equity Risks – Fair Value
We primarily use derivative contracts for asset/liability risk management, to mitigate our exposure to equity market decline and interest rate risks and for hedging individual securities. In addition, we periodically enter into forward, exchange-traded futures and interest rate swap, swaptions and floor contracts to reduce the economic impact of movements in the equity and fixed income markets, including the program to hedge certain risks associated with the GMxB features. As more fully described in Note 2 and Note 4 of the Notes to the Consolidated Financial Statements, various traditional derivative financial instruments are used to achieve these objectives. To minimize credit risk exposure associated with its derivative transactions, each counterparty’s credit is appraised and approved, and risk control limits and monitoring procedures are applied. Credit limits are established and monitored on the basis of potential exposures that take into consideration current market values and estimates of potential future movements in market values given potential fluctuations in market interest rates. To reduce credit exposures in OTC derivative transactions, we enter into master agreements that provide for a netting of financial exposures with the counterparty and allow for collateral arrangements. We further control and minimize counterparty exposure through a credit appraisal and approval process. Under the ISDA Master Agreement, we have executed a CSA with each of our OTC derivative counterparties that require both posting and accepting collateral either in the form of cash or high-quality securities, such as U.S. Treasury securities or those issued by government agencies.
Mark to market exposure is a point-in-time measure of the value of a derivative contract in the open market. A positive value indicates existence of credit risk for us because the counterparty would owe money to us if the contract were closed. Alternatively, a negative value indicates we would owe money to the counterparty if the contract were closed. If there is more than one derivative transaction outstanding with a counterparty, a master netting arrangement exists with the counterparty. In that case, the market risk represents the net of the positive and negative exposures with the single counterparty. In management’s view, the net potential exposure is the better measure of credit risk. As of December 31, 2022 and 2021, the net fair values of our derivatives were $1.1 billion and $1.6 billion, respectively.

The tables below show the interest rate or equity sensitivities of those derivatives, measured in terms of fair value. These exposures will change as a result of ongoing portfolio and risk management activities.
Derivative Financial Instruments

			Interest Rate Sensitivity
	Notional Amount	Weighted Average Term (Years)	Impact of -1% Change	Fair Value	Impact of +1% Change
	(in millions, except weighted average term)
December 31, 2022
Swaps	$2,450	15	$(212)	$(460)	$(653)
Futures	12,975	—	(74)	—	125
Swaptions	—	—	—	—	—
Total	$15,425		$(286)	$(460)	$(528)

December 31, 2021
Swaps	$2,831	11	$(111)	$(440)	$(693)
Futures	12,598	—	1,150	—	(908)
Swaptions	—	—	—	—	—
Total	$15,429		$1,039	$(440)	$(1,601)

			Equity Sensitivity
	Notional Amount	Weighted Average Term (Years)	Fair Value	Balance after -10% Equity Price Shift
	(in millions, except weighted average term)
December 31, 2022
Futures	$4,714	—	$—	$249
Swaps	11,159	1	38	1,154
Options	40,072	4	4,171	2,133
Total	$55,945		$4,209	$3,536

December 31, 2021
Futures	$2,484	—	$—	$93
Swaps	13,310	1	5	1,336
Options	48,439	2	6,959	5,381
Total	$64,233		$6,964	$6,810
Market Risk Benefits and Interest Rate and Equity Risks – Fair Value
GMxB feature’s liability associated with certain annuity contracts is considered market risk benefits for accounting purposes and was reported at its fair value of $15.3 billion and $21.4 billion as of December 31, 2022 and 2021, respectively. The potential fair value exposure to an immediate 10% drop in equity prices from those prevailing as of December 31, 2022 and 2021, respectively, would be to decrease the direct market risk benefits balance by $1.5 billion and $1.9 billion. The potential fair value exposure to an immediate 50 bps drop in interest rates from those prevailing as of December 31, 2022 and 2021, respectively, would decrease the direct market risk benefits balance by $2.0 billion and $3.1 billion.
We have entered into reinsurance contracts to mitigate the risk associated with the impact of potential market fluctuations GMxB features contained in certain annuity contracts. These reinsurance contracts are accounted for as purchased market risk benefits and reported at their fair values of $10.4 billion and $14.1 billion as of December 31, 2022 and 2021, respectively. The potential fair value exposure to an immediate 10% drop in equity prices from those prevailing as of December 31, 2022 and 2021, respectively, would increase the balances of the reinsurance contract asset by $529 million and $589 million. The potential fair value exposure to an immediate 50 bps drop in interest rates from those prevailing as of December 31, 2022 and 2021, respectively, would increase the balances of the reinsurance contract asset by $956 million and $1.4 billion.
Investment Management and Research

The investments of our Investment Management and Research segment consist of trading and AFS investments and other investments. AB’s trading and AFS investments include U.S. Treasury bills and equity and fixed income mutual funds’ investments. Trading investments are purchased for short-term investment, principally to fund liabilities related to deferred compensation plans and to seed new investment services. Although AFS investments are purchased for long-term investment, the portfolio strategy considers them AFS from time to time due to changes in market interest rates, equity prices and other relevant factors. Other investments include investments in hedge funds sponsored by AB and other private investment vehicles.
Investments with Interest Rate Risk – Fair Value
The table below provides AB’s potential exposure with respect to its fixed income investments, measured in terms of fair value, to an immediate 1% increase in interest rates at all maturities from the levels prevailing as of December 31, 2022 and 2021:
            Interest Rate Risk Exposure

	December 31, 2022			December 31, 2021
	Fair Value	Balance After -1% Change	Balance After +1% Change	Fair Value	Balance After -1% Change	Balance After +1% Change
	(in millions)
Fixed Income Investments:
Trading	$93	$100	$87	$101	$109	$94

Such a fluctuation in interest rates is a hypothetical rate scenario used to calibrate potential risk and does not represent AB management’s view of future market changes. Although these fair value measurements provide a representation of interest rate sensitivity of its investments in fixed income mutual funds and fixed income hedge funds, they are based on AB’s exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing changes in investments in response to AB management’s assessment of changing market conditions and available investment opportunities.
Investments with Equity Price Risk – Fair Value
AB’s investments include investments in equity mutual funds and equity hedge funds. The following table presents AB’s potential exposure from its equity investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing as of December 31, 2022 and 2021:
Equity Price Risk Exposure

	December 31, 2022			December 31, 2021
	Fair Value	Balance After +10% Equity Price Change	Balance After -10% Equity Price Change	Fair Value	Balance After +10% Equity Price Change	Balance After -10% Equity Price Change
	(in millions)
Equity Investments:
Trading	$66	$72	$59	$86	$94	$77
Other investments	$58	$64	$53	$87	$96	$78

A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent AB management’s view of future market changes. While these fair value measurements provide a representation of equity price sensitivity of AB’s investments in equity mutual funds and equity hedge funds, they are based on AB’s exposure at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to AB management’s assessment of changing market conditions and available investment opportunities.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Equitable Holdings, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the consolidated financial statements, including the related notes and financial statement schedules, of Equitable Holdings, Inc. and its subsidiaries (the “Company”) as listed in the accompanying index (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for long-duration insurance contracts in 2023.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2022 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As described in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein), management has excluded CarVal Investors L.P. (CarVal) from its assessment of internal control over financial reporting as of December 31, 2022 because it was acquired by AllianceBernstein L.P., a subsidiary of the Company, during 2022. We have also excluded CarVal from our audit of internal control over financial reporting. Total assets and total revenues of CarVal that were excluded from management’s assessment and our audit of internal control over financial reporting each constitute less than 1% of the related consolidated financial statement amounts as of and for the year ended December 31, 2022.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Adoption of the New Accounting Standard for Long-Duration Insurance Contracts
As described above and in Notes 2 and 8 to the consolidated financial statements, the Company has adopted the new accounting standard relating to targeted improvements to existing recognition, measurement, presentation and disclosure requirements for long-duration insurance contracts (the “LDTI standard”). The Company adopted the LDTI standard on January 1, 2023 with retroactive cumulative effect to January 1, 2021, on a modified retrospective basis, except for market risk benefits which used a full retrospective basis. As a result of the adoption, the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been adjusted to reflect the effects of applying the LDTI standard. The impact of adopting the LDTI standard resulted in transition date adjustments to retained earnings and accumulated other comprehensive of $2,661 million and $682 million, respectively, as of January 1, 2021, and transition period adjustments to total equity of $257 million and $1,168 million as of December 31, 2022 and 2021, respectively, and to net income of $368 million and $2,194 million for the years ended December 31, 2022 and 2021. The transition date and transition period adjustments are principally related to the liability for future policy benefits and market risk benefits. The liability for future policy benefits is estimated by management based on the present value of future policy benefits and related claim expenses, less the present value of estimated future net premiums. Management developed a discount rate methodology used to estimate the present value of the liability for future policy benefits for the Company’s traditional insurance liabilities and constructed a discount rate curve that references upper-medium grade (low credit risk) fixed-income instrument yields. The methodology uses observable market data, where available, and uses various estimation techniques (such as interpolation and extrapolation) where data is limited. Discount rates are updated quarterly. Certain guaranteed minimum death and living benefits (collectively, the “GMxB features”) associated with variable annuity products, other general account annuities and ceded reinsurance contracts with GMxB features with other than nominal market risk are identified by management, measured at estimated fair value and presented separately on the balance sheet as market risk benefits. Market risk benefits are measured at fair value on a seriatim basis using an ascribed fee approach. The ascribed fee is determined at policy inception date so that the mean present value of claims, including any risk charge, is equal to the mean present value of the projected attributed fees which will be capped at average present value of total policyholder contractual fees. The attributed fee percentage is considered a fixed term of the MRB feature and is held static over the life of the contract. The market risk benefits estimated fair value is equal to the average present value of benefits less the average present value of ascribed fees and is determined using a discounted cash flow valuation technique.

Considerable judgment is utilized by management in determining the assumptions related to lapse rates, withdrawal rates, utilization rates, non-performance risk, volatility rates, annuitization rates and mortality (collectively, the significant market risk benefit assumptions). As of December 31, 2022 the estimated fair value of purchased market risk benefits, assets for market risk benefits and liabilities for market risk benefits was $10,423 million, $490 million and $15,766 million, respectively.
The principal considerations for our determination that performing procedures relating to the adoption of the LDTI standard is a critical audit matter are (i) the significant judgment by management when adopting the LDTI standard and determining the transition date and transition period adjustments, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to (a) management’s discount rate methodology and development of the discount rate curve, (b) identifying the GMxB features associated with variable annuity products, other general account annuities and ceded reinsurance contracts with GMxB features with other than nominal market risk, (c) managements’ significant market risk benefit assumptions used in determining the ascribed fee at policy inception date , and (d) management’s significant market risk benefit assumptions used in determining the fair value of market risk benefits, and (iii) the audit effort involved the use of professionals with specialized skills and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) evaluating management’s process for adopting the LDTI standard and for determining the transition date and transition period adjustments, (ii) testing the relevance and reliability of the external data used by management to develop the discount rate curve, (iii) evaluating whether the valuation technique accurately reflects the discount rate curve, (iv) testing the completeness and accuracy of the data used by management to develop and update the significant market risk benefit assumptions, (v) evaluating whether significant market risk benefit assumptions are accurately reflected in the applicable valuation technique, and (vi) the use of professionals with specialized skill and knowledge to assist in (a) evaluating the appropriateness of the discount rate methodology and the reasonableness of the discount rate curve based on the consideration of the Company’s experience, industry trends, and market conditions, as applicable, (b) evaluating, on a sample basis, whether the GMxB features associated with variable annuity products and, other general account annuities and ceded assumed reinsurance contracts products with GMxB features with other than nominal market risk are appropriately presented as market risk benfits, and (c) evaluating the appropriateness of the applicable valuation techniques and the reasonableness of the significant market risk benefit assumptions used to determine the ascribed fee at policy inception and used in determining the fair value of market risk benefits based on the consideration of the Company’s historical and actual experience, industry trends, and market conditions, as applicable.

Amortization and Valuation of Deferred Policy Acquisition Costs (“DAC”) related to Variable and Interest Sensitive Life Products and Variable Annuity Products with Guaranteed Minimum Benefits (as accounted for in the original issuance)
As described in Note 2 (not presented herein) to the consolidated financial statements (appearing under Item 8 of the Company’s 2022 Annual Report on Form 10-K), DAC represents acquisition costs that vary with and are primarily related to the acquisition of new and renewal insurance business that are deferred (as accounted for in the original issuance). As disclosed in the original issuance, a significant portion of the $8.2 billion of DAC as of December 31, 2022, is associated with the variable and interest sensitive life and variable annuity products with guaranteed minimum benefits. DAC associated with certain variable annuity products is amortized based on estimated assessments, with DAC on the remainder of variable annuities, Universal Life and investment-type products amortized over the expected total life of the contract group as a constant percentage of estimated gross profits. DAC is subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period. The DAC amortization and valuation estimates for these products are determined using models and significant assumptions related to projected future separate account performance, mortality, contract persistency, and general account investment spread. As described above and in Note 2, subsequent to the original issuance of the December 31, 2022 consolidated financial statements, the Company adopted the new accounting standard relating to targeted improvements to existing recognition, measurement, presentation and disclosure requirements for long-duration insurance contracts on a modified retrospective basis, except for market risk benefits which used a full retrospective basis. As a result of the adoption of this standard, in the reissued financial statements DAC is amortized on a constant level basis over the expected term of the contract.
The principal considerations for our determination that performing procedures relating to the amortization and valuation of DAC related to variable and interest sensitive life products and variable annuity products with guaranteed minimum benefits (as accounted for in the original issuance) is a critical audit matter are (i) the significant judgment by management when determining the amortization and valuation estimates, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to the relevant models and significant assumptions related to projected future separate account performance, mortality, contract persistency, and general account investment spread, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the amortization and valuation of DAC related to variable and interest sensitive life products and variable annuity products with guaranteed minimum benefits, including controls over the relevant models and development of the significant assumptions. These procedures also included, among others, testing management’s process for determining the amortization and valuation estimates of DAC, which included (i) testing the completeness and accuracy of the historical data used by management to develop and update the significant assumptions, (ii) testing that significant assumptions are accurately reflected in the relevant models, and (iii) the use of professionals with specialized skill and knowledge to assist in evaluating the appropriateness of the relevant models and the reasonableness of the significant assumptions related to projected future separate account performance, mortality, contract persistency, and general account investment spread based on consideration of the Company’s experience, industry trends, and market conditions, as applicable.
Valuation of Guaranteed Minimum Benefit Features related to Certain Life and Annuity Contracts included within Future Policy Benefits and Other Policyholders’ Liabilities and Amounts Due From Reinsurers (as accounted for in the original issuance)
As described in Note 2 (note presented herein) to the consolidated financial statements (appearing under Item 8 of the Company’s 2022 Annual Report on Form 10-K), future policy benefits and other policyholders’ liabilities of $34.1 billion as of December 31, 2022, includes reserves related to guaranteed minimum death benefits (“GMDB”) and guaranteed minimum income benefit (“GMIB”) features for certain life and annuity contracts, other than those accounted for as embedded derivatives (as accounted for in the original issuance). As disclosed in the original issuance, amounts due from reinsurers of $17.2 billion as of December 31, 2022, includes reinsurance recoverables related to GMDB and GMIB features for certain life and annuity contracts ceded under reinsurance contracts other than those accounted for as embedded derivatives. For certain contracts with guaranteed minimum benefit features, the benefits are accounted for as reserves and determined by estimating the expected value of death or income benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated life based on expected assessments (i.e., benefit ratio). The liability equals the current benefit ratio multiplied by cumulative assessments recognized to date, plus interest, less cumulative excess payments to date. The determination of this estimated liability is based on models that involve numerous assumptions and subjective judgments, including those regarding expected market rates of return and volatility, contract surrender and withdrawal rates, mortality experience, and, for contracts with the GMIB feature, GMIB election rates. Amounts due from reinsurers, other than those accounted for as embedded derivatives, are calculated using methodologies and assumptions that are consistent with those used to calculate the direct liabilities. As described above and in Note 2, subsequent to the original issuance of the December 31, 2022 consolidated financial statements, the Company adopted the new accounting standard relating to targeted improvements to existing recognition, measurement, presentation and disclosure requirements for long-duration insurance contracts on a modified retrospective basis, except for market risk benefits which used a full retrospective basis. As a result of the adoption of this standard, the GMDB and GMIB features described above are now measured at fair value and presented separately on the balance sheet as assets for market risk benefits or liabilities for market risk benefits.
The principal considerations for our determination that performing procedures relating to the valuation of guaranteed minimum benefit features related to certain life and annuity contracts included within future policy benefits and other policyholders’ liabilities and amounts due from reinsurers (as accounted for in the original issuance) is a critical audit matter are (i) the significant judgment by management when determining the valuation of these guaranteed minimum benefit features, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to the relevant models and significant assumptions of expected market rates of return and volatility, contract surrender and withdrawal rates, mortality experience, and, for contracts with the GMIB feature, GMIB election rates (collectively referred to as “the significant assumptions”), and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to valuation of guaranteed minimum benefit features related to certain life and annuity contracts, including controls over the relevant models and development of the significant assumptions. These procedures also included, among others, testing management’s process for determining the valuation of the guaranteed minimum benefit features, which included (i) testing the completeness and accuracy of the historical data used by management to develop and update the significant assumptions, (ii) testing that significant assumptions are accurately reflected in the relevant models, and (iii) the use of professionals with specialized skill and knowledge to assist in evaluating the appropriateness of the relevant models and the reasonableness of the significant assumptions based on consideration of the Company’s experience, industry trends, and market conditions, as applicable.
Valuation of GMIB Features accounted for as Derivatives included within Future Policy Benefits and Other Policyholders’ Liabilities, GMIB Reinsurance Contract Asset, at fair value and Amounts Due from Reinsurers (as accounted for in the original issuance)
As described in Notes 2 and 8 (not presented herein) to the consolidated financial statements (appearing under Item 8 of the Company’s 2022 Annual Report on Form 10-K), the Company issues certain annuity contracts that contain GMIB features that are accounted for as embedded derivatives, recorded at fair value and presented within policy benefits and other policyholders’ liabilities (as accounted for in the original issuance). As disclosed in the original issuance, the reinsurance of certain of these GMIB features are accounted for as embedded derivatives and are presented at fair value within amounts due from reinsurers. Additionally, there are ceded reinsurance contracts that are net settled, accounted for as a derivative at fair value and presented within GMIB reinsurance contract asset, at fair value. As of December 31, 2022, the fair value of the GMIB features accounted for as embedded derivatives and presented within future policy benefits and other policyholders’ liabilities was $5.8 billion, GMIB reinsurance contract asset, at fair value was $1.2 billion, and amounts due from reinsurers was $4.1 billion. Management determined the fair values the of the GMIB features presented as embedded derivatives using a discounted cash flow valuation technique that incorporates significant unobservable inputs with respect to (i) non-performance risk, lapse rates, withdrawal rates, annuitization rates, and mortality rates for future policy benefits and other policyholders’ liabilities, and (ii) non-performance risk, lapse rates, withdrawal rates, utilization rates, volatility rates, and mortality rates for the GMIB reinsurance contract asset, at fair value and the amounts due from reinsurers. As described above and in Note 2, subsequent to the original issuance of the December 31, 2022 consolidated financial statements, the Company adopted the new accounting standard relating to targeted improvements to existing recognition, measurement, presentation and disclosure requirements for long-duration insurance contracts on a modified retrospective basis, except for market risk benefits which used a full retrospective basis. As a result of the adoption of this standard, the GMIB features mentioned above are measured at fair value and presented as purchased market risk benefits, assets for market risk benefits and liabilities for market risk benefits.
The principal considerations for our determination that performing procedures relating to the valuation of GMIB features accounted for as derivatives and included within future policy benefits and other policyholders’ liabilities, GMIB reinsurance contract asset, at fair value, and amounts due from reinsurers (as accounted for in the original guidance) is a critical audit matter are (i) the significant judgment by management when determining the fair values of the GMIB features accounted for as derivatives, (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence relating to the valuation technique and significant unobservable inputs with related to non-performance risk, lapse rates, withdrawal rates, annuitization rates, and mortality rates for the reinsurance contract asset and the amounts due from reinsurers, and non-performance risk, lapse rates, withdrawal rates, annuitization rates and mortality rates for future policyholders’ liabilities (collectively referred to as “the significant unobservable inputs”), and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to determining the fair value of the GMIB features accounted for as derivatives included within future policy benefits and other policyholders’ liabilities, GMIB reinsurance contract asset, at fair value, and amounts due from reinsurers, including controls over the valuation technique and determination of significant unobservable inputs. These procedures also included, among others, testing management’s process for determining the fair value of the GMIB features accounted for as derivatives, which included (i) testing the completeness and accuracy of the historical data used by management to develop and update the significant unobservable inputs, (ii) testing that significant unobservable inputs are accurately reflected in the relevant valuation technique, and (iii) the use of professionals with specialized skill and knowledge to assist in evaluating the appropriateness of the valuation technique and the reasonableness of the significant unobservable inputs based on consideration of the Company’s experience, industry trends, and market conditions, as applicable.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 21, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 2 and the change in the composition of reportable segments discussed in Note 17 to the consolidated financial statements, as to which the date is May 17, 2023.
We have served as the Company’s auditor since 1993.

Table of Contents             EQUITABLE HOLDINGS, INC.
Consolidated Balance Sheets
December 31, 2022 and 2021

	December 31
	2022	2021
	(in millions, except share data)
ASSETS
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost of $72,991 and $73,429) (allowance for credit losses of $24 and $22)	$63,361	$78,216
Fixed maturities, at fair value using the fair value option (1)	1,508	1,641
Mortgage loans on real estate (net of allowance for credit losses of $129 and $62) (1)	16,481	14,033
Policy loans	4,033	4,024
Other equity investments (1)	3,152	2,975
Trading securities, at fair value	677	631
Other invested assets (1)	3,885	3,592
Total investments	93,097	105,112
Cash and cash equivalents (1)	4,281	5,188
Cash and securities segregated, at fair value	1,522	1,504
Broker-dealer related receivables	2,338	2,599
Deferred policy acquisition costs	6,369	6,113
Goodwill and other intangible assets, net	5,482	4,728
Amounts due from reinsurers (allowance for credit losses of $10 and $5) (3)	8,471	4,632
Current and deferred income taxes	781	505
Purchased market risk benefits	10,423	14,074
Other assets (1)	4,033	3,609
Assets held-for-sale	562	—
Assets for market risk benefits	490	318
Separate Accounts assets	114,853	147,306
Total Assets	$252,702	$295,688
LIABILITIES
Policyholders’ account balances	$83,866	$79,361
Liability for market risk benefits	15,766	21,688
Future policy benefits and other policyholders' liabilities	16,603	18,178
Broker-dealer related payables	715	1,283
Customer related payables	3,323	3,600
Amounts due to reinsurers	1,533	1,381
Short-term debt	759	92
Long-term debt	3,322	3,839
Notes issued by consolidated variable interest entities, at fair value using the fair value option (1)	1,150	1,191
Other liabilities (1)	7,108	5,374
Liabilities held-for-sale	108	—
Separate Accounts liabilities	114,853	147,306
Total Liabilities	$249,106	$283,293
Redeemable noncontrolling interest (1) (2)	$455	$468
Commitments and contingent liabilities (4)
EQUITY
Equity attributable to Holdings:
Preferred stock and additional paid-in capital, $1 par value and $25,000 liquidation preference	$1,562	$1,562
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 508,418,442 and 520,918,331 shares issued, respectively; 365,081,940 and 391,290,224 shares outstanding, respectively	4	4
Additional paid-in capital	2,299	1,919
Treasury stock, at cost, 143,336,502 and 129,628,107 shares, respectively	(3,297)	(2,850)
Retained earnings	9,825	8,413
Accumulated other comprehensive income (loss)	(8,992)	1,303
Total equity attributable to Holdings	1,401	10,351
Noncontrolling interest	1,740	1,576
Total Equity	3,141	11,927
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$252,702	$295,688
______________
(1)    See Note 2 of the Notes to these Consolidated Financial Statements for details of balances with VIEs.
(2)    See Note 24 of the Notes to these Consolidated Financial Statements for details of redeemable noncontrolling interest.
(3)    Represents the fair value of the ceded reserves to Venerable. See Note 1 of the Notes to these Consolidated Financial Statements for details of the Venerable Transaction and Note 8 of the Notes to these Consolidated Financial Statements.
(4)    See Note 19 of the Notes to these Consolidated Financial Statements for details of commitments and contingent liabilities.

Table of Contents             EQUITABLE HOLDINGS, INC.
Consolidated Balance Sheets
December 31, 2022 and 2021
Prior period amounts have been adjusted for the implementation of ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts.
See Notes to Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.
Consolidated Statements of Income (Loss)
Years Ended December 31, 2022, 2021 and 2020

	Year Ended December 31,
	2022	2021	2020
	(in millions, except per share data)
REVENUES
Policy charges and fee income	$2,454	$2,768	$3,735
Premiums	994	960	997
Net derivative gains (losses)	907	(7,149)	(1,722)
Net investment income (loss)	3,315	3,846	3,477
Investment gains (losses), net:
Credit and intent to sell losses on available for sale debt securities and loans	(314)	2	(58)
Other investment gains (losses), net	(631)	866	802
Total investment gains (losses), net	(945)	868	744
Investment management and service fees	4,891	5,395	4,608
Other income	1,028	926	576
Total revenues	12,644	7,614	12,415

BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	2,716	2,788	5,326
Remeasurement of liability for future policy benefits	66	13	—
Change in market risk benefits and purchased market risk benefits	(1,280)	(5,943)	—
Interest credited to policyholders’ account balances	1,410	1,219	1,222
Compensation and benefits	2,201	2,363	2,096
Commissions and distribution-related payments	1,567	1,662	1,351
Interest expense	201	244	200
Amortization of deferred policy acquisition costs	586	552	1,613
Other operating costs and expenses	2,185	2,107	1,700
Total benefits and other deductions	9,652	5,005	13,508
Income (loss) from continuing operations, before income taxes	2,992	2,609	(1,093)
Income tax (expense) benefit	(598)	(439)	744
Net income (loss)	2,394	2,170	(349)
Less: Net income (loss) attributable to the noncontrolling interest	241	415	299
Net income (loss) attributable to Holdings	2,153	1,755	(648)
Less: Preferred stock dividends	80	79	53
Net income (loss) available to Holdings’ common shareholders	$2,073	$1,676	$(701)

EARNINGS PER COMMON SHARE
Net income (loss) applicable to Holdings’ common shareholders per common share:
Basic	$5.49	$4.02	$(1.56)
Diluted	$5.46	$3.98	$(1.56)
Weighted average common shares outstanding (in millions):
Basic	377.6	417.4	450.4
Diluted	379.9	421.2	450.4

Prior period amounts have been adjusted for the implementation of ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts.
See Notes to Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.
Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2022, 2021 and 2020

	Year Ended December 31,
	2022	2021	2020
	(in millions)
COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$2,394	$2,170	$(349)
Other comprehensive income (loss) net of income taxes:
Change in unrealized gains (losses), net of reclassification adjustment	(12,606)	(2,461)	2,956
Changes in market risk benefits - instrument-specific credit risk	1,249	50	—
Changes in liability for future policy benefits - current discount rate	1,074	279	—
Changes in defined benefit plan related items not yet recognized in periodic benefit cost, net of reclassification adjustment	18	266	48
Foreign currency translation adjustment	(46)	(11)	22
Total other comprehensive income (loss), net of income taxes	(10,311)	(1,877)	3,026
Comprehensive income (loss)	(7,917)	293	2,677
Less: Comprehensive income (loss) attributable to the noncontrolling interest	225	416	306
Comprehensive income (loss) attributable to Holdings	$(8,142)	$(123)	$2,371

Prior period amounts have been adjusted for the implementation of ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts.
See Notes to Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.
Consolidated Statements of Equity
Years Ended December 31, 2022, 2021 and 2020

	Year Ended December 31,
	Equity Attributable to Holdings
	Preferred Stock and Additional Paid-In Capital	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Holdings Equity	Non-controlling Interest	Total Equity
	(in millions)
January 1, 2022	$1,562	$4	$1,919	$(2,850)	$8,413	$1,303	$10,351	$1,576	$11,927
Stock compensation	—	—	87	38	—	—	125	199	324
Purchase of treasury stock	—	—	(34)	(815)	—	—	(849)	—	(849)
Reissuance of treasury stock	—	—	—	—	(38)	—	(38)	—	(38)
Retirement of common stock	—	—	—	330	(330)	—	—	—	—
Repurchase of AB Holding units	—	—	—	—	—	—	—	(211)	(211)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(401)	(401)
Issuance of AB Units for CarVal acquisition	—	—	314	—	—	—	314	275	589
Dividends on common stock (cash dividends declared per common share of $0.78)	—	—	—	—	(294)	—	(294)	—	(294)
Dividends on preferred stock	—	—	—	—	(80)	—	(80)	—	(80)
Net income (loss)	—	—	—	—	2,153	—	2,153	300	2,453
Other comprehensive income (loss)	—	—	—	—	—	(10,295)	(10,295)	(16)	(10,311)
Other	—	—	13	—	1	—	14	18	32
December 31, 2022	$1,562	$4	$2,299	$(3,297)	$9,825	$(8,992)	$1,401	$1,740	$3,141

January 1, 2021	$1,269	$5	$1,985	$(2,245)	$10,699	$3,863	$15,576	$1,601	$17,177
Cumulative effect of adoption of ASU 2018-02, Long Duration Targeted Improvements	—	—	—	—	(2,661)	(682)	(3,343)	—	(3,343)
Stock compensation	—	—	15	51	—	—	66	220	286
Purchase of treasury stock	—	(1)	(27)	(1,610)	—	—	(1,638)	—	(1,638)
Reissuance of treasury stock	—	—	—	—	(51)	—	(51)	—	(51)
Retirement of common stock	—	—	—	954	(954)	—	—	—	—
Repurchase of AB Holding units	—	—	—	—	—	—	—	(262)	(262)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(393)	(393)
Dividends on common stock (cash dividends declared per common share of $0.71)	—	—	—	—	(296)	—	(296)	—	(296)
Dividends on preferred stock	—	—	—	—	(79)	—	(79)	—	(79)
Issuance of preferred stock	293	—	—	—	—	—	293	—	293
Net income (loss)	—	—	—	—	1,755	—	1,755	410	2,165
Other comprehensive income (loss)	—	—	—	—		(1,878)	(1,878)	1	(1,877)
Other	—	—	(54)	—	—	—	(54)	(1)	(55)
December 31, 2021	$1,562	$4	$1,919	$(2,850)	$8,413	$1,303	$10,351	$1,576	$11,927

EQUITABLE HOLDINGS, INC.
Consolidated Statements of Equity
Years Ended December 31, 2022, 2021 and 2020

January 1, 2020	$775	$5	$1,920	$(1,832)	$11,744	$844	$13,456	$1,591	$15,047
Cumulative effect of adoption of ASU 2016-03, Current Expected Credit Loss	—	—	—	—	(30)	—	(30)	—	(30)
Stock compensation	—	—	27	17	—	—	44	69	113
Purchase of treasury stock	—	—	—	(430)	—	—	(430)	—	(430)
Reissuance of treasury stock	—	—	—	—	(17)	—	(17)	—	(17)
Repurchase of AB Holding units	—	—	(48)	—	—	—	(48)	(53)	(101)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(305)	(305)
Dividends on common stock (cash dividends declared per common share of $0.66)	—	—	—	—	(297)	—	(297)	—	(297)
Dividends on preferred stock	—	—	—	—	(53)	—	(53)	—	(53)
Issuance of preferred stock	494	—	—	—	—	—	494	—	494
Net income (loss)	—	—	—	—	(648)	—	(648)	302	(346)
Other comprehensive income (loss)	—	—	—	—	—	3,019	3,019	7	3,026
Other	—	—	86	—	—	—	86	(10)	76
December 31, 2020	$1,269	$5	$1,985	$(2,245)	$10,699	$3,863	$15,576	$1,601	$17,177

Prior period amounts have been adjusted for the implementation of ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts.

See Notes to Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2022, 2021 and 2020

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Cash flows from operating activities:
Net income (loss)	$2,394	$2,170	$(349)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Interest credited to policyholders’ account balances	1,410	1,219	1,222
Policy charges and fee income	(2,454)	(2,768)	(3,735)
Net derivative (gains) losses	(907)	7,149	1,722
Credit and intent to sell losses on available for sale debt securities and loans	314	(2)	58
Investment (gains) losses, net	631	(863)	(872)
(Gains) losses on businesses held-for-sale	7	(3)	69
Realized and unrealized (gains) losses on trading securities	198	26	(170)
Non-cash long-term incentive compensation expense	286	226	210
Amortization and depreciation	636	519	1,757
Equity (income) loss from limited partnerships	(146)	(553)	(83)
Remeasurement of liability for future policy benefits	66	13	—
Change in Market Risk Benefits	(1,280)	(5,943)	—
Changes in:
Net broker-dealer and customer related receivables/payables	189	(131)	667
Reinsurance recoverable (1)	(636)	(1,092)	(401)
Segregated cash and securities, net	(18)	250	(659)
Capitalization of deferred policy acquisition costs	(841)	(877)	(670)
Future policy benefits	(495)	(151)	1,953
Current and deferred income taxes	470	133	(571)
Other, net	(74)	485	(209)
Net cash provided by (used in) operating activities	$(250)	$(193)	$(61)

Cash flows from investing activities:
Proceeds from the sale/maturity/prepayment of:
Fixed maturities, available-for-sale	$15,547	$34,434	$18,986
Fixed maturities, at fair value using the fair value option	525	763	7
Mortgage loans on real estate	1,154	1,696	630
Trading account securities	371	5,159	2,162
Real estate joint ventures	—	—	55
Short term investments	575	87	1,497
Other	573	1,716	1,005
Payment for the purchase/origination of:
Fixed maturities, available-for-sale	(18,502)	(43,344)	(28,197)
Fixed maturities, at fair value using the fair value option	(488)	(1,792)	(311)
Mortgage loans on real estate	(3,683)	(2,546)	(1,747)
Trading account securities	(521)	(244)	(708)
Short term investments	(1,502)	(18)	(1,098)
Other	(1,173)	(2,553)	(1,167)
Purchase of business, net of cash acquired	40	—	—

See Notes to Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2022, 2021 and 2020

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Cash from the sale of business, net of cash sold	—	215	164
Cash settlements related to derivative instruments, net	(316)	(5,937)	1,166
Investment in capitalized software, leasehold improvements and EDP equipment	(167)	(120)	(107)
Other, net	80	(205)	(160)
Net cash provided by (used in) investing activities	$(7,487)	$(12,689)	$(7,823)
Cash flows from financing activities:
Policyholders’ account balances:
Deposits	$16,367	$17,521	11,446
Withdrawals	(6,962)	(7,069)	(4,332)
Transfers (to) from Separate Accounts	1,447	1,985	2,452
Payments of MRB benefits	(601)	(563)	—
Change in short-term financings	147	92	—
Change in collateralized pledged assets	36	34	(139)
Change in collateralized pledged liabilities	(1,575)	1,413	848
(Decrease) increase in overdrafts payable	(25)	16	(13)
Issuance of long-term debt	—	—	—
Repayment of long-term debt	—	(280)	—
Repayment of acquisition-related debt obligation	(43)	—	—
Proceeds from notes issued by consolidated VIEs	6	873	313
Dividends paid on common stock	(294)	(296)	(297)
Dividends paid on preferred stock	(80)	(79)	(53)
Issuance of preferred stock	—	293	494
Purchase of AllianceBernstein Units	—	—	—
Purchases of AB Holding Units to fund long-term incentive compensation plan awards	(211)	(262)	(149)
Purchase of treasury shares	(849)	(1,637)	(430)
Purchases (redemptions) of noncontrolling interests of consolidated company-sponsored investment funds	52	346	(210)
Distribution to noncontrolling interest of consolidated subsidiaries	(401)	(392)	(304)
Increase (decrease) in securities sold under agreement to repurchase	—	—	—
Other, net	31	(47)	48
Net cash provided by (used in) financing activities	$7,045	$11,948	$9,674

Effect of exchange rate changes on cash and cash equivalents	$(56)	$(18)	$23
Change in cash and cash equivalents	(748)	(952)	1,813
Cash and cash equivalents, beginning of year	5,188	6,179	4,405
Change in cash of businesses held-for-sale	(159)	(39)	(39)
Cash and cash equivalents, end of year	$4,281	$5,188	$6,179

Supplemental cash flow information:
Interest paid	$263	$215	$215
Income taxes (refunded) paid	$89	$305	$(173)

Non-cash transactions from investing and financing activities:
Transfer of assets to reinsurer	$(2,762)	$(9,023)	$—
See Notes to Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2022, 2021 and 2020
______________
(1)Amount includes cash paid for Global Atlantic Transaction in 2022 of $7 million and for Venerable Transaction in 2021 of $494 million. See Note 1 of the Notes to these Consolidated Financial Statements.
Prior period amounts have been adjusted for the implementation of ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts.

See Notes to Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements

1)    ORGANIZATION
Equitable Holdings, Inc. is the holding company for a diversified financial services organization. The Company conducts operations in six segments: Individual Retirement, Group Retirement, Investment Management and Research, Protection Solutions, Wealth Management and Legacy. The Company’s management evaluates the performance of each of these segments independently. See Note 21 to the consolidated financial statements for further information on the change to the reportable segments, which was applied retrospectively.
•The Individual Retirement segment offers a diverse suite of variable annuity products which are primarily sold to affluent and high net worth individuals saving for retirement or seeking retirement income.
•The Group Retirement segment offers tax-deferred investment and retirement services or products to plans sponsored by educational entities, municipalities and not-for-profit entities, as well as small and medium-sized businesses.
•The Investment Management and Research segment provides diversified investment management, research and related solutions globally to a broad range of clients through three main client channels - Institutional, Retail and Private Wealth - and distributes its institutional research products and solutions through Bernstein Research Services. The Investment Management and Research segment reflects the business of AB Holding and ABLP and their subsidiaries (collectively, AB).
•The Protection Solutions segment includes the Company’s life insurance and group employee benefits businesses. The life insurance business offers a variety of VUL, IUL and term life products to help affluent and high net worth individuals, as well as small and medium-sized business owners, with their wealth protection, wealth transfer and corporate needs. Our group employee benefits business offers a suite of life, short- and long-term disability, dental and vision insurance products to small and medium-size businesses across the United States.
•The Wealth Management segment is an emerging leader in the wealth management space with a differentiated advice value proposition, that offers discretionary and non-discretionary investment advisory accounts, financial planning and advice, life insurance, and annuity products. In 2023, we began reporting this business separately from our Individual Retirement, Group Retirement and Protection Solutions segments as well as Corporate and Other.
•The Legacy segment consists of our capital intensive fixed-rate GMxB business written prior to 2011. In 2023, we began reporting this business separately from our Individual Retirement business.
The Company reports certain activities and items that are not included in our segments in Corporate and Other. Corporate and Other includes certain of our financing and investment expenses. It also includes: closed block of life insurance (the “Closed Block”), run-off variable annuity reinsurance business, run-off group pension business, run-off health business, benefit plans for our employees, certain strategic investments and certain unallocated items, including capital and related investments, interest expense and corporate expense. AB’s results of operations are reflected in the Investment Management and Research segment. Accordingly, Corporate and Other does not include any items applicable to AB.
Global Atlantic Reinsurance Transaction
On October 3, 2022, Equitable Financial completed the transactions (the “Global Atlantic Transaction”) contemplated by the previously announced Master Transaction Agreement, dated August 16, 2022, by and between Equitable Financial and First Allmerica Financial Life Insurance Company, a Massachusetts-domiciled insurance company (the “Reinsurer”), a wholly owned subsidiary of Global Atlantic Financial Group.
At the closing of the Global Atlantic Transaction, Equitable Financial and the Reinsurer entered into a Coinsurance and Modified Coinsurance Agreement (the “EQUI-VEST Reinsurance Agreement”), pursuant to which Equitable Financial ceded to the Reinsurer, on a combined coinsurance and modified coinsurance basis, a 50% quota share of approximately 360,000 legacy Group EQUI-VEST deferred variable annuity contracts issued by Equitable Financial between 1980 and 2008, which predominately include Equitable Financial’s highest guaranteed general account crediting rates of 3%, supported by general account assets of approximately $4 billion and $5 billion of Separate Account value (the “Reinsured Contracts”). The Reinsured Contracts predominately include certain of Equitable Financial’s contracts that offer the highest guaranteed general account crediting rates of 3%. At the closing of the

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Global Atlantic Transaction, the Reinsurer deposited assets supporting the General Account liabilities relating to the Reinsured Contracts into a trust account for the benefit of Equitable Financial, which assets will secure its obligations to Equitable Financial under the EQUI-VEST Reinsurance Agreement. Commonwealth Annuity and Life Insurance Company, an insurance company domiciled in the Commonwealth of Massachusetts and affiliate of the Reinsurer (“Commonwealth”), provided a guarantee of the Reinsurer’s payment obligation to Equitable Financial under the EQUI-VEST Reinsurance Agreement.
The Company transferred assets of $2.8 billion, including primarily available-for-sale securities, cash and policy loans as the consideration for the reinsurance transaction. In addition, the Company recorded $4.1 billion of direct insurance liabilities ceded under the reinsurance contract included in amounts due from reinsurers and $1.2 billion of deferred gain on cost of reinsurance included within other liabilities. Additionally, $5.3 billion of Separate Account liabilities were ceded under a modified coinsurance portion of the agreement.
CarVal Acquisition
As of December 31, 2022 and 2021, the Company’s economic interest in AB was approximately 61% and 65%, respectively. The slight decrease was due to the issuance of AB Units relating to AB’s 100% acquisition of CarVal Investments L.P. (“CarVal”). On July 1, 2022, AB issued 3.2 million AB Units (with a fair value of $133 million) with the remaining 12.1 million AB units (with a fair value of $456 million) issued on November 1, 2022. AB also recorded a contingent consideration payable of $229 million (to be paid predominantly in AB Units) based on CarVal achieving certain performance objectives over a six-year period ending December 31, 2027. The General Partner of AB is a wholly-owned subsidiary of the Company. Because the General Partner has the authority to manage and control the business of AB, AB is consolidated in the Company’s financial statements for all periods presented.
Venerable Reinsurance Transaction
On June 1, 2021, Holdings completed the sale (the “Venerable Transaction”) of CS Life, to Venerable Insurance and Annuity Company, an insurance company domiciled in Iowa (“VIAC”), pursuant to the Master Transaction Agreement, dated October 27, 2020 (the “Master Transaction Agreement”), among the Company, VIAC and, solely with respect to Article XIV thereof, Venerable Holdings, Inc., a Delaware corporation (“Venerable”).
Pursuant to the Master Transaction Agreement, immediately prior to the closing of the Venerable Transaction, CS Life effected the recapture of all of the business that was ceded to CS Life Re Company, a wholly owned subsidiary of CS Life (“Reinsurance Subsidiary”) and sold 100% of the equity of the Reinsurance Subsidiary to another wholly owned subsidiary of the Company.
VIAC paid the Company a cash purchase price of $215 million for CS Life at closing. The post-closing true-up adjustment was immaterial. VIAC also issued a surplus note in aggregate principal amount of $60 million, to Equitable Financial Life Insurance Company, a New York-domiciled life insurance company and a wholly owned subsidiary of Holdings, for cash consideration.
Immediately following the closing of the Venerable Transaction, CS Life and Equitable Financial entered into a coinsurance and modified coinsurance agreement (the “Reinsurance Agreement”), pursuant to which Equitable Financial ceded to CS Life, on a combined coinsurance and modified coinsurance basis, legacy variable annuity policies sold by Equitable Financial between 2006-2008 (the “Block”), comprised of non-New York “Accumulator” policies containing fixed rate Guaranteed Minimum Income Benefit and/or Guaranteed Minimum Death Benefit guarantees. At the closing of the Transaction, CS Life deposited assets supporting the general account liabilities relating to the Block into a trust account for the benefit of Equitable Financial, which assets will secure its obligations to Equitable Financial under the Reinsurance Agreement. At the closing of the Transaction, ABLP, entered into an investment advisory agreement with CS Life pursuant to which ABLP will serve as the preferred investment manager of the general account assets transferred to the trust account. The Company transferred assets of $9.5 billion, including primarily available for sale securities and cash, to a collateral trust account as the consideration for the reinsurance transaction. In addition, the Company recorded $9.6 billion of direct insurance liabilities ceded under the reinsurance contract, of which $5.3 billion is accounted at fair value, as the reinsurance of GMxB with no lapse guarantee riders are embedded derivatives. Additionally, $16.9 billion of Separate Account liabilities were ceded under a modified coinsurance portion of the agreement.
In addition, upon the completion of the Venerable Transaction, EIMG acquired an approximate 9.09% equity interest in Venerable’s parent holding company, VA Capital Company LLC. In connection with such investment, EIMG designated a member to the Board of Managers of VA Capital Company LLC.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

2)     SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions (including normal, recurring accruals) that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.
The accompanying consolidated financial statements present the consolidated results of operations, financial condition, and cash flows of the Company and its subsidiaries and those investment companies, partnerships and joint ventures in which the Company has control and a majority economic interest as well as those variable interest entities (“VIEs”) that meet the requirements for consolidation.
Financial results in the historical consolidated financial statements may not be indicative of the results of operations, comprehensive income (loss), financial position, equity or cash flows that would have been achieved had we operated as a separate, standalone entity during the reporting periods presented. We believe that the consolidated financial statements include all adjustments necessary for a fair presentation of the results of operations of the Company.
All significant intercompany transactions and balances have been eliminated in consolidation. The years “2022”, “2021” and “2020” refer to the years ended December 31, 2022, 2021 and 2020, respectively.
Recent Accounting Pronouncements
Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASUs”) to the FASB Accounting Standards Codification (“ASC”). The Company considers the applicability and impact of all ASUs. ASUs listed below include those that have been adopted during the current fiscal year and/or those that have been issued but not yet adopted as of December 31, 2022, and as of the date of this filing. ASUs not listed below were assessed and determined to be either not applicable or not material.
Adoption of New Accounting Pronouncements

Description	Effect on the Financial Statement or Other Significant Matters
ASU 2018-12: Financial Services - Insurance (Topic 944)
This ASU provides targeted improvements to existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity. The ASU primarily impacts four key areas, including:
1. Measurement of the liability for future policy benefits for traditional and limited payment contracts. The ASU requires companies to review, and if necessary, update cash flow assumptions at least annually for non-participating traditional and limited-payment insurance contracts. The ASU also prescribes the discount rate to be used in measuring the liability for future policy benefits for traditional and limited payment long-duration contracts.

2. Measurement of Market Risk Benefits (“MRBs”). MRBs, as defined under the ASU, will encompass certain GMxB features associated with variable annuity products and other general account annuities with other than nominal market risk.

3. Amortization of deferred acquisition costs. The ASU simplifies the amortization of deferred acquisition costs and other balances amortized in proportion to premiums, gross profits, or gross margins, requiring such balances to be amortized on a constant level basis over the expected term of the contracts.

4. Expanded footnote disclosures. The ASU requires additional disclosures including information about significant inputs, judgements, assumptions and methods used in measurement.
On January 1, 2023, the Company adopted the new accounting standard ASU 2018-12 using the modified retrospective approach, except for MRBs which will use the full retrospective approach.

Refer to “Transition impact of ASU 2018-12, Financial Services- Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts” section within this note for further details.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Transition impact of ASU 2018-12, Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts
The Company has not retrospectively adjusted its consolidated financial statements for the year ended December 31, 2020 to reflect the adoption of ASU 2018-12, consistent with the Division of Corporation Finance’s Financial Reporting Manual Section 11410.1.
The Company adopted ASU 2018-12 for liability for future policy benefits (“LFPB”), additional insurance liabilities, DAC and balances amortized on a basis consistent with DAC on a modified retrospective basis. ASU 2018-12 was adopted for MRBs on a full retrospective basis.
As a result of the adoption, the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been adjusted to reflect the effects of applying the standard. The impact of adopting the standard resulted in a transition date adjustment of $(2,661) million to retained earnings and $(682) million to accumulated other comprehensive income as of January 1, 2021. The impact of adopting the standard also resulted in transition period adjustments of $(257) million and $(1,168) million to total equity as of December 31, 2022 and 2021 and of $368 million and $2,194 million to net income for the years then ended. The transition date and transition period adjustments are principally related to the liability for future policy benefits, and MRBs.
For the LFPB, the net transition adjustment has a favorable retained earnings impact due to the exclusion of DAC in loss recognition and Profits-followed-by-loss (“PFBL”) testing, resulting in a lower VISL PFBL liability. The unfavorable impact was offset by the removal of balances related to unrealized gains and losses on investments, any premium deficiency recorded in AOCI, formerly included in loss recognition testing as well as PFBL testing.
For market risk benefits, the transition adjustment to AOCI related to the effect of the changes in the instrument-specific credit risk of market risk benefits between the contract issue and transition date. The remaining transition difference was related to recording market risk benefits at fair value. This change was recorded as an adjustment to retained earnings as of the transition date.
For DAC, and balances amortized on a basis consistent with DAC including sales inducement assets and unearned revenue liabilities, there is no retained earnings impact due to application of the modified transition approach. There is a favorable AOCI impact due to the removal of DAC balances recorded in AOCI, offsetting the unfavorable AOCI impact resulting from LFPB.
The following table presents the effect of transition adjustment to total equity resulting from the adoption of ASU 2018-12 as of January 1, 2021:

	Retained Earnings	Accumulated Other Comprehensive Income	Total
	(in millions)
Liability for future policy benefits	$30	$(1,343)	$(1,313)
Market risk benefits	(3,398)	(902)	(4,300)
DAC	—	1,548	1,548
Unearned revenue liability and sales inducement assets (1)	—	(166)	(166)
Total transition adjustment before taxes	(3,368)	(863)	(4,231)
Income taxes	707	181	888
Total transition adjustment (net of taxes)	$(2,661)	$(682)	$(3,343)
______________
(1)Unearned revenue liability included within liability for future policy benefits financial statement line item in the Consolidated Balance Sheet. Sales inducement assets are included in other assets in the consolidated balance sheets.
The following table summarizes the balance of and changes in liability for future policy benefits on January 1, 2021 resulting from the adoption of ASU 2018-12:

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Protection Solutions	Individual Retirement	Corporate & Other		Total
	Term	Payout	Group Pension	Health
	(in millions)
Balance, December 31, 2020	$1,423	$3,047	$771	$2,100	$7,341
Adjustment for reversal of balances recorded in Accumulated Other Comprehensive Income	—	(171)	(85)	(100)	(356)
Effect of remeasurement of liability at current single A rate	560	531	94	300	1,485
Balance, January 1, 2021 (1)	1,983	3,407	780	2,300	8,470
Less: Reinsurance recoverable	(59)	—	—	(1,837)	(1,896)
Balance, January 1, 2021, net of reinsurance (1)	$1,924	$3,407	$780	$463	$6,574
_____________
(1)LFPB transition table not inclusive of the following transition adjustments to AOCI including Protection Solutions PFBL of $550 million, PDR of $(230) million, Rider Reserves and Term Reinsurance of $(24) million and Corporate and Other of $(111) million.
The following table summarizes the balance of and changes in the net liability position of market risk benefits on January 1, 2021 resulting from the adoption of ASU 2018-12:

	Individual Retirement	Legacy		Total
	GMxB Core	GMxB Legacy	Purchased MRB
	(in millions)
Balance, December 31, 2020	$2,206	$19,891	$(2,572)	$19,525
Adjustment for reversal of balances recorded in Accumulated Other Comprehensive Income	(4)	(70)	—	(74)
Adjustments for the cumulative effect of the changes in the instrument-specific credit risk between the original contract issuance date and the transition date	505	461	2	968
Adjustments for the remaining difference (exclusive of the instrument specific credit risk change and host contract adjustments) between previous carrying amount and fair value measurement for the MRB (1)	(563)	4,122	(194)	3,365
Balance, January 1, 2021	$2,144	$24,404	$(2,764)	$23,784
______________
(1)MRB transition table not inclusive of the following transition adjustments to retained earnings and AOCI including Individual Retirement EQUI-VEST of $43 million, SCS of $21 million, Protection Solutions of $(2) million and Group Retirement EQUI-VEST of $(20) million.
The following table summarizes the balance of and changes in DAC on January 1, 2021 resulting from the adoption of ASU 2018-12:

	Protection Solutions				Legacy	Individual Retirement				Group Retirement		Total
	Term	UL (1)	VUL (2)	IUL (3)	GMxB Legacy	GMxB Core	EI (4)	IE (5)	SCS	EG (6)	Momentum
	(in millions)
Balance, December 31, 2020	$403	$—	$—	$—	$654	$1,635	$134	$95	$645	$553	$79	$4,198
Adjustment for reversal of balances recorded in Accumulated Other Comprehensive Income	—	177	714	162	13	11	20	(1)	210	81	22	1,409
Balance, January 1, 2021 (7)	$403	$177	$714	$162	$667	$1,646	$154	$94	$855	$634	$101	$5,607

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

(1)    “UL” defined as Universal Life
(2)    “VUL” defined as Variable Universal Life
(3)    “IUL” defined as Indexed Universal Life
(4)    “EI” defined as EQUI-VEST Individual
(5)    “IE” defined as Investment Edge
(6)    “EG” defined as EQUI-VEST Group
(7)    DAC transition table not inclusive of Closed Block of $136 million and Protection Solutions of $3 million transition adjustment.
The following tables summarizes the balance of and changes in sales inducement assets and unearned revenue liability on January 1, 2021 resulting from the adoption of ASU 2018-12:

	Sales Inducement Assets
	Legacy	Individual Retirement	Total
	GMxB Legacy	GMxB Core
	(in millions)
Balance, December 31, 2020	$246	$158	$404
Adjustment for reversal of balances recorded in Accumulated Other Comprehensive Income	—	—	—
Balance, January 1, 2021	$246	$158	$404

	Protection Solutions
	Unearned Revenue Liability			Total
	UL	VUL	IUL
	(in millions)
Balance, December 31, 2020	$31	$438	$14	$483
Adjustment for reversal of balances recorded in Accumulated Other Comprehensive Income	29	127	9	165
Balance, January 1, 2021	$60	$565	$23	$648

Investments
The carrying values of fixed maturities classified as AFS are reported at fair value. Changes in fair value are reported in OCI, net of allowance for credit losses, policy related amounts and deferred income taxes. Changes in credit losses are recognized in Investment gains (losses), net. The redeemable preferred stock investments that are reported in fixed maturities include REIT, perpetual preferred stock and redeemable preferred stock. These securities may not have a stated maturity, may not be cumulative and do not provide for mandatory redemption by the issuer. Effective January 1, 2021, the Company began classifying certain preferred stock as equity securities to better reflect the economics and nature of these securities. These preferred stock securities are reported in other equity investments.
The Company determines the fair values of fixed maturities and equity securities based upon quoted prices in active markets, when available, or through the use of alternative approaches when market quotes are not readily accessible or available. These alternative approaches include matrix or model pricing and use of independent pricing services, each supported by reference to principal market trades or other observable market assumptions for similar securities. More specifically, the matrix pricing approach to fair value is a discounted cash flow methodology that incorporates market interest rates commensurate with the credit quality and duration of the investment. The Company’s management, with the assistance of its investment advisors, evaluates AFS debt securities that experienced a decline in fair value below amortized cost for credit losses which are evaluated in accordance with the new financial instruments credit losses guidance. Integral to this review is an assessment made each quarter, on a security-by-security basis, by the IUS Committee, of various indicators of credit deterioration to determine whether the investment security has experienced a credit loss. This assessment includes, but is not limited to, consideration of the severity of the unrealized loss, failure, if any, of the issuer of the security to make scheduled payments, actions taken by rating agencies, adverse conditions specifically related to the security or sector, and the financial strength, liquidity and continued viability of the issuer.
The Company recognizes an allowance for credit losses on AFS debt securities with a corresponding adjustment to earnings rather than a direct write down that reduces the cost basis of the investment, and credit losses are limited to the amount by which the security’s amortized cost basis exceeds its fair value. Any improvements in estimated credit

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

losses on AFS debt securities are recognized immediately in earnings. Management does not use the length of time a security has been in an unrealized loss position as a factor, either by itself or in combination with other factors, to conclude that a credit loss does not exist.
When the Company determines that there is more than 50% likelihood that it is not going to recover the principal and interest cash flows related to an AFS debt security, the security is placed on nonaccrual status and the Company reverses accrued interest receivable against interest income. Since the nonaccrual policy results in a timely reversal of accrued interest receivable, the Company does not record an allowance for credit losses on accrued interest receivable.

If there is no intent to sell or likely requirement to dispose of the fixed maturity security before its recovery, only the credit loss component of any resulting allowance is recognized in income (loss) and the remainder of the fair value loss is recognized in OCI. The amount of credit loss is the shortfall of the present value of the cash flows expected to be collected as compared to the amortized cost basis of the security. The present value is calculated by discounting management’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security at the date of acquisition. Projections of future cash flows are based on assumptions regarding probability of default and estimates regarding the amount and timing of recoveries. These assumptions and estimates require use of management judgment and consider internal credit analyses as well as market observable data relevant to the collectability of the security. For mortgage and asset-backed securities, projected future cash flows also include assumptions regarding prepayments and underlying collateral value.
Write-offs of AFS debt securities are recorded when all or a portion of a financial asset is deemed uncollectible. Full or partial write-offs are recorded as reductions to the amortized cost basis of the AFS debt security and deducted from the allowance in the period in which the financial assets are deemed uncollectible. The Company elected to reverse accrued interest deemed uncollectible as a reversal of interest income. In instances where the Company collects cash that it has previously written off, the recovery will be recognized through earnings or as a reduction of the amortized cost basis for interest and principal, respectively.
Policy loans represent funds loaned to policyholders up to the cash surrender value of the associated insurance policies and are carried at the unpaid principal balances due to the Company from the policyholders. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies.
Partnerships, investment companies and joint venture interests that the Company has control of and has an economic interest in or those that meet the requirements for consolidation under accounting guidance for consolidation of VIEs are consolidated. Those that the Company does not have control of and does not have a majority economic interest in and those that do not meet the VIE requirements for consolidation are reported on the equity method of accounting and are reported in other equity investments. The Company records its interests in certain of these partnerships on a month or one quarter lag.
Trading securities, which include equity securities and fixed maturities, are carried at fair value based on quoted market prices, with realized and unrealized gains (losses) reported in net investment income (loss) in the consolidated statements of income (loss).
The carrying values of certain fixed maturities are reported at fair value where the fair value option has been elected. The fair value option allows the Company to elect fair value as an alternative measurement for selected financial assets and financial liabilities not otherwise reported at fair value. Such elections have been made to help mitigate volatility in earnings that result from different measurement attributes. Electing the fair value option also allows the consistent accounting in net investment income (loss) for certain assets and liabilities. Changes in fair value of fixed maturities that have elected the fair value option are reflected in realized and unrealized gains (losses) reported in net investment income (loss) in the consolidated statements of income (loss).
Notes issued by consolidated variable interest entities represent notes issued by certain asset-backed investment vehicles, primarily CLOs, which we are required to consolidate. The creditors of these VIEs do not have recourse to the Company in excess of the assets contained within the VIEs. The Company has elected the fair value option for the majority of these notes and has based the fair value on the corresponding debt security collateral. Changes in fair value are reported in net investment income (loss).
COLI has been purchased by the Company and certain subsidiaries on the lives of certain key employees and the Company and these subsidiaries are named as beneficiaries under these policies. COLI is carried at the cash surrender value of the policies. As of December 31, 2022 and 2021, the carrying value of COLI was $886 million and $1.0 billion, respectively, and is reported in other invested assets in the consolidated balance sheets.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Cash and cash equivalents includes cash on hand, demand deposits, money market accounts, overnight commercial paper and highly liquid debt instruments purchased with an original maturity of three months or less. Due to the short-term nature of these investments, the recorded value is deemed to approximate fair value. Cash and securities segregated primarily includes U.S. Treasury Bills segregated by AB in a special reserve bank custody account for the exclusive benefit of its brokerage customers under Rule 15c3-3 of the Exchange Act.
Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase involve the temporary exchange of securities for cash or other collateral of equivalent value, with agreement to redeliver a like quantity of the same or similar securities at a future date prior to maturity at a fixed and determinable price. Securities sold under agreements to repurchase transactions are conducted by the Company under a standardized securities industry master agreement, amended to suit the requirements of each respective counterparty. Transfers of securities under these agreements to repurchase are evaluated by the Company to determine whether they satisfy the criteria for accounting treatment as secured borrowing arrangements. Agreements not meeting the criteria would require recognition of the transferred securities as sales with related forward repurchase commitments. All of the Company’s securities repurchase transactions are accounted for as secured borrowings with the related obligations distinctly captioned in the consolidated balance sheets on a gross basis. As of December 31, 2022 and 2021 the Company had no Securities sold under agreements to repurchase outstanding. During the year ended December 31, 2021 there was no activity on Securities sold under agreements to repurchase.
Derivatives
Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior and non-performance risk used in valuation models. Derivative financial instruments generally used by the Company include equity, currency, and interest rate futures, total return and/or other equity swaps, interest rate swaps and floors, swaptions, variance swaps and equity options, all of which may be exchange-traded or contracted in the OTC market. All derivative positions are carried in the consolidated balance sheets at fair value, generally by obtaining quoted market prices or through the use of valuation models.
Freestanding derivative contracts are reported in the consolidated balance sheets either as assets within “other invested assets” or as liabilities within “other liabilities.” The Company nets the fair value of all derivative financial instruments with counterparties for which an ISDA Master Agreement and related CSA have been executed. All changes in the fair value of the Company’s freestanding derivative positions not designated to hedge accounting relationships, including net receipts and payments, are included in “net derivative gains (losses)” without considering changes in the fair value of the economically associated assets or liabilities.
The Company has designated certain derivatives it uses to economically manage asset/liability risk in relationships which qualify for hedge accounting. To qualify for hedge accounting, we formally document our designation at inception of the hedge relationship as a cash flow, fair value or net investment hedge. This documentation includes our risk management objective and strategy for undertaking the hedging transaction. The Company identifies how the hedging instrument is expected to offset the designated risks related to the hedged item and the method that will be used to retrospectively and prospectively assess the hedge effectiveness. To qualify for hedge accounting, a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed and documented at inception and periodically throughout the life of the hedge accounting relationship.
The Company does not exclude any components of the hedging instrument from the effectiveness assessments and therefore does not separately measure or account for any excluded components of the hedging instrument.
While in cash flow hedge relationships, any periodic net receipts and payments from the hedging instrument are included in the income or expense line that the hedged item’s periodic income or expense is recognized. Other changes in the fair value of the hedging instrument while in a cash flow hedging relationship are reported within OCI. These amounts are deferred in AOCI until they are reclassified to Net income (loss). The reclassified amount offsets the effect of the cash flows on Net income (loss) in the same period when the hedged item affects earnings and on the same line as the hedged item.
We discontinue cash flow hedge accounting prospectively when the Company determines: (1) the hedging instrument is no longer highly effective in offsetting changes in the cash flow from the hedged risk, (2) the hedged item is no

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

longer probable of occurring within two months of their forecast, or (3) the hedging instrument is otherwise redesignated from the hedging relationship. Changes in the fair value of the derivative after discontinuation of cash flow hedge accounting are accounted for as freestanding derivative positions not designated to hedge accounting relationships unless and until the derivative is redesignated to a hedge accounting relationship. When cash flow hedge accounting is discontinued the amounts deferred in AOCI during the hedge relationship continue to be deferred in AOCI as long as the hedged items continue to be probable of occurring within two months of their forecast, until the hedged item affects Net income (loss). Any amount deferred in AOCI for hedged items which are no longer probable of occurring within two months of their forecast will be reclassified to “net derivative gains (losses)” at that time.
The Company is a party to financial instruments and other contracts that contain “embedded” derivative instruments. At inception, the Company assesses whether the economic characteristics of the embedded instrument are “clearly and closely related” to the economic characteristics of the remaining component of the “host contract” and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. Once those criteria are met the resulting embedded derivative is bifurcated from the host contract, carried in the consolidated balance sheets at fair value, and changes in its fair value are recognized immediately and captioned in the consolidated statements of income (loss) according to the nature of the related host contract. For certain financial instruments that contain an embedded derivative that otherwise would need to be bifurcated and reported at fair value, the Company instead may elect to carry the entire instrument at fair value.
Mortgage Loans on Real Estate
Mortgage loans are stated at unpaid principal balances, net of unamortized discounts and the allowance for credit losses. The Company calculates the allowance for credit losses in accordance with the CECL model in order to provide for the risk of credit losses in the lending process.
Expected credit losses for loans with similar risk characteristics are estimated on a collective (i.e., pool) basis in order to meet CECL’s risk of loss concept which requires the Company to consider possibilities of loss, even if remote.
For collectively evaluated mortgages, the Company estimates the allowance for credit losses based on the amortized cost basis of its mortgages over their expected life using a PD / LGD model. The PD / LGD model incorporates the Company’s reasonable and supportable forecast of macroeconomic information over a specified period. The length of the reasonable and supportable forecast period is reassessed on a quarterly basis and may be adjusted as appropriate over time to be consistent with macroeconomic conditions and the environment as of the reporting date. For periods beyond the reasonable and supportable forecast period, the model reverts to historical loss information. The PD and LGD are estimated at the loan-level based on loans’ current and forecasted risk characteristics as well as macroeconomic forecasts. The PD is estimated using both macroeconomic conditions as well as individual loan risk characteristics including LTV ratios, DSC ratios, seasoning, collateral type, geography, and underlying credit. The LGD is driven primarily by the type and value of collateral, and secondarily by expected liquidation costs and time to recovery.
For individually evaluated mortgages, the Company continues to recognize a valuation allowance on the present value of expected future cash flows discounted at the loan’s original effective interest rate or on its collateral value.
The CECL model is configured to the Company’s specifications and takes into consideration the detailed risk attributes of each discrete loan in the mortgage portfolio which include, but are not limited to the following:
•LTV ratio – Derived from current loan balance divided by the fair market value of the property. An LTV ratio in excess of 100% indicates an underwater mortgage.
•DSC ratio – Derived from actual operating earnings divided by annual debt service. If the ratio is below 1.0x, then the income from the property does not support the debt.
•Occupancy – Criteria varies by property type but low or below market occupancy is an indicator of sub-par property performance.
•Lease expirations – The percentage of leases expiring in the upcoming 12 to 36 months are monitored as a decline in rent and/or occupancy may negatively impact the debt service coverage ratio. In the case of single-tenant properties or properties with large tenant exposure, the lease expiration is a material risk factor.
•Other – Any other factors such as maturity, borrower/tenant related issues, payment status, property condition, or current economic conditions may call into question the performance of the loan.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Mortgage loans that do not share similar risk characteristics with other loans in the portfolio are individually evaluated quarterly by the Company’s IUS Committee. The allowance for credit losses on these individually evaluated mortgages is a loan-specific reserve as a result of the loan review process that is recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral. The individually assessed allowance for mortgage loans can increase or decrease from period to period based on such factors.
Individually assessed loans may include, but are not limited to, mortgages that have deteriorated in credit quality such as a TDR and reasonably expected TDRs, mortgages for which foreclosure is probable, and mortgages which have been classified as “potential problem” or “problem” loans within the Company’s IUS Committee processes as described below.
Within the IUS process, commercial mortgages 60 days or more past due and agricultural mortgages 90 days or more past due, as well as all mortgages in the process of foreclosure, are identified as problem mortgage loans. Based on its monthly monitoring of mortgages, a class of potential problem mortgage loans are also identified, consisting of mortgage loans not currently classified as problem mortgage loans but for which management has doubts as to the ability of the borrower to comply with the present loan payment terms and which may result in the loan becoming a problem or being modified. The decision whether to classify a performing mortgage loan as a potential problem involves judgments by management as to likely future industry conditions and developments with respect to the borrower or the individual mortgaged property.
Individually assessed mortgage loans without provision for losses are mortgage loans where the fair value of the collateral or the net present value of the expected future cash flows related to the loan equals or exceeds the recorded investment. Interest income earned on mortgage loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on mortgage loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows.
Mortgage loans are placed on nonaccrual status once management believes the collection of accrued interest is not probable. Once mortgage loans are classified as nonaccrual mortgage loans, interest income is recognized under the cash basis of accounting and the resumption of the interest accrual would commence only after all past due interest has been collected or the mortgage loan has been restructured to where the collection of interest is considered likely. The Company charges off loan balances and accrued interest that are deemed uncollectible.
The components of amortized cost for mortgage loans on the consolidated balance sheets excludes accrued interest amounts because the Company presents accrued interest receivables within other assets. Once mortgage loans are placed on nonaccrual status, the Company reverses accrued interest receivable against interest income. Since the nonaccrual policy results in the timely reversal of accrued interest receivable, the Company does not record an allowance for credit losses on accrued interest receivable.
Held-for-Sale
The Company classifies assets and liabilities (“disposal group”) as held-for-sale when the specified criteria in Accounting Standards Codification 360, Property, Plant and Equipment, are met. Assets and liabilities held-for-sale are presented separately within the Consolidated Balance Sheets. Depreciation of property, plant and equipment and amortization of intangible and right-of-use assets are not recorded while these assets are classified as held-for-sale. If, in any period, the carrying value of the disposal group exceeds the estimated fair value, less costs to sell, an impairment loss will be recognized. See Note 25 of the Notes to these Consolidated Financial Statements for additional information regarding the disposal group.
Troubled Debt Restructuring
The Company invests in commercial and agricultural mortgage loans included in the balance sheet as mortgage loans on real estate and privately negotiated fixed maturities included in the balance sheet as fixed maturities AFS. Under certain circumstances, modifications are granted to these contracts. Each modification is evaluated as to whether a TDR has occurred. A modification is a TDR when the borrower is in financial difficulty and the creditor makes concessions. Generally, the types of concessions may include reducing the face amount or maturity amount of the debt as originally stated, reducing the contractual interest rate, extending the maturity date at an interest rate lower than current market interest rates and/or reducing accrued interest. The Company considers the amount, timing and extent of the concession granted in determining any impairment or changes in the specific credit allowance recorded in connection with the TDR. A credit allowance may have been recorded prior to the period when the loan is modified in a TDR. Accordingly, the carrying value (net of the allowance) before and after modification through a TDR may not change significantly or may increase if the expected recovery is higher than the pre-modification recovery assessment.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Net Investment Income (Loss), Investment Gains (Losses) Net and Unrealized Investment Gains (Losses)
Realized investment gains (losses) are determined by identification with the specific asset and are presented as a component of revenue. Changes in the allowance for credit losses are included in investment gains (losses), net.
Realized and unrealized holding gains (losses) on trading and equity securities are reflected in net investment income (loss).
Unrealized investment gains (losses) on fixed maturities designated as AFS held by the Company are accounted for as a separate component of AOCI, net of related deferred income taxes, as are amounts attributable to certain pension operations, Closed Block’s policyholders’ dividend obligation, insurance liability loss recognition, DAC related to UL policies, investment-type products and participating traditional life policies.
Changes in unrealized gains (losses) reflect changes in fair value of only those fixed maturities classified as AFS and do not reflect any change in fair value of policyholders’ account balances and future policy benefits.
Fair Value of Financial Instruments
See Note 8 of the Notes to these Consolidated Financial Statements for additional information regarding determining the fair value of financial instruments.
Recognition of Insurance Income and Related Expenses
Deposits related to UL and investment-type contracts are reported as deposits to policyholders’ account balances. Revenues from these contracts consist of fees assessed during the period against policyholders’ account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders’ account balances.
DAC
Acquisition costs that vary with and are primarily related to the acquisition of new and renewal insurance business, reflecting incremental direct costs of contract acquisition with independent third parties or employees that are essential to the contract transaction, as well as the portion of employee compensation, including employee fringe benefits and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts including commissions, underwriting, agency and policy issue expenses, are deferred.
Contracts are measured on a grouped basis utilizing cohorts consistent with those used in the calculation of future policy benefit reserves. DAC is amortized on a constant level basis for the grouped contracts over the expected term of the contract. For life insurance products, DAC is amortized in proportion to the face amount in force. For annuity products DAC is amortized in proportion to policy counts. The constant level basis used for amortization determines the current period amortization considering both the current period’s actual experience and future projections. The amortization pattern is revised quarterly on a prospective basis. Amortization of DAC is included in Amortization of DAC, part of total benefits and other deductions.
For some products, policyholders can elect to modify product benefits, features, rights or coverages that occur by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by election or coverage within a contract. These transactions are known as internal replacements. If such modification substantially changes the contract, the associated DAC is written off immediately through income and any new acquisition costs associated with the replacement contract are deferred.
DAC - Prior to the adoption of ASU 2018-12 effective January 1, 2021
In each reporting period, DAC amortization, net of the accrual of imputed interest on DAC balances, was recorded to amortization of deferred policy acquisition costs. DAC was subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period. The determination of DAC, including amortization and recoverability estimates, was based on models that involve numerous assumptions and subjective judgments, including those regarding policyholder behavior, surrender and withdrawal rates, mortality experience, and other inputs including financial market volatility and market rates of return.
After the initial establishment of reserves, premium deficiency and loss recognition tests were performed each period end using best estimate assumptions as of the testing date without provisions for adverse deviation. When the liabilities

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

for future policy benefits plus the present value of expected future gross premiums for the aggregate product group were insufficient to provide for expected future policy benefits and expenses for that line of business (i.e., reserves net of any DAC asset), DAC would first be written off and thereafter, if required, a premium deficiency reserve would be established by a charge to earnings.
Amortization Policy
In accordance with the guidance for the accounting and reporting by insurance enterprises for certain long-duration contracts and participating contracts and for realized gains and losses from the sale of investments, current and expected future profit margins for products covered by this guidance were examined regularly in determining the amortization of DAC.
DAC associated with certain variable annuity products was amortized based on estimated assessments, with DAC on the remainder of variable annuities, UL and investment-type products amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, Separate Accounts fees, mortality and expense margins and surrender charges based on historical and anticipated future experience, embedded derivatives and changes in the reserve of products that have indexed features such as SCS IUL and MSO, updated at the end of each accounting period. When estimated gross profits were expected to be negative for multiple years of a contract life, DAC was amortized using the present value of estimated assessments. The effect on the amortization of DAC of revisions to estimated gross profits or assessments was reflected in earnings (loss) in the period such estimated gross profits or assessments were revised. A decrease in expected gross profits or assessments would accelerate DAC amortization. Conversely, an increase in expected gross profits or assessments would slow DAC amortization. The effect on the DAC assets that would result from realization of unrealized gains (losses) was recognized with an offset to AOCI in consolidated equity as of the balance sheet date.
A significant assumption in the amortization of DAC on variable annuities and, to a lesser extent, on variable and interest-sensitive life insurance related to projected future separate account performance. Management set estimated future gross profit or assessment assumptions related to separate account performance using a long-term view of expected average market returns by applying a RTM approach, a commonly used industry practice. This future return approach influenced the projection of fees earned, as well as other sources of estimated gross profits. Returns that were higher than expectations for a given period produce higher than expected account balances, increased the fees earned resulting in higher expected future gross profits and lower DAC amortization for the period. The opposite occurred when returns were lower than expected.
In applying this approach to develop estimates of future returns, it was assumed that the market would return to an average gross long-term return estimate, developed with reference to historical long-term equity market performance. Management set limitations as to maximum and minimum future rate of return assumptions, as well as a limitation on the duration of use of these maximum or minimum rates of return. As of December 31, 2020, the average gross short-term and long-term annual return estimate on variable and interest-sensitive life insurance and variable annuities was 7.0% (4.9% net of product weighted average Separate Accounts fees), and the gross maximum and minimum short-term annual rate of return limitations were 15.0% (12.9% net of product weighted average Separate Accounts fees and Investment Advisory fees) and 0.0% ((2.1)% net of product weighted average Separate Accounts fees and Investment Advisory fees), respectively. The maximum duration over which these rate limitations may be applied is five years. These assumptions of long-term growth were subject to assessment of the reasonableness of resulting estimates of future return assumptions.
In addition, projections of future mortality assumptions related to variable and interest-sensitive life products were based on a long-term average of actual experience. This assumption was updated periodically to reflect recent experience as it emerges. Improvement of life mortality in future periods from that currently projected would result in future deceleration of DAC amortization. Conversely, deterioration of life mortality in future periods from that currently projected would result in future acceleration of DAC amortization.
Other significant assumptions underlying gross profit estimates for UL and investment type products related to contract persistency and General Account investment spread.
For participating traditional life policies (substantially all of which are in the Closed Block), DAC was amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield. As of December 31, 2020, the average rate of assumed investment yields, excluding policy loans, for the Company was 4.4% grading to 4.3% in 2025. Estimated gross margins included anticipated premiums and investment results less claims

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the accumulated amortization of DAC of revisions to estimated gross margins was reflected in earnings in the period such estimated gross margins were revised. The effect on the DAC assets that would result from realization of unrealized gains (losses) was recognized with an offset to AOCI in consolidated equity as of the balance sheet date. Many of the factors that affect gross margins were included in the determination of the Company’s dividends to these policyholders. DAC adjustments related to participating traditional life policies did not create significant volatility in results of operations as the Closed Block recognized a cumulative policyholder dividend obligation expense in policyholders’ benefits for the excess of actual cumulative earnings over expected cumulative earnings as determined at the time of demutualization.
DAC associated with non-participating traditional life policies was amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums were estimated at the date of policy issue and were consistently applied during the life of the contracts. Deviations from estimated experience were reflected in income (loss) in the period such deviations occur. For these contracts, the amortization periods generally were for the total life of the policy. DAC related to these policies was subject to recoverability testing as part of the Company’s premium deficiency testing. If a premium deficiency existed, DAC was reduced by the amount of the deficiency or to zero through a charge to current period earnings (loss). If the deficiency exceeded the DAC balance, the reserve for future policy benefits was increased by the excess, reflected in earnings (loss) in the period such deficiency occurs.
Amount due to and from Reinsurers
For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. Cessions under reinsurance agreements do not discharge the Company’s obligations as the primary insurer. The Company reviews all contractual features, including those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.
For reinsurance of existing in-force blocks of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid (received), and the liabilities ceded (assumed) related to the underlying contracts is considered the net cost of reinsurance at the inception of the reinsurance agreement. Subsequent amounts paid (received) on the reinsurance of in-force blocks, as well as amounts paid (received) related to new business, are recorded as premiums ceded (assumed); and amounts due from reinsurers (amounts due to reinsurers) are established.
Assets and liabilities relating to reinsurance agreements with the same reinsurer may be recorded net on the balance sheet if a right of offset exists within the reinsurance agreement. In the event that reinsurers do not meet their obligations to the Company under the terms of the reinsurance agreements, reinsurance recoverable balances could become uncollectible. In such instances, reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance.
Premiums, policy charges and fee income, and policyholders’ benefits include amounts assumed under reinsurance agreements and are net of reinsurance ceded. Amounts received from reinsurers for policy administration are reported in other revenues.
For reinsurance contracts, reinsurance recoverable balances are generally calculated using methodologies and assumptions that are consistent with those used to calculate the direct liabilities.
Ceded reinsurance transactions are recognized and measured in a manner consistent with underlying reinsured contracts, including using consistent assumptions. Assumed and ceded reinsurance contract rights and obligations are accounted for on a basis consistent with our direct contract. The reinsurance cost or benefit for traditional life non-participating and limited-payment contracts is recognized in proportion to the gross premiums of the underlying direct cohorts. The locked-in single A discount rate used to calculate the reinsurance cost or benefit is established at inception of the reinsurance contract. Changes to the single A discount rate are reflected in comprehensive income at each reporting date.
If the Company determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the agreement using the deposit method of accounting. Deposits received are included in other liabilities and deposits made are included within other assets. As amounts are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as other income or other operating costs and expenses, as appropriate.
Amount due to and from Reinsurers - Prior to the adoption of ASU 2018-12 effective January 1, 2021

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

With respect to GMIBs, a portion of the directly written GMIBs were accounted for as insurance liabilities, but the associated reinsurance agreements contained embedded derivatives as they were net settled. These embedded derivatives were included in GMIB reinsurance contract asset, at fair value with changes in estimated fair value reported in net derivative gains (losses). Separate Account liabilities that had been ceded on a Modified coinsurance (Modco) basis, receivable and payable were recognized on a net basis as right of offset exists.
For reinsurance contracts other than those accounted for as derivatives, reinsurance recoverable balances were calculated using methodologies and assumptions that were consistent with those used to calculate the direct liabilities.
Sales Inducement Assets
Sales inducement assets are offered on certain deferred annuity products in the form of either immediate bonus interest credited or enhanced interest crediting rates for a period of time. The interest crediting expense associated with these sales inducement assets is deferred and amortized over the lives of the underlying contracts in a manner consistent with the amortization of DAC. Unamortized balances are included in other assets in the consolidated balance sheets and amortization is included in interest credited to policyholders’ account balances in the consolidated statements of income (loss).
Policyholders’ Account Balances
Policyholders’ account balances relate to contracts or contract features where the Company has no significant insurance risk. This liability represents the contract value that has accrued to the benefit of the policyholder as of the balance sheet date.
Obligations arising from funding agreements are also reported in policyholders’ account balances in the consolidated balance sheets. As a member of the FHLB, the Company has access to collateralized borrowings. The Company may also issue funding agreements to the FHLB. Both the collateralized borrowings and funding agreements would require the Company to pledge qualified mortgage-backed assets and/or government securities as collateral.
Future Policy Benefits and Other Policyholders’ Liabilities
The liability for future policy benefits is estimated based upon the present value of future policy benefits and related claim expenses less the present value of estimated future net premiums where net premium equals gross premium under the contract multiplied by the net premium ratio. Related claim expenses include termination and settlement costs and exclude acquisition costs and non-claim related costs. The liability is estimated using current assumptions that include discount rate, mortality, and lapses. Assumptions are based on judgments that consider the Company’s historical experience, industry data, and other factors.
For participating traditional life insurance policies, future policy benefit liabilities are calculated using a net level premium method based on guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Terminal dividends are accrued in proportion to face amount over the life of the contract.
For non-participating traditional life insurance policies (Term) and limited pay contracts (Payout, Pension), contracts are grouped into cohorts by contract type and issue year. The Company quarterly updates its estimate of cash flows using actual experience and current future cash flow assumptions, which is reflected in an updated net premium ratio used to calculate the liability. The ratio of actual and future expected claims to actual and future expected premiums determines the net premium ratio. The policy administration expense assumption is not updated after policy issuance. If actual expenses differ from the original expense assumptions, the differences are recognized in the period identified. The revised net premium ratio is used to determine the updated liability for future policy benefits as of the beginning of the reporting period, discounted at the original contract issuance rate. Changes in the liability due to current discount rates differing from original rates are included in other comprehensive income within the consolidated statement of comprehensive income.
For non-participating traditional life insurance policies and limited pay contracts, the discount rate assumption used is corporate A rated forward curve. We use a forward curve based upon a Bloomberg index. The liability is remeasured each quarter with the remeasurement change reported in other comprehensive income. The locked-in discount rate is generally based on expected investment returns at contract inception for contracts issued prior to January 1, 2021 and the upper medium grade fixed income corporate instrument yield (i.e., single A) at contract inception for contracts issued after January 1, 2021. The Company developed an LDTI discount rate methodology used to calculate the LFPB for its traditional insurance liabilities and constructed a discount rate curve that references upper-medium grade (low

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

credit risk) fixed-income instrument yields (i.e. Single-A rated Corporate bond yields) which are meant to reflect the duration characteristics of the corresponding insurance liabilities. The methodology uses observable market data, where available, and uses various estimation techniques in line with fair value guidance (such as interpolation and extrapolation) where data is limited. Discount rates are updated quarterly.
For limited-payment products, gross premiums received in excess of net premiums are deferred at initial recognition as a deferred profit liability (“DPL”). DPL will be amortized in relation to the expected future benefit payments. As the calculation of the DPL is based on discounted cash flows, interest accrues on the unamortized DPL balance using the discount rate determined at contract issuance. The DPL is updated at the same time as the estimates for cash flows for the liability for future policy benefits. Any difference between the recalculated and beginning of period DPL is recognized in remeasurement gain or loss in the consolidated statements of income (loss), Remeasurement of Liability for Future Policy Benefits, part of total benefits and other deductions. On the consolidated balance sheets the DPL is recorded in the liability for future policy benefits.
Additional liabilities for contract or contract feature that provide for additional benefits in addition to the account balance but are not market risk benefits or embedded derivatives (“additional insurance liabilities”) are established by estimating the expected value of death or other insurance benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated life based on expected assessments (i.e., benefit ratio). The liability equals the current benefit ratio multiplied by cumulative assessments recognized to date, plus interest, less cumulative excess payments to date. These reserves are recorded within future policy benefits and other policyholders’ liabilities. The determination of this estimated future policy benefits liability is based on models that involve numerous assumptions and subjective judgments, including those regarding expected market rates of return and volatility, contract surrender and withdrawal rates, and mortality experience. There can be no assurance that actual experience will be consistent with management’s estimates. Assumptions are reviewed annually and updated with the remeasurement gain or loss reflected in total benefit expense.
The Company recognizes an adjustment in other comprehensive income for the additional insurance liabilities for unrealized gains and losses not included when calculating the present value of expected assessments for the benefit ratios.
The Company conducts annual premium deficiency testing except for liability for future policy benefits for non- participating traditional and limited payment contracts. The Company reviews assumptions and determines whether the sum of existing liabilities and the present value of future gross premiums is sufficient to cover the present value of future benefits to be paid and settlement costs. Anticipated investment income is considered when performing premium deficiency for long duration contracts. The anticipated investment income is projected based on current investment portfolio returns grading to long term reinvestment rates over the projection periods, based on anticipated gross reinvestment spreads, defaults and investment expenses. Premium deficiency reserves are recorded in certain instances where the policyholder liability for a particular line of business may not be deficient in the aggregate to trigger loss recognition, but the pattern of earnings may be such that profits are expected to be recognized in earlier years followed by losses in later years. This pattern of profits followed by losses is exhibited in our VISL business and is generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges. We accrue for these PFBL using a dynamic approach that changes over time as the projection of future losses change.
Policyholders’ Account Balances and Future Policy Benefits and Other Policyholders’ Liabilities - Prior to the adoption of ASU 2018-12 effective January 1, 2021
For participating traditional life insurance policies, future policy benefit liabilities were calculated using a net level premium method on the basis of actuarial insurance assumptions equal to guaranteed mortality and dividend fund interest rates. The liability for annual dividends represented the accrual of annual dividends earned. Terminal dividends were accrued in proportion to gross margins over the life of the contract.
For non-participating traditional life insurance policies, future policy benefit liabilities were estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency were based on the Company’s experience that, together with interest and expense assumptions, included a margin for adverse deviation. Benefit liabilities for traditional annuities during the accumulation period were equal to accumulated policyholders’ fund balances and, after annuitization, were equal to the present value of expected future payments. Interest rates used in establishing such

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

liabilities ranged from 3.5% to 7.3% (weighted average of 5.0%) for approximately 99.5% of life insurance liabilities and from 1.5% to 5.4% (weighted average of 3.6%) for annuity liabilities.
Individual health benefit liabilities for active lives are estimated using the net level premium method and assumptions as to future morbidity, withdrawals and interest. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. While management believes its DI reserves have been calculated on a reasonable basis and are adequate, there can be no assurance reserves will be sufficient to provide for future liabilities.
The Company has issued and continues to offer certain variable annuity products with GMDB and/or contain a GMLB (collectively, the “GMxB features”) which, if elected by the policyholder after a stipulated waiting period from contract issuance, guarantees a minimum lifetime annuity based on predetermined annuity purchase rates that may be in excess of what the contract account value can purchase at then-current annuity purchase rates. This minimum lifetime annuity is based on predetermined annuity purchase rates applied to a GMIB base. The Company previously issued certain variable annuity products with GIB, GWBL, GMWB, and GMAB features. The Company has also assumed reinsurance for products with GMxB features.
Reserves for products that have GMIB features, but do not have no-lapse guarantee features, and products with GMDB features were determined by estimating the expected value of death or income benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated life based on expected assessments (i.e., benefit ratio). The liability equaled the current benefit ratio multiplied by cumulative assessments recognized to date, plus interest, less cumulative excess payments to date. These reserves were recorded within future policy benefits and other policyholders’ liabilities. The determination of this estimated future policy benefits liability was based on models that involved numerous assumptions and subjective judgments, including those regarding expected market rates of return and volatility, contract surrender and withdrawal rates, mortality experience, and, for contracts with the GMIB feature, GMIB election rates. Assumptions regarding separate account performance used for purposes of this calculation were set using a long-term view of expected average market returns by applying a RTM approach, consistent with that used for DAC amortization. There can be no assurance that actual experience will be consistent with management’s estimates.
Products that have a GMIB feature with a no-lapse guarantee rider (“GMIBNLG”), GIB, GWBL, GMWB and GMAB features and the assumed products with GMIB features (collectively “GMxB derivative features”) were considered either freestanding or embedded derivatives and discussed below under (“Embedded and Freestanding Insurance Derivatives”).
After the initial establishment of reserves, premium deficiency and loss recognition tests were performed each period end using best estimate assumptions as of the testing date without provisions for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for the aggregate product group were insufficient to provide for expected future policy benefits and expenses for that line of business (i.e., reserves net of any DAC asset), DAC would first be written off and thereafter, if required, a premium deficiency reserve would be established by a charge to earnings.
Market Risk Benefits
Market risk benefits (“MRBs”) are contracts or contract features that provide protection to the contract holder from other than nominal capital market risk and expose the Company to other than nominal capital market risk. Market risk benefits include contract features that provide minimum guarantees to policyholders and include GMIB, GMDB, GMWB, GMAB, and ROP DB benefits. MRBs are identified and measured at fair value on a seriatim basis using an ascribed fee approach based upon policyholder behavior projections and risk neutral economic scenarios adjusted based on the facts and circumstances of the Company’s product features. The MRB Asset and MRB Liability will be equal to the average present value of benefits and risk margins less the average present value of ascribed fees. Ascribed fees will consist of the fee needed at policy inception date, under a stochastically generated set of risk-neutral scenarios, so that the mean present value of claims, including any risk charge, is equal to the mean present value of the projected attributed fees which will be capped at average present value of total policyholder contractual fees. The attributed fee percentage is considered a fixed term of the MRB feature and is held static over the life of the contract. Discount rates are updated quarterly. Changes in fair value are recognized as a remeasurement gain/loss in the Change in market risk benefits and purchased market risk benefits, part of total benefits and other deductions except for the portion of the change in the fair value due to change in the Company’s own credit risk, which is recognized in other than comprehensive income. Additionally, when an annuitization occurs (for annuitization benefits) or upon extinguishment of the account balance (for withdrawal benefits) the balance related to the MRB will be derecognized

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

and the amount deducted (after derecognition of any related amount included in accumulated other comprehensive income) shall be used in the calculation of the liability for future policy benefits for the payout annuity. Upon derecognition, any related balance will be removed from AOCI.
The Company has issued and continues to offer certain variable annuity products with GMDB and/or contain a GMLB (collectively, the “GMxB features”) which, if elected by the policyholder after a stipulated waiting period from contract issuance, guarantees a minimum lifetime annuity based on predetermined annuity purchase rates that may be in excess of what the contract account value can purchase at then-current annuity purchase rates. This minimum lifetime annuity is based on predetermined annuity purchase rates applied to a GMIB base. The Company previously issued certain variable annuity products with GMIB, GWBL, GMWB, and GMAB features. The Company has also assumed reinsurance for products with GMxB features.
Features in ceded reinsurance contracts that meet the definition of MRBs are accounted for at fair value as a purchased MRB. The fees used to determine the fair value of the reinsured market risk benefit are those defined in the reinsurance contract. The expected periodic future premiums would represent cash outflows and the expected future benefits would represent cash inflows in the fair value calculation. On the ceded side, the Purchased MRB will be measured considering the counterparty credit risk of the reinsurer, while the direct contract liabilities will be measured considering the instrument-specific credit risk of the insurer. As a result of the difference in the treatment of the counterparty credit risk, the fair value of the direct and ceded contracts may be different even if the contractual fees and benefits are the same. Changes in instrument-specific credit risk of the Company is included in the fair value of its market risk benefit, whether in an asset or liability position, and whether related to an issued or purchased MRB, is recognized in OCI. The counterparty credit risk of the reinsurer is recorded in the consolidated statements of income (loss).
Policyholders’ Dividends
The amount of policyholders’ dividends to be paid (including dividends on policies included in the Closed Block) is determined annually by the board of directors of the issuing insurance company. The aggregate amount of policyholders’ dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by the Company.
Embedded and Freestanding Insurance Derivatives - Prior to the adoption of ASU 2018-12 effective January 1, 2021
Reserves for products or features within products that are considered either embedded or freestanding derivatives are measured at estimated fair value separately from the host variable annuity product, with changes in estimated fair value reported in net derivative gains (losses). The estimated fair values of these derivatives are determined based on the present value of projected future benefits minus the present value of projected future fees attributable to the guarantee. The projections of future benefits and future fees require capital markets and actuarial assumptions, including expectations concerning policyholder behavior. A risk-neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk-free rates.
Additionally, the Company cedes and assumes reinsurance of products with GMxB features, which are considered either an embedded or freestanding derivative, and measured at fair value. The GMxB reinsurance contract asset and liabilities’ fair values reflect the present value of reinsurance premiums, net of recoveries, and risk margins over a range of market-consistent economic scenarios.
Changes in the fair value of embedded and freestanding derivatives are reported in net derivative gains (losses). Embedded derivatives in direct and assumed reinsurance contracts are reported in future policyholders’ benefits and other policyholders’ liabilities. Amounts due from reinsurers contains the reinsurance of underlying GMIB contracts that are embedded derivatives, so the reinsurance has the same risk attributes as the underlying contracts and is an embedded derivatives carried at fair value. There are also embedded derivatives reported in the GMIB reinsurance contract asset related to ceded reinsurance contracts that are net settled, recorded at fair value in the consolidated balance sheets.
Embedded derivatives fair values are determined based on the present value of projected future benefits minus the present value of projected future fees. At policy inception, a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits is attributed to the

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

embedded derivative. The percentage of fees included in the fair value measurement is locked-in at inception. Fees above those amounts represent “excess” fees and are reported in policy charges and fee income.
Separate Accounts
Generally, Separate Accounts established under New York State and Arizona State Insurance Law are not chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets are subject to General Account claims only to the extent Separate Accounts assets exceed separate accounts liabilities. Assets and liabilities of the Separate Account represent the net deposits and accumulated net investment earnings (loss) less fees, held primarily for the benefit of policyholders, and for which the Company does not bear the investment risk. Separate Accounts assets and liabilities are shown on separate lines in the consolidated balance sheets. Assets held in Separate Accounts are reported at quoted market values or, where quoted values are not readily available or accessible for these securities, their fair value measures most often are determined through the use of model pricing that effectively discounts prospective cash flows to present value using appropriate sector-adjusted credit spreads commensurate with the security’s duration, also taking into consideration issuer-specific credit quality and liquidity. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to policyholders of such Separate Accounts are offset within the same line in the consolidated statements of income (loss).
Deposits to Separate Accounts are reported as increases in Separate Accounts assets and liabilities and are not reported in the consolidated statements of income (loss). Mortality, policy administration and surrender charges on all policies including those funded by Separate Accounts are included in revenues.
The Company reports the General Account’s interests in Separate Accounts as trading securities, at fair value, in the consolidated balance sheets.
Leases
The Company does not record leases with an initial term of 12 months or less in its consolidated balance sheets, but instead recognizes lease expense for these leases on a straight-line basis over the lease term. For leases with a term greater than one year, the Company records in its consolidated balance sheets at the time of lease commencement or modification a RoU operating lease asset and a lease liability, initially measured at the present value of the lease payments. Lease costs are recognized in the consolidated statements of income (loss) over the lease term on a straight-line basis. RoU operating lease assets represent the Company’s right to use an underlying asset for the lease term and RoU operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease.
Broker-Dealer Revenues, Receivables and Payables
Equitable Advisors and certain of the Company’s other subsidiaries provide investment management, brokerage and distribution services for affiliates and third parties. Third-party revenues earned from these services are reported in other income in the Company’s consolidated statement of income (loss).
Receivables from and payables to clients include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables; such collateral is not reflected in the consolidated financial statements.
Goodwill and Other Intangible Assets
Goodwill recorded by the Company represents the excess of purchase price over the estimated fair value of identifiable net assets of companies acquired in a business combination and relates principally to the acquisition of SCB Inc., an investment research and management company formerly known as Sanford C. Bernstein Inc. (“Bernstein Acquisition”), the purchase of AB Units, and AB’s acquisition of CarVal on July 1, 2022. The Company tests goodwill for recoverability each annual reporting period at December 31 and at interim periods if facts or circumstances are indicative of potential impairment.
The Company uses a market valuation approach. Under the market valuation approach, the fair value of the reporting unit is based on its adjusted market valuation assuming a control premium. The Company determined that this valuation technique provided a more exact determination of fair value for the reporting unit and was applied during its annual testing for goodwill recoverability at December 31, 2022 and 2021.
The Company’s intangible assets primarily relate to AB’s acquisition of CarVal and reflect amounts assigned to acquired investment management contracts based on their estimated fair values at the time of acquisition, less

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

accumulated amortization. These intangible assets generally are amortized on a straight-line basis over their estimated useful life, ranging from six to twenty years. All intangible assets are periodically reviewed for impairment as events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying value exceeds fair value, impairment tests are performed to measure the amount of the impairment loss, if any.
Deferred Sales Commissions, Net
Commissions paid to financial intermediaries in connection with the sale of shares of open-end AB sponsored mutual funds sold without a front-end sales charge (“back-end load shares”) are capitalized as deferred sales commissions and amortized over periods not exceeding five and one-half years for U.S. fund shares and four years for non-U.S. fund shares, the periods of time during which the deferred sales commissions are generally recovered. These commissions are recovered from distribution services fees received from those funds and from CDSC received from shareholders of those funds upon the redemption of their shares. CDSC cash recoveries are recorded as reductions of unamortized deferred sales commissions when received. Since January 31, 2009, AB sponsored U.S. mutual funds have not offered back-end load shares to new investors.
Management periodically reviews the deferred sales commission asset for impairment as events or changes in circumstances indicate that the carrying value may not be recoverable. If these factors indicate impairment in value, a comparison is made of the carrying value to the undiscounted cash flows expected to be generated by the asset over its remaining life. If it is determined the deferred sales commission asset is not fully recoverable, the asset will be deemed impaired and a loss will be recorded in the amount by which the recorded amount of the asset exceeds its estimated fair value.
As of December 31, 2022 and 2021, respectively, net deferred sales commissions from AB totaled $52 million and $75 million and are included within other assets in the consolidated balance sheets. The estimated amortization expense of deferred sales commissions, based on the December 31, 2022 net asset balance for each of the next three years is $29 million, $18 million and $5 million. The Company tests the deferred sales commission asset for impairment quarterly by comparing undiscounted future cash flows to the recorded value, net of accumulated amortization. Each quarter, significant assumptions used to estimate the future cash flows are updated to reflect management’s consideration of current market conditions on expectations made with respect to future market levels and redemption rates. As of December 31, 2022 and 2021, the Company determined that the deferred sales commission asset was not impaired.
Capitalized Computer Software and Hosting Arrangements
Capitalized computer software and hosting arrangements include certain internal and external costs used to implement internal-use software and cloud computing hosting arrangements. These capitalized computer costs are included in other assets in the consolidated balance sheets and amortized on a straight-line basis over the estimated useful life of the software or term of the hosting arrangement that ranges between three and five years. Capitalized amounts are periodically tested for impairment in accordance with the guidance on impairment of long-lived assets. An immediate charge to earnings is recognized if capitalized computer costs no longer are deemed to be recoverable. In addition, service potential is periodically reassessed to determine whether facts and circumstances have compressed the software’s useful life or a significant change in the term of the hosting arrangement such that acceleration of amortization over a shorter period than initially determined would be required.
Capitalized computer software and hosting arrangements, net of accumulated amortization, amounted to $224 million and $193 million as of December 31, 2022 and 2021, respectively. Amortization of capitalized computer software and hosting arrangements in 2022, 2021 and 2020 was $45 million, $57 million and $60 million, respectively, recorded in other operating costs and expenses in the consolidated statements of income (loss).
Short-term and Long-term Debt
Liabilities for short-term and long-term debt are primarily carried at an amount equal to unpaid principal balance, net of unamortized discount or premium and debt issue costs. Original-issue discount or premium and debt-issue costs are recognized as a component of interest expense over the period the debt is expected to be outstanding, using the interest method of amortization. Interest expense is generally presented within interest expense in the consolidated statements of income (loss). Short-term debt represents debt coming due in the next twelve months, including that portion of debt otherwise classified as long-term. See Note 14 of the Notes to these Consolidated Financial Statements for additional information regarding short-term and long-term debt.
Income Taxes

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

The Company and certain of its consolidated subsidiaries and affiliates file a consolidated federal income tax return. The Company provides for federal and state income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred tax assets will not be realized.
Under accounting for uncertainty in income taxes guidance, the Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the consolidated financial statements. Tax positions are then measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement.
ABLP is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, ABLP is subject to a 4.0% New York City unincorporated business tax. AB Holding is subject to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business. Domestic corporate subsidiaries of AB are subject to federal, state and local income taxes. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located.
Recognition of Investment Management and Service Fees and Related Expenses
Investment management, advisory and service fees
Investment management and service fees principally include the Investment Management and Research segment’s investment advisory and service fees, distribution revenues and institutional research services revenue. Investment advisory and service base fees, generally calculated as a percentage, referred to as BPs, of assets under management, are recorded as revenue as the related services are performed. Certain investment advisory contracts, including those associated with hedge funds, provide for a performance-based fee, in addition to or in lieu of a base fee which is calculated as either a percentage of absolute investment results or a percentage of the investment results in excess of a stated benchmark over a specified period of time.
Investment management and administrative service fees are also earned by EIM and EIMG and reported in the Individual Retirement, Group Retirement and Protection Solutions segments as well as certain asset-based fees associated with insurance contracts.
AB provides asset management services by managing customer assets and seeking to deliver returns to investors. Similarly, EIM and EIMG provides investment management and administrative services, such as fund accounting and compliance services, to EQ Premier VIP Trust, EQAT and 1290 Funds as well as two private investment trusts established in the Cayman Islands, AXA Allocation Funds Trust and AXA Offshore Multimanager Funds Trust (collectively, the “Other AXA Trusts”). The contracts supporting these revenue streams create a distinct, separately identifiable performance obligation for each day the assets are managed for the performance of a series of services that are substantially the same and have the same pattern of transfer to the customer. Accordingly, these investment management, advisory, and administrative service base fees are recorded over time as services are performed and entitle the Company to variable consideration. Base fees, generally calculated as a percentage of AUM, are recognized as revenue at month-end when the transaction price no longer is variable and the value of the consideration is determined. These fees are not subject to claw back and there is minimal probability that a significant reversal of the revenue recorded will occur.
Certain investment advisory contracts of AB, including those associated with hedge funds or other alternative investments, provide for a performance-based fee (including carried interest), in addition to a base advisory fee, calculated either as a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. These performance-based fees are forms of variable consideration and, therefore, are excluded from the transaction price until it becomes probable there will not be significant reversal of the cumulative revenue recognized. At each reporting date, the Company evaluates constraining factors surrounding the variable consideration to determine the extent to which, if any, revenues associated with the performance-based fee can be recognized. Constraining factors impacting the amount of variable consideration included in the transaction price include contractual claw-back provisions, the length of time of the uncertainty, the number and range of possible amounts, the probability of significant fluctuations in the fund’s market value and the level in which the fund’s value exceeds the contractual threshold required to earn such a fee and the materiality of the amount being evaluated.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Sub-advisory and sub-administrative expenses associated with these services are calculated and recorded as the related services are performed in other operating costs and expense in the consolidated statements of income (loss) as the Company is acting in a principal capacity in these transactions and, as such, reflects these revenues and expenses on a gross basis.
Research services
Research services revenue principally consists of brokerage transaction charges received by SCB LLC, SCBL and AB’s other sell side subsidiaries for providing equity research services to institutional clients. Brokerage commissions for trade execution services and related expenses may be used to pay for equity research services in accordance with Section 28(e) of the Exchange Act and are recorded on a trade-date basis when the performance obligations are satisfied. Generally, the transaction price is agreed upon at the point of each trade and based upon the number of shares traded or the value of the consideration traded. Research revenues are recognized when the transaction price is quantified, collectability is assured and significant reversal of such revenue is not probable.
Distribution services
Revenues from distribution services include fees received as partial reimbursement of expenses incurred in connection with the sale of certain AB sponsored mutual funds and the 1290 Funds and for the distribution primarily of EQAT and EQ Premier VIP Trust shares to separate accounts in connection with the sale of variable life and annuity contracts. The amount and timing of revenues recognized from performance of these distribution services often is dependent upon the contractual arrangements with the customer and the specific product sold as further described below.
Most open-end management investment companies, such as U.S. funds and the EQAT and EQ Premier VIP Trusts and the 1290 Funds, have adopted a plan under Rule 12b-1 of the Investment Company Act that allows for certain share classes to pay out of assets, distribution and service fees for the distribution and sale of its shares (“12b-1 Fees”). These open-end management investment companies have such agreements with the Company, and the Company has selling and distribution agreements pursuant to which it pays sales commissions to the financial intermediaries that distribute the shares. These agreements may be terminated by either party upon notice (generally 30 days) and do not obligate the financial intermediary to sell any specific amount of shares.
The Company records 12b-1 fees monthly based upon a percentage of the NAV of the funds. At month-end, the variable consideration of the transaction price is no longer constrained as the NAV can be calculated and the value of consideration is determined. These services are separate and distinct from other asset management services as the customer can benefit from these services independently of other services. The Company accrues the corresponding 12b-1 fees paid to sub-distributors monthly as the expenses are incurred. The Company is acting in a principal capacity in these transactions; as such, these revenues and expenses are recorded on a gross basis in the consolidated statements of income (loss).
AB sponsored mutual funds offer back-end load shares in limited instances and charge the investor a CDSC if the investment is redeemed within a certain period. The variable consideration for these contracts is contingent upon the timing of the redemption by the investor and the value of the sales proceeds. Due to these constraining factors, the Company excludes the CDSC fee from the transaction price until the investor redeems the investment. Upon redemption, the cash consideration received for these contractual arrangements is recorded as a reduction of unamortized deferred sales commissions.
AB’s Luxembourg subsidiary, the management company for most of its non-U.S. funds, earns a management fee which is accrued daily and paid monthly, at an annual rate, based on the average daily net assets of the fund. With respect to certain share classes, the management fee also may contain a component paid to distributors and other financial intermediaries and service providers to cover shareholder servicing and other administrative expenses (also referred to as an “All-in-Fee”). Based on the conclusion that asset management is distinct from distribution, the Company allocates a portion of the investment and advisory fee to distribution revenues for the servicing component based on standalone selling prices.
Other revenues
Also reported as investment management and service fees in the Company’s consolidated statements of income (loss) are other revenues from contracts with customers, primarily consisting of shareholder servicing fees, mutual fund reimbursements and other brokerage income.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Shareholder services, including transfer agency, administration and record-keeping are provided by AB to company-sponsored mutual funds. The consideration for these services is based on a percentage of the NAV of the fund or a fixed-fee based on the number of shareholder accounts being serviced. The revenues are recorded at month-end when the constraining factors involved with determining NAV or the numbers of shareholders’ accounts are resolved.
Other income
Revenues from contracts with customers reported as other income in the Company’s consolidated statements of income (loss) primarily consist of advisory account fees and brokerage commissions from the Company’s broker-dealer operations and sales commissions from the Company’s general agents for the distribution of non-affiliate insurers’ life insurance and annuity products. These revenues are recognized at month-end when constraining factors, such as AUM and product mix, are resolved and the transaction pricing no longer is variable such that the value of consideration can be determined. The change in deposit asset/liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of significant loss from insurance risk is included in other income.
Accounting and Consolidation of VIEs
For all new investment products and entities developed by the Company, the Company first determines whether the entity is a VIE, which involves determining an entity’s variability and variable interests, identifying the holders of the equity investment at risk and assessing the five characteristics of a VIE. Once an entity has been determined to be a VIE, the Company then determines whether it is the primary beneficiary of the VIE based on its beneficial interests. If the Company is deemed to be the primary beneficiary of the VIE, then the Company consolidates the entity.
Management of the Company reviews quarterly its investment management agreements and its investments in, and other financial arrangements with, certain entities that hold client AUM to determine the entities that the Company is required to consolidate under this guidance. These entities include certain mutual fund products, hedge funds, structured products, group trusts, collective investment trusts and limited partnerships.
The analysis performed to identify variable interests held, determine whether entities are VIEs or VOEs, and evaluate whether the Company has a controlling financial interest in such entities requires the exercise of judgment and is updated on a continuous basis as circumstances change or new entities are developed. The primary beneficiary evaluation generally is performed qualitatively based on all facts and circumstances, including consideration of economic interests in the VIE held directly and indirectly through related parties and entities under common control, as well as quantitatively, as appropriate.
Consolidated VIEs
Consolidated CLOs
The Company is the investment manager of certain asset-backed investment vehicles, commonly referred to as CLOs, and certain other vehicles for which the Company earns fee income for investment management services. The Company may sell or syndicate investments through these vehicles, principally as part of the strategic investing activity as part of its investment management businesses. Additionally, the Company may invest in securities issued by these vehicles which are eliminated in consolidation of the CLOs.
As of December 31, 2022 and 2021, respectively, Equitable Financial holds $85 million and $109 million of equity interests in the CLOs. The Company consolidated the CLOs as of December 31, 2022 and 2021 as it is the primary beneficiary due to the combination of both its equity interest held by Equitable Financial and the majority ownership of AB, which functions as the CLOs loan manager. The assets of the CLOs are legally isolated from the Company’s creditors and can only be used to settle obligations of the CLOs. The liabilities of the CLOs are non-recourse to the Company and the Company has no obligation to satisfy the liabilities of the CLOs. As of December 31, 2022, Equitable Financial holds $76 million of equity interests in a SPE established to purchase loans from the market in anticipation of a new CLO transaction. The Company consolidated the SPE as of December 31, 2022 as it is the primary beneficiary due to the combination of both its equity interest held by Equitable Financial and the majority ownership of AB, which functions as the SPE loan manager.
Resulting from this consolidation in the Company’s consolidated balance sheets are fixed maturities, at fair value using the fair value option with total assets of $1.5 billion and $1.6 billion notes issued by consolidated variable interest entities, at fair value using the fair value option with total liabilities of $1.2 billion and $1.2 billion at December 31,

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

2022 and 2021, respectively. The unpaid outstanding principal balance of the notes and short-term borrowing is $1.4 billion and $1.3 billion at December 31, 2022 and 2021.
Consolidated Limited Partnerships and LLCs
As of December 31, 2022 and 2021 the Company consolidated limited partnerships and LLCs for which it was identified as the primary beneficiary under the VIE model. Included in Other invested assets, Mortgage loans on real estate, Other equity investments, Trading securities, cash and other liabilities in the Company’s consolidated balance sheets at December 31, 2022 and 2021 are total net assets of $644 million and $219 million, respectively related to these VIEs.
Consolidated AB-Sponsored Investment Funds
Included in the Company’s consolidated balance sheet as of December 31, 2022 and 2021 are assets of $581 million and $734 million, liabilities of $56 million and $87 million, and redeemable noncontrolling interests of $369 million and $421 million, respectively, associated with the consolidation of AB-sponsored investment funds.
Non-Consolidated VIEs
As of December 31, 2022 and 2021 respectively, the Company held approximately $2.4 billion and $2.1 billion of investment assets in the form of equity interests issued by non-corporate legal entities determined under the guidance to be VIEs, such as limited partnerships and limited liability companies, including CLOs, hedge funds, private equity funds and real estate-related funds. The Company continues to reflect these equity interests in the consolidated balance sheets as other equity investments and applies the equity method of accounting for these positions. The net assets of these non-consolidated VIEs are approximately $282.5 billion and $245.6 billion as of December 31, 2022 and 2021 respectively. The Company’s maximum exposure to loss from its direct involvement with these VIEs is the carrying value of its investment of $2.4 billion and $2.1 billion and approximately $1.3 billion and $1.2 billion of unfunded commitments as of December 31, 2022 and 2021, respectively. The Company has no further economic interest in these VIEs in the form of guarantees, derivatives, credit enhancements or similar instruments and obligations.
Non-Consolidated AB-Sponsored Investment Products
As of December 31, 2022 and 2021, the net assets of investment products sponsored by AB that are non-consolidated VIEs are approximately $46.4 billion and $68.9 billion, respectively. The Company’s maximum exposure to loss from its direct involvement with these VIEs is its investment of $6 million and $9 million as of December 31, 2022 and 2021. The Company has no further commitments to or economic interest in these VIEs.
Assumption Updates and Model Changes
The Company conducts its annual review of its assumptions during the third quarter of each year. The annual review encompasses assumptions underlying the valuation of unearned revenue liabilities, embedded derivatives for our insurance business, liabilities for future policyholder benefits, DAC and DSI assets.
However, the Company updates its assumptions as needed in the event it becomes aware of economic conditions or events that could require a change in assumptions that it believes may have a significant impact to the carrying value of product liabilities and assets and consequently materially impact its earnings in the period of the change.
Due to the extraordinary economic conditions driven by the COVID-19 pandemic in the first quarter of 2020, the Company updated its interest rate assumption to grade from the current interest rate environment to an ultimate five-year historical average over a 10-year period. As such, the 10-year U.S. Treasury yield grades from the current level to an ultimate 5-year average of 2.25%.
The low interest rate environment and update to the interest rate assumption caused a loss recognition event for the Company’s life interest-sensitive products, as well as to certain run-off business. This loss recognition event caused an acceleration of DAC amortization on the life interest-sensitive products and an increase in the premium deficiency reserve on the run-off business in the first quarter of 2020.
Impact of Assumption Updates
The net impact of this assumption update during 2022 increased remeasurement of liability for future policy benefits by $14 million, decreased policyholders’ benefits by $13 million and increased change in market risk benefits and purchased market risk benefits by $204 million and increased interest credited to policyholder’s account balances by

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

$1 million. This resulted in a decrease in income (loss) from operations, before income taxes of $206 million and decreased net income (loss) by $163 million.
The net impact of this assumption update during 2021 increased remeasurement of liability for future policy benefits by $33 million, increased policyholders’ benefits by $11 million, decreased change in market risk benefits and purchased market risk benefits by $446 million, increased interest credited to policyholder’s account balances by $1 million and increased amortization of DAC by $1 million. This resulted in an increase in income (loss) from operations, before income taxes of $400 million and increased net income (loss) by $316 million.
The net impact of assumption changes during 2020 was an increase in policy charges and fee income by $23 million, increased policyholders’ benefits by $1.6 billion, decreased interest credited to policyholders’ account balances by $1 million, increased net derivative gains by $112 million and increased amortization of DAC by $1.1 billion. This resulted in a decrease in income (loss) from operations, before income taxes of $2.6 billion and decreased net income (loss) by $2.0 billion.
Model Changes
There were no material model changes in 2022 and 2021.
In the first quarter of 2020, the Company adopted a new economic scenario generator to calculate the fair value of the GMIB reinsurance contract asset and GMxB derivative features liability, eliminating reliance on AXA for scenario production. The new economic scenario generator allows for a tighter calibration of U.S. indices, better reflecting the Company’s actual portfolio. The net impact of the new economic scenario generator resulted in an increase in income (loss) from continuing operations, before income taxes of $201 million, and an increase to net income (loss) of $159 million during 2020.

MRB Annual Update
During the third quarter of 2022 and 2021 we completed our annual assumption update to reflect emerging experience for withdrawals, mortality and lapse election. The actuarial balance assumption process is very similar to the process used in prior years and includes actuarial judgement informed by actual experience of how policy holders are expected to use these policies in the future. In addition, as part of the 2021 assumption update, the reference interest rate utilized in our GAAP fair value calculations was updated from the LIBOR swap curve to the US Treasury curve due to the impending cessation of LIBOR and our GAAP fair value liability risk margins. There were no other significant change to the process used to calculate the MRB balances.
LFPB Annual Update
During the third quarter of 2022 and 2021 we completed our annual assumption update. The significant assumptions for the LFPB balances include mortality and lapses for our Term business. The primary assumption for the payout block of business is mortality. Impacts to expected net premiums and expected future policy benefits due to assumption changes in 2021 can be observed in the liability for future policy benefit rollforward tables.
Additional Liability Annual Update
During the third quarter of 2022 and 2021, we completed our annual assumption update. The significant assumptions for the additional insurance liability balances include mortality, lapses, premium payment pattern, interest crediting assumption.
The current period change in reserve is reviewed in the rollforward as shown in the Effect of changes in interest rate and cash flow assumptions and model changes row in the rollforward based on current inforce and the expected inforce based on the policy runoff from the Company’s best estimate policy holder assumptions.

3)    INVESTMENTS
Fixed Maturities AFS
The components of fair value and amortized cost for fixed maturities classified as AFS on the consolidated balance sheets excludes accrued interest receivable because the Company elected to present accrued interest receivable within other assets. Accrued interest receivable on AFS fixed maturities as of December 31, 2022 and 2021 was $591 million

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

and $506 million, respectively. There was no accrued interest written off for AFS fixed maturities for the years ended December 31, 2022, 2021 and 2020.
The following tables provide information relating to the Company’s fixed maturities classified as AFS.
AFS Fixed Maturities by Classification

	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
December 31, 2022
Fixed Maturities:
Corporate (1)	$50,712	$24	$89	$7,206	$43,571
U.S. Treasury, government and agency	7,054	—	1	1,218	5,837
States and political subdivisions	609	—	7	89	527
Foreign governments	985	—	2	151	836
Residential mortgage-backed (2)	908	—	1	87	822
Asset-backed (3)	8,859	—	4	373	8,490
Commercial mortgage-backed	3,823	—	—	588	3,235
Redeemable preferred stock	41	—	2	—	43
Total at December 31, 2022	$72,991	$24	$106	$9,712	$63,361
December 31, 2021:
Fixed Maturities:
Corporate (1)	$50,172	$22	$2,601	$240	$52,511
U.S. Treasury, government and agency	13,056	—	2,344	15	15,385
States and political subdivisions	586	—	78	2	662
Foreign governments	1,124	—	42	14	1,152
Residential mortgage-backed (2)	90	—	8	—	98
Asset-backed (3)	5,933	—	21	20	5,934
Commercial mortgage-backed	2,427	—	19	25	2,421
Redeemable preferred stock	41	—	12	—	53
Total at December 31, 2021	$73,429	$22	$5,125	$316	$78,216
______________
(1)Corporate fixed maturities include both public and private issues.
(2)Includes publicly traded agency pass-through securities and collateralized obligations.
(3)Includes credit-tranched securities collateralized by sub-prime mortgages, credit risk transfer securities and other asset types.
The contractual maturities of AFS fixed maturities as of December 31, 2022 are shown in the table below. Bonds not due at a single maturity date have been included in the table in the final year of maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Contractual Maturities of AFS Fixed Maturities

	Amortized Cost (Less Allowance for Credit Losses)	Fair Value
	(in millions)
December 31, 2022
Contractual maturities:
Due in one year or less	$1,858	$1,834
Due in years two through five	15,031	14,222
Due in years six through ten	16,281	14,433
Due after ten years	26,166	20,282
Subtotal	59,336	50,771
Residential mortgage-backed	908	822
Asset-backed	8,859	8,490
Commercial mortgage-backed	3,823	3,235
Redeemable preferred stock	41	43
Total at December 31, 2022	$72,967	$63,361

The following table shows proceeds from sales, gross gains (losses) from sales and allowance for credit losses for AFS fixed maturities:
Proceeds from Sales, Gross Gains (Losses) from Sales and Allowance for Credit and Intent to Sell Losses for AFS Fixed Maturities

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Proceeds from sales	$11,932	$27,363	$12,903
Gross gains on sales	$45	$1,152	$862
Gross losses on sales	$(663)	$(195)	$(41)

Net (increase) decrease in Allowance for Credit and Intent to Sell losses (1)	$(247)	$(16)	$(13)
______________
(1)Amounts as of year ended December 31, 2022 reflect an impairment on AFS Securities of $245 million related to the Global Atlantic Transaction. See Note 13 of the Notes to these Consolidated Financial Statements for additional details on the Global Atlantic Transaction.
The following table sets forth the amount of credit loss impairments on AFS fixed maturities held by the Company at the dates indicated and the corresponding changes in such amounts.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

AFS Fixed Maturities - Credit and Intent to Sell Loss Impairments

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Balance, beginning of period	$44	$32	$21
Previously recognized impairments on securities that matured, paid, prepaid or sold	(263)	(4)	(2)
Recognized impairments on securities impaired to fair value this period (1) (2)	246	—	—
Credit losses recognized this period on securities for which credit losses were not previously recognized	—	9	6
Additional credit losses this period on securities previously impaired	9	7	7
Increases due to passage of time on previously recorded credit losses	—	—	—
Accretion of previously recognized impairments due to increases in expected cash flows (for OTTI securities 2019 and prior)	—	—	—
Balance at December 31,	$36	$44	$32
______________
(1)Represents circumstances where the Company determined in the current period that it intends to sell the security, or it is more likely than not that it will be required to sell the security before recovery of the security’s amortized cost.
(2)Amounts for year ended December 31, 2022 reflect an impairment on AFS Securities of $245 million related to the Global Atlantic Transaction. See Note 13 of the Notes to these Consolidated Financial Statements for additional details on the Global Atlantic Transaction.
The tables that follow below present a roll-forward of net unrealized investment gains (losses) recognized in AOCI.
Net Unrealized Gains (Losses) on AFS Fixed Maturities

	Net Unrealized Gains (Losses) on Investments	DAC	Policyholders’ Liabilities	Deferred Income Tax Asset (Liability)	AOCI Gain (Loss) Related to Net Unrealized Investment Gains (Losses)
	(in millions)
Balance, January 1, 2022	$4,809		$(169)	$(974)	$3,666
Net investment gains (losses) arising during the period	(15,275)	—	—	—	(15,275)
Reclassification adjustment:
Included in net income (loss)	867	—	—	—	867
Other (1)	—	—	—	(1,569)	(1,569)
Impact of net unrealized investment gains (losses)	—		210	2,982	3,192
Net unrealized investment gains (losses) excluding credit losses	(9,599)	—	41	439	(9,119)
Net unrealized investment gains (losses) with credit losses	(7)		—	1	(6)
Balance, December 31, 2022	$(9,606)	$—	$41	$440	$(9,125)

Balance, January 1, 2021	$8,811	$(1,548)	$(1,065)	$(1,302)	$4,896
Transition adjustment (3)	—	1,548	(77)	—	1,471
Net investment gains (losses) arising during the period	(3,122)	—	—	—	(3,122)
Reclassification adjustment:
Included in net income (loss)	(846)	—	—	—	(846)
Other (2)	(33)	—	—	—	(33)
Impact of net unrealized investment gains (losses)	—	—	973	328	1,301

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Net Unrealized Gains (Losses) on Investments	DAC	Policyholders’ Liabilities	Deferred Income Tax Asset (Liability)	AOCI Gain (Loss) Related to Net Unrealized Investment Gains (Losses)
	(in millions)
Net unrealized investment gains (losses) excluding credit losses	4,810	—	(169)	(974)	3,667
Net unrealized investment gains (losses) with credit losses	(1)	—	—	—	(1)
Balance, December 31, 2021	$4,809	$—	$(169)	$(974)	$3,666

Balance, January 1, 2020	$3,453	$(894)	$(189)	$(497)	$1,873
Net investment gains (losses) arising during the period	6,192	—	—	—	6,192
Reclassification adjustment:	—	—	—	—	—
Included in net income (loss)	(828)	—	—	—	(828)
Impact of net unrealized investment gains (losses)	—	(655)	(877)	(806)	(2,338)
Net unrealized investment gains (losses) excluding credit losses	8,817	(1,549)	(1,066)	(1,303)	4,899
Net unrealized investment gains (losses) with credit losses	(6)	1	1	1	(3)
Balance, December 31, 2020	$8,811	$(1,548)	$(1,065)	$(1,302)	$4,896
_____________
(1)    Reflects a Deferred Tax Asset valuation allowance of $1.6 billion recorded during the fourth quarter of 2022. See Note 18 of the Notes to these Consolidated Financial Statements for additional details.
(2)    Effective January 1, 2021, certain preferred stock have been reclassified to other equity investments.
(3)    Reflects transition adjustment of DAC and Policyholder Liabilities under the adoption of ASU 2018-12 effective January 1, 2021.

The following tables disclose the fair values and gross unrealized losses of the 5,209 issues as of December 31, 2022 and the 2,060 issues as of December 31, 2021 that are not deemed to have credit losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position for the specified periods at the dates indicated.
AFS Fixed Maturities in an Unrealized Loss Position for Which No Allowance Is Recorded

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in millions)
December 31, 2022
Fixed Maturities:
Corporate	$24,580	$2,668	$16,534	$4,536	$41,114	$7,204
U.S. Treasury, government and agency	5,564	1,200	204	18	5,768	1,218
States and political subdivisions	130	25	173	64	303	89
Foreign governments	349	42	417	109	766	151
Residential mortgage-backed	671	49	83	38	754	87
Asset-backed	6,298	230	1,765	143	8,063	373
Commercial mortgage-backed	1,577	201	1,640	387	3,217	588
Total at December 31, 2022	$39,169	$4,415	$20,816	$5,295	$59,985	$9,710

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in millions)
December 31, 2021:
Fixed Maturities:
Corporate	$10,571	$163	$1,633	$75	$12,204	$238
U.S. Treasury, government and agency	993	11	105	4	1,098	15
States and political subdivisions	120	2	11	—	131	2
Foreign governments	349	6	92	8	441	14
Residential mortgage-backed	—	—	—	—	—	—
Asset-backed	3,865	20	38	—	3,903	20
Commercial mortgage-backed	1,527	21	96	4	1,623	25
Total at December 31, 2021	$17,425	$223	$1,975	$91	$19,400	$314

The Company’s investments in fixed maturities do not include concentrations of credit risk of any single issuer greater than 10% of the consolidated equity of the Company, other than securities of the U.S. government, U.S. government agencies, and certain securities guaranteed by the U.S. government. The Company maintains a diversified portfolio of corporate securities across industries and issuers and does not have exposure to any single issuer in excess of 0.8% of total corporate securities. The largest exposures to a single issuer of corporate securities held as of December 31, 2022 and 2021 were $327 million and $322 million, respectively, representing 10.4% and 2.7% of the consolidated equity of the Company.
Corporate high yield securities, consisting primarily of public high yield bonds, are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa3/BBB- or the NAIC designation of 3 (medium investment grade), 4 or 5 (below investment grade) or 6 (in or near default). As of December 31, 2022 and 2021, respectively, approximately $2.9 billion and $2.9 billion, or 4.0% and 3.9%, of the $73.0 billion and $73.4 billion aggregate amortized cost of fixed maturities held by the Company were considered to be other than investment grade. These securities had gross unrealized losses of $208 million and $18 million as of December 31, 2022 and 2021, respectively.
As of December 31, 2022 and 2021, respectively, the $5.3 billion and $91 million of gross unrealized losses of twelve months or more were primarily concentrated in corporate securities. In accordance with the policy described in Note 2 of the Notes to these Consolidated Financial Statements, the Company concluded that an adjustment to the allowance for credit losses for these securities was not warranted at either December 31, 2022 or December 31, 2021. As of December 31, 2022 and 2021, the Company did not intend to sell the securities nor will it likely be required to dispose of the securities before the anticipated recovery of their remaining amortized cost basis.
Based on the Company’s evaluation both qualitatively and quantitatively of the drivers of the decline in fair value of fixed maturity securities as of December 31, 2022, the Company determined that the unrealized loss was primarily due to increases in interest rates and credit spreads.
Mortgage Loans on Real Estate
Accrued interest receivable on commercial and agricultural mortgage loans as of December 31, 2022 and 2021 was $71 million and $57 million, respectively. There was no accrued interest written off for commercial and agricultural mortgage loans for the years ended December 31, 2022 and 2021.
As of December 31, 2022, the Company had no loans for which foreclosure was probable included within the individually assessed mortgage loans, and accordingly had no associated allowance for credit losses.
Allowance for Credit Losses on Mortgage Loans
The change in the allowance for credit losses for commercial mortgage loans and agricultural mortgage loans during the years ended December 31, 2022 and 2021 were as follows:

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Allowance for credit losses on mortgage loans:
Commercial mortgages:
Balance, beginning of period	$57	$77	$33
Current-period provision for expected credit losses	66	(20)	44
Write-offs charged against the allowance	—	—	—
Recoveries of amounts previously written off	—	—	—
Net change in allowance	66	(20)	44
Balance, end of period	$123	$57	$77

Agricultural mortgages:
Balance, beginning of period	$5	$4	$3
Current-period provision for expected credit losses	1	1	1
Write-offs charged against the allowance	—	—	—
Recoveries of amounts previously written off	—	—	—
Net change in allowance	1	1	1
Balance, end of period	$6	$5	$4

Total allowance for credit losses	$129	$62	$81

The change in the allowance for credit losses is attributable to:
•increases/decreases in the loan balance due to new originations, maturing mortgages, and loan amortization; and
•changes in credit quality and economic assumptions.
Credit Quality Information
The following tables summarize the Company’s mortgage loans segregated by risk rating exposure as of December 31, 2022 and 2021.

Loan to Value (“LTV”) Ratios (1)

	December 31, 2022
	Amortized Cost Basis by Origination Year
	2022	2021	2020	2019	2018	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)
Mortgage loans:
Commercial:
0% - 50%	$624	$130	$—	$—	$119	$1,259	$—	$—	$2,132
50% - 70%	2,285	1,569	906	313	623	2,254	328	—	8,278
70% - 90%	363	415	463	329	424	1,314	—	34	3,342
90% plus	—	—	—	—	35	233	—	—	268
Total commercial	$3,272	$2,114	$1,369	$642	$1,201	$5,060	$328	$34	$14,020

Agricultural:

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	December 31, 2022
	Amortized Cost Basis by Origination Year
	2022	2021	2020	2019	2018	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)
0% - 50%	$163	$182	$228	$129	$132	$725	$—	$—	$1,559
50% - 70%	190	185	222	68	83	267	—	—	1,015
70% - 90%	—	—	—	—	—	16	—	—	16
90% plus	—	—	—	—	—	—	—	—	—
Total agricultural	$353	$367	$450	$197	$215	$1,008	$—	$—	$2,590

Total mortgage loans:
0% - 50%	$787	$312	$228	$129	$251	$1,984	$—	$—	$3,691
50% - 70%	2,475	1,754	1,128	381	706	2,521	328	—	9,293
70% - 90%	363	415	463	329	424	1,330	—	34	3,358
90% plus	—	—	—	—	35	233	—	—	268
Total mortgage loans	$3,625	$2,481	$1,819	$839	$1,416	$6,068	$328	$34	$16,610

Debt Service Coverage Ratios (“DSC”) (2)

	December 31, 2022
	Amortized Cost Basis by Origination Year
	2022	2021	2020	2019	2018	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)
Mortgage loans:
Commercial:
Greater than 2.0x	$771	$1,159	$1,113	$102	$571	$1,923	$—	$—	$5,639
1.8x to 2.0x	158	215	164	197	186	482	279	—	1,681
1.5x to 1.8x	337	390	32	153	176	1,175	4	—	2,267
1.2x to 1.5x	1,041	259	—	92	73	917	—	—	2,382
1.0x to 1.2x	507	43	60	98	160	492	45	34	1,439
Less than 1.0x	458	48	—	—	35	71	—	—	612
Total commercial	$3,272	$2,114	$1,369	$642	$1,201	$5,060	$328	$34	$14,020

Agricultural:
Greater than 2.0x	$51	$40	$62	$21	$12	$193	$—	$—	$379
1.8x to 2.0x	16	58	35	24	14	51	—	—	198
1.5x to 1.8x	69	42	111	18	19	196	—	—	455
1.2x to 1.5x	107	147	177	98	99	298	—	—	926
1.0x to 1.2x	91	80	61	30	60	257	—	—	579
Less than 1.0x	19	—	4	6	11	13	—	—	53
Total agricultural	$353	$367	$450	$197	$215	$1,008	$—	$—	$2,590

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	December 31, 2022
	Amortized Cost Basis by Origination Year
	2022	2021	2020	2019	2018	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)

Total mortgage loans:
Greater than 2.0x	$822	$1,199	$1,175	$123	$583	$2,116	$—	$—	$6,018
1.8x to 2.0x	174	273	199	221	200	533	279	—	1,879
1.5x to 1.8x	406	432	143	171	195	1,371	4	—	2,722
1.2x to 1.5x	1,148	406	177	190	172	1,215	—	—	3,308
1.0x to 1.2x	598	123	121	128	220	749	45	34	2,018
Less than 1.0x	477	48	4	6	46	84	—	—	665
Total mortgage loans	$3,625	$2,481	$1,819	$839	$1,416	$6,068	$328	$34	$16,610
______________
(1)The LTV ratio is derived from current loan balance divided by the fair value of the property. The fair value of the underlying commercial properties is updated annually for each mortgage loan.
(2)The DSC ratio is calculated using the most recently reported operating income results from property operations divided by annual debt service.
LTV Ratios (1)

	December 31, 2021
	Amortized Cost Basis by Origination Year
	2021	2020	2019	2018	2017	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)
Mortgage loans:
Commercial:
0% - 50%	$—	$—	$—	$184	$293	$1,009	$—	$—	$1,486
50% - 70%	1,944	1,286	339	619	491	2,533	139	—	7,351
70% - 90%	190	236	412	415	276	972	—	—	2,501
90% plus	—	—	—	35	5	73	—	—	113
Total commercial	$2,134	$1,522	$751	$1,253	$1,065	$4,587	$139	$—	$11,451

Agricultural:
0% - 50%	$180	$212	$128	$129	$119	$738	$—	$—	$1,506
50% - 70%	200	268	102	126	87	338	—	—	1,121
70% - 90%	—	—	—	—	—	17	—	—	17
90% plus	—	—	—	—	—	—	—	—	—
Total agricultural	$380	$480	$230	$255	$206	$1,093	$—	$—	$2,644

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	December 31, 2021
	Amortized Cost Basis by Origination Year
	2021	2020	2019	2018	2017	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)
Total mortgage loans:
0% - 50%	$180	$212	$128	$313	$412	$1,747	$—	$—	$2,992
50% - 70%	2,144	1,554	441	745	578	2,871	139	—	8,472
70% - 90%	190	236	412	415	276	989	—	—	2,518
90% plus	—	—	—	35	5	73	—	—	113
Total mortgage loans	$2,514	$2,002	$981	$1,508	$1,271	$5,680	$139	$—	$14,095

DSC Ratios (2)

	December 31, 2021
	Amortized Cost Basis by Origination Year
	2021	2020	2019	2018	2017	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)
Mortgage loans:
Commercial:
Greater than 2.0x	$1,143	$1,243	$210	$772	$485	$2,235	$—	$—	$6,088
1.8x to 2.0x	185	135	182	46	161	372	68	—	1,149
1.5x to 1.8x	275	49	284	211	166	919	48	—	1,952
1.2x to 1.5x	264	95	75	101	253	701	—	—	1,489
1.0x to 1.2x	267	—	—	88	—	287	23	—	665
Less than 1.0x	—	—	—	35	—	73	—	—	108
Total commercial	$2,134	$1,522	$751	$1,253	$1,065	$4,587	$139	$—	$11,451

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	December 31, 2021
	Amortized Cost Basis by Origination Year
	2021	2020	2019	2018	2017	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
	(in millions)

Agricultural:
Greater than 2.0x	$49	$64	$25	$22	$24	$210	$—	$—	$394
1.8x to 2.0x	52	37	25	14	14	70	—	—	212
1.5x to 1.8x	43	113	28	22	41	193	—	—	440
1.2x to 1.5x	161	179	112	116	72	355	—	—	995
1.0x to 1.2x	75	83	31	77	54	226	—	—	546
Less than 1.0x	—	4	9	4	1	39	—	—	57
Total agricultural	$380	$480	$230	$255	$206	$1,093	$—	$—	$2,644

Total mortgage loans:
Greater than 2.0x	$1,192	$1,307	$235	$794	$509	$2,445	$—	$—	$6,482
1.8x to 2.0x	237	172	207	60	175	442	68	—	1,361
1.5x to 1.8x	318	162	312	233	207	1,112	48	—	2,392
1.2x to 1.5x	425	274	187	217	325	1,056	—	—	2,484
1.0x to 1.2x	342	83	31	165	54	513	23	—	1,211
Less than 1.0x	—	4	9	39	1	112	—	—	165
Total mortgage loans	$2,514	$2,002	$981	$1,508	$1,271	$5,680	$139	$—	$14,095
______________
(1)The LTV ratio is derived from current loan balance divided by the fair value of the property. The fair value of the underlying commercial properties is updated annually for each mortgage loan.
(2)The DSC ratio is calculated using the most recently reported operating income results from property operations divided by annual debt service.
Past-Due and Nonaccrual Mortgage Loan Status
The following table provides information relating to the aging analysis of past-due mortgage loans as of December 31, 2022 and 2021, respectively.
Age Analysis of Past Due Mortgage Loans (1)

	Accruing Loans						Non-accruing Loans	Total Loans	Non-accruing Loans with No Allowance	Interest Income on Non-accruing Loans
	Past Due				Current	Total
	30-59 Days	60-89 Days	90 Days or More	Total
	(in millions)
December 31, 2022:
Mortgage loans:
Commercial	$56	$—	$—	$56	$13,964	$14,020	$—	$14,020	$—	$—
Agricultural	3	5	13	21	2,553	2,574	16	2,590	—	—
Total	$59	$5	$13	$77	$16,517	$16,594	$16	$16,610	$—	$—

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Accruing Loans						Non-accruing Loans	Total Loans	Non-accruing Loans with No Allowance	Interest Income on Non-accruing Loans
	Past Due				Current	Total
	30-59 Days	60-89 Days	90 Days or More	Total
	(in millions)
December 31, 2021:
Mortgage loans:
Commercial	$—	$—	$—	$—	$11,451	$11,451	$—	$11,451	$—	$—
Agricultural	1	1	25	27	2,601	2,628	16	2,644	—	—
Total	$1	$1	$25	$27	$14,052	$14,079	$16	$14,095	$—	$—
_______________
(1)Amounts presented at amortized cost basis.
As of December 31, 2022 and 2021, the carrying values of problem mortgage loans that had been classified as non-accrual loans were $14 million and $14 million, respectively. The carrying values of those mortgage loans are presented net of an allowance of $2 million and $2 million, respectively, as of December 31, 2022 and 2021.
Troubled Debt Restructuring
During the years ended December 31, 2022, 2021 and 2020, the Company identified an immaterial amount of TDRs.
Equity Securities
The table below presents a breakdown of unrealized and realized gains and (losses) on equity securities during the years ended December 31, 2022 and 2021.
Unrealized and Realized Gains (Losses) from Equity Securities

	Year Ended December 31,
	2022	2021
	(in millions)
Net investment gains (losses) recognized during the period on securities held at the end of the period	$(114)	$(19)
Net investment gains (losses) recognized on securities sold during the period	(36)	45
Unrealized and realized gains (losses) on equity securities	$(150)	$26
Trading Securities
As of December 31, 2022 and 2021, respectively, the fair value of the Company’s trading securities was $677 million and $631 million. As of December 31, 2022 and 2021, respectively, trading securities included the General Account’s investment in Separate Accounts had carrying values of $39 million and $45 million.
The table below shows a breakdown of net investment income (loss) from trading securities during the years ended December 31, 2022, 2021 and 2020.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Net Investment Income (Loss) from Trading Securities

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Net investment gains (losses) recognized during the period on securities held at the end of the period	$(198)	$(274)	$128
Net investment gains (losses) recognized on securities sold during the period	—	248	42
Unrealized and realized gains (losses) on trading securities	(198)	(26)	170
Interest and dividend income from trading securities	29	99	217
Net investment income (loss) from trading securities	$(169)	$73	$387
Fixed maturities, at fair value using the fair value option
The table below shows a breakdown of net investment income (loss) from fixed maturities, at fair value using the fair value option during the years ended December 31, 2022 and 2021.

Net Investment Income (Loss) from Fixed Maturities, at Fair Value using the Fair Value Option

	Year Ended December 31,
	2022	2021
	(in millions)
Net investment gains (losses) recognized during the period on securities held at the end of the period	$(14)	$12
Net investment gains (losses) recognized on securities sold during the period	2	4
Unrealized and realized gains (losses) from fixed maturities	(12)	16
Interest and dividend income from fixed maturities	7	19
Net investment income (loss) from fixed maturities	$(5)	$35

Net Investment Income (Loss)
The following table breaks out net investment income (loss) by asset category:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Fixed maturities	$2,625	$2,440	$2,341
Mortgage loans on real estate	587	546	516
Other equity investments	134	609	67
Policy loans	215	203	204
Trading securities	(169)	73	387
Other investment income	33	17	33
Fixed maturities, at fair value using the fair value option	(5)	35	1
Gross investment income (loss)	3,420	3,923	3,549
Investment expenses	(105)	(77)	(72)
Net investment income (loss)	$3,315	$3,846	$3,477
Investment Gains (Losses), Net
Investment gains (losses), net, including changes in the valuation allowances and credit losses are as follows:

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Fixed maturities	$(868)	$847	$828
Mortgage loans on real estate	(66)	19	(45)
Other equity investments (1)	—	—	30
Other	(11)	2	(69)
Investment gains (losses), net	$(945)	$868	$744
_____________
(1)    Investment gains (losses), net of Other equity investments includes Real Estate Held for production during the years ended December 31, 2021 and December 31, 2020.

For the years ended December 31, 2022, 2021 and 2020, respectively, investment results passed through to certain participating group annuity contracts as interest credited to policyholders’ account balances totaled $1 million, $2 million and $2 million.

4)     DERIVATIVES
The Company uses derivatives as part of its overall asset/liability risk management primarily to reduce exposures to equity market and interest rate risks. Derivative hedging strategies are designed to reduce these risks from an economic perspective and are all executed within the framework of a “Derivative Use Plan” approved by applicable states’ insurance law. Derivatives are generally not accounted for using hedge accounting, with the exception of TIPS and cash flow hedges, which are discussed further below. Operation of these hedging programs is based on models involving numerous estimates and assumptions, including, among others, mortality, lapse, surrender and withdrawal rates, election rates, fund performance, market volatility and interest rates. A wide range of derivative contracts are used in these hedging programs, including exchange traded equity, currency and interest rate futures contracts, total return and/or other equity swaps, interest rate swap and floor contracts, bond and bond-index total return swaps, swaptions, variance swaps and equity options, credit and foreign exchange derivatives, as well as bond and repo transactions to support the hedging. The derivative contracts are collectively managed in an effort to reduce the economic impact of unfavorable changes in guaranteed benefits’ exposures attributable to movements in capital markets. In addition, as part of its hedging strategy, the Company targets an asset level for all variable annuity products at or above a CTE98 level under most economic scenarios (CTE is a statistical measure of tail risk which quantifies the total asset requirement to sustain a loss if an event outside a given probability level has occurred. CTE98 denotes the financial resources a company would need to cover the average of the worst 2% of scenarios).
Derivatives Utilized to Hedge Exposure to Variable Annuities with Guarantee Features
The Company has issued and continues to offer variable annuity products with GMxB features which are accounted for as market risk benefits. The risk associated with the GMDB feature is that under-performance of the financial markets could result in GMDB benefits, in the event of death, being higher than what accumulated policyholders’ account balances would support. The risk associated with the GMIB feature is that under-performance of the financial markets could result in the present value of GMIB, in the event of annuitization, being higher than what accumulated policyholders’ account balances would support, taking into account the relationship between current annuity purchase rates and the GMIB guaranteed annuity purchase rates. The risk associated with products that have a GMxB feature and are accounted for as market risk benefits is that under-performance of the financial markets could result in the GMxB features benefits being higher than what accumulated policyholders’ account balances would support.
For GMxB features, the Company retains certain risks including basis, credit spread and some volatility risk and risk associated with actual experience versus expected actuarial assumptions for mortality, lapse and surrender, withdrawal and policyholder election rates, among other things. The derivative contracts are managed to correlate with changes in the value of the GMxB features that result from financial markets movements. A portion of exposure to realized equity volatility is hedged using equity options and variance swaps and a portion of exposure to credit risk is hedged using total return swaps on fixed income indices. Additionally, the Company is party to total return swaps for which the reference U.S. Treasury securities are contemporaneously purchased from the market and sold to the swap counterparty. As these transactions result in a transfer of control of the U.S. Treasury securities to the swap

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

counterparty, the Company derecognizes these securities with consequent gain or loss from the sale. The Company has also purchased reinsurance contracts to mitigate the risks associated with GMDB features and the impact of potential market fluctuations on future policyholder elections of GMIB features contained in certain annuity contracts issued by the Company. The reinsurance of these features is accounted for as purchased market risk benefits. In addition, on June 1, 2021, we ceded legacy variable annuity policies sold by Equitable Financial between 2006-2008 (the “Block”), comprised of non-New York “Accumulator” policies containing fixed rate GMIB and/or GMDB guarantees to CS Life. As this contract provides full risk transfer and thus has the same risk attributes as the underlying direct contracts, the benefits of this treaty are accounted for in the same manner as the underlying gross reserves and therefore the Amounts Due from Reinsurers related to the GMIB with NLG are accounted for as purchased market risk benefits.
The Company has in place an economic hedge program using U.S. Treasury futures to partially protect the overall profitability of future variable annuity sales against declining interest rates.
Derivatives Utilized to Hedge Crediting Rate Exposure on SCS, SIO, MSO and IUL Products/Investment Options
The Company hedges crediting rates in the SCS variable annuity, SIO in the EQUI-VEST variable annuity series, MSO in the variable life insurance products and IUL insurance products. These products permit the contract owner to participate in the performance of an index, ETF or commodity price movement up to a cap for a set period of time. They also contain a protection feature, in which the Company will absorb, up to a certain percentage, the loss of value in an index, ETF or commodity price, which varies by product segment.
In order to support the returns associated with these features, the Company enters into derivative contracts whose payouts, in combination with fixed income investments, emulate those of the index, ETF or commodity price, subject to caps and buffers, thereby substantially reducing any exposure to market-related earnings volatility.
Derivatives Used to Hedge Equity Market Risks Associated with the General Account’s Seed Money Investments in Retail Mutual Funds
The Company’s General Account seed money investments in retail mutual funds expose us to market risk, including equity market risk which is partially hedged through equity-index futures contracts to minimize such risk.
Derivatives Used for General Account Investment Portfolio
The Company maintains a strategy in its General Account investment portfolio to replicate the credit exposure of fixed maturity securities otherwise permissible for investment under its investment guidelines through the sale of CDS. Under the terms of these swaps, the Company receives quarterly fixed premiums that, together with any initial amount paid or received at trade inception, replicate the credit spread otherwise currently obtainable by purchasing the referenced entity’s bonds of similar maturity. These credit derivatives generally have remaining terms of five years or less and are recorded at fair value with changes in fair value, including the yield component that emerges from initial amounts paid or received, reported in net derivative gains (losses).
The Company manages its credit exposure taking into consideration both cash and derivatives based positions and selects the reference entities in its replicated credit exposures in a manner consistent with its selection of fixed maturities. In addition, the Company generally transacts the sale of CDS in single name reference entities of investment grade credit quality and with counterparties subject to collateral posting requirements. If there is an event of default by the reference entity or other such credit event as defined under the terms of the swap contract, the Company is obligated to perform under the credit derivative and, at its option, either pay the referenced amount of the contract less an auction-determined recovery amount or pay the referenced amount of the contract and receive in return the defaulted or similar security of the reference entity for recovery by sale at the contract settlement auction. The Company purchased CDS to mitigate its exposure to a reference entity through cash positions. These positions do not replicate credit spreads.
To date, there have been no events of default or circumstances indicative of a deterioration in the credit quality of the named referenced entities to require or suggest that the Company will have to perform under the CDS that it sold. The maximum potential amount of future payments the Company could be required to make under the credit derivatives sold is limited to the par value of the referenced securities which is the dollar or euro-equivalent of the derivative’s notional amount. The Standard North American CDS Contract or Standard European Corporate Contract under which the Company executes these CDS sales transactions does not contain recourse provisions for recovery of amounts paid under the credit derivative.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

The Company purchased 30-year TIPS and other sovereign bonds, both inflation linked and non-inflation linked, as General Account investments and enters into asset or cross-currency basis swaps, to result in payment of the given bond’s coupons and principal at maturity in the bond’s specified currency to the swap counterparty in return for fixed dollar amounts. These swaps, when considered in combination with the bonds, together result in a net position that is intended to replicate a dollar-denominated fixed-coupon cash bond with a yield higher than a term-equivalent U.S. Treasury bond.
Derivatives Utilized to Hedge Exposure to Foreign Currency Denominated Cash Flows
The Company purchases private placement debt securities and issues funding agreements in the FABN program in currencies other than its functional U.S. dollar currency. The Company enters into cross currency swaps with external counterparties to hedge the exposure of the foreign currency denominated cash flows of these instruments. The foreign currency received from or paid to the cross currency swap counterparty is exchanged for fixed U.S. dollar amounts with improved net investment yields or net product costs over equivalent U.S. dollar denominated instruments issued at that time. The transactions are accounted for as cash flow hedges when they are designated in hedging relationships and qualify for hedge accounting.
These cross currency swaps are for the period the foreign currency denominated private placement debt securities and funding agreement are outstanding, with the longest cross currency swap expiring in 2033. Since these cross currency swaps are designated and qualify as cash flow hedges, the corresponding interest accruals are recognized in Net investment income and in Interest credited to policyholders’ account balances.
The tables below present quantitative disclosures about the Company’s derivative instruments designated in hedging relationships and derivative instruments which have not been designated in hedging relationships, including those embedded in other contracts required to be accounted for as derivative instruments.
The following table presents the gross notional amount and estimated fair value of the Company’s derivatives:

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

Derivative Instruments by Category

	December 31, 2022			December 31, 2021
		Fair Value			Fair Value
	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
	(in millions)
Derivatives: designated for hedge accounting (1)
Cash flow hedges:
Currency swaps	$1,431	$99	$85	$921	$7	$42
Interest swaps	955	—	294	955	—	395
Total: designated for hedge accounting	2,386	99	379	1,876	7	437
Derivatives: not designated for hedge accounting (1)
Equity contracts:
Futures	5,151	2	—	2,640	—	1
Swaps	11,188	39	9	13,378	6	4
Options	40,122	7,583	3,412	48,489	12,024	5,065
Interest rate contracts:
Futures	12,693	—	—	12,575	—	—
Swaps	1,515	—	166	1,889	—	46
Credit contracts:
Credit default swaps	327	18	9	774	9	10
Currency contracts
Currency swaps	397	4	13	541	1	—
Currency forwards	62	31	32	79	8	7
Other freestanding contracts:
Margin	—	226	—	—	125	—
Collateral	—	142	4,472	—	178	6,160
Total: not designated for hedge accounting	71,455	8,045	8,113	80,365	12,351	11,293

Embedded derivatives:
SCS, SIO, MSO and IUL indexed features (2)	—	—	4,164	—	—	6,773
Total embedded derivatives	—	—	4,164	—	—	6,773

Total derivative instruments	$73,841	$8,144	$12,656	$82,241	$12,358	$18,503
___________
(1)Reported in other invested assets in the consolidated balance sheets.
(2)Reported in policyholders’ account balances in the consolidated balance sheets.

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

The following table presents the effects of derivative instruments on the consolidated statements of income and comprehensive income (loss).

Derivative Instruments by Category

	Year Ended December 31, 2022				Year Ended December 31, 2021			Year Ended December 31, 2020
	Net Derivatives Gain(Losses) (1)	NII (2)	Interest Credited To Policyholder Account Balances	AOCI	Net Derivatives Gain(Losses) (1)	Interest Credited To Policyholder Account Balances	AOCI	Net Derivatives Gain(Losses) (1)	Interest Credited To Policyholder Account Balances	AOCI
	(in millions)
Derivatives: Designated for Hedge accounting
Cash Flow Hedges:
Currency Swaps	$19	$7	$(4)	$24	$(2)	$(45)	$5	$—	$—	$—
Interest Swaps	(86)	—	—	206	(69)	—	(87)	(9)	—	(87)
Total: Designated for Hedge accounting	(67)	7	(4)	230	(71)	(45)	(82)	(9)	—	(87)
Derivatives: Not Designated for Hedge accounting
Equity contracts
Futures	285	—	—	—	(567)	—	—	(1,011)	—	—
Swaps	2,644	—	—	—	(3,614)	—	—	(3,368)	—	—
Options	(2,750)	—	—	—	3,886	—	—	1,663	—	—
Interest rate contracts
Futures	(1,688)	—	—	—	(728)	—	—	1,740	—	—
Swaps	(492)	—	—	—	(2,317)	—	—	2,832	—	—
Swaptions	—	—	—	—	—	—	—	9	—	—
Credit contracts
Credit Default Swaps	7	—	—	—	(2)	—	—	—	—	—
Currency contracts
Currency Swaps	10	—	—	—	3	—	—	(4)	—	—
Currency forwards	3	—	—	—	2	—	—	—	—	—
Total: Not Designated for Hedge accounting	(1,981)	—	—	—	(3,337)	—	—	1,861	—	—

Embedded Derivatives
GMIB reinsurance contracts (3)								417	—	—

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Year Ended December 31, 2022				Year Ended December 31, 2021			Year Ended December 31, 2020
	Net Derivatives Gain(Losses) (1)	NII (2)	Interest Credited To Policyholder Account Balances	AOCI	Net Derivatives Gain(Losses) (1)	Interest Credited To Policyholder Account Balances	AOCI	Net Derivatives Gain(Losses) (1)	Interest Credited To Policyholder Account Balances	AOCI
	(in millions)
GMxB derivative features liability (3)								(2,253)	—	—
SCS, SIO,MSO and IUL indexed features	2,955	—	—	—	(3,835)	—	—	(1,738)	—	—
Total Embedded Derivatives	2,955	—	—	—	(3,835)	—	—	(3,574)	—	—

Total derivatives instruments (4)	$907	$7	$(4)	$230	$(7,243)	$(45)	$(82)	$(1,722)	$—	$(87)
____________
(1)Reported in net derivative gains (losses) in the consolidated statements of income (loss).
(2)Net Investment Income (“NII”).
(3)GMIB reinsurance contracts and GMxB derivative features liability are not defined as embedded derivatives under the adoption of ASU 2018-12 effective January 1, 2021.
(4)Excludes settlement fees of $45 million and attributed fees of of $(7) million on CS Life reinsurance contract and ACS change in policy reserves of $55 million for the year ended December 31, 2021.
The following table presents a roll-forward of cash flow hedges recognized in AOCI.
Roll-forward of Cash flow hedges in AOCI

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Balance, beginning of period	$(208)	$(126)	$(38)
Amount recorded in AOCI
Currency swaps	29	(35)	—
Interest swaps	102	(183)	(108)
Total amount recorded in AOCI	131	(218)	(108)
Amount reclassified from AOCI to income
Currency swaps (1)	(5)	40	—
Interest swaps (1)	104	96	20
Total amount reclassified from AOCI to income	99	136	20
Balance, end of period (2)	$22	$(208)	$(126)
_______________
(1)    Currency swaps reclassified from AOCI to income are reported in net investment income in the consolidated statements of income (loss). Interest swaps reclassified from AOCI to income are reported in net derivative gains (losses) in the consolidated statements of income (loss).
(2)    The Company does not estimate the amount of the deferred losses in AOCI at years ended December 31, 2022, 2021 and 2020 which will be released and reclassified into Net income (loss) over the next 12 months as the amounts cannot be reasonably estimated.
Equity-Based and Treasury Futures Contracts Margin
All outstanding equity-based and treasury futures contracts as of December 31, 2022 and 2021 are exchange-traded and net settled daily in cash. As of December 31, 2022 and 2021, respectively, the Company had open exchange-

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

traded futures positions on: (i) the S&P 500, Nasdaq, Russell 2000 and Emerging Market indices, having initial margin requirements of $247 million and $109 million, (ii) the 2-year, 5-year and 10-year U.S. Treasury Notes on U.S. Treasury bonds and ultra-long bonds, having initial margin requirements of $113 million and $200 million, and (iii) the Euro Stoxx, FTSE 100, Topix, ASX 200 and EAFE indices as well as corresponding currency futures on the Euro/U.S. dollar, Pound/U.S. dollar, Australian dollar/U.S. dollar, and Yen/U.S. dollar, having initial margin requirements of $16 million and $16 million.
Collateral Arrangements
The Company generally has executed a CSA under the ISDA Master Agreement it maintains with each of its OTC derivative counterparties that requires both posting and accepting collateral either in the form of cash or high-quality securities, such as U.S. Treasury securities, U.S. government and government agency securities and investment grade corporate bonds. The Company nets the fair value of all derivative financial instruments with counterparties for which an ISDA Master Agreement and related CSA have been executed. As of December 31, 2022 and 2021, respectively, the Company held $4.5 billion and $6.2 billion in cash and securities collateral delivered by trade counterparties, representing the fair value of the related derivative agreements. The unrestricted cash collateral is reported in other invested assets. The Company posted collateral of $142 million and $178 million as of December 31, 2022 and 2021, respectively, in the normal operation of its collateral arrangements. The Company is exposed to losses in the event of non-performance by counterparties to financial derivative transactions with a positive fair value. The Company manages credit risk by: (i) entering into derivative transactions with highly rated major international financial institutions and other creditworthy counterparties governed by master netting agreements, as applicable; (ii) trading through central clearing and OTC parties; (iii) obtaining collateral, such as cash and securities, when appropriate; and (iv) setting limits on single party credit exposures which are subject to periodic management review.
Substantially all of the Company’s derivative agreements have zero thresholds which require daily full collateralization by the party in a liability position. In addition, certain of the Company’s derivative agreements contain credit-risk related contingent features; if the credit rating of one of the parties to the derivative agreement is to fall below a certain level, the party with positive fair value could request termination at the then fair value or demand immediate full collateralization from the party whose credit rating fell and is in a net liability position.
As of December 31, 2022 and 2021, there were no net liability derivative positions with counterparties with credit risk-related contingent features whose credit rating has fallen. All derivatives have been appropriately collateralized by the Company or the counterparty in accordance with the terms of the derivative agreements.
The following tables presents information about the Company’s offsetting of financial assets and liabilities and derivative instruments as of December 31, 2022 and 2021:
Offsetting of Financial Assets and Liabilities and Derivative Instruments
As of December 31, 2022

	Gross Amount Recognized	Gross Amount Offset in the Balance Sheets	Net Amount Presented in the Balance Sheets	Gross Amount not Offset in the Balance Sheets (3)	Net Amount
	(in millions)
Assets:
Derivative assets (1)	$8,143	$7,047	$1,096	$(848)	$248
Other financial assets	2,789	—	2,789	—	2,789
Other invested assets	$10,932	$7,047	$3,885	$(848)	$3,037

Liabilities:
Derivative liabilities (2)	$7,645	$7,047	$598	$—	$598
Other financial liabilities	6,510	—	6,510	—	6,510
Other liabilities	$14,155	$7,047	$7,108	$—	$7,108
______________
(1)Excludes Investment Management and Research segment’s derivative assets of consolidated VIEs/VOEs.
(2)Excludes Investment Management and Research segment’s derivative liabilities of consolidated VIEs/VOEs.
(3)Financial instruments/Collateral sent (held).
As of December 31, 2021

EQUITABLE HOLDINGS, INC.
Notes to Consolidated Financial Statements, Continued

	Gross Amount Recognized	Gross Amount Offset in the Balance Sheets	Net Amount Presented in the Balance Sheets	Gross Amount not Offset in the Balance Sheets (3)	Net Amount
	(in millions)
Assets:
Derivative assets (1)	$12,358	$10,756	$1,602	$(961)	$641
Other financial assets	1,990	—	1,990	—	1,990
Other invested assets	$14,348	$10,756	$3,592	$(961)	$2,631

Liabilities:
Derivative liabilities (2)	$10,770	$10,756	$14	$—	$14
Other financial liabilities	5,360	—	5,360	—	5,360
Other liabilities	$16,130	$10,756	$5,374	$—	$5,374
______________
(1)Excludes Investment Management and Research segment’s derivative assets of consolidated VIEs/VOEs.
(2)Excludes Investment Management and Research segment’s derivative liabilities of consolidated VIEs/VOEs.
(3)Financial instruments sent (held).
5)    GOODWILL
Goodwill
Goodwill represents the excess of purchase price over the estimated fair value of identifiable net assets acquired in a business combination. The Company tests goodwill for recoverability each annual reporting period at December 31 and at interim periods if facts or circumstances are indicative of potential impairment.
The carrying value of goodwill from the Company’s Investment Management reporting unit totaled $5.1 billion and $4.6 billion at December 31, 2022 and 2021, resulting from its investment in AB as well as direct strategic acquisitions of AB, including its purchases of Sanford C. Bernstein, Inc and CarVal. The increase of $496 million as of December 31, 2022 was a result of the CarVal acquisition, which generated $666 million of goodwill, offset by the reallocation of $170 million of goodwill to held-for-sale assets. See Note 1 of the Notes to these Consolidated Financial Statements for information on the CarVal acquisition.
On November 22, 2022, AB and Société Générale, a leading European bank, announced plans to form a joint venture combining their respective cash equities and research businesses, as such AB’s Bernstein Research Services business was classified as held-for-sale and $170 million of goodwill recorded was allocated to the held-for-sale disposal group. See Note 25 of the Notes to these Consolidated Financial Statements for additional information.
As of December 31, 2022 and 2021, the Company’s annual testing resulted in no impairment of this goodwill, as the fair value of the reporting unit exceeded its carrying amount at each respective date.
Other Intangible Assets
The Company’s intangible assets primarily relate to the CarVal acquisition and reflect amounts assigned to acquired investment management contracts based on their estimated fair values at the time of acquisition, less accumulated amortization.
The gross carrying amount of AB-related intangible assets was $1.2 billion as of December 31, 2022 and $932 million as of December 31, 2021, and the accumulated amortization of these intangible assets was $853 million and $809 million as of December 31, 2022 and 2021, respectively. The net increase of $257 million as of December 31, 2022 was primarily a result of the CarVal acquisition. Amortization expense for AB-related intangible assets totaled $43 million, $21 million, and $37 million for 2022, 2021 and 2020, respectively. Estimated annual amortization expense for each of the next five years is approximately $60 million, $60 million, $60 million, $59 million and $38 million, respectively.
6)    CLOSED BLOCK

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
As a result of demutualization, the Company’s Closed Block was established in 1992 for the benefit of certain individual participating policies that were in force on that date. Assets, liabilities and earnings of the Closed Block are specifically identified to support its participating policyholders.
Assets allocated to the Closed Block inure solely to the benefit of the Closed Block policyholders and will not revert to the benefit of the Company. No reallocation, transfer, borrowing or lending of assets can be made between the Closed Block and other portions of the Company’s General Account, any of its Separate Accounts or any affiliate of the Company without the approval of the NYDFS. Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account.
The excess of Closed Block liabilities over Closed Block assets (adjusted to exclude the impact of related amounts in AOCI) represents the expected maximum future post-tax earnings from the Closed Block that would be recognized in income from continuing operations over the period the policies and contracts in the Closed Block remain in force. As of January 1, 2001, the Company has developed an actuarial calculation of the expected timing of the Closed Block’s earnings.
If the actual cumulative earnings from the Closed Block are greater than the expected cumulative earnings, only the expected earnings will be recognized in net income. Actual cumulative earnings in excess of expected cumulative earnings at any point in time are recorded as a policyholder dividend obligation because they will ultimately be paid to Closed Block policyholders as an additional policyholder dividend unless offset by future performance that is less favorable than originally expected. If a policyholder dividend obligation has been previously established and the actual Closed Block earnings in a subsequent period are less than the expected earnings for that period, the policyholder dividend obligation would be reduced (but not below zero). If, over the period the policies and contracts in the Closed Block remain in force, the actual cumulative earnings of the Closed Block are less than the expected cumulative earnings, only actual earnings would be recognized in income from continuing operations. If the Closed Block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside the Closed Block.
Many expenses related to Closed Block operations, including amortization of DAC, are charged to operations outside of the Closed Block; accordingly, net revenues of the Closed Block do not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Summarized financial information for the Company’s Closed Block is as follows:

	December 31,
	2022	2021
	(in millions)
Closed Block Liabilities:
Future policy benefits, policyholders’ account balances and other	$5,692	$5,930
Policyholder dividend obligation	—	—
Other liabilities	68	53
Total Closed Block liabilities	5,760	5,983

Assets Designated to the Closed Block:
Fixed maturities AFS, at fair value (amortized cost of $3,171 and $3,185) (allowance for credit losses of $0 and $0)	2,948	3,390
Mortgage loans on real estate (net of allowance for credit losses of $4 and $4)	1,645	1,771
Policy loans	569	602
Cash and other invested assets	—	61
Other assets	187	78
Total assets designated to the Closed Block	5,349	5,902

Excess of Closed Block liabilities over assets designated to the Closed Block	411	81
Amounts included in AOCI:
Net unrealized investment gains (losses), net of policyholders’ dividend obligation: $0 and $0; and net of income tax: $47 and $(43)	(177)	172
Maximum future earnings to be recognized from Closed Block assets and liabilities	$234	$253

The Company’s Closed Block revenues and expenses were as follows:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Revenues:
Premiums and other income	$125	$144	$157
Net investment income (loss)	221	237	251
Investment gains (losses), net	(3)	4	—
Total revenues	343	385	408

Benefits and Other Deductions:
Policyholders’ benefits and dividends	330	375	399
Other operating costs and expenses	2	3	1
Total benefits and other deductions	332	378	400
Net income (loss), before income taxes	11	7	8
Income tax (expense) benefit	3	(3)	(2)
Net income (loss)	$14	$4	$6

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
A reconciliation of the Company’s policyholder dividend obligation follows:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Beginning balance	$—	$160	$2
Unrealized investment gains (losses)	—	(160)	158
Ending balance	$—	$—	$160

7)    DAC AND OTHER DEFERRED ASSETS/LIABILITIES
Changes in the DAC asset for the years ended December 31, 2022, and 2021 were as follows:
December 31, 2022

	Protection Solutions				Individual Retirement				Legacy	Group Retirement		Corporate and Other	Total
	Term	UL	VUL	IUL	GMxBCore	EI	IE	SCS	GMxB Legacy	EG	Momentum	CB (1)
	(in millions)
Balance beginning of the year	$385	$180	$799	$180	$1,653	$156	$121	$1,070	$631	$677	$94	$138	$6,084
Capitalization	18	11	142	16	109	12	40	378	27	74	14	—	841
Amortization (2)	(41)	(12)	(52)	(11)	(137)	(12)	(13)	(169)	(65)	(41)	(19)	(11)	(583)
Balance, December 31, 2022	$362	$179	$889	$185	$1,625	$156	$148	$1,279	$593	$710	$89	$127	$6,342
______________
(1)    “CB” defined as Closed Block
(2)     DAC amortization of $3 million related to Other not reflected in table above.

December 31, 2021

	Protection Solutions				Individual Retirement				Legacy	Group Retirement		Corporate and Other	Total
	Term	UL	VUL	IUL	GMxB Core	EI	IE	SCS	GMxB Legacy	EG	Momentum	CB (1)
	(in millions)
Balance beginning of the year	$403	$177	$714	$162	$1,646	$154	$94	$855	$667	$634	$101	$150	$5,757
Capitalization	26	15	133	28	141	15	38	350	30	84	16	—	876
Amortization (2)	(44)	(12)	(48)	(10)	(134)	(13)	(11)	(135)	(66)	(41)	(23)	(12)	(549)
Balance, December 31, 2021	$385	$180	$799	$180	$1,653	$156	$121	$1,070	$631	$677	$94	$138	$6,084
______________
(1)     “CB” defined as Closed Block
(2)     DAC amortization of $3 million related to Other not reflected in table above.

Prior to the Company’s adoption of ASU 2018-12 effective January 1, 2021, changes in the DAC asset for the year ended 2020 were as follows:

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31,
2020
(in millions)
Balance, beginning of year	$5,840
Capitalization of commissions, sales and issue expenses	669
Amortization:
Impact of assumptions updates and model changes	(1,109)
All other	(504)
Total amortization	(1,613)
Change in unrealized investment gains and losses	(654)
Reclassified to assets HFS	1
Balance, end of year	$4,243

Changes in the Individual Retirement Sales Inducement Assets for the years ended December 31, 2022, and 2021 were as follows:

	December 31, 2022		December 31, 2021
	GMxB Core	GMxB Legacy	GMxB Core	GMxB Legacy
	( in millions)
Balance beginning of the year	$147	$222	$158	$246
Capitalization	2	—	1	—
Amortization	(12)	(22)	(12)	(24)
Balance, end of the year	$137	$200	$147	$222

Changes in the Protection Solutions Unearned Revenue Liability for the years ended December 31, 2022, and 2021 were as follows:

	December 31, 2022			December 31, 2021
	UL	VUL	IUL	UL	VUL	IUL
	(in millions)
Balance beginning of the year	$80	$619	$94	$60	$566	$24
Capitalization	21	105	71	25	92	74
Amortization	(6)	(40)	(8)	(5)	(39)	(4)
Balance, end of the year	$95	$684	$157	$80	$619	$94

Prior to the Company’s adoption of ASU 2018-12 effective January 1, 2021, changes in the Sales Inducement Assets asset for the year ended 2020 were as follows:

Year Ended December 31,
2020
(in millions)
Balance, beginning of year	$430
Amortization charged to income	(26)
Balance, end of year	$404

The following table presents a reconciliation of DAC to the consolidated balance sheet as of December 31, 2022, and 2021

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	Years Ended December 31,
	2022	2021
	(in millions)
Protection Solutions
Term	$362	$385
Universal Life	179	180
Variable Universal Life	889	799
Indexed Universal Life	185	180
Individual Retirement
GMxB Core	1,625	1,653
EQUI-VEST Individual	156	156
Investment Edge	148	121
SCS	1,279	1,070
Legacy Segment
GMxB Legacy	593	631
Group Retirement
EQUI-VEST Group	710	677
Momentum	89	94
Corporate and Other	127	138
Other	27	29
Total	$6,369	$6,113

Annually, or as circumstances warrant, we will review the associated decrements assumptions. (i.e. mortality and lapse) based on our multi-year average of companies experience with actuarial judgements to reflect other observable industry trends. In addition to DAC, the Unearned Revenue Liability and Sales Inducement Asset (“SIA”) use similar techniques and quarterly update processes for balance amortization.
During the third quarter of 2022 and 2021, we completed our annual assumption update and the impact to the current period amortization of DAC and DAC like balances due to the new assumptions is immaterial. There were as no other material changes to the inputs, judgements or calculation processes used in the DAC calculation this period or year.
8)    FAIR VALUE DISCLOSURES
U.S. GAAP establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value, and identifies three levels of inputs that may be used to measure fair value:
Level 1    Unadjusted quoted prices for identical instruments in active markets. Level 1 fair values generally are supported by market transactions that occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2    Observable inputs other than Level 1 prices, such as quoted prices for similar instruments, quoted prices in markets that are not active, and inputs to model-derived valuations that are directly observable or can be corroborated by observable market data.
Level 3    Unobservable inputs supported by little or no market activity and often requiring significant management judgment or estimation, such as an entity’s own assumptions about the cash flows or other significant components of value that market participants would use in pricing the asset or liability.
The Company uses unadjusted quoted market prices to measure fair value for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are measured using present value or other valuation techniques. The fair value determinations are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such adjustments do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases,

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
the fair value cannot be substantiated by direct comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
Management is responsible for the determination of the value of investments carried at fair value and the supporting methodologies and assumptions. Under the terms of various service agreements, the Company often utilizes independent valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual securities. These independent valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested. As further described below with respect to specific asset classes, these inputs include, but are not limited to, market prices for recent trades and transactions in comparable securities, benchmark yields, interest rate yield curves, credit spreads, quoted prices for similar securities, and other market-observable information, as applicable. Specific attributes of the security being valued also are considered, including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other security- or issuer-specific information. When insufficient market observable information is available upon which to measure fair value, the Company either will request brokers knowledgeable about these securities to provide a non-binding quote or will employ internal valuation models. Fair values received from independent valuation service providers and brokers and those internally modeled or otherwise estimated are assessed for reasonableness.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Fair value measurements are required on a non-recurring basis for certain assets only when an impairment or other events occur. For the periods ended December 31, 2022, the Company recognized impairment adjustments and impairment losses, respectively, to adjust the carrying value of held-for-sale asset and liabilities to their fair value less cost to sell. The value is measured on a nonrecurring basis and categorized within Level 3 of the fair value hierarchy. The fair value was determined using a market approach, estimated based on the negotiated value of the asset and liabilities. See Note 25 of the Notes to these Consolidated Financial Statements for additional details of the Held-for-Sale assets and liabilities. As of December 31, 2021, no assets or liabilities were required to be measured at fair value on a non-recurring basis.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Fair Value Measurements as of December 31, 2022

	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Investments
Fixed maturities, AFS:
Corporate (1)	$—	$41,450	$2,121	$43,571
U.S. Treasury, government and agency	—	5,837	—	5,837
States and political subdivisions	—	499	28	527
Foreign governments	—	836	—	836
Residential mortgage-backed (2)	—	788	34	822
Asset-backed (3)	—	8,490	—	8,490
Commercial mortgage-backed	—	3,203	32	3,235
Redeemable preferred stock	—	43	—	43
Total fixed maturities, AFS	—	61,146	2,215	63,361
Fixed maturities, at fair value using the fair value option	—	1,284	224	1,508
Other equity investments (6)	214	497	12	723
Trading securities	290	332	55	677
Other invested assets:
Short-term investments	—	943	—	943
Assets of consolidated VIEs/VOEs	131	393	5	529
Swaps	—	(425)	—	(425)
Credit default swaps	—	9	—	9
Futures	2	—	—	2
Options	—	4,171	—	4,171
Total other invested assets	133	5,091	5	5,229
Cash equivalents	2,386	501	—	2,887
Segregated securities	—	1,522	—	1,522
Purchased market risk benefits	—	—	10,423	10,423
Assets for market risk benefits	—	—	490	490
Separate Accounts assets (4)	111,744	2,436	1	114,181
Total Assets	$114,767	$72,809	$13,425	$201,001

Liabilities
Notes issued by consolidated VIE’s, at fair value using the fair value option (5)	$—	$1,374	$—	$1,374
SCS, SIO, MSO and IUL indexed features’ liability	—	4,164	—	4,164
Liabilities of consolidated VIEs and VOEs	15	7	—	22
Liabilities for market risk benefits	—	—	15,766	15,766
Contingent payment arrangements	—	—	247	247
Total Liabilities	$15	$5,545	$16,013	$21,573
______________
(1)Corporate fixed maturities includes both public and private issues.
(2)Includes publicly traded agency pass-through securities and collateralized obligations.
(3)Includes credit-tranched securities collateralized by sub-prime mortgages, credit risk transfer securities and other asset types.
(4)Separate Accounts assets included in the fair value hierarchy exclude investments in entities that calculate NAV per share (or its equivalent) as a practical expedient. Such investments excluded from the fair value hierarchy include investments in real estate. As of December 31, 2022, the fair value of such investments was $456 million.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
(5)Includes CLO short-term debt of $239 million, which is inclusive as fair valued within Notes issued by consolidated VIE’s, at fair value using the fair value option. Accrued interest payable of $15 million is reported in Notes issued by consolidated VIE’s, at fair value using the fair value option in the consolidated balance sheets, which is not required to be measured at fair value on a recurring basis.
(6)Includes short position equity securities of $12 million that are reported in other liabilities.
Fair Value Measurements as of December 31, 2021

	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Investments
Fixed maturities, AFS:
Corporate (1)	$—	$51,007	$1,504	$52,511
U.S. Treasury, government and agency	—	15,385	—	15,385
States and political subdivisions	—	627	35	662
Foreign governments	—	1,152	—	1,152
Residential mortgage-backed (2)	—	98	—	98
Asset-backed (3)	—	5,926	8	5,934
Commercial mortgage-backed (2)	—	2,401	20	2,421
Redeemable preferred stock	—	53	—	53
Total fixed maturities, AFS	—	76,649	1,567	78,216
Fixed maturities, at fair value using the fair value option		1,440	201	1,641
Other equity investments	322	457	5	784
Trading securities	340	226	65	631
Other invested assets:
Short-term investments	—	30	—	30
Assets of consolidated VIEs/VOEs	166	450	11	627
Swaps	—	(473)	—	(473)
Credit default swaps	—	(1)	—	(1)
Futures	(1)	—	—	(1)
Options	—	6,959	—	6,959
Swaptions	—	—	—	—
Total other invested assets	165	6,965	11	7,141
Cash equivalents	3,275	293	—	3,568
Segregated securities	—	1,504	—	1,504
Purchased market risk benefits	—	—	14,074	14,074
Assets for market risk benefits	—	—	318	318
Separate Accounts assets (4)	144,124	2,572	1	146,697
Total Assets	$148,226	$90,106	$16,242	$254,574

Liabilities
Notes issued by consolidated VIE’s, at fair value using the fair value option (5)	$—	$1,277	$—	$1,277
SCS, SIO, MSO and IUL indexed features’ liability	—	6,773	—	6,773
Liabilities of consolidated VIEs and VOEs	16	2	—	18
Liabilities for market risk benefits	—	—	21,688	21,688
Contingent payment arrangements	—	—	38	38
Total Liabilities	$16	$8,052	$21,726	$29,794
______________
(1)Corporate fixed maturities includes both public and private issues.
(2)Includes publicly traded agency pass-through securities and collateralized obligations.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
(3)Includes credit-tranched securities collateralized by sub-prime mortgages and other asset types and credit tenant loans.
(4)Separate Accounts assets included in the fair value hierarchy exclude investments in entities that calculate NAV per share (or its equivalent) as a practical expedient. Such investments excluded from the fair value hierarchy include investments in real estate and commercial mortgages. As of December 31, 2021, the fair value of such investments was $404 million.
(5)Includes CLO short-term debt of $92 million, which is inclusive as fair valued within Notes issued by consolidated VIE’s, at fair value using the fair value option Accrued interest payable of $6 million is reported in Notes issued by consolidated VIE’s, at fair value using the fair value option in the consolidated balance sheets, which is not required to be measured at fair value on a recurring basis.

Public Fixed Maturities
The fair values of the Company’s public fixed maturities, including those accounted for using the fair value option are generally based on prices obtained from independent valuation service providers and for which the Company maintains a vendor hierarchy by asset type based on historical pricing experience and vendor expertise. Although each security generally is priced by multiple independent valuation service providers, the Company ultimately uses the price received from the independent valuation service provider highest in the vendor hierarchy based on the respective asset type, with limited exception. To validate reasonableness, prices also are internally reviewed by those with relevant expertise through comparison with directly observed recent market trades. Consistent with the fair value hierarchy, public fixed maturities validated in this manner generally are reflected within Level 2, as they are primarily based on observable pricing for similar assets and/or other market observable inputs.
Private Fixed Maturities
The fair values of the Company’s private fixed maturities, including those accounted for using the fair value option are determined from prices obtained from independent valuation service providers. Prices not obtained from an independent valuation service provider are determined by using a discounted cash flow model or a market comparable company valuation technique. In certain cases, these models use observable inputs with a discount rate based upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions, taking into account, among other factors, the credit quality and industry sector of the issuer and the reduced liquidity associated with private placements. Generally, these securities have been reflected within Level 2. For certain private fixed maturities, the discounted cash flow model or a market comparable company valuation technique may also incorporate unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the asset. To the extent management determines that such unobservable inputs are significant to the fair value measurement of a security, a Level 3 classification generally is made.
Notes issued by consolidated VIE’s, at fair value using the fair value option
These notes are based on the fair values of corresponding fixed maturity collateral. The CLO liabilities are also reduced by the fair value of the beneficial interests the Company retains in the CLO and the carrying value of any beneficial interests that represent compensation for services. As the notes are valued based on the reference collateral, they are classified as Level 2 or 3.
Freestanding Derivative Positions
The net fair value of the Company’s freestanding derivative positions as disclosed in Note 4 of the Notes to these Consolidated Financial Statements are generally based on prices obtained either from independent valuation service providers or derived by applying market inputs from recognized vendors into industry standard pricing models. The majority of these derivative contracts are traded in the OTC derivative market and are classified in Level 2. The fair values of derivative assets and liabilities traded in the OTC market are determined using quantitative models that require use of the contractual terms of the derivative instruments and multiple market inputs, including interest rates, prices, and indices to generate continuous yield or pricing curves, including overnight index swap curves, and volatility factors, which then are applied to value the positions. The predominance of market inputs is actively quoted and can be validated through external sources or reliably interpolated if less observable.
Level Classifications of the Company’s Financial Instruments
Financial Instruments Classified as Level 1
Investments classified as Level 1 primarily include redeemable preferred stock, trading securities, cash equivalents and Separate Accounts assets. Fair value measurements classified as Level 1 include exchange-traded prices of fixed maturities, equity securities and derivative contracts, and net asset values for transacting subscriptions and redemptions of mutual fund shares held by Separate Accounts. Cash equivalents classified as Level 1 include money market

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
accounts, overnight commercial paper and highly liquid debt instruments purchased with an original maturity of three months or less and are carried at cost as a proxy for fair value measurement due to their short-term nature.
Financial Instruments Classified as Level 2
Investments classified as Level 2 are measured at fair value on a recurring basis and primarily include U.S. government and agency securities, certain corporate debt securities and financial assets and liabilities accounted for using the fair value option, such as public and private fixed maturities. As market quotes generally are not readily available or accessible for these securities, their fair value measures are determined utilizing relevant information generated by market transactions involving comparable securities and often are based on model pricing techniques that effectively discount prospective cash flows to present value using appropriate sector-adjusted credit spreads commensurate with the security’s duration, also taking into consideration issuer-specific credit quality and liquidity. Segregated securities classified as Level 2 are U.S. Treasury bills segregated by AB in a special reserve bank custody account for the exclusive benefit of brokerage customers, as required by Rule 15c3-3 of the Exchange Act and for which fair values are based on quoted yields in secondary markets.
Observable inputs generally used to measure the fair value of securities classified as Level 2 include benchmark yields, reported secondary trades, issuer spreads, benchmark securities and other reference data. Additional observable inputs are used when available, and as may be appropriate, for certain security types, such as prepayment, default, and collateral information for the purpose of measuring the fair value of mortgage- and asset-backed securities. The Company’s AAA-rated mortgage- and asset-backed securities are classified as Level 2 for which the observability of market inputs to their pricing models is supported by sufficient, albeit more recently contracted, market activity in these sectors.
Certain Company products, such as the SCS, EQUI-VEST variable annuity products, IUL and the MSO fund available in some life contracts, offer investment options which permit the contract owner to participate in the performance of an index, ETF or commodity price. These investment options, which depending on the product and on the index selected, can currently have one, three, five or six year terms, provide for participation in the performance of specified indices, ETF or commodity price movement up to a segment-specific declared maximum rate. Under certain conditions that vary by product, e.g., holding these segments for the full term, these segments also shield policyholders from some or all negative investment performance associated with these indices, ETF or commodity prices. These investment options have defined formulaic liability amounts, and the current values of the option component of these segment reserves are classified as Level 2 embedded derivatives. The fair values of these embedded derivatives are based on data obtained from independent valuation service providers.
Financial Instruments Classified as Level 3
The Company’s investments classified as Level 3 primarily include corporate debt securities and financial assets and liabilities accounted for using the fair value option, such as private fixed maturities and asset-backed securities. Determinations to classify fair value measures within Level 3 of the valuation hierarchy generally are based upon the significance of the unobservable factors to the overall fair value measurement. Included in the Level 3 classification are fixed maturities with indicative pricing obtained from brokers that otherwise could not be corroborated to market observable data.
The Company has certain variable annuity contracts with GMDB, GMIB, GIB and GWBL and other features in-force that guarantee one of the following:
•Return of Premium: the benefit is the greater of current account value or premiums paid (adjusted for withdrawals);
•Ratchet: the benefit is the greatest of current account value, premiums paid (adjusted for withdrawals), or the highest account value on any anniversary up to contractually specified ages (adjusted for withdrawals);
•Roll-Up: the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified interest rates up to specified ages;
•Combo: the benefit is the greater of the ratchet benefit or the roll-up benefit, which may include either a five year or an annual reset; or
•Withdrawal: the withdrawal is guaranteed up to a maximum amount per year for life.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
The Company also issues certain benefits on its variable annuity products that are accounted for as Market Risk Benefits carried at fair value and are also considered Level 3 for fair value leveling.
The GMIBNLG feature allows the policyholder to receive guaranteed minimum lifetime annuity payments based on predetermined annuity purchase rates applied to the contract’s benefit base if and when the contract account value is depleted and the NLG feature is activated. The optional GMIB feature allows the policyholder to receive guaranteed minimum lifetime annuity payments based on predetermined annuity purchase rates.
The GMWB feature allows the policyholder to withdraw at minimum, over the life of the contract, an amount based on the contract’s benefit base. The GWBL feature allows the policyholder to withdraw, each year for the life of the contract, a specified annual percentage of an amount based on the contract’s benefit base. The GMAB feature increases the contract account value at the end of a specified period to a GMAB base. The GIB feature provides a lifetime annuity based on predetermined annuity purchase rates if and when the contract account value is depleted. This lifetime annuity is based on predetermined annuity purchase rates applied to a GIB base. The GMDB feature guarantees that the benefit paid upon death will not be less than a guaranteed benefit base. If the contract’s account value is less than the benefit base at the time a death claim is paid, the amount payable will be equal to the benefit base.
The market risk benefits fair value will be equal to the present value of benefits less the present value of ascribed fees. Considerable judgment is utilized by management in determining the assumptions used in determining present value of benefits and ascribed fees related to lapse rates, withdrawal rates, utilization rates, non-performance risk, volatility rates, annuitization rates and mortality (collectively, the significant MRB assumptions).
Purchased MRB assets, which are accounted for as market risk benefits carried at fair value are also considered Level 3 for fair value leveling. The Purchased MRB asset fair value reflects the present value of reinsurance premiums, net of recoveries, adjusted for risk margins and nonperformance risk over a range of market consistent economic scenarios while the MRB asset and liability reflects the present value of expected future payments (benefits) less fees, adjusted for risk margins and nonperformance risk, attributable to the MRB liability over a range of market-consistent economic scenarios.
The valuations of the Market Risk Benefits and Purchased MRB assets incorporate significant non-observable assumptions related to policyholder behavior, risk margins and projections of equity Separate Account funds. The credit risks of the counterparty and of the Company are considered in determining the fair values of its Market Risk Benefits and Purchased MRB asset after taking into account the effects of collateral arrangements. Incremental adjustment to the risk free curve for counterparty non-performance risk is made to the fair values of the Purchased MRB assets. Risk margins were applied to the non-capital markets inputs to the Market Risk Benefits and Purchased MRB valuations.
After giving consideration to collateral arrangements, the Company reduced the fair value of its Purchased MRB asset by $1.1 billion and $1.6 billion as of December 31, 2022 and 2021, respectively, to recognize incremental counterparty non-performance risk.
The Company’s Level 3 liabilities include contingent payment arrangements associated with acquisitions in 2020 and 2022 by AB. At each reporting date, AB estimates the fair values of the contingent consideration expected to be paid based upon revenue and discount rate projections, using unobservable market data inputs, which are included in Level 3 of the valuation hierarchy. The Company’s consolidated VIEs/VOEs hold investments that are classified as Level 3, primarily corporate bonds that are vendor priced with no ratings available, bank loans, non-agency collateralized mortgage obligations and asset-backed securities.
Transfers of Financial Instruments Between Levels 2 and 3
During the year ended December 31, 2022, fixed maturities with fair values of $200 million were transferred out of Level 3 and into Level 2 principally due to the availability of trading activity and/or market observable inputs to measure and validate their fair values. In addition, fixed maturities with fair value of $213 million were transferred from Level 2 into the Level 3 classification. These transfers in the aggregate represent approximately 13.1% of total equity as of December 31, 2022.
During the year ended December 31, 2021, fixed maturities with fair values of $785 million were transferred out of Level 3 and into Level 2 principally due to the availability of trading activity and/or market observable inputs to measure and validate their fair values. In addition, fixed maturities with fair value of $27 million were transferred from

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Level 2 into the Level 3 classification. These transfers in the aggregate represent approximately 6.8% of total equity as of December 31, 2021.
The tables below present reconciliations for all Level 3 assets and liabilities and changes in unrealized gains (losses) for the years ended December 31, 2022, 2021 and 2020, respectively. Not included below are the changes in balances related to market risk benefits and purchased market risk level 3 assets and liabilities, which are included in Note 10 of the Notes to these Consolidated Financial Statements.

	Corporate	State and Political Subdivisions	Asset-backed	CMBS	RMBS	Trading Securities, at Fair Value	Fixed maturities, at FVO
	(in millions)
Balance, January 1, 2022	$1,504	$35	$8	$20	$—	$65	$201
Total gains and (losses), realized and unrealized, included in:
Net income (loss) as:
Net investment income (loss)	5	—	—	—	—	—	(11)
Investment gains (losses), net	(5)	—	—	—	—	(10)	—
Subtotal	—	—	—	—	—	(10)	(11)
Other comprehensive income (loss)	(159)	(5)	—	(2)	—	—	—
Purchases	1,107	—	—	14	34	—	98
Sales	(378)	(2)	(2)	—	—	—	(36)
Activity related to consolidated VIEs/VOEs	—	—	—	—	—	—	—
Transfers into Level 3 (1)	168	—	—	—	—	—	45
Transfers out of Level 3 (1)	(121)	—	(6)	—	—	—	(73)
Balance, December 31, 2022	$2,121	$28	$—	$32	$34	$55	$224
Change in unrealized gains or losses for the period included in earnings for instruments held at the end of the reporting period (2)	$—	$—	$—	$—	$—	$(10)	$(2)
Change in unrealized gains or losses for the period included in other comprehensive income for instruments held at the end of the reporting period (2)	$(156)	$(5)	$—	$(2)	$—	$—	$—

Balance, January 1, 2021	$1,702	$39	$20	$—	$—	$39	$80
Total gains and (losses), realized and unrealized, included in:
Net income (loss) as:
Net investment income (loss)	5	—	—	—	—	—	5
Investment gains (losses), net	(16)	—	—	—	—	26	—
Subtotal	(11)	—	—	—	—	26	5
Other comprehensive income (loss)	34	(2)	—	—	—	—	—
Purchases	938	—	6	20	—	—	211
Sales	(473)	(2)	(18)	—	—	—	(23)
Activity related to consolidated VIEs/VOEs	—	—	—	—	—	—	—
Transfers into Level 3 (1)	27	—	—	—	—	—	—
Transfers out of Level 3 (1)	(713)	—	—	—	—	—	(72)
Balance, December 31, 2021	$1,504	$35	$8	$20	$—	$65	$201
Change in unrealized gains or losses for the period included in earnings for instruments held at the end of the reporting period (2)	$—	$—	$—	$—	$—	$26	$5
Change in unrealized gains or losses for the period included in other comprehensive income for instruments held at the end of the reporting period (2)	$28	$(2)	$—	$—	$—	$—	$—

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	Corporate	State and Political Subdivisions	Asset-backed	CMBS	RMBS	Trading Securities, at Fair Value	Fixed maturities, at FVO
	(in millions)

Balance, January 1, 2020	$1,257	$39	$100	$—	$—	$36	$—
Total gains and (losses), realized and unrealized, included in:
Net income (loss) as:
Net investment income (loss)	4	—	—	—	—	—	—
Investment gains (losses), net	(16)	—	—	—	—	3	—
Subtotal	(12)	—	—	—	—	3	—
Other comprehensive income (loss)	(17)	2	—	—	—	—	—
Purchases	514	—	20	—	—	—	81
Sales	(226)	(2)	—	—	—	—	(1)
Activity related to consolidated VIEs/VOEs	—	—	—	—	—	—	—
Transfers into Level 3 (1)	189	—	—	—	—	—	—
Transfers out of Level 3 (1)	(3)	—	(100)	—	—	—	—
Balance, December 31, 2020	$1,702	$39	$20	$—	$—	$39	$80
Change in unrealized gains or losses for the period included in earnings for instruments held at the end of the reporting period (2)	$—	$—	$—	$—	$—	$3	$—
Change in unrealized gains or losses for the period included in other comprehensive income for instruments held at the end of the reporting period (2)	$(18)	$2	$—	$—	$—	$—	$—
______________
(1)Transfers into/out of the Level 3 classification are reflected at beginning-of-period fair values.
(2)For instruments held as of December 31, 2022 or December 31, 2021, amounts are included in net investment income or net derivative gains (losses) in the consolidated statements of income (loss) or unrealized gains (losses) on investments in the consolidated statements of comprehensive income.

	Other Equity Investments (4)	Separate Accounts Assets	Contingent Payment Arrangement
	(in millions)
Balance, January 1, 2022	$16	$1	$(38)
Realized and unrealized gains (losses), included in Net income (loss) as:
Investment gains (losses), reported in net investment income	(1)	—	—
Net derivative gains (losses)	—	—	—
Total realized and unrealized gains (losses)	(1)	—	—
Other comprehensive income (loss)	—	—	—
Purchases	8	—	(231)
Sales	—	—	—
Settlements	—	—	—
Other	—	—	22
Activity related to consolidated VIEs/VOEs	(3)	—	—
Transfers into Level 3 (2)	—	—	—
Transfers out of Level 3 (2)	(3)	—	—
Balance, December 31, 2022	$17	$1	$(247)

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	Other Equity Investments (4)	Separate Accounts Assets	Contingent Payment Arrangement
	(in millions)
Change in unrealized gains or losses for the period included in earnings for instruments held at the end of the reporting period (3)	$(1)	$—	$—

Balance, January 1, 2021	$84	$1	$(28)
Realized and unrealized gains (losses), included in Net income (loss) as:
Investment gains (losses), reported in net investment income	21	—	—
Net derivative gains (losses)	—	—	—
Total realized and unrealized gains (losses)	21	—	—
Other comprehensive income (loss)	—	—	—
Purchases	8	1	(7)
Sales	(92)	—	—
Other	—	—	—
Activity related to consolidated VIEs/VOEs	(4)	—	(3)
Transfers into Level 3 (2)	—	—	—
Transfers out of Level 3 (2)	(1)	(1)	—
Balance, December 31, 2021	$16	$1	$(38)
Change in unrealized gains or losses for the period included in earnings for instruments held at the end of the reporting period (3)	$2	$—	$—
Change in unrealized gains or losses for the period included in other comprehensive income for instruments held at the end of the reporting period (3)	$—	$—	$—

Balance, January 1, 2020	$113	$—	$(23)
Realized and unrealized gains (losses), included in Net income (loss) as:
Investment gains (losses), reported in net investment income	(8)	—	—
Net derivative gains (losses)	—	—	—
Total realized and unrealized gains (losses)	(8)	—	—
Other comprehensive income (loss)	—	—	—
Purchases	9	1	(4)
Sales	(26)	—	—
Settlements (1)	—	—	1
Change in estimate	—	—	1
Activity related to consolidated VIEs/VOEs	(4)	—	(3)
Transfers into Level 3 (2)	—	—	—
Transfers out of Level 3 (2)	—	—	—
Balance, December 31, 2020	$84	$1	$(28)

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	Other Equity Investments (4)	Separate Accounts Assets	Contingent Payment Arrangement
	(in millions)
Change in unrealized gains or losses for the period included in earnings for instruments held at the end of the reporting period (3)	$(8)	$1	$(7)
Change in unrealized gains or losses for the period included in other comprehensive income for instruments held at the end of the reporting period (3)	$—	$—	$—
_____________
(1)For contingent payment arrangements, it represents payments under the arrangement.
(2)Transfers into/out of the Level 3 classification are reflected at beginning-of-period fair values.
(3)For instruments held as of December 31, 2022 or December 31, 2021, amounts are included in net investment income or net derivative gains (losses) in the consolidated statements of income (loss) or unrealized gains (losses) on investments in the consolidated statements of comprehensive income.
(4)Other Equity Investments include other invested assets.
Quantitative and Qualitative Information about Level 3 Fair Value Measurements
The following tables disclose quantitative information about Level 3 fair value measurements by category for assets and liabilities as of December 31, 2022 and 2021, respectively.
Quantitative Information about Level 3 Fair Value Measurements as of December 31, 2022

	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average (2)
	(Dollars in millions)
Assets:
Investments:
Fixed maturities, AFS:
Corporate	$417	Matrix pricing model	Spread over Benchmark	20 bps - 797 bps	205 bps
	1,029	Market comparable companies	EBITDA multiples Discount rate Cash flow multiples Loan to value	5.3x - 35.8x 9.0% - 45.7% 0.0x - 10.3x 0.0% - 40.4%	13.6x 11.9% 6.1x 12.0%
Trading Securities, at Fair Value	55	Discounted Cash Flow	Earnings multiple Discount factor Discount years	8.3x 10.0% 7
Other equity investments	4	Market comparable companies	Revenue multiple	0.5x - 10.8x	2.4x
Purchased MRB asset (1) (2) (4)	10,423	Discounted cash flow	Lapse rates Withdrawal rates GMIB Utilization rates Non-performance risk Volatility rates - Equity Mortality: Ages 0-40 Ages 41-60 Ages 61-115	0.26%-26.23% 0.06%-10.93% 0.04%-66.66% 54 bps - 124 bps 14%-32% 0.01%-0.17% 0.06%-0.52% 0.32%-40.00%	1.58% 0.69% 7.39% 69 bps 24% 2.87% (same for all ages) (same for all ages)

Liabilities:

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average (2)
AB Contingent Consideration Payable	$247	Discounted cash flow	Expected revenue growth rates Discount rate	2.0% - 83.9% 1.9% - 10.4%	11.5% 4.5%
Direct MRB (1) (2) (3) (4)	15,276	Discounted cash flow	Non-performance risk Lapse rates Withdrawal rates Annuitization rates Mortality: Ages 0-40 Ages 41-60 Ages 61-115	157 bps 0.26%-35.42% 0.00%-10.93% 0.04% - 100.00% 0.01%-0.17% 0.06%-0.52% 0.32%-40.00%	157 bps 3.01% 0.68% 5.53% 2.43% (same for all ages) (same for all ages)
______________
(1)Mortality rates vary by age and demographic characteristic such as gender and benefits elected with the policy. Mortality rate assumptions are based on a combination of company and industry experience. A mortality improvement assumption is also applied. For any given contract, mortality rates vary throughout the period over which cash flows are projected for purposes of valuating the embedded derivatives.
(2)Lapses and pro-rata withdrawal rates were developed as a function of the policy account value. Dollar for dollar withdrawal rates were developed as a function of the dollar for dollar threshold, the dollar for dollar limit. GMIB utilization rates were developed as a function of the GMIB benefit base.
(3)MRB liabilities are shown net of MRB assets. Net amount is made up of $15.8 billion of MRB liabilities and $490 million of MRB assets.
(4)Includes Legacy and Core products.
Quantitative Information about Level 3 Fair Value Measurements as of December 31, 2021

	Fair Value	Valuation Technique	Significant Unobservable Input	Range	Weighted Average (2)
	(Dollars in millions)
Assets:
Investments:
Fixed maturities, AFS:
Corporate	$258	Matrix pricing model	Spread over benchmark	20 bps - 270 bps	144 bps
	888	Market comparable companies	EBITDA multiples Discount rate Cash flow multiples Loan to value	4.9x - 62.3x 6.2% - 21.5% 0.5x-10.0x 3.1%-63.4%	13.0x 9.1% 5.5x 30.8%
Trading Securities, at Fair Value	65	Discounted cash flow	Earnings multiple Discounts factor Discount years	7.3x 10.00% 11
Other equity investments	4	Market comparable companies	Revenue multiple	7.8x - 10.3x	9.5x
Purchased MRB asset (1) (2) (4)	14,074	Discounted cash flow	Lapse rates Withdrawal rates GMIB utilization rates Non-performance risk Volatility rates - Equity Mortality: Ages 0-40 Ages 41-60 Ages 61-115	0.26%-26.85% 0.19%-8.34% 0.04%-66.14% 50 bps - 93 bps 11%-31% 0.01%-0.17% 0.06%-0.53% 0.31%-40.00%	1.30% 1.20% 6.92% 67 bps 24% 2.59% (same for all ages) (same for all ages)
Liabilities:
AB Contingent Consideration Payable	38	Discounted cash flow	Expected revenue growth rates Discount rate	2.0% - 83.9% 1.9% - 10.4%	11.9% 7.0%
Direct MRB (1) (2) (3) (4)	21,370	Discounted cash flow	Non-performance risk Lapse rates Withdrawal rates Annuitization rates Mortality: Ages 0-40 Ages 41 - 60 Ages 60 - 115	111 bps 0.26% - 26.85% 0.00% - 8.34% 0.04% -100.00% 0.01% - 0.17% 0.06% - 0.53% 0.31% - 40.00%	111 bps 2.35% 1.18% 5.44% 2.27% (same for all ages) (same for all ages)

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
______________
(1)Mortality rates vary by age and demographic characteristic such as gender and benefits elected with the policy. Mortality rate assumptions are based on a combination of company and industry experience. A mortality improvement assumption is also applied. For any given contract, mortality rates vary throughout the period over which cash flows are projected for purposes of valuating the embedded derivatives.
(2)Lapses and pro-rata withdrawal rates were developed as a function of the policy account value. Dollar for dollar withdrawal rates were developed as a function of the dollar for dollar threshold, the dollar for dollar limit. GMIB utilization rates were developed as a function of the GMIB benefit base.
(3)MRB liabilities are shown net of MRB assets. Net amount is made up of $21.7 billion of MRB liabilities and $318 million of MRB assets.
(4)Includes Legacy and Core products.
Level 3 Financial Instruments for which Quantitative Inputs are Not Available
Certain Privately Placed Debt Securities with Limited Trading Activity
Excluded from the tables above as of December 31, 2022 and 2021, respectively, are approximately $1.0 billion and $635 million of Level 3 fair value measurements of investments for which the underlying quantitative inputs are not developed by the Company and are not readily available. These investments primarily consist of certain privately placed debt securities with limited trading activity, including residential mortgage- and asset-backed instruments, and their fair values generally reflect unadjusted prices obtained from independent valuation service providers and indicative, non-binding quotes obtained from third-party broker-dealers recognized as market participants. Significant increases or decreases in the fair value amounts received from these pricing sources may result in the Company’s reporting significantly higher or lower fair value measurements for these Level 3 investments.
•The fair value of private placement securities is determined by application of a matrix pricing model or a market comparable company value technique. The significant unobservable input to the matrix pricing model valuation technique is the spread over the industry-specific benchmark yield curve. Generally, an increase or decrease in spreads would lead to directionally inverse movement in the fair value measurements of these securities. The significant unobservable input to the market comparable company valuation technique is the discount rate. Generally, a significant increase (decrease) in the discount rate would result in significantly lower (higher) fair value measurements of these securities.
•Residential mortgage-backed securities classified as Level 3 primarily consist of non-agency paper with low trading activity. Included in the tables above as of December 31, 2022 and 2021, there were no Level 3 securities that were determined by application of a matrix pricing model and for which the spread over the U.S. Treasury curve is the most significant unobservable input to the pricing result. Generally, a change in spreads would lead to directionally inverse movement in the fair value measurements of these securities.
•Asset-backed securities classified as Level 3 primarily consist of non-agency mortgage loan trust certificates, including subprime and Alt-A paper, credit risk transfer securities, and equipment financings. Included in the tables above as of December 31, 2022 and 2021, there were no securities that were determined by the application of matrix-pricing for which the spread over the U.S. Treasury curve is the most significant unobservable input to the pricing result. Significant increases (decreases) in spreads would have resulted in significantly lower (higher) fair value measurements.
Other Equity Investments
Included in other equity investments classified as Level 3 are venture capital securities in the Technology, Media and Telecommunications industries. The fair value measurements of these securities include significant unobservable inputs including an enterprise value to revenue multiples and a discount rate to account for liquidity and various risk factors. Significant increases (decreases) in the enterprise value to revenue multiple inputs in isolation would have resulted in a significantly higher (lower) fair value measurement. Significant increases (decreases) in the discount rate would have resulted in a significantly lower (higher) fair value measurement.
Market Risk Benefits
Significant unobservable inputs with respect to the fair value measurement of the Purchased MRB assets and the MRB liabilities identified in the table above are developed using Company data. Future Policyholder behavior is an unobservable market assumption and as such all aspects of policy holder behavior are derived based on recent historical experience. These policyholder behaviors include lapses, pro-rata withdrawals, dollar for dollar withdrawals, GMIB utilization, deferred mortality and payout phase mortality. Many of these policyholder behaviors have dynamic

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
adjustment factors based on the relative value of the rider as compared to the account value in different economic environments. This applies to all variable annuity related products; products with GMxB riders including but not limited to GMIB, GMDB, and GWL.
Lapse rates are adjusted at the contract level based on a comparison of the value of the GMxB rider. and the current policyholder account value, which include other factors such as considering surrender charges. Generally, lapse rates are assumed to be lower in periods when a surrender charge applies. A dynamic lapse function reduces the base lapse rate when the guaranteed amount is greater than the account value as in-the-money contracts are less likely to lapse. For valuing Purchased MRB assets and MRB liabilities, lapse rates vary throughout the period over which cash flows are projected.
Carrying Value of Financial Instruments Not Otherwise Disclosed in Note 3 and Note 4 of the Notes to these Consolidated Financial Statements
The carrying values and fair values as of December 31, 2022 and 2021 for financial instruments not otherwise disclosed in Note 3 and Note 4 of the Notes to these Consolidated Financial Statements are presented in the table below.
Carrying Values and Fair Values for Financial Instruments Not Otherwise Disclosed

	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(in millions)
December 31, 2022:
Mortgage loans on real estate	$16,481	$—	$—	$14,690	$14,690
Policy loans	$4,033	$—	$—	$4,349	$4,349
Policyholders’ liabilities: Investment contracts	$1,916	$—	$—	$1,750	$1,750
FHLB funding agreements	$8,505	$—	$8,390	$—	$8,390
FABN funding agreements	$7,095	$—	$6,384	$—	$6,384
Short-term debt (1)	$520	$—	$518	$—	$518
Long-term debt	$3,322	$—	$3,130	$—	$3,130
Separate Accounts liabilities	$10,236	$—	$—	$10,236	$10,236

December 31, 2021 (1):
Mortgage loans on real estate	$14,033	$—	$—	$14,308	$14,308
Policy loans	$4,024	$—	$—	$5,050	$5,050
Policyholders’ liabilities: Investment contracts	$2,035	$—	$—	$2,103	$2,103
FHLB funding agreements	$6,647	$—	$6,679	$—	$6,679
FABN funding agreements	$6,689	$—	$6,626	$—	$6,626
Long-term debt	$3,839	$—	$4,544	$—	$4,544
Separate Accounts liabilities	$11,620	$—	$—	$11,620	$11,620
_____________
(1)As of December 31, 2022 and 2021, excludes CLO short-term debt of $239 million and $92 million, which is inclusive as fair valued within Notes issued by consolidated VIE’s, at fair value using the fair value option.
Mortgage Loans on Real Estate
Fair values for commercial and agricultural mortgage loans on real estate are measured by discounting future contractual cash flows to be received on the mortgage loan using interest rates at which loans with similar characteristics and credit quality would be made. The discount rate is derived based on the appropriate U.S. Treasury rate with a like term to the remaining term of the loan to which a spread reflective of the risk premium associated with the specific loan is added. Fair values for mortgage loans anticipated to be foreclosed and problem mortgage loans are limited to the fair value of the underlying collateral, if lower.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Policy Loans
The fair value of policy loans is calculated by discounting expected cash flows based upon the U.S. Treasury yield curve and historical loan repayment patterns.
Short-term Debt
The Company’s short-term debt primarily includes long-term debt that has been reclassified to short-term due to an upcoming maturity date within one year. The fair values for the Company’s short-term debt are determined by Bloomberg’s evaluated pricing service, which uses direct observations or observed comparables.
Long-term Debt
The fair values for the Company’s long-term debt are determined by Bloomberg’s evaluated pricing service, which uses direct observations or observed comparables.
FHLB Funding Agreements
The fair values of Equitable Financial’s FHLB long term funding agreements’ fair values are determined based on indicative market rates published by FHLB, provided to AB and modeled for each note’s FMV. FHLB Short-term funding agreements’ fair values are reflective of notional/par value plus accrued interest.

FABN Funding Agreements
The fair values of Equitable Financial’s FABN funding agreements are determined by Bloomberg’s evaluated pricing service, which uses direct observations or observed comparables.
Policyholder Liabilities - Investment Contracts and Separate Accounts Liabilities
The fair values for deferred annuities and certain annuities, which are included in Policyholders’ account balances, and liabilities for investment contracts with fund investments in Separate Accounts, are estimated using projected cash flows discounted at rates reflecting current market rates. Significant unobservable inputs reflected in the cash flows include lapse rates and withdrawal rates. Incremental adjustments may be made to the fair value to reflect non-performance risk. Certain other products such as the Company’s association plans contracts, supplementary contracts not involving life contingencies, Access Accounts and Escrow Shield Plus product reserves are held at book value.
Financial Instruments Exempt from Fair Value Disclosure or Otherwise Not Required to be Disclosed
Exempt from Fair Value Disclosure Requirements
Certain financial instruments are exempt from the requirements for fair value disclosure, such as insurance liabilities other than financial guarantees and investment contracts, limited partnerships accounted for under the equity method and pension and other postretirement obligations.
Otherwise Not Required to be Included in the Table Above
The Company’s investment in COLI policies are recorded at their cash surrender value and are therefore not required to be included in the table above. See Note 2 of the Notes to these Consolidated Financial Statements for further description of the Company’s accounting policy related to its investment in COLI policies.
9)    LIABILITIES FOR FUTURE POLICYHOLDER BENEFITS
The following table summarizes balances and changes in the liability for future policy benefits for nonparticipating traditional and limited pay contracts as of December 31, 2022 and 2021.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31, 2022					December 31, 2021
	Protection Solutions	Individual Retirement	Legacy	Corporate & Other		Protection Solutions	Individual Retirement	Legacy	Corporate & Other
	Term	Payout	Payout	Group Pension	Health	Term	Payout	Payout	Group Pension	Health
	(in millions)
Present Value of Expected Net Premiums
Balance, beginning of year	$2,485	$—	$—	$—	$22	$2,492	$—	$—	$—	$35
Beginning balance at original discount rate	1,864	—	—	—	19	1,762	—	—	—	29
Effect of changes in cash flow assumptions	204	—	—	—	(10)	69	—	—	—	—
Effect of actual variances from expected experience	31	—	—	—	(15)	15	—	—	—	(8)
Adjusted beginning of year balance	2,099	—	—	—	(6)	1,846	—	—	—	21
Issuances	76	—	—	—	—	111	—	—	—	—
Interest accrual	97	—	—	—	—	92	—	—	—	1
Net premiums collected	(194)	—	—	—	1	(185)	—	—	—	(3)
Ending Balance at original discount rate	2,078	—	—	—	(5)	1,864	—	—	—	19
Effect of changes in discount rate assumptions	22	—	—	—	—	621	—	—	—	3
Balance, end of year	$2,100	$—	$—	$—	$(5)	$2,485	$—	$—	$—	$22

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31, 2022					December 31, 2021
	Protection Solutions	Individual Retirement	Legacy	Corporate & Other		Protection Solutions	Individual Retirement	Legacy	Corporate & Other
	Term	Payout	Payout	Group Pension	Health	Term	Payout	Payout	Group Pension	Health
	(Dollars in millions)
Present Value of Expected Future Policy Benefits
Balance, beginning of year	$4,294	$1,114	$2,547	$683	$2,092	$4,475	1,158	2,250	$780	$2,334
Beginning balance of original discount rate	3,241	883	2,400	632	1,915	3,184	883	1,993	686	2,028
Effect of changes in cash flow assumptions	222	(2)	(1)	—	(5)	69	34	4	(2)	—
Effect of actual variances from expected experience	31	(1)	(4)	1	(13)	11	(8)	9	1	(4)
Adjusted beginning of year balance	3,494	880	2,395	633	1,897	3,264	909	2,006	685	2,024
Issuances	82	23	758	—	—	117	26	490	—	—
Interest accrual	168	40	63	21	61	168	40	61	23	65
Benefits payments	(353)	(98)	(192)	(71)	(163)	(308)	(92)	(157)	(76)	(174)
Ending Balance at original discount rate	3,391	845	3,024	583	1,795	3,241	883	2,400	632	1,915
Effect of changes in discount rate assumptions	74	(17)	(335)	(60)	(242)	1,053	231	147	51	177
Balance, end of year	$3,465	$828	$2,689	$523	$1,553	$4,294	$1,114	$2,547	$683	$2,092

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

Net liability for future policy benefits	$1,365	$828	$2,689	$523	$1,558	$1,809	$1,114	$2,547	$683		$2,070
Less: Reinsurance recoverable	21	—	(465)	—	(1,242)	(42)	—	(143)	—		(1,641)
Net liability for future policy benefits, after reinsurance recoverable	$1,386	$828	$2,224	$523	$316	$1,767	$1,114	$2,404	$683	$—	$429
Weighted-average duration of liability for future policyholder benefits (years)	7.0	9.5	8.1	7.2	8.7	7.5	9.6	8.4	7.2		8.9

The following table reconciles the net liability for future policy benefits and liability of death benefits to the liability for future policy benefits in the consolidated balance sheet as of December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
	(in millions)
Reconciliation
Term	$1,365	$1,809
Individual Retirement - Payout	828	1,114
Legacy - Payout	2,689	2,547
Group Pension - Benefit Reserve & DPL	523	683
Health	1,558	2,070
UL and VUL - additional liability for death benefits	1,109	1,087
subtotal	8,072	9,310
Whole Life Closed Block and Open Block products	5,664	5,911
Other (1)	908	1,175
Future policyholder benefits total	14,644	16,396
Other policyholder funds and dividends payable	1,959	1,782
Total	$16,603	$18,178
______________
(1)Primarily consists of Future policy benefits related to Protective Life and Annuity, Assumed Life and DI, GRP Life Run off, VISL rider and Employee Benefits.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

The following table provides the amount of undiscounted and discounted expected gross premiums and expected future benefits and expenses related to nonparticipating traditional and limited payment contracts as of December 31, 2022 and 2021:

	December 31,
	2022	2021
	(in millions)
Term
Expected future benefit payments and expenses (undiscounted)	$6,022	$5,846
Expected future gross premiums (undiscounted)	7,273	7,230
Expected future benefit payments and expenses (discounted; AOCI basis)	3,465	4,294
Expected future gross premiums (discounted; AOCI basis)	3,904	5,102

Payout - Legacy
Expected future benefit payments and expenses (undiscounted)	3,947	3,066
Expected future gross premiums (undiscounted)	—	—
Expected future benefit payments and expenses (discounted; AOCI basis)	2,607	2,471
Expected future gross premiums (discounted; AOCI basis)	—	—

Payout
Expected future benefit payments and expenses (undiscounted)	1,460	1,538
Expected future gross premiums (undiscounted)	—	—
Expected future benefit payments and expenses (discounted; AOCI basis)	801	1,089
Expected future gross premiums (discounted; AOCI basis)	—	—

Group Pension
Expected future benefit payments and expenses (undiscounted)	730	797
Expected future gross premiums (undiscounted)	—	—
Expected future benefit payments and expenses (discounted; AOCI basis)	563	662
Expected future gross premiums (discounted; AOCI basis)	—	—

Health
Expected future benefit payments and expenses (undiscounted)	2,510	2,687
Expected future gross premiums (undiscounted)	99	120
Expected future benefit payments and expenses (discounted; AOCI basis)	1,533	2,052
Expected future gross premiums (discounted; AOCI basis)	$78	$108

The tables below summarizes the revenue and interest related to nonparticipating traditional and limited payment contracts for the year ended December 31, 2022 and 2021:

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	Gross Premium		Interest Accretion
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(in millions)
Revenue and Interest Accretion
Term	$275	$282	$70	$75
Payout - Legacy	101	106	63	60
Payout	22	—	40	40
Group Pension	—	—	21	24
Health	9	10	61	64
Total	$407	$398	$255	$263

The following table provides the weighted average interest rates for the liability for future policy benefits as of December 31, 2022 and 2021:

	December 31,
	2022	2021
Weighted Average Interest Rate
Term Life
Interest accretion rate	5.7%	5.8%
Current discount rate	5.1%	2.4%
Payout - Legacy
Interest accretion rate	3.4%	3.1%
Current discount rate	5.0%	2.3%
Payout - Non-Legacy
Interest accretion rate	4.9%	4.9%
Current discount rate	5.2%	2.6%
Group Pension
Interest accretion rate	3.4%	3.4%
Current discount rate	5.1%	2.3%
Health
Interest accretion rate	3.3%	3.3%
Current discount rate	5.2%	2.5%

Additional Insurance Liability
The following table provides the balance, changes in and the weighted average durations of the additional insurance liabilities as of December 31, 2022 and 2021.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31, 2022	December 31, 2021
	Protection Solutions
	Universal Life	Universal Life
	(Dollars in millions)
Balance, beginning of the period	$1,087	$1,021
Beginning balance before AOCI adjustments	1,076	1,005
Effect of changes in interest rate & cash flow assumptions and model changes	8	(4)
Effect of actual variances from expected experience	25	8
Adjusted beginning of the period balance	1,109	1,009
Interest accrual	49	45
Net assessments collected	68	85
Benefit payments	(91)	(63)
Ending balance before shadow reserve adjustments	1,135	1,076
Effect of reserve adjustment recorded in AOCI	(26)	11
Balance, end of the period	$1,109	$1,087

Net liability for additional liability (1)	$1,109	$1,087
Less: Reinsurance recoverable	—	—
Net liability for additional liability, after reinsurance recoverable	$1,109	$1,087

Weighted-average duration of additional liability - death benefit (years)	22.0	23.2

The following table provides the revenue, interest and weighted average interest rates, related to the additional insurance liabilities for the years ended and as of December 31, 2022 and 2021.

	Assessments		Interest Accretion
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(in millions)
Revenue and Interest Accretion
Universal Life	$666	$850	$49	$45
Total	$666	$850	$49	$45

	December 31,
	2022	2021
Weighted Average Interest Rate
Universal Life	4.5%	4.5%
Interest accretion rate	4.5%	4.5%

The discount rate used for additional insurance liabilities reserve is based on the crediting rate at issue.

10)    MARKET RISK BENEFITS
The following table presents the balances and changes to the balances for the market risk benefits for the GMxB benefits on deferred variable annuities for the twelve months ended and as of December 31, 2022 and 2021.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31, 2022				December 31, 2021
	Individual Retirement	Legacy			Individual Retirement	Legacy
	GMxB Core	GMxB Legacy	Purchased MRB (3)	Net Legacy	GMxB Core	GMxB Legacy	Purchased MRB (3)	Net Legacy
	(Dollars in millions)
Balance, beginning of the period (“BOP”)	$1,061	$20,236	$(14,059)	$6,177	$2,143	$24,405	$(2,763)	$21,642
Balance BOP before changes in the instrument specific credit risk	$666	19,719	(14,051)	5,668	$1,639	23,944	(2,766)	21,178
Model changes and effect of changes in cash flow assumptions	(5)	317	(143)	174	(280)	(196)	36	(160)
Actual market movement effect	1,074	3,402	(1,226)	2,176	(665)	(3,026)	799	(2,227)
Interest accrual	37	731	(489)	242	7	197	(122)	75
Attributed fees accrued (1)	399	882	(295)	587	386	918	(194)	724
Benefit payments	(37)	(1,179)	669	(510)	(14)	(902)	350	(552)
Actual policyholder behavior different from expected behavior	24	142	(102)	40	(9)	135	(56)	79
Changes in future economic assumptions	(1,626)	(8,700)	5,279	(3,421)	(397)	(1,351)	(950)	(2,301)
Issuances	(3)	—	—	—	(1)	—	(11,148)	(11,148)
Balance EOP before changes in the instrument-specific credit risk	$529	15,314	(10,358)	4,956	$666	19,719	(14,051)	5,668
Changes in the instrument-specific credit risk (2)	1	(615)	(57)	(672)	395	517	(8)	509
Balance, end of the period (“EOP”)	$530	$14,699	$(10,415)	$4,284	$1,061	$20,236	$(14,059)	$6,177

Weighted-average age of policyholders (years)	63.5	72.6	67.5	N/A	62.6	72.0	66.9	N/A
Net amount at risk	$3,530	$22,631	$10,766	N/A	$1,115	$15,901	$6,341	N/A
______________
(1)    Attributed fees accrued represents the portion of the fees needed to fund future GMxB claims.
(2)    Changes are recorded in OCI.
(3)    Purchased MRB is the impact of non-affiliated reinsurance.

The following table reconciles market risk benefits by the amounts in an asset position and amounts in a liability position to the market risk amounts in the consolidated balance sheet as of December 31, 2022 and 2021.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31, 2022					December 31, 2021
	Direct Asset	Direct Liability	Net Direct MRB	Purchased MRB	Total	Direct Asset	Direct Liability	Net Direct MRB	Purchased MRB	Total
	(in millions)
Legacy Segment
GMxB Legacy	$(51)	$14,749	$14,699	$(10,412)	$4,287	$(47)	$20,282	$20,235	$(14,058)	$6,177
Individual Retirement
GMxB Core	(387)	917	530	—	530	(237)	1,298	$1,061	—	1,061
Other (1)	(52)	100	47	(11)	36	(34)	107	$73	(16)	57
Total	$(490)	$15,766	$15,276	$(10,423)	$4,853	$(318)	$21,687	$21,369	$(14,074)	$7,295
______________
(1)Other primarily includes Individual EQUI-VEST MRB.

11)    POLICYHOLDER ACCOUNT BALANCES
The following table summarizes the balances and changes in policyholders’ account balances for the years ended and as of December 31, 2022 and 2021:

December 31, 2022	Protection Solutions		Legacy	Individual Retirement			Group Retirement
	Universal Life	Variable Universal Life	GMxB Legacy	GMxB Core	SCS (1)	EQUI-VEST Individual	EQUI-VEST Group	Momentum
	(Dollars in millions)
Balance, beginning of year	$5,462	$4,807	$745	$112	$33,443	$2,784	$11,951	$704
Premiums received	730	160	72	151	2	46	610	79
Policy charges	(789)	(245)	6	(22)	—	(1)	(5)	—
Surrenders and withdrawals	(86)	(12)	(71)	(31)	(2,452)	(225)	(995)	(148)
Benefit payments	(200)	(92)	(99)	(2)	(209)	(59)	(70)	(2)
Net transfers from (to) separate account	—	124	5	(145)	7,474	28	303	54
Interest credited (2)	223	167	30	6	(2,556)	79	251	15
Other	—	—	—	—	—	—	—	—
Balance, end of year	$5,340	$4,909	$688	$69	$35,702	$2,652	$12,045	$702

Weighted-average crediting rate	3.62%	3.81%	1.80%	1.05%	1.12%	2.85%	3.00%	2.02%
Net amount at risk (3)	$37,555	$115,152	$22,631	$3,530	$92	$143	$138	$—
Cash surrender value	$3,483	$3,366	$980	$293	$32,080	$2,645	$11,961	$702
______________
(1)SCS sales are recorded as a Separate Account liability until they are swept into the General Account. This sweep is recorded as Net Transfers from (to) separate account.
(2)SCS and EQUI-VEST Group includes amounts related to the change in embedded derivative.
(3)For life insurance products the net amount at risk is death benefit less account value for the policyholder. For variable annuity products the net amount risk is the maximum GMxB NAR for the policyholder.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2021	Protection Solutions		Legacy	Individual Retirement			Group Retirement
	Universal Life	Variable Universal Life	GMxB Legacy	GMxB Core	SCS (1)	EQUI-VEST Individual	EQUI-VEST Group	Momentum
	(Dollars in millions)
Balance, beginning of year	$5,564	$4,835	$815	$99	$25,654	$2,862	$11,665	$761
Issuances	—	—	—	—	—	—	—	—
Premiums received	787	170	58	184	1	55	602	83
Policy charges	(828)	(244)	—	(6)	—	(1)	(4)	(1)
Surrenders and withdrawals	(89)	(186)	(100)	(31)	(2,474)	(209)	(877)	(152)
Benefit payments	(202)	(78)	(77)	(1)	(187)	(63)	(73)	(2)
Net transfers from (to) separate account	—	125	18	(148)	6,692	58	310	—
Interest credited (2)	230	185	31	15	3,757	82	328	15
Other	—	—	—	—	—	—	—	—
Balance, December 31, 2021	$5,462	$4,807	$745	$112	$33,443	$2,784	$11,951	$704

Weighted-average crediting rate	3.56%	3.84%	1.82%	1.05%	1.14%	2.87%	2.37%	2.06%
Net amount at risk (3)	$40,138	$111,286	$15,901	$1,115	$—	$92	$7	$—
Cash surrender value	$3,529	$3,396	$1,048	$315	$31,488	$2,776	$11,878	$704
______________
(1)SCS sales are recorded as a Separate Account liability until they are swept into the General Account. This sweep is recorded as Net Transfers from (to) separate account.
(2)SCS and EQUI-VEST Group includes amounts related to the change in embedded derivative.
(3)For life insurance products the net amount at risk is death benefit less account value for the policyholder. For variable annuity products the net amount risk is the maximum GMxB NAR for the policyholder.
The following table reconciles the policyholders account balances to the policyholders’ account balance liability in the consolidated balance sheet as of December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
	(in millions)
Policyholders’ account balance reconciliation
Protection Solutions
Universal Life	$5,340	$5,462
Variable Universal Life	4,909	4,807
Legacy Segment
GMxB Legacy	688	746
Individual Retirement
GMxB Core	69	112
EQUI-VEST Individual	2,652	2,784
SCS	35,702	33,443
Group Retirement
EQUI-VEST Group	12,045	11,951
Momentum	702	704
Other (1)	6,118	5,998
Balance (exclusive of Funding Agreements)	$68,225	$66,007
Funding Agreements	15,641	13,354
Balance, end of year	$83,866	$79,361
______________
(1)Primarily reflects products, IR Payout, IR Other, Indexed Universal Life, Investment Edge, Group Pension, Closed Block and Corporate and Other other.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
The following table presents the account values by range of guaranteed minimum crediting rates and the related range of the difference in basis points, between rates being credited policyholders and the respective guaranteed minimums as of December 31, 2022 and 2021.

December 31, 2022
Product	Range of Guaranteed Minimum Crediting Rate	At Guaranteed Minimum	1 Basis Point - 50 Basis Points Above	51 Basis Points - 150 Basis Points Above		Greater Than 150 Basis Points Above	Total
(in millions)
Protection Solutions
Universal Life	0.00% - 1.50%	$—	$—	$5		$1	$6
	1.51% - 2.50%	181	197	605		47	1,030
	Greater than 2.50%	3,615	657	—		—	4,272
	Total	$3,796	$854	$610		$48	$5,308

Variable Universal Life	0.00% - 1.50%	$30	$40	$7		$1	$78
	1.51% - 2.50%	485	53	—		—	538
	Greater than - 2.50%	3,900	—	2		—	3,902
	Total	$4,415	$93	$9		$1	$4,518
Legacy Segment
GMxB Legacy	0.00% - 1.50%	$386	$—	$—		$—	$386
	1.51% - 2.50%	560	—	—		—	560
	Greater than 2.50%	35	—	—		—	35
	Total	$981	$—	$—		$—	$981
Individual Retirement
GMxB Core	0.00% - 1.50%	$289	$—	$—		$—	$289
	1.51% - 2.50%	14	—	—		—	14
	Greater than 2.50%	—	—	—		—	—
	Total	$303	$—	$—		$—	$303

EQUI-VEST Individual	0.00% - 1.50%	$345	$—	$—		$—	$345
	1.51% - 2.50%	46	—	—		—	46
	Greater than 2.50%	2,199	—	62		—	2,261
	Total	$2,590	$—	$62		$—	$2,652

SCS	0.00% - 1.50%	$28,086	$—	$—	—	$—	$28,086
	1.51% - 2.50%	5,527	—	—	—	—	5,527
	Greater than - 2.50%	—	—	—	—	—	—
	Total	$33,613	$—	$—		$—	$33,613
Group Retirement
EQUI-VEST Group	0.00% - 1.50%	$109	$5	$366		$3,112	$3,592
	1.51% - 2.50%	11	2	889		—	902
	Greater than 2.50%	6,949	21	330		—	7,300
	Total	$7,069	$28	$1,585		$3,112	$11,794

Momentum	0.00% - 1.50%	$15	$301	$122		$7	$445
	1.51% - 2.50%	178	1	—		—	179
	Greater than 2.50%	73	—	5		—	78
	Total	$266	$302	$127		$7	$702

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2021
Product (1)	Range of Guaranteed Minimum Crediting Rate	At Guaranteed Minimum	1 Basis Point - 50 Basis Points Above	51 Basis Points - 150 Basis Points Above	Greater Than 150 Basis Points Above	Total
(in millions)
Protection Solutions
Universal Life	0.00% - 1.50%	$—	$—	$5	$—	$5
	1.51% - 2.50%	197	184	638	—	1,019
	Greater than - 2.50%	4,397	—	—	—	4,397
	Total	$4,594	$184	$643	$—	$5,421

Variable Universal Life	0.00% - 1.50%	$21	$31	$—	$—	$52
	1.51% - 2.50%	480	—	—	—	480
	Greater than - 2.50%	3,887	—	—	—	3,887
	Total	$4,388	$31	$—	$—	$4,419
Legacy Segment
GMxB Legacy	0.00% - 1.50%	$394	$—	$—	$—	$394
	1.51% - 2.50%	618	—	—	—	618
	Greater than - 2.50%	37	—	—	—	37
	Total	$1,049	$—	$—	$—	$1,049
Individual Retirement
GMxB Core	0.00% - 1.50%	$307	$—	$—	$—	$307
	1.51% - 2.50%	17	—	—	—	17
	Greater than - 2.50%					—
	Total	$324	$—	$—	$—	$324

EQUI-VEST Individual	0.00% - 1.50%	$340	$—	$—	$—	$340
	1.51% - 2.50%	50	—	—	—	50
	Greater than - 2.50%	2,331	—	64	—	2,395
	Total	$2,721	$—	$64	$—	$2,785

SCS	0.00% - 1.50%	$26,421	$—	$—	$—	$26,421
	1.51% - 2.50%	6,254	—	—	—	6,254
	Greater than - 2.50%
	Total	$32,675	$—	$—	$—	$32,675
Group Retirement
EQUI-VEST Group	0.00% - 1.50%	$3,395	$5	$—	$—	$3,400
	1.51% - 2.50%	869	3	—	—	872
	Greater than - 2.50%	7,435	—	—	—	7,435
	Total	$11,699	$8	$—	$—	$11,707

Momentum	0.00% - 1.50%	$14	$287	$124	$6	$431
	1.51% - 2.50%	190	1	—	—	191
	Greater than - 2.50%	77	—	5	—	82
	Total	$281	$288	$129	$6	$704

Separate Account - Summary
The following table presents the balances of and changes in separate account liabilities for the years ended and as of December 31, 2022 and 2021.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

December 31, 2022	Protection Solutions	Legacy	Individual Retirement			Group Retirement
	VUL	GMxB Legacy	GMxB Core	EQUI-VEST Individual	Investment Edge	EQUI-VEST Group	Momentum
	(in millions)
Balance, beginning of year	$16,405	$44,912	$35,288	$5,583	$4,287	$27,509	$4,975
Premiums and deposits	1,115	240	1,479	124	1,035	2,104	668
Policy charges	(538)	(682)	(487)	(2)	(1)	(17)	(20)
Surrenders and withdrawals	(408)	(2,825)	(2,315)	(328)	(327)	(1,359)	(753)
Benefit payments	(111)	(702)	(216)	(52)	(34)	(60)	(14)
Investment performance (1)	(3,152)	(8,322)	(6,122)	(1,136)	(733)	(5,481)	(917)
Net transfers from (to) general account	(124)	(5)	145	(28)	(429)	(303)	(54)
Balance, end of year	$13,187	$32,616	$27,772	$4,161	$3,798	$22,393	$3,885

Cash surrender value	$12,893	$32,320	$26,888	$4,129	$3,704	$22,163	$3,879
________________
(1)Investment performance is reflected net of M&E fees.

December 31, 2021	Protection Solutions	Legacy	Individual Retirement			Group Retirement
	VUL	GMxB Legacy	GMxB Core	EQUI-VEST Individual	Investment Edge	EQUI-VEST Group	Momentum
	(in millions)
Balance, beginning of year	$14,155	$43,747	$33,754	$5,051	$3,245	$23,530	$4,424
Premiums and deposits	1,060	225	1,776	158	1,048	2,014	788
Policy charges	(503)	(705)	(490)	(5)	(1)	(16)	(22)
Surrenders and withdrawals	(449)	(3,610)	(3,250)	(421)	(256)	(1,605)	(892)
Benefit payments	(188)	(818)	(223)	(56)	(24)	(63)	(11)
Investment performance (1)	2,455	6,091	3,573	859	407	4,014	688
Net transfers from (to) general account	(125)	(18)	148	(58)	(132)	(310)	—
Other charges (2)	—	—	—	55	—	(55)	—
Balance, end of year	$16,405	$44,912	$35,288	$5,583	$4,287	$27,509	$4,975

Cash surrender value	$16,069	$44,603	$34,332	$5,547	$4,199	$27,265	$4,968
_________________
(1)Investment performance is reflected net of M&E fees.
(2)EQUI-VEST Group and EQUI-VEST Individual reflects AV transfer of GMxB closed block business from Group Retirement to Individual Retirement.
The following table reconciles the separate account liabilities to the separate account liability balance in the consolidated balance sheet as of December 31, 2022 and 2021.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31, 2022	December 31, 2021
	(in millions)
Separate Account Reconciliation
Protection Solutions
Variable Universal Life	$13,187	$16,405
Legacy Segment
GMxB Legacy	32,616	44,912
Individual Retirement
GMxB Core	27,772	35,288
EQUI-VEST Individual	4,161	5,583
Investment Edge	3,798	4,287
Group Retirement
EQUI-VEST Group	22,393	27,509
Momentum	3,885	4,975
Other (1)	7,041	8,347
Total	$114,853	$147,306
______________
(1)Primarily reflects Corporate and Other products and Group Retirement products including Association and Group Retirement Other.
The following table presents the aggregate fair value of separate account assets by major asset category as of December 31, 2022 and 2021:

	December 31, 2022
	Protection Solutions	Individual Retirement	Group Retirement	Corp & Other	Legacy Segment	Total
	(in millions)
Asset Type
Debt securities	$58	$1	$17	$8	$—	$84
Common Stock	41	32	430	1,686	—	2,189
Mutual Funds	13,498	36,860	27,639	773	32,625	111,395
Bonds and Notes	119	3	1	1,062	—	1,185
Total	$13,716	$36,896	$28,087	$3,529	$32,625	$114,853

	December 31, 2021
	Protection Solutions	Individual Retirement	Group Retirement	Corp & Other	Legacy Segment	Total
	(in millions)
Asset Type
Debt securities	$61	$1	$15	$10	$—	$87
Common Stock	105	35	33	2,584	—	2,757
Mutual Funds	16,793	46,494	34,311	746	44,926	143,270
Bonds and Notes	126	3	—	1,063	—	1,192
Total	$17,085	$46,533	$34,359	$4,403	$44,926	$147,306

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
12)    LEASES
The Company's operating leases primarily consist of real estate leases for office space. The Company also has operating leases for various types of office furniture and equipment. For certain equipment leases, the Company applies a portfolio approach to effectively account for the RoU operating lease assets and liabilities. For lease agreements for which the lease term or classification was reassessed after the occurrence of a change in the lease terms or a modification of the lease that did not result in a separate contract, the Company elected to combine the lease and related non-lease components for its operating leases; however, the non-lease components associated with the Company’s operating leases are primarily variable in nature and as such are not included in the determination of the RoU operating lease asset and lease liability, but are recognized in the period in which the obligation for those payments is incurred.
The Company’s operating leases may include options to extend or terminate the lease, which are not included in the determination of the RoU operating asset or lease liability unless they are reasonably certain to be exercised. The Company's operating leases have remaining lease terms of 1 year to 15 years, some of which include options to extend the leases. The Company typically does not include its renewal options in its lease terms for calculating its RoU operating lease asset and lease liability as the renewal options allow the Company to maintain operational flexibility and the Company is not reasonably certain it will exercise these renewal options until close to the initial end date of the lease. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
As the Company's operating leases do not provide an implicit rate, the Company’s incremental borrowing rate, based on the information available at the lease commencement date, is used in determining the present value of lease payments.
The Company primarily subleases floor space within its New Jersey and New York lease properties to various third parties. The lease term for these subleases typically corresponds to the original lease term.
Balance Sheet Classification of Operating Lease Assets and Liabilities

		December 31,
	Balance Sheet Line Item	2022	2021
		(in millions)
Assets:
Operating lease assets	Other assets	$520	$637
Liabilities:
Operating lease liabilities	Other liabilities	$618	$768

The table below summarizes the components of lease costs for the years ended December 31, 2022, 2021 and 2020.
Lease Costs

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Operating lease cost	$179	$173	$169
Variable operating lease cost	52	49	49
Sublease income	(53)	(55)	(56)
Short-term lease expense	—	—	—
Net lease cost	$178	$167	$162

Maturities of lease liabilities as of December 31, 2022 are as follows:

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Maturities of Lease Liabilities

December 31, 2022
(in millions)
Operating Leases:
2023	$186
2024	144
2025	69
2026	61
2027	52
Thereafter	170
Total lease payments	682
Less: Interest	(64)
Present value of lease liabilities	$618

During April 2019, AB signed a lease, which commences in 2024, relating to approximately 190,000 square feet of space in New York City. The estimated total base rent obligation (excluding taxes, operating expenses and utilities) over the 20 year lease term is approximately $448 million. During the fourth quarter of 2020, AB exercised an option to return a half floor of this space, which reduced the square footage from approximately 190,000 to 166,000 square feet and the base rent obligation from $448 million to $393 million.
Equitable Financial signed a 15-year lease which is expected to commence in 2023 once certain conditions of the lease are met, relating to approximately 89,000 square feet of space in New York City. Additionally, during December 2021, Equitable Financial amended its Syracuse office lease. The amendment included extending for an additional 5-year period, commencing January 1, 2024, approximately 143,000 square feet of space in Syracuse, NY.
The below table presents the Company’s weighted-average remaining operating lease term and weighted-average discount rate.
Weighted Averages - Remaining Operating Lease Term and Discount Rate

	December 31,
	2022	2021
Weighted-average remaining operating lease term	7 years	7 years
Weighted-average discount rate for operating leases	2.77%	2.80%

Supplemental cash flow information related to leases was as follows:
Lease Liabilities Information

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$202	$209	$210
Non-cash transactions:
Leased assets obtained in exchange for new operating lease liabilities	$46	$109	$156

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
13)    REINSURANCE
The Company assumes and cedes reinsurance with other insurance companies. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Ceded reinsurance does not relieve the originating insurer of liability.
The following table summarizes the effect of reinsurance. The impact of the transactions described above results in a decrease to reinsurance assumed and an increase in reinsurance ceded.

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Direct premiums	$1,042	$970	$929
Reinsurance assumed	180	189	222
Reinsurance ceded	(228)	(199)	(154)
Premiums	$994	$960	$997

Direct charges and fee income	$3,145	$3,380	$4,149
Reinsurance ceded	(691)	(613)	(414)
Policy charges and fee income	$2,454	$2,767	$3,735

Direct policyholders’ benefits	$3,262	$3,297	$5,826
Reinsurance assumed	179	212	241
Reinsurance ceded	(725)	(721)	(741)
Policyholders’ benefits	$2,716	$2,788	$5,326

Direct interest credited to policyholders’ account balances	$1,440	$(1,212)	$1,252
Reinsurance ceded	(30)	(7)	(30)
Interest credited to policyholders’ account balances	$1,410	$(1,219)	$1,222
Ceded Reinsurance
The Company reinsures most of its new variable life, UL and term life policies on an excess of retention basis. The Company generally retains on a per life basis up to $25 million for single lives and $30 million for joint lives with the excess 100% reinsured. The Company also reinsures risk on certain substandard underwriting risks and in certain other cases.
On October 3, 2022, as part of the Global Atlantic Transaction, Equitable Financial ceded to First Allmerica Financial Life Insurance Company on a combined coinsurance and modified coinsurance basis, a 50% quota share of approximately 360,000 legacy Group EQUI-VEST deferred variable annuity contracts issued by Equitable Financial between 1980 and 2008.
In addition to the above, the Company cedes a portion of its group health, extended term insurance, and paid-up life insurance and substantially all of its individual disability income business through various coinsurance agreements.
Assumed Reinsurance
In addition to the sale of insurance products, the Company currently assumes risk from professional reinsurers. The Company also had a run-off portfolio of assumed reinsurance liabilities at CSLRC which was sold to Venerable in June 2021. The Company assumes accident, life, health, annuity (including products covering GMDB and GMIB benefits), aviation, special risk and space risks by participating in or reinsuring various reinsurance pools and arrangements.
The following table summarizes the ceded reinsurance GMIB reinsurance contracts, third-party recoverables, amount due to reinsurance and assumed reserves.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31,
	2022	2021
	(in millions)
Ceded Reinsurance:
Estimated net fair values of purchased market risk benefits (1)	10,423	14,074
Third-party reinsurance recoverables related to insurance contracts	8,471	4,632
Top reinsurers:
First Allmerica-GAF	4,005	—
Zurich Life Insurance Company, Ltd.	1,416	1,565
RGA Reinsurance Company	1,272	1,138
Ceded group health reserves	47	26
Amount due to reinsurers	1,533	1,381
Top reinsurers:
RGA Reinsurance Company	1,171	1,212
First Allmerica-GAF	147	—
Protective Life Insurance Company	104	114
Assumed Reinsurance:
Reinsurance assumed reserves	$701	$910
_______________
(1)The estimated fair values of purchased MRB risks decreased $(3.7) billion and increased $10.9 billion for the years ended December 31, 2022 and 2021, respectively. For the year ended December 31, 2020, pre-LDTI, the estimated fair value of ceded GMIB reinsurance contracts, considered derivatives increased $349 million.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
14)    SHORT-TERM AND LONG-TERM DEBT
The following table sets forth the Company’s total consolidated borrowings. Short-term and long-term debt consists of the following:

	December 31,
	2022	2021
	(in millions)
Short-term debt:
CLO short-term debt (5.74%) (1)	$239	$92
Current portion of long-term debt (2)	520	—
Total short-term debt	759	92
Long-term debt:
Senior Notes (5.00%, due 2048)	1,481	1,481
Senior Notes (4.35%, due 2028)	1,491	1,490
Senior Notes (3.90%, due 2023)	—	519
Senior Debentures, (7.00%, due 2028)	350	349
Total long-term debt	3,322	3,839
Total borrowings	$4,081	$3,931
______________
(1) CLO Warehousing Debt related to VIE consolidation of CLO investment.
(2) Current portion of Long-term debt have been reclassified to short-term debt for the year ended December 31, 2022 as the maturity date is within one year of year ended December 31, 2022.
As of December 31, 2022, the Company is in compliance with all debt covenants.
Short-term Debt
AB Commercial Paper
As of December 31, 2022 and 2021, AB had no commercial paper outstanding. The commercial paper is short term in nature, and as such, recorded value is estimated to approximate fair value (and considered a Level 2 security in the fair value hierarchy). Average daily borrowings for the commercial paper outstanding in 2022 were $190 million with a weighted average interest rate of 1.5%. Average daily borrowings for the commercial paper in 2021 were $157 million with a weighted average interest rate of 0.2%.
AB Revolver Credit Facility
AB had a $200 million committed, unsecured senior revolving credit facility (the "AB Revolver") with a leading international bank, which matured on November 16, 2021. Average daily borrowings for 2021 were $13 million, with weighted average interest rates of 1.1%.
Long-term Debt
Holdings Senior Notes and Senior Debentures
On April 20, 2018, Holdings issued $800 million aggregate principal amount of 3.9% Senior Notes due 2023, $1.5 billion aggregate principal amount of 4.35% Senior Notes due 2028 and $1.5 billion aggregate principal amount of 5.0% Senior Notes due 2048 (together the “Notes”). These amounts are recorded net of original issue discount and issuance costs. During 2021 Holdings made a principal prepayment of $280 million on the 3.9% Senior Notes due. As of December 31, 2022, the 3.9% Senior Notes due 2023 are classified as short-term as their maturity date is within one year.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
As of December 31, 2022 and 2021, Holdings had outstanding $350 million and $349 million aggregate principal amount of 7.0% Senior Debentures due 2028 (the “Senior Debentures”). On October 1, 2018, AXA Financial merged with and into its direct parent, Holdings, with Holdings continuing as the surviving entity ( the “AXA Financial Merger”). As a result of the AXA Financial merger, Holdings assumed AXA Financial’s obligations under the Senior Debentures.
The Notes and Senior Debentures contain customary affirmative and negative covenants, including a limitation on certain liens and a limit on the Company’s ability to consolidate, merge or sell or otherwise dispose of all or substantially all of its assets. The Notes and Senior Debentures also include customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding Notes and Senior Debentures may be accelerated. As of December 31, 2022, the Company was not in breach of any of the covenants.
Contingent Funding Arrangements
For information regarding activity pertaining to our contingent funding arrangements, see Note 19 of the Notes to these Consolidated Financial Statements.
Credit Facilities
Holdings Revolving Credit Facility
In February 2018, Holdings entered into a $2.5 billion five-year senior unsecured revolving credit facility with a syndicate of banks. In June 2021, Holdings entered into an amended and restated revolving credit agreement, which lowered the facility amount to $1.5 billion and extended the maturity date to June 24, 2026, among other changes. The revolving credit facility has a sub-limit of $1.5 billion for the issuance of letters of credit to support the life insurance business reinsured by EQ AZ Life Re. As of December 31, 2022, the Company had $225 million of undrawn letters of credit issued out of the $1.5 billion sub-limit for Equitable Financial as beneficiary.
Bilateral Letter of Credit Facilities
In February 2018, the Company entered into bilateral letter of credit facilities, each guaranteed by Holdings, with an aggregate principal amount of approximately $1.9 billion, with multiple counterparties. In June 2021, Holdings entered into amendments with each of the issuers of its bilateral letter of credit facilities to effect changes similar to those effected in the amended and restated revolving credit agreement. The respective facility limits of the bilateral letter of credit facilities remained unchanged. These facilities support the life insurance business reinsured by EQ AZ Life Re. The HSBC facility matures on February 16, 2024 and the rest of the facilities mature on February 16, 2026 and February 2027. The bilateral letter of credit facilities were not drawn upon during December 31, 2022 and 2021.
AB Credit Facility
AB has a $800 million committed, unsecured senior revolving credit facility (the “AB Credit Facility”) with a group of commercial banks and other lenders which matures on October 13, 2026. The credit facility provides for possible increases in the principal amount by up to an aggregate incremental amount of $200 million. Any such increase is subject to the consent of the affected lenders. The AB Credit Facility is available for AB and SCB LLC for business purposes, including the support of AB’s commercial paper program. Both AB and SCB LLC can draw directly under the AB Credit Facility and AB management may draw on the AB Credit Facility from time to time. AB has agreed to guarantee the obligations of SCB LLC under the AB Credit Facility.
The AB Credit Facility contains affirmative, negative and financial covenants, which are customary for facilities of this type, including, restrictions on dispositions of assets, restrictions on liens, a minimum interest coverage ratio and a maximum leverage ratio. As of December 31, 2022, AB was in compliance with these covenants. The AB Credit Facility also includes customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or lender’s commitments may be terminated. Also, under such provisions, upon the occurrence of certain insolvency- or bankruptcy-related events of default, all amounts payable under the AB Credit Facility would automatically become immediately due and payable, and the lender’s commitments would automatically terminate.
Amounts under the Credit Facility may be borrowed, repaid and re-borrowed by us from time to time until the maturity of the facility. Voluntary prepayments and commitment reductions requested by AB are permitted at any time without a fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
subject to a minimum dollar requirement. Borrowings under the AB Credit Facility bear interest at a rate per annum, which will be, at AB’s option, a rate equal to an applicable margin, which is subject to adjustment based on the credit ratings of AB, plus one of the following indices: LIBOR; a floating base rate; or the Federal Funds rate.
As of December 31, 2022 and 2021, AB had no amounts outstanding under the AB Credit Facility. During the years ended the December 31, 2022 and 2021, AB and SCB LLC did not draw upon the AB Credit Facility.
In addition, SCB LLC currently has five uncommitted lines of credit with five financial institutions. Four of these lines of credit permit borrowing up to an aggregate of approximately $315 million, with AB named as an additional borrower, while the other line has no stated limit. As of December 31, 2022 and 2021, SCB LLC had no outstanding balance on these lines of credit. Average daily borrowings during the years ended 2022 and 2021 were $1 million and $47 thousand with weighted average interest rates of approximately 3.7% and 0.9%, respectively.
15)    RELATED PARTY TRANSACTIONS
Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions.
Investment Management and Related Services Provided by AB to Related Mutual Funds
AB provides investment management and related services to mutual funds sponsored by AB. Revenues earned by AB from providing these services were as follows:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Investment management and services fees	$1,453	$1,645	$1,368
Distribution revenues	591	637	516
Other revenues - shareholder servicing fees	79	86	79
Other revenues - other	8	8	8
Total	$2,131	$2,376	$1,971
Investment Management and Administrative Services Provided by EIM and EIMG to Related Trusts
EIMG and EIM provide investment management and administrative services to EQAT, EQ Premier VIP Trust, 1290 Funds and the Other AXA Trusts, all of which are considered related parties. Investment management and service fees earned are calculated as a percentage of assets under management and are recorded as revenue as the related services are performed.
The table below summarizes the expenses reimbursed to/from the Company and the fees received/paid by the Company in connection with certain services described above for the years ended December 31, 2022, 2021 and 2020.

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Revenue received or accrued for:
Investment management and administrative services provided to EQAT, EQ Premier VIP Trust, 1290 Funds (1)	$708	$840	$724
Total	$708	$840	$724
______________
(1)For years ended 2021 and 2020, amounts included fees received from Other AXA Trusts of $4 million.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
16)    EMPLOYEE BENEFIT PLANS
Pension Plans
Holdings and Equitable Financial Retirement Plans
Equitable Financial sponsors the Equitable 401(k) Plan, a qualified defined contribution plan for eligible employees and financial professionals. The plan provides for a company contribution, a company matching contribution, and a discretionary profit-sharing contribution. Expenses associated with this 401(k) Plan were $38 million, $64 million and $49 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Holdings sponsors the MONY Life Retirement Income Security Plan for Employees and Equitable Financial sponsors the Equitable Retirement Plan (the “ Equitable Financial QP”), both of which are frozen qualified defined benefit plans covering eligible employees and financial professionals. These pension plans are non-contributory, and their benefits are generally based on a cash balance formula and/or, for certain participants, years of service and average earnings over a specified period. Holdings has assumed primary liability for both plans. Equitable Financial remains secondarily liable for its obligations under the Equitable Financial QP and would recognize such liability in the event Holdings does not perform. Holdings and Equitable Financial also sponsor certain nonqualified deferred compensation plans, including the Equitable Excess Retirement Plan, that provide retirement benefits in excess of the amount permitted under the tax law for the qualified plans.
Holdings and Equitable Financial use a December 31 measurement date for their pension plans.
AB Retirement Plans
AB maintains the Profit Sharing Plan for Employees of AB, a tax-qualified retirement plan for U.S. employees. Employer contributions under this plan are discretionary and generally are limited to the amount deductible for federal income tax purposes.
AB also maintains a qualified, non-contributory, defined benefit retirement plan covering current and former employees who were employed by AB in the United States prior to October 2, 2000 (the “AB Plan”). Benefits under the AB Plan are based on years of credited service, average final base salary, and primary Social Security benefits.
AB uses a December 31 measurement date for the AB Plan.
Net Periodic Pension Expense (Benefit)
Components of net periodic pension expense for the Company’s qualified and non-qualified plans were as follows:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Service cost	$6	$6	$6
Interest cost	57	46	77
Expected return on assets	(159)	(154)	(147)
Actuarial (gain) loss	1	1	1
Net amortization	65	99	103
Impact of settlement	6	6	7
Net periodic pension expense (benefit)	$(24)	$4	$47

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Changes in Projected Benefit Obligation (PBO)
Changes in the PBO of the Company’s qualified and non-qualified plans were comprised of:

	2022	2021
	(in millions)
Projected benefit obligation, beginning of year	$2,900	$3,180
Interest cost	57	45
Actuarial (gains)/losses (1)	(487)	(95)
Benefits paid	(190)	(198)
Settlements	(26)	(32)
Projected benefit obligation, end of year	$2,254	2,900
______________
(1)Actuarial gains and losses are a product of changes in the discount rate as shown below.
The following table discloses the change in plan assets and the funded status of the Company’s qualified pension plans and non-qualified pension plans:

	2022	2021
	(in millions)
Pension plan assets at fair value, beginning of year	$2,808	$2,744
Actual return on plan assets	(515)	259
Benefits paid	(158)	(165)
Annuity purchases	(25)	(30)
Pension plan assets at fair value, end of year	2,110	2,808
PBO	2,254	2,900
Excess of PBO over pension plan assets, end of year	$144	$92
Accrued pension costs of $144 million and $93 million as of December 31, 2022 and 2021, respectively, were recognized in the accompanying consolidated balance sheets to reflect the unfunded status of these plans.

	December 31,
	2022	2021
	(in millions)
Projected benefit obligation	$2,254	$2,900
Accumulated benefit obligation	$2,254	$2,900
Fair value of plan assets	$2,110	$2,808
Unrecognized Net Actuarial (Gain) Loss
The following table discloses the amounts included in AOCI as of December 31, 2022 and 2021 that have not yet been recognized as components of net periodic pension cost.

	December 31,
	2022	2021
	(in millions)
Unrecognized net actuarial (gain) loss	$744	$620
Unrecognized prior service cost (credit)	(1)	(1)
Total	$743	$619
Pension Plan Assets
The fair values of qualified pension plan assets are measured and ascribed to levels within the fair value hierarchy in a manner consistent with the fair values of the Company’s invested assets that are measured at fair value on a recurring basis. See Note 8 of the Notes to these Consolidated Financial Statements for a description of the fair value hierarchy.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
The following table discloses the allocation of the fair value of total qualified pension plan assets as of December 31, 2022 and 2021:

	December 31,
	2022	2021
Fixed maturities	46.4%	47.2%
Equity securities	21.4	29.7
Equity real estate	22.6	16.5
Cash and short-term investments	4.0	2.5
Other	5.6	4.1
Total	100.0%	100.0%
Qualified pension plan assets are invested with the primary objective of return, giving consideration to prudent risk. Guidelines regarding the allocation of plan assets are established by the respective Investment Committees for the plans and are designed with a long-term investment horizon. As of December 31, 2022, the qualified pension plans continued their investment allocation strategy to target a 50% - 50% mix of long-duration bonds and “return-seeking” assets, including public equities, real estate, hedge funds, and private equity.
The following tables disclose the fair values of qualified pension plan assets and their level of observability within the fair value hierarchy as of December 31, 2022 and 2021, respectively.

	Level 1	Level 2	Total
	(in millions)
December 31, 2022:
Fixed Maturities:
Corporate	$—	$619	$619
U.S. Treasury, government and agency	—	336	336
States and political subdivisions	—	8	8
Foreign governments	—	15	15
Common equity, REITs and preferred equity	308	59	367
Mutual funds	30	—	30
Collective Trust	—	61	61
Cash and cash equivalents	47	—	47
Short-term investments	—	34	34
Total Assets at Fair Value	385	1,132	1,517
Investments measured at NAV	—	—	600
Total Investments at Fair Value	$385	$1,132	$2,117

December 31, 2021:
Fixed Maturities:
Corporate	$—	$842	$842
U.S. Treasury, government and agency	—	426	426
States and political subdivisions	—	16	16
Foreign governments	—	18	18
Common equity, REITs and preferred equity	576	108	684
Mutual funds	62	—	62
Collective Trust	—	99	99
Cash and cash equivalents	19	—	19
Short-term investments	—	46	46
Total Assets at Fair Value	657	1,555	2,212
Investments measured at NAV	—	—	593
Total Investments at Fair Value	$657	$1,555	$2,805

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
The following table lists investments for which NAV is calculated; NAV is used as a practical expedient to determine the fair value of these investments as of December 31, 2022 and 2021.
Practical Expedient Disclosure as of December 31, 2022 and 2021

Investment	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period	Unfunded Commitments
	(in millions)
December 31, 2022:
Private Equity Fund	$79	N/A (1) (2)	N/A	$16
Private Real Estate Investment Trust	468	Quarterly	One Quarter	—
Hedge Fund	53	Calendar Quarters (3)	Previous Quarter End	$10
Total (4)	$600

December 31, 2021:
Private Equity Fund	$72	N/A (1)(2)	N/A	$19
Private Real Estate Investment Trust	457	Quarterly	One Quarter	—
Hedge Fund	65	Calendar Quarters (3)	Previous Quarter End	$5
Total (4)	$594
_______________
(1)Cannot sell or transfer ownership interest without prior written consent to transfer, and by meeting several criteria (e.g., does not adversely affect other investors).
(2)Cannot sell interest in the vehicle without prior written consent of the managing member.
(3)March, June, September and December.
(4)Includes equity method investments of $111 million and $109 million as of December 31, 2022 and 2021, respectively.
The table below presents a reconciliation for all Level 3 fair values of qualified pension plan assets as of December 31, 2022, 2021 and 2020, respectively:
Level 3 Instruments
Fair Value Measurements

	Private Real Estate Investment Trusts	Other Equity Investments	Fixed Maturities
	(in millions)
Balance, January 1, 2022	$—	$—	$(1)
Actual return on plan assets — Sales/Settlements	—	—	(1)
Balance, December 31, 2022	$—	$—	$(2)

Balance, January 1, 2021	$—	$—	$—
Actual return on plan assets — Sales/Settlements	—	—	(1)
Balance, December 31, 2021	$—	$—	$(1)

Balance, January 1, 2020	$—	$—	$1
Actual return on plan assets — Sales/Settlements	—	—	(1)
Balance, December 31, 2020	$—	$—	$—

As of December 31, 2022, assets classified as Level 1, Level 2 and Level 3 comprise approximately 18.2%, 53.5% and 0.0%, respectively, of qualified pension plan assets. As of December 31, 2021, assets classified as Level 1, Level 2 and Level 3 comprised approximately 23.4%, 55.4% and 0.0%, respectively, of qualified pension plan assets. There are no significant concentrations of credit risk arising within or across categories of qualified pension plan assets.
In addition to the plan assets above, the Company and certain subsidiaries purchased COLI policies on the lives of certain key employees. Under the terms of these polices the Company and these subsidiaries are named as beneficiaries. The purpose of the COLI policies is to provide the Company additional funds with which to satisfy

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
various employee benefit obligations held by the Company, including those associated with its nonqualified defined benefit plans and post-retirement benefit plans. As of December 31, 2021 and 2020, the carrying value of COLI was $886 million and $1.0 billion, respectively.
Assumptions
Discount Rate
The benefits obligations and related net periodic costs of the Company’s qualified and non-qualified pension plans are measured using discount rate assumptions that reflect the rates at which the plans’ benefits could be effectively settled. Projected nominal cash outflows to fund expected annual benefits payments under each of the plans are discounted using a published high-quality bond yield curve as a practical expedient for a matching bond approach. Beginning in 2014, the Company uses the Citigroup Pension Above-Median-AA Curve (the “Citigroup Curve”) for this purpose. The Company has concluded that an adjustment to the Citigroup Curve is not required after comparing the projected benefit streams of the plans to the cash flows and duration of the reference bonds.
Mortality
In October 2016, the Society of Actuaries (“SOA”) released MP-2016, its second annual update to the “gold standard” mortality projection scale issued by the SOA in 2014, reflecting three additional years of historical U.S. population historical mortality data (2012 through 2014). Similar to its predecessor (MP-2015), MP-2016 indicated that, while mortality data continued to show longer lives, longevity was increasing at a slower rate and lagging behind that previously suggested both by MP-2015 and MP-2014. The Company considered this new data as well as observations made from current practice regarding how to best estimate improved trends in life expectancies and concluded to continue using the RP-2000 base mortality table projected on a full generational basis with Scale BB mortality improvements for purposes of measuring and reporting its consolidated defined benefit plan obligations as of December 31, 2022.
The following table discloses assumptions used to measure the Company’s pension benefit obligations and net periodic pension cost at and for the years ended December 31, 2022 and 2021.

	December 31,
	2022	2021
Discount rates:
Equitable Financial QP	5.13%	2.55%
Equitable Excess Retirement Plan	5.09%	2.47%
MONY Life Retirement Income Security Plan for Employees	5.22%	2.78%
AB Qualified Retirement Plan	5.50%	2.55%
Other defined benefit plans	4.93%-5.22%	2.05%-2.78%
Periodic cost	4.84% - 5.20%	1.18%-2.78%
Cash balance interest crediting rate for pre-April 1, 2012 accruals	4.00%	4.00%
Cash balance interest crediting rate for post-April 1, 2012 accruals	0.25%	0.50%

Rates of compensation increase:
Benefit obligation	5.96%	5.97%
Periodic cost	6.37%	6.33%

Expected long-term rates of return on pension plan assets (periodic cost)	6.25%	6.25%
The expected long-term rate of return assumption on plan assets is based upon the target asset allocation of the plan portfolio and is determined using forward-looking assumptions in the context of historical returns and volatilities for each asset class. Prior to 1987, participants’ benefits under the Equitable Financial QP were funded through the purchase of non-participating annuity contracts from Equitable Financial. Benefit payments under these contracts were approximately $3 million and $4 million for 2022 and 2021, respectively.
Post-Retirement Benefits

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
The Company eliminated any subsidy for post-retirement medical and dental coverage for individuals retiring on or after May 1, 2012. The Company continues to contribute to the cost of post-retirement medical and dental coverage for certain individuals who retired prior to May 1, 2012 based on years of service and age, subject to rights reserved in the plans to change or eliminate these benefits. The Company funds these post-retirement benefits on a pay-as-you-go basis.
The Company sponsors the Equitable Executive Survivor Benefits Plan (the “ESB Plan”) which provides post-retirement life insurance benefits to eligible executives. Eligible executives may choose up to four levels of coverage with each level providing a benefit equal to the executive’s compensation, subject to an overall $25 million cap. Aside from the ESB Plan, the Company does not currently offer post-retirement life insurance benefits but continues to provide post-retirement life insurance benefits to certain active and retired employees who were eligible for such benefits under discontinued plans. The ESB Plan was closed to new participants on January 1, 2019.
For 2022 and 2021, post-retirement benefits payments were $20 million and $28 million, respectively, net of employee contributions.
The Company uses a December 31 measurement date for its post-retirement plans.
Components of Net Post-Retirement Benefits Costs

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Service cost	$2	$2	$2
Interest cost	10	8	13
Net amortization	6	9	9
Net periodic post-retirement benefits costs	$18	$19	$24

Changes in the accumulated benefits obligation of the Company’s post-retirement plans recognized in the accompanying consolidated financial statements are described in the following table:
Accumulated Post-Retirement Benefits Obligation

	December 31,
	2022	2021
	(in millions)
Accumulated post-retirement benefits obligation, beginning of year	$466	$516
Service cost	2	2
Interest cost	10	8
Contributions and benefits paid	(20)	(28)
Actuarial (gains) losses	(109)	(32)
Accumulated post-retirement benefits obligation, end of year	$349	$466

The post-retirement medical plan obligations of the Company are offset by an anticipated subsidy from Medicare Part D, which is assumed to increase with the healthcare cost trend.
Assumed Healthcare Cost Trend Rates used to Measure the Expected Cost of Benefits

	December 31,
	2022	2021
Following year	5.4%	5.1%
Ultimate rate to which cost increase is assumed to decline	3.9%	4.0%
Year in which the ultimate trend rate is reached	2096	2094

The following table discloses the amounts included in AOCI as of December 31, 2022 and 2021 that have not yet been recognized as components of net periodic post-retirement benefits cost:

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31,
	2022	2021
	(in millions)
Unrecognized net actuarial (gains) losses	$17	$135
Unrecognized prior service (credit)	(24)	(26)
Total	$(7)	$109

The assumed discount rates for measuring the post-retirement benefit obligations as of December 31, 2022 and 2021 were determined in substantially the same manner as described above for measuring the pension benefit obligations. The following table discloses the range of discrete single equivalent discount rates and related net periodic cost at and for the years ended December 31, 2022 and 2021.

	December 31,
	2022	2021
Discount rates:
Benefit obligation	5.07%-5.20%	2.43%-2.72%
Periodic cost	2.71%-4.58%	2.34%-2.52%

The Company provides post-employment medical and life insurance coverage for certain disabled former employees. The accrued liabilities for these post-employment benefits were $2 million and $3 million, respectively, as of December 31, 2022 and 2021. Components of net post-employment benefits costs follow:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Service cost	$1	$1	$1
Interest cost	—	—	—
Net amortization	—	—	(5)
Net (gain) loss	—	—	—
Net periodic post-employment benefits costs	$1	$1	$(4)

The following table provides an estimate of future benefits expected to be paid in each of the next five years, beginning January 1, 2023, and in the aggregate for the five years thereafter. These estimates are based on the same assumptions used to measure the respective benefit obligations as of December 31, 2022 and include benefits attributable to estimated future employee service.

		Postretirement Benefits
			Health
Calendar Year	Pension Benefits	Life Insurance	Gross Estimate Payment	Estimated Medicare Part D Subsidy	Net Estimate Payment
	(in millions)
2023	$210,551	$—	$—	$—	$—
2024	$245,066	$—	$—	$—	$—
2025	$198,657	$—	$—	$—	$—
2026	$188,175	$—	$—	$—	$—
2027	$180,393	$—	$—	$—	$—
2028 to 2032	$2,280,266	$—	$—	$—	$—
Effective December 31, 2020, the current health plan coverages through the Equitable Retiree Group Health Plan were terminated. Medicare-eligible retirees and their Medicare-eligible dependents were given the opportunity to elect a Medicare plan through the Aon Retiree Health Exchange effective January 1, 2021 and certain eligible retirees were offered a retiree health reimbursement account contribution to help pay for premiums and out-of-pocket expenses.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Pre-65 retirees and their pre-65 dependents were given the opportunity to elect health coverage under the Aon Active Health Exchange effective January 1, 2021. Even though the effective date of the change in benefits doesn’t commence until January 1, 2021, the effect of the amendment was recognized immediately and is reflected in the measurement of the accumulated postretirement benefit obligations as of December 31, 2020.
17)    SHARE-BASED COMPENSATION PROGRAMS
Compensation costs for 2022, 2021 and 2020 for share-based payment arrangements as further described herein are as follows:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Performance Shares	$31	$17	$11
Stock Options	1	—	7
Restricted Stock Units	296	257	234
Total compensation expenses	$328	$274	$252
Income Tax Benefit	$68	$58	$52

Since 2018, Holdings has granted equity awards under the Equitable Holdings, Inc. 2018 Omnibus Incentive Plan and the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (together the “Omnibus Plans”) which were adopted by Holdings on April 25, 2018 and February 28, 2019 respectively. Awards under the Omnibus Plans are linked to Holdings’ common stock. As of December 31, 2022, the common stock reserved and available for issuance under the Omnibus Plans was 22 million shares. Holdings may issue new shares or use common stock held in treasury for awards linked to Holdings’ common stock.
Retirement and Protection
Equity awards for R&P employees, financial professionals and directors in 2022, 2021 and 2020 were granted under the Omnibus Plans. All grants discussed in this section will be settled in shares of Holdings’ common stock.
For awards with graded vesting schedules and service-only vesting conditions, including Holdings RSUs and other forms of share-based payment awards, the Company applies a straight-line expense attribution policy for the recognition of compensation cost. Actual forfeitures with respect to the 2022, 2021, and 2020 grants were considered immaterial in the recognition of compensation cost.
Annual Awards
Each year, the Compensation Committee of the Holdings’ Board of Directors approves an equity-based award program with awards under the program granted at its regularly scheduled meeting in February. Annual awards under Holdings’ equity programs for 2022, 2021 and 2020 consisted of a mix of equity vehicles including Holdings RSUs, Holdings stock options and Holdings performance shares. If Holdings pays any ordinary dividend in cash, all outstanding Holdings RSUs and performance shares will accrue dividend equivalents in the form of additional Holdings RSUs or performance shares to be settled or forfeited consistent with the terms of the related award.
Holdings RSUs
Holdings RSUs granted to R&P employees under an annual program vest ratably in equal annual installments over a three-year period. The fair value of the awards was measured using the closing price of the Holdings share on the grant date, and the resulting compensation expense will be recognized over the shorter of the vesting term or the period up to the date at which the participant becomes retirement eligible, but not less than one year.
Holdings Stock Options
Holdings stock options granted to R&P employees have a three-year graded vesting schedule, with one-third vesting on each of the three anniversaries. The total grant date fair value of Holdings stock options will be charged to expense over the shorter of the vesting period or the period up to the date at which the participant becomes retirement eligible, but not less than one year.
Holdings Performance Shares

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Holdings performance shares granted to R&P employees are subject to performance conditions and a three-year cliff-vesting. The performance shares consist of two distinct tranches; one based on the Company’s return-on-equity targets (the “ROE Performance Shares”) and the other based on the Holdings’ relative total shareholder return targets (the “TSR Performance Shares”), each comprising approximately one-half of the award. Participants may receive from 0% to 200% of the unearned performance shares granted. The grant-date fair value of the ROE Performance Shares is established once all applicable Non-GAAP ROE targets are determined and approved. The fair value of the awards was measured using the closing price of the Holdings share on the grant date.
The grant-date fair value of the TSR Performance Shares was measured using a Monte Carlo approach. Under the Monte Carlo approach, stock returns were simulated for Holdings and the selected peer companies to estimate the payout percentages established by the conditions of the award. The aggregate grant-date fair value of the unearned TSR Performance Shares will be recognized as compensation expense over the shorter of the cliff-vesting period or the period up to the date at which the participant becomes retirement eligible, but not less than one year.
Director Awards
Holdings makes annual grants of unrestricted Holdings shares to non-employee directors of Holdings, Equitable Financial and Equitable America. The fair value of these awards was measured using the closing price of Holdings shares on the grant date. These awards immediately vest and all compensation expense is recognized at the grant date.
Prior Equity Award Grants
In 2017 and prior years, equity awards for employees, financial professional and directors in our businesses were available under the umbrella of AXA’s global equity program. Accordingly, equity awards granted in 2017 and prior years were linked to AXA’s stock.
The fair values of these prior awards are measured at the grant date by reference to the closing price of the AXA ordinary share, and the result, as adjusted for achievement of performance targets and pre-vesting forfeitures, generally is attributed over the shorter of the requisite service period, the performance period, if any, or to the date at which retirement eligibility is achieved and subsequent service no longer is required for continued vesting of the award.
Investment Management and Research
Employees and directors in our Investment Management and Research business participate in several unfunded long-term incentive compensation plans maintained by AB. Awards under these plans are linked to AB Holding Units.
Under the AB 2017 Long Term Incentive Plan (“2017 Plan”), which was adopted at a special meeting of AB Holding Unit holders held on September 29, 2017, the following forms of awards may be granted to AB employees and Directors: (i) restricted AB Holding Units or phantom restricted AB Holding Units (a “phantom” award is a contractual right to receive AB Holding Units at a later date or upon a specified event); (ii) options to buy AB Holding Units; and (iii) other AB Holding Unit-based awards (including, without limitation, AB Holding Unit appreciation rights and performance awards). The 2017 Plan will expire on September 30, 2027, and no awards under the 2017 Plan will be made after that date. Under the 2017 Plan, the aggregate number of AB Holding Units with respect to which awards may be granted is 60 million, including no more than 30 million newly-issued AB Holding Units.
AB engages in open-market purchases of AB Holding Units to help fund anticipated obligations under its long-term incentive compensation plans and for other corporate purposes. During 2022, 2021, and 2020 AB purchased 5.2 million, 5.6 million and 5.4 million AB Holding Units for $212 million, $262 million and $149 million, respectively. These amounts reflect open-market purchases of 2.3 million, 2.6 million and 3.1 million AB Holding Units for $92.7 million, $117.9 million and $74.0 million, respectively, with the remainder relating to purchases of AB Holding Units from AB employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by AB Holding Units purchased by AB employees as part of a distribution reinvestment election.
During 2022, 2021, and 2020 AB granted 4.7 million, 7 million and 5.7 million restricted AB Holding units to AB employees and directors, respectively.
During 2022, 2021, and 2020 AB Holding issued 6 thousand, 100 thousand and 5 thousand AB Holding Units, respectively, upon exercise of options to buy AB Holding Units. AB Holding used the proceeds of $100 thousand, $3 million and $147 thousand respectively, received from employees as payment in cash for the exercise price to purchase the equivalent number of newly-issued AB Holding Units.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
As of December 31, 2022, no options to buy AB Holding Units had been granted and 29.8 million AB Holding Units, net of withholding tax requirements, were subject to other AB Holding Unit awards made under the 2017 Plan or an equity compensation plan with similar terms that was canceled in 2017. AB Holding Unit-based awards (including options) in respect of 30.2 million AB Holding Units were available for grant as of December 31, 2022.
Summary of Stock Option Activity
A summary of activity in the Holdings, AB and AXA option plans during 2022 as follows:

	Options Outstanding
	EQH Shares		AB Holding Units		AXA Ordinary Shares
	Number Outstanding (in 000’s)	Weighted Average Exercise Price	Number Outstanding (In 000’s)	Weighted Average Exercise Price	Number Outstanding (in 000’s)	Weighted Average Exercise Price
Options outstanding at January 1, 2022	2,040	$21.69	5,774	$20.12	874	€ 22.39
Options granted	—	—	—	—	—	—
Options exercised	(73)	18.05	(5,774)	20.12	(181)	—
Options forfeited, net	(24)	22.58	—	—	(27)	—
Options expired	—	—	—	—	—	—
Options outstanding at December 31, 2022	1,943	$21.75	—	$—	666	€ 22.95
Aggregate intrinsic value (1)		$5,895		$—		€—
Weighted average remaining contractual term (in years)	6.55		0.00		4.00
Options exercisable at December 31, 2022	1,517	$21.45	—	$—	630	€ 23.03
Aggregate intrinsic value (1)		$5,058		$—		€—
Weighted average remaining contractual term (in years)	6.41		0.00		3.91
_______________
(1)    Aggregate intrinsic value, presented in thousands, is calculated as the excess of the closing market price on December 31, 2022 of the respective underlying shares over the strike prices of the option awards. For awards with strike prices higher than market prices, intrinsic value is shown as zero.
A summary of stock option grant assumptions activity in the Company option plans during the years ended December 31, 2022, 2021, and 2020 follows:

	EQH Shares (1)
	2022 (2)	2021 (2)	2020
Dividend yield	—%	—%	2.59%
Expected volatility	—%	—%	26.00%
Risk-free interest rates	—%	—%	1.19%
Expected life in years	—	—	6.0
Weighted average fair value per option at grant date	$—	$—	$4.37
_______________
(1)    The expected volatility is based on historical selected peer data, the weighted average expected term is determined by using the simplified method due to lack of sufficient historical data, the expected dividend yield based on Holdings’ expected annualized dividend, and the risk-free interest rate is based on the U.S. Treasury bond yield for the appropriate expected term.
(2)    No stock options granted during the years ended December 31, 2022 and 2021.
As of December 31, 2022, approximately $74 thousand of unrecognized compensation cost related to AXA unvested stock option awards is expected to be recognized by the Company over a weighted-average period of 0.2 years. Approximately $113 thousand of unrecognized compensation cost related to Holdings unvested stock option awards is expected to be recognized by the Company over a weighted average period of 0.1 years.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Summary of Restricted Stock Unit Award Activity
The market price of a Holdings share is used as the basis for the fair value measure of a Holdings RSU. For purposes of determining compensation cost for stock-settled Holdings RSUs, fair value is fixed at the grant date until settlement, absent modification to the terms of the award. For liability-classified cash-settled Holdings and AXA RSUs, fair value is remeasured at the end of each reporting period.
As of December 31, 2022, approximately 3 million Holdings RSUs remain unvested. Unrecognized compensation cost related to these awards totaled approximately $33 million and is expected to be recognized over a weighted-average period of 1.64.
As of December 31, 2022, approximately 15 million AB Holding Unit awards remain unvested. Unrecognized compensation cost related to these awards totaled approximately $114 million is expected to be recognized over a weighted-average period of 6.1 years.
The following table summarizes Holdings restricted share units activity for 2022.

	Shares of Holdings Restricted Stock Units	Weighted-Average Grant Date Fair Value
Unvested as of January 1, 2022	3,228,733	$21.15
Granted	1,340,926	33.28
Forfeited	(172,349)	28.39
Vested	(1,608,145)	23.03
Unvested as of December 31, 2022	2,789,165	$29.46
Summary of Performance Award Activity
As of December 31, 2022, approximately 1.3 million Holdings awards remain unvested. Unrecognized compensation cost related to these awards totaled approximately $10 million and is expected to be recognized over a weighted-average period of 1.53 years.
The following table summarizes Holdings and AXA performance awards activity for 2022.

	Shares of Holdings Performance Awards	Weighted-Average Grant Date Fair Value	Shares of AXA Performance Awards	Weighted-Average Grant Date Fair Value
Unvested as of January 1, 2022	1,217,222	$28.93	62,747	$21.28
Granted	704,769	33.01	—	—
Forfeited	(107,921)	28.43	—	—
Vested	(486,475)	23.89	(62,747)	21.28
Unvested as of December 31, 2022	1,327,595	$32.98	—	$—

18)    INCOME TAXES
Income from operations before income taxes included income (loss) from domestic operations of $2.9 billion, $2.4 billion and $(1.3) billion for the years ended December 31, 2022, 2021 and 2020, and income from foreign operations of $135 million, $223 million and $169 million for the years ended December 31, 2022, 2021 and 2020. Approximately $35 million, $59 million and $45 million of the Company’s income tax expense is attributed to foreign jurisdictions for the years ended December 31, 2022, 2021 and 2020.
A summary of the income tax (expense) benefit in the consolidated statements of income (loss) follows:

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Income tax (expense) benefit:
Current (expense) benefit	$(5)	$(129)	$(5)
Deferred (expense) benefit	(593)	(310)	749
Total	$(598)	$(439)	$744
The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before income taxes and noncontrolling interest by the expected Federal income tax rate of 21%. The sources of the difference and their tax effects are as follows:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Expected income tax (expense) benefit	$(630)	$(548)	$229
Noncontrolling interest	40	69	50
Non-taxable investment income	53	80	92
Tax audit interest	(13)	(14)	(8)
State income taxes	(63)	(47)	(38)
Tax settlements/uncertain tax position release	—	—	398
Tax credits	22	28	21
Other	(7)	(7)	—
Income tax (expense) benefit	$(598)	$(439)	$744
During the fourth quarter of 2020, the Company agreed to the Internal Revenue Service’s Revenue Agent’s Report for its consolidated 2010 through 2013 Federal corporate income tax returns. The impact on the Company’s financial statements and unrecognized tax benefits was a tax benefit of $398 million.
The components of the net deferred income taxes are as follows:

	December 31,
	2022		2021
	Assets	Liabilities	Assets	Liabilities
	(in millions)
Compensation and related benefits	$226	$—	$273	$—
Net operating loss and credits	240	—	699	—
Reserves and reinsurance	1,299	—	2,722	—
DAC	—	1,029	—	1,005
Unrealized investment gains/losses	2,012	—	—	965
Investments	—	235	—	794
Other	92	—	—	76
Valuation allowance	(1,570)	—	—	—
Total	$2,299	$1,264	$3,694	$2,840
During the fourth quarter of 2022, the Company established a valuation allowance of $1.6 billion against its deferred tax assets related to unrealized capital losses in the available-for-sale securities portfolio. When assessing recoverability, the Company considers its ability and intent to hold the underlying securities to recovery. The recent increase in interest rates caused the portfolio to swing to an unrealized loss position. Due to the potential need for liquidity in a macro stress environment, the Company does not currently have the intent to hold the underlying securities to recovery. Based on all available evidence, as of December 31, 2022, the Company concluded that a valuation allowance should be established on the deferred tax assets related to unrealized tax capital losses, net of realized capital gains, that are not more-likely-than-not to be realized.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
The Company has Federal net operating loss carryforwards of $810 million and $2.7 billion, for the years ending December 31, 2022 and 2021, respectively, which do not expire.

The Company provides income taxes on the unremitted earnings of non-U.S. corporate subsidiaries except to the extent that such earnings are indefinitely reinvested outside the United States. As of December 31, 2022, $30 million of undistributed earnings of non-U.S. corporate subsidiaries were permanently invested outside the United States. At existing applicable income tax rates, additional taxes of approximately $8 million would need to be provided if such earnings are remitted.
A reconciliation of unrecognized tax benefits (excluding interest and penalties) follows:

	2022	2021	2020
	(in millions)
Balance at January 1,	$323	$316	$501
Additions for tax positions of prior years	(9)	11	241
Reductions for tax positions of prior years	—	(4)	(382)
Additions for tax positions of current year	—	—	—
Settlements with tax authorities	—	—	(44)
Balance at December 31,	$314	$323	$316

Unrecognized tax benefits that, if recognized, would impact the effective rate	$58	$67	$77
The Company recognizes accrued interest and penalties related to unrecognized tax benefits in tax expense. Interest and penalties included in the amounts of unrecognized tax benefits as of December 31, 2022 and 2021 were $63 million and $50 million, respectively. For 2022, 2021 and 2020, respectively, there were $13 million, $14 million and $(60) million in interest expense (benefit) related to unrecognized tax benefits.
It is reasonably possible that the total amount of unrecognized tax benefits will change within the next 12 months due to the conclusion of IRS proceedings and the addition of new issues for open tax years. The possible change in the amount of unrecognized tax benefits cannot be estimated at this time.
As of December 31, 2022, tax years 2014 and subsequent remain subject to examination by the IRS.
20)    INSURANCE GROUP STATUTORY FINANCIAL INFORMATION
In accordance with statutory accounting practices, the following table presents the combined statutory net income (loss), surplus, capital stock & AVR, and securities on deposits for Equitable Financial, Equitable America, USFL, Equitable L&A and CS Life.

	2022	2021	2020
	(in millions)
Years Ended December 31,
Combined statutory net income (loss) (1) (2)	$148	$(936)	$396

As of December 31,
Combined surplus, capital stock and AVR	$7,125	$6,864
Combined securities on deposits in accordance with various government and state regulations	$17	$65
_____________
(1) For 2021, excludes CS Life which was sold June 1, 2021.
(2) For 2020, excludes USFL which was sold April 1, 2020.
In 2022 and 2020, Equitable Financial paid to its direct parent, which subsequently distributed such amount to Holdings, an ordinary shareholder dividend of $930 million and $2.1 billion, respectively. Equitable Financial did not pay ordinary dividends during 2021 due to operating losses.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Dividend Restrictions
As domestic insurance subsidiaries regulated by insurance laws of their respective domiciliary states, Equitable Financial and Equitable America are subject to restrictions as to the amounts they may pay as dividends and amounts they may repay of surplus notes to Holdings.
State insurance statutes also typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. Under New York’s insurance laws, which are applicable to Equitable Financial, a domestic stock life insurer may not, without prior approval of the NYDFS, pay an ordinary dividend to its stockholders exceeding an amount calculated based on a statutory formula (“Ordinary Dividend”). Dividends in excess of this amount require the insurer to file a notice of its intent to declare the dividends with the NYDFS and obtain prior approval or non-disapproval from the NYDFS with respect to such dividends (“Extraordinary Dividend”). Due to a permitted statutory accounting practice agreed to with the NYDFS, Equitable Financial will need the prior approval of the NYDFS to pay the portion, if any, of any Ordinary Dividend that exceeds the Ordinary Dividend that Equitable Financial would be permitted to pay under New York’s insurance laws absent the application of such permitted practice (such excess, the “Permitted Practice Ordinary Dividend”).
Applying the formulas above, Equitable Financial could pay an Ordinary Dividend of up to approximately $1.7 billion in 2023.
Intercompany Reinsurance
Equitable Financial and Equitable America receive statutory reserve credits for reinsurance treaties with EQ AZ Life Re to the extent EQ AZ Life Re holds assets in an irrevocable trust (the “EQ AZ Life Re Trust”). As of December 31, 2022, EQ AZ Life Re holds $1.7 billion of assets in the EQ AZ Life Re Trust and letters of credit of $2.1 billion that are guaranteed by Holdings. Under the reinsurance transactions, EQ AZ Life Re is permitted to transfer assets from the EQ AZ Life Re Trust under certain circumstances. The level of statutory reserves held by EQ AZ Life Re fluctuate based on market movements, mortality experience and policyholder behavior. Increasing reserve requirements may necessitate that additional assets be placed in trust and/or additional letters of credit be secured, which could adversely impact EQ AZ Life Re’s liquidity.
Prescribed and Permitted Accounting Practices
As of December 31, 2022, the following three prescribed and permitted practices resulted in net income (loss) and capital and surplus that is different from the statutory surplus that would have been reported had NAIC statutory accounting practices been applied.
Equitable Financial was granted a permitted practice by the NYDFS to apply SSAP 108, Derivatives Hedging Variable Annuity Guarantees on a retroactive basis from January 1, 2021 through June 30, 2021, after reflecting the impacts of our reinsurance transaction with Venerable. The permitted practice was amended to also permit Equitable Financial to adopt SSAP 108 prospectively as of July 1, 2021 and to consider the impact of both the interest rate derivatives and the general account assets used to fully hedge the interest rate risk inherent in its variable annuity guarantees when determining the amount of the deferred asset or liability under SSAP 108. Application of the permitted practice partially mitigates the New York Insurance Regulation 213 (“Reg 213”) impact of the Venerable Transaction on Equitable Financial’s statutory capital and surplus and enables Equitable Financial to more effectively neutralize the impact of interest rates on its statutory surplus and to better align with our economic hedging program. The impact of applying this permitted practice relative to SSAP 108 as written was an increase of approximately $86 million in statutory special surplus funds, a decrease of $1.3 billion in statutory net income for the year ended December 31, 2022 and an increase of $1.4 billion for the year ended December 31, 2021, which will be amortized over five years for each of the retrospective and prospective components. The permitted practice also reset Equitable Financial’s unassigned surplus to zero as of June 30, 2021 to reflect the transformative nature of the Venerable Transaction.
The NAIC Accounting Practices and Procedures manual (“NAIC SAP”) has been adopted as a component of prescribed or permitted practices by the State of New York. However, Reg 213 adopted in May of 2019 and as amended in February 2020 and March 2021, differs from the NAIC variable annuity reserve and capital framework. Reg 213 requires Equitable Financial to carry statutory basis reserves for its variable annuity contract obligations equal to the greater of those required under (i) the NAIC standard or (ii) a revised version of the NYDFS requirement in effect prior to the adoption of the first amendment for contracts issued prior to January 1, 2020, and for policies issued

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
after that date a new standard that in current market conditions imposes more conservative reserving requirements for variable annuity contracts than the NAIC standard.
The impact of the application of Reg 213 was a decrease of approximately $1.9 billion in statutory surplus as of December 31, 2022 compared to statutory surplus under the NAIC variable annuity framework. Our hedging program is designed to hedge the economics of our insurance liabilities and largely offsets Reg 213 and NAIC framework reserve movements due to interest rates and equities. The NYDFS allows domestic insurance companies a five year phase-in provision for Reg 213 reserves. As of September 30, 2022, Equitable Financial’s Reg 213 reserves were 100% phased-in. As of December 31, 2022, given the prevailing market conditions and business mix, there are no Reg 213 redundant reserves over the US RBC CTE 98 total asset requirement (“TAR”). Finally, the continued application of Reg 213 resulted in a corresponding decrease of $0.7 billion in statutory net income for the year ended December 31, 2022, which was largely offset by net income gains on our hedging program during the same period as noted.
During the fourth quarter 2020, Equitable Financial received approval from NYDFS for its proposed amended Plan of Operation for Separate Account No. 68 (“SA 68”) for our Structured Capital Strategies product and Separate Account No. 69 (“SA 69”) for our EQUI-VEST product Structured Investment Option, to change the accounting basis of these two non-insulated Separate Accounts from fair value to book value in accordance with Section 1414 of the Insurance Law to align with how we manage and measure our overall general account asset portfolio. In order to facilitate this change and comply with Section 4240(a)(10), the Company also sought approval to amend the Plans to remove the requirement to comply with Section 4240(a)(5)(iii) and substitute it with a commitment to comply with Section 4240(a)(5)(i). Similarly, the Company updated the reserves section of each Plan to reflect the fact that Regulation 128 would no longer be applicable upon the change in accounting basis. We applied this change effective January 1, 2021. The impact of the application is an increase of approximately $2.2 billion in statutory surplus and an increase in statutory net income for the year ended December 31, 2022 of $2.3 billion, respectively.

Equitable Financial and Equitable America cede a portion of their statutory reserves to EQ AZ Life Re, a captive reinsurer, as part of the Company’s capital management strategy. EQ AZ Life Re prepares financial statements in a special purpose framework for statutory reporting.
Differences between Statutory Accounting Principles and U.S. GAAP
Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from U.S. GAAP. The differences between statutory surplus and capital stock determined in accordance with SAP and total equity under U.S. GAAP are primarily: (a) the inclusion in SAP of an AVR intended to stabilize surplus from fluctuations in the value of the investment portfolio; (b) future policy benefits and policyholders’ account balances under SAP differ from U.S. GAAP due to differences between actuarial assumptions and reserving methodologies; (c) certain policy acquisition costs are expensed under SAP but deferred under U.S. GAAP and amortized over future periods to achieve a matching of revenues and expenses; (d) under SAP, Federal income taxes are provided on the basis of amounts currently payable with limited recognition of deferred tax assets while under U.S. GAAP, deferred taxes are recorded for temporary differences between the financial statements and tax basis of assets and liabilities where the probability of realization is reasonably assured; (e) the valuation of assets under SAP and U.S. GAAP differ due to different investment valuation and depreciation methodologies, as well as the deferral of interest-related realized capital gains and losses on fixed income investments; (f) the valuation of the investment in AB and AB Holding under SAP reflects a portion of the market value appreciation rather than the equity in the underlying net assets as required under U.S. GAAP; (g) reporting the surplus notes as a component of surplus in SAP but as a liability in U.S. GAAP; (h) computer software development costs are capitalized under U.S. GAAP but expensed under SAP; (i) certain assets, primarily prepaid assets, are not admissible under SAP but are admissible under U.S. GAAP; and (j) cost of reinsurance which is recognized as expense under SAP and amortized over the life of the underlying reinsured policies under U.S. GAAP.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
19)    COMMITMENTS AND CONTINGENT LIABILITIES
Litigation and Regulatory Matters
Litigation, regulatory and other loss contingencies arise in the ordinary course of the Company’s activities as a diversified financial services firm. The Company is a defendant in a number of litigation matters arising from the conduct of its business. In some of these matters, claimants seek to recover very large or indeterminate amounts, including compensatory, punitive, treble and exemplary damages. Modern pleading practice permits considerable variation in the assertion of monetary damages and other relief. Claimants are not always required to specify the monetary damages they seek, or they may be required only to state an amount sufficient to meet a court’s jurisdictional requirements. Moreover, some jurisdictions allow claimants to allege monetary damages that far exceed any reasonably possible verdict. The variability in pleading requirements and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim often bears little relevance to the merits or potential value of a claim. Litigation against the Company includes a variety of claims including, among other things, insurers’ sales practices, alleged agent misconduct, alleged failure to properly supervise agents, contract administration, product design, features and accompanying disclosure, cost of insurance increases, payments of death benefits and the reporting and escheatment of unclaimed property, alleged breach of fiduciary duties, alleged mismanagement of client funds and other matters.
The outcome of a litigation or regulatory matter is difficult to predict, and the amount or range of potential losses associated with these or other loss contingencies requires significant management judgment. It is not possible to predict the ultimate outcome or to provide reasonably possible losses or ranges of losses for all pending regulatory matters, litigation and other loss contingencies. While it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known, management believes that neither the outcome of pending litigation and regulatory matters, nor potential liabilities associated with other loss contingencies, are likely to have such an effect. However, given the large and indeterminate amounts sought in certain litigation and the inherent unpredictability of all such matters, it is possible that an adverse outcome in certain of the Company’s litigation or regulatory matters, or liabilities arising from other loss contingencies, could, from time to time, have a material adverse effect upon the Company’s results of operations or cash flows in a particular quarterly or annual period.
For some matters, the Company is able to estimate a range of loss. For such matters in which a loss is probable, an accrual has been made. For matters where the Company believes a loss is reasonably possible, but not probable, no accrual is required. For matters for which an accrual has been made, but there remains a reasonably possible range of loss in excess of the amounts accrued or for matters where no accrual is required, the Company develops an estimate of the unaccrued amounts of the reasonably possible range of losses. As of December 31, 2022, the Company estimates the aggregate range of reasonably possible losses, in excess of any amounts accrued for these matters as of such date, to be up to approximately $250 million.
For other matters, the Company is currently not able to estimate the reasonably possible loss or range of loss. The Company is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from plaintiffs and other parties, investigation of factual allegations, rulings by a court on motions or appeals, analysis by experts and the progress of settlement discussions. On a quarterly and annual basis, the Company reviews relevant information with respect to litigation and regulatory contingencies and updates the Company’s accruals, disclosures and reasonably possible losses or ranges of loss based on such reviews.
In February 2016, a lawsuit was filed in the Southern District of New York entitled Brach Family Foundation, Inc. v. AXA Equitable Life Insurance Company. This lawsuit is a putative class action brought on behalf of all owners of UL policies subject to Equitable Financial’s COI rate increase. In early 2016, Equitable Financial raised COI rates for certain UL policies issued between 2004 and 2008, which had both issue ages 70 and above and a current face value amount of $1 million and above. A second putative class action was filed in the District of Arizona in 2017 and consolidated with the Brach matter in federal court in New York. The consolidated amended class action complaint alleges the following claims: breach of contract; misrepresentations in violation of Section 4226 of the New York Insurance Law; violations of New York General Business Law Section 349; and violations of the California Unfair Competition Law, and the California Elder Abuse Statute. Plaintiffs seek: (a) compensatory damages, costs, and, pre- and post-judgment interest; (b) with respect to their claim concerning Section 4226, a penalty in the amount of premiums paid by the plaintiffs and the putative class; and (c) injunctive relief and attorneys’ fees in connection with their statutory claims. In August 2020, the federal district court issued a decision certifying nationwide breach of

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
contract and Section 4226 classes, and a New York State Section 349 class. Owners of a substantial number of policies opted out of the Brach class action. Most opt-out policies are not yet the subject of litigation. Others filed suit previously including three federal actions that have been coordinated with the Brach action and contain similar allegations along with additional allegations for violations of state consumer protection statutes and common law fraud. In March 2022, the federal district court issued a summary judgment decision, denying in significant part but granting in part Equitable Financial’s motion and denying the motion filed by plaintiffs in the coordinated actions. In July 2022, the federal district court granted Equitable Financial’s motion to reconsider its summary judgment decision in part and granted summary judgment as to a portion of the Section 4226 class. The federal district court also agreed to consider whether it should decertify the Section 4226 class. In January 2023, the federal district court declined to decertify the class and instead modified it to replace certain class members. Beginning October 30, 2023, the federal district court will hold one consolidated trial for the Brach action and the three coordinated actions. Equitable Financial has commenced settlement discussions with the Brach class action plaintiffs and plaintiffs in the coordinated actions. No assurances can be given about the outcome of those settlement discussions. Equitable Financial has settled actual and threatened litigations challenging the COI increase by individual policyowners and one entity that invested in numerous policies purchased in the life settlement market. Two actions are also pending against Equitable Financial in New York state court. In July 2022, the trial court in one of the New York state court actions, Hobish v. AXA Equitable Life Insurance Company, granted in significant part Equitable Financial’s motion for summary judgment and denied plaintiff’s cross motion. That plaintiff filed a notice of appeal and Equitable filed a notice of cross-appeal. Equitable Financial is vigorously defending each of these matters.
As with other financial services companies, Equitable Financial periodically receives informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters.
Obligations under Funding Agreements
Pre-Capitalized Trust Securities (“P-Caps”)
In April 2019, pursuant to separate Purchase Agreements among Holdings, Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers, and the Trusts (as defined below), Pine Street Trust I, a Delaware statutory trust (the “2029 Trust”), completed the issuance and sale of 600,000 of its Pre-Capitalized Trust Securities redeemable February 15, 2029 (the “2029 P-Caps”) for an aggregate purchase price of $600 million and Pine Street Trust II, a Delaware statutory trust (the “2049 Trust” and, together with the 2029 Trust, the “Trusts”), completed the issuance and sale of 400,000 of its Pre-Capitalized Trust Securities redeemable February 15, 2049 (the “2049 P-Caps” and, together with the 2029 P-Caps, the “P-Caps”) for an aggregate purchase price of $400 million in each case to qualified institutional buyers in reliance on Rule 144A that are also “qualified purchasers” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended.
The P-Caps are an off-balance sheet contingent funding arrangement that, upon Holdings’ election, gives Holdings the right over a ten-year period (in the case of the 2029 Trust) or over a thirty-year period (in the case of the 2049 Trust) to issue senior notes to these Trusts. The Trusts each invested the proceeds from the sale of their P-Caps in separate portfolios of principal and/or interest strips of U.S. Treasury securities. In return, Holdings will pay a semi-annual facility fee to the 2029 Trust and 2049 Trust calculated at a rate of 2.125% and 2.715% per annum, respectively, which will be applied to the unexercised portion of the contingent funding arrangement and Holdings will reimburse the Trusts for certain expenses. The facility fees are recorded in Other operating costs and expenses in the Consolidated Statements of Income (Loss).
Federal Home Loan Bank (“FHLB”)
As a member of the FHLB, Equitable Financial has access to collateralized borrowings. It also may issue funding agreements to the FHLB. Both the collateralized borrowings and funding agreements would require Equitable Financial to pledge qualified mortgage-backed assets and/or government securities as collateral. Equitable Financial issues short-term funding agreements to the FHLB and uses the funds for asset, liability, and cash management purposes. Equitable Financial issues long-term funding agreements to the FHLB and uses the funds for spread lending purposes.
Entering into FHLB membership, borrowings and funding agreements requires the ownership of FHLB stock and the pledge of assets as collateral. Equitable Financial has purchased FHLB stock of $394 million and pledged collateral with a carrying value of $11.8 billion as of December 31, 2022.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Funding agreements are reported in policyholders’ account balances in the consolidated balance sheets. For other instruments used for asset/liability and cash management purposes, see “Derivative and offsetting assets and liabilities” included in Note 4 of the Notes to these Consolidated Financial Statements. The table below summarizes the Company’s activity of funding agreements with the FHLB.
Change in FHLB Funding Agreements during the Year Ended December 31, 2022

	Outstanding Balance at December 31, 2021	Issued During the Period	Repaid During the Period	Long-term Agreements Maturing Within One Year	Long-term Agreements Maturing Within Five Years	Outstanding Balance at December 31, 2022
	(in millions)
Short-term funding agreements:
Due in one year or less	$5,353	$54,316	$(53,790)	$251	$—	$6,130
Long-term funding agreements:
Due in years two through five	1,290	640	—	(251)	—	1,679
Due in more than five years	—	692	—	—	—	692
Total long-term funding agreements	1,290	1,332	—	(251)	—	2,371
Total funding agreements (1)	$6,643	$55,648	$(53,790)	$—	$—	$8,501
_____________
(1)The $4 million and $4 million difference between the funding agreements carrying value shown in fair value table for December 31, 2022 and 2021, respectively, reflects the remaining amortization of a hedge implemented and closed, which locked in the funding agreements borrowing rates.
Funding Agreement-Backed Notes Program (“FABN”)
Under the FABN program, Equitable Financial may issue funding agreements in U.S. dollar or other foreign currencies to a Delaware special purpose statutory trust (the “Trust”) in exchange for the proceeds from issuances of fixed and floating rate medium-term marketable notes issued by the Trust from time to time (the “Trust Notes”). The funding agreements have matching interest, maturity and currency payment terms to the applicable Trust Notes. The Company hedges the foreign currency exposure of foreign currency denominated funding agreements using cross currency swaps as discussed in Note 4 of the Notes to these Consolidated Financial Statements. As of December 31, 2022, the maximum aggregate principal amount of Trust Notes permitted to be outstanding at any one time is $10.0 billion. Funding agreements issued to the Trust, including any foreign currency transaction adjustments, are reported in policyholders’ account balances in the consolidated balance sheets. Foreign currency transaction adjustments to policyholder’s account balances are recognized in net income (loss) as an adjustment to interest credited to policyholders’ account balances and are offset in interest credited to policyholders’ account balances by a release of AOCI from deferred changes in fair value of designated and qualifying cross currency swap cash flow hedges. The table below summarizes Equitable Financial’s activity of funding agreements under the FABN program.
Change in FABN Funding Agreements during the Year Ended December 31, 2022

	Outstanding Balance at December 31, 2021	Issued During the Period	Repaid During the Period	Long-term Agreements Maturing Within One Year	Long-term Agreements Maturing Within Five Years	Foreign Currency Transaction Adjustment	Outstanding Balance at December 31, 2022
	(in millions)
Short-term funding agreements:
Due in one year or less	$—	$—	$—	$1,500	$—	$—	$1,500
Long-term funding agreements:
Due in years two through five	4,600	400	—	(1,500)	500	—	4,000
Due in more than five years	2,119	—	—	—	(500)	(34)	1,585
Total long-term funding agreements	6,719	400	—	(1,500)	—	(34)	5,585
Total funding agreements (1)	$6,719	$400	$—	$—	$—	$(34)	$7,085

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
_____________
(1)The $66 million and $70 million difference between the funding agreements notional value shown and carrying value table as of December 31, 2022 and 2021, respectively, reflects the remaining amortization of the issuance cost of the funding agreements and the foreign currency transaction adjustment.
Credit Facilities
For information regarding activity pertaining to our credit facilities arrangements, see Note 14 of the Notes to these Consolidated Financial Statements.
Guarantees and Other Commitments
The Company provides certain guarantees or commitments to affiliates and others. As of December 31, 2022, these arrangements include commitments by the Company to provide equity financing of $1.3 billion to certain limited partnerships and real estate joint ventures under certain conditions. Management believes the Company will not incur material losses as a result of these commitments.
The Company had $17 million of undrawn letters of credit related to reinsurance as of December 31, 2022. The Company had $703 million of commitments under existing mortgage loan agreements as of December 31, 2022.
The Company is the obligor under certain structured settlement agreements it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, the Company owns single premium annuities issued by previously wholly-owned life insurance subsidiaries. The Company has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly-owned subsidiaries be unable to meet their obligations. Management believes the need for the Company to satisfy those obligations is remote.
21)    BUSINESS SEGMENT INFORMATION
Effective January 1, 2023, our chief operating decision maker changed the financial information used. We now have six reportable segments. Prior period results have been revised in connection with updates to our reportable segments.
The Company has six reportable segments: Individual Retirement, Group Retirement, Investment Management and Research, Protection Solutions, Wealth Management and Legacy.
These segments reflect the manner by which the Company’s chief operating decision maker views and manages the business. A brief description of these segments follows:
•The Individual Retirement segment offers a diverse suite of variable annuity products which are primarily sold to affluent and high net worth individuals saving for retirement or seeking retirement income.
•The Group Retirement segment offers tax-deferred investment and retirement services or products to plans sponsored by educational entities, municipalities and not-for-profit entities, as well as small and medium-sized businesses.
•The Investment Management and Research segment provides diversified investment management, research and related solutions globally to a broad range of clients through three main client channels - Institutional, Retail and Private Wealth - and distributes its institutional research products and solutions through Bernstein Research Services.
•The Protection Solutions segment includes our life insurance and group employee benefits businesses. Our life insurance business offers a variety of VUL, UL and term life products to help affluent and high net worth individuals, as well as small and medium-sized business owners, with their wealth protection, wealth transfer and corporate needs. Our group employee benefits business offers a suite of dental, vision, life, and short- and long-term disability and other insurance products to small and medium-size businesses across the United States.
•The Wealth Management segment offers discretionary and non-discretionary investment advisory accounts, financial planning and advice, life insurance, and annuity products through Equitable Advisors. In 2023, we began reporting this business separately from our other segments and Corporate and Other.
•The Legacy segment primarily consists of the capital intensive fixed-rate GMxB business written in the Individual Retirement market prior to 2011. This business offered GMDB features in isolation or together

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
with GMLB features. This business also historically offered variable annuities with four types of guaranteed living benefit riders: GMIB, GWBL/GMWB, and GMAB.
Measurement
Operating earnings (loss) is the financial measure which primarily focuses on the Company’s segments’ results of operations as well as the underlying profitability of the Company’s core business. By excluding items that can be distortive and unpredictable such as investment gains (losses) and investment income (loss) from derivative instruments, the Company believes operating earnings (loss) by segment enhances the understanding of the Company’s underlying drivers of profitability and trends in the Company’s segments.
Operating earnings is calculated by adjusting each segment’s net income (loss) attributable to Holdings for the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk.;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; and a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
The General Account investment portfolio is used to support the insurance and annuity liabilities of our Individual Retirement, Group Retirement, Protection Solutions and Legacy business segments. In the first quarter 2022, the Company changed its methodology for allocating its General Account investment portfolio, which resulted in a change in the asset and net investment income allocation amongst the Company’s business segments. Following this change, the segmentation of the general account investments is now more closely aligned with the liability characteristics of the product groups. Management determined that the change in the allocation methodology allows for improved flexibility and infuses an active asset liability management practice into the segmentation process. Additionally, the Company also changed its basis for allocating the spread earned from our FHLB investment borrowing and FABN programs. The spread earned from our FHLB investment borrowing and FABN programs includes the investment income on the assets less interest credited on the funding agreements. The net spread as reflected in net investment income is allocated to the segments based on the percentage of the individual segment’s insurance liabilities over the combined segments insurance liabilities.
This change in measurement only impacts our segment disclosures, and thus has no impact on our overall consolidated financial statements. Historical segment operating income (loss), revenues and assets have not been recast in the tables as the impact was immaterial.
Revenues derived from any customer did not exceed 10% of revenues for the years ended December 31, 2022, 2021 and 2020.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.
The table below presents operating earnings (loss) by segment and Corporate and Other and a reconciliation to net income (loss) attributable to Holdings for the years ended December 31, 2022, 2021 and 2020, respectively:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Net income (loss) attributable to Holdings	$2,153	$1,755	$(648)
Adjustments related to:
Variable annuity product features (1)	(2,193)	1,115	3,912
Investment (gains) losses	945	(867)	(745)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	82	120	109
Other adjustments (2) (3) (4) (5)	605	628	952
Income tax expense (benefit) related to above adjustments (6)	118	(208)	(888)
Non-recurring tax items (7)	16	12	(391)
Non-GAAP Operating Earnings	$1,726	$2,555	$2,301

Operating earnings (loss) by segment:
Individual Retirement	$762	$794	$996
Group Retirement	446	579	494
Investment Management and Research	424	564	432
Protection Solutions	97	262	164
Wealth Management	101	58	34
Legacy	235	522	569
Corporate and Other (8)	$(339)	$(224)	$(387)
______________
(1)Includes COVID-19 impact on variable annuity product features due to a first quarter 2020 assumption update of $1.5 billion and other COVID-19 related impacts of $35 million for the year ended December 31, 2020.
(2)Includes COVID-19 impact on other adjustments due to a first quarter 2020 assumption update of $1.0 billion and other COVID-19 related impacts of $86 million for the year ended December 31, 2020.
(3)Includes separation costs of $82 million and $108 million for the for the years ended December 31, 2021 and 2020, respectively. Separation costs were completed during 2021.
(4)Includes certain gross legal expenses related to the COI litigation and claims related to a commercial relationship of $218 million and $207 million for the years ended December 31, 2022 and 2021, respectively. Includes policyholder benefit costs of $75 million for the years ended December 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. No adjustments were made for years ended December 31, 2020 operating earnings as the impact was immaterial.
(5)Includes Non-GMxB related derivative hedge gains and losses of $(34) million, $0 million and $(404) million for the years ended December 31, 2022, 2021 and 2020, respectively.
(6)Includes income taxes of $(554) million for the above COVID-19 items for the year ended December 31, 2020.
(7)Prior year includes a reduction in the reserve for uncertain tax positions resulting from the completion of an IRS examination in the year ended December 31, 2020.
(8)Includes interest expense and financing fees of $205 million, $242 million and $218 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Segment revenues is a measure of the Company’s revenue by segment as adjusted to exclude certain items. The following table reconciles segment revenues to total revenues by excluding the following items:
•Items related to variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features and changes in the fair value of the embedded derivatives reflected within the net derivative results of variable annuity product features;

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Other adjustments, which primarily includes net derivative gains (losses) on certain Non-GMxB derivatives and net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments and unrealized gain/losses associated with equity securities.
The table below presents segment revenues for the years ended December 31, 2022, 2021 and 2020.

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Segment revenues:
Individual Retirement (1)	$2,028	$1,989	$2,177
Group Retirement (1)	1,158	1,371	1,148
Investment Management and Research (2)	4,105	4,430	3,704
Protection Solutions (1)	3,120	3,179	3,038
Wealth Management (3)	1,446	1,437	1,180
Legacy (1)	819	1,229	2,134
Corporate and Other (1)	910	1,021	805
Elimination	(760)	(779)	(673)
Adjustments related to:
Variable annuity product features	(2,193)	1,115	3,912
Investment gains (losses), net	(945)	(867)	(745)
Other adjustments to segment revenues	2,956	(6,511)	(4,266)
Total revenues	$12,644	$7,614	$12,415
______________
(1)Includes investment expenses charged by AB of $110 million and $96 million and $84 million for the years ended December 31, 2022, 2021 and 2020, respectively, for services provided to the Company.
(2)Inter-segment investment management and other fees of $134 million, $126 million and $113 million for the years ended December 31, 2022, 2021 and 20202, respectively, are included in segment revenues of the Investment Management and Research segment.
(3)Inter-segment distribution fees of $736 million, $748 million and $644 million for the years ended December 31, 2022, 2021 and 2020 respectively, are included in segment revenues of the Wealth Management segment.

The table below presents total assets by segment as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
	(in millions)
Total assets by segment:
Individual Retirement	$77,641	$78,598
Group Retirement	42,421	57,458
Investment Management and Research	12,633	11,986
Protection Solutions	37,224	50,089
Wealth Management	137	140
Legacy	48,231	64,578
Corporate and Other	34,415	32,839
Total assets	$252,702	$295,688

22)    EQUITY
Preferred Stock
Preferred stock authorized, issued and outstanding was as follows:

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

	December 31, 2022			December 31, 2021
Series	Shares Authorized	Shares Issued	Shares Outstanding	Shares Authorized	Shares Issued	Shares Outstanding
Series A	32,000	32,000	32,000	32,000	32,000	32,000
Series B	20,000	20,000	20,000	20,000	20,000	20,000
Series C	12,000	12,000	12,000	12,000	12,000	12,000
Total	64,000	64,000	64,000	64,000	64,000	64,000

Series A Fixed Rate Noncumulative Perpetual Preferred Stock
In November and December 2019, Holdings’ issued a total of 32 million depositary shares, each representing a 1/1,000th interest in share of Series A Preferred Stock, $1.00 par value per share, with a liquidation preference of $25,000 per share, for aggregate net cash proceeds of $775 million ($800 million gross). The preferred stock ranks senior to Holdings’ common stock with respect to the payment of dividends and liquidation. Holdings’ will pay dividends on the Series A Preferred Stock on a noncumulative basis only when, as and if declared by the Company’s Board of Directors (or a duly authorized committee of the Board) and will be payable quarterly in arrears, at an annual rate of 5.25% on the stated amount per share. In connection with the issuance of the depositary shares and the underlying Series A Preferred Stock, Holdings’ incurred $25 million of issuance costs, which has been recorded as a reduction of additional paid-in capital. The Series A Preferred Stock is redeemable at Holdings’ option in whole or in part, on or after December 15, 2024, at a redemption price of $25,000 per share of preferred stock, plus declared and unpaid dividends. Prior to December 25, 2024, the preferred stock is redeemable at Holdings’ option, in whole but not in part, within 90 days of the occurrence of certain rating agency events at a redemption price equal to $25,500 per share, plus declared and unpaid dividends or certain regulatory capital events at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends.
Series B Fixed Rate Reset Noncumulative Perpetual Preferred Stock
On August 11, 2020, Holdings issued 500,000 depositary shares, each representing a 1/25th interest in a share of Series B Preferred Stock, $1.00 par value per share and liquidation preference of $25,000 per share, for aggregate net cash proceeds of $494 million ($500 million gross). The Series B Preferred Stock ranks senior to Holdings’ common stock and on parity with Holdings’ Series A Preferred Stock with respect to the payment of dividends and liquidation. Holdings will pay dividends on the Series B Preferred Stock on a noncumulative basis only when, as and if declared by the Company’s Board of Directors (or a duly authorized committee of the Board) and will be payable semi-annually in arrears, at an annual rate equal to the fixed rate of 4.950%, which is reset every 5 years starting on December 15, 2025 (“Reset Date”), at a rate per annum equal to the five-year U.S. Treasury Rate plus 4.736%.
In connection with the issuance of the depositary shares and the underlying Series B Preferred Stock, Holdings incurred $6 million of issuance costs, which have been recorded as a reduction of additional paid-in capital. The Series B Preferred Stock is redeemable at Holdings’ option in whole or in part, from time to time, during the three-month period prior to, and including, each Reset Date, at a redemption price equal to $25,000 per share of preferred stock, plus any declared and unpaid dividends. Furthermore, the preferred stock is redeemable at Holdings’ option, in whole but not in part at any time, within 90 days after the occurrence of certain rating agency events at a redemption price equal to $25,500 per share, plus any declared and unpaid dividends or after the occurrence of certain regulatory capital events at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends.
Series C Fixed Rate Reset Noncumulative Perpetual Preferred Stock
On January 8, 2021, Holdings issued 12,000,000 depositary shares, each representing a 1/1,000th interest in a share of the Company’s Series C Fixed Rate Noncumulative Perpetual Preferred Stock (“Series C Preferred Stock”), $1.00 par value per share and liquidation preference of $25,000 per share, for aggregate net cash proceeds of $293 million ($300 million gross). The Series C Preferred Stock ranks senior to Holdings’ common stock and on parity with Holdings’ Series A Preferred Stock and Series B Preferred Stock with respect to the payment of dividends and liquidation. Holdings will pay dividends on the Series C Preferred Stock on a noncumulative basis only when, as and if declared by the Company’s Board of Directors (or a duly authorized committee of the Board) and will be payable quarterly in arrears, at an annual rate equal to the fixed rate of 4.3%.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
Dividends to Shareholders
Dividends declared per share were as follows for the periods indicated:

	Year ended December 31,
	2022	2021	2020
Series A dividends declared	$1,313	$1,313	$1,378
Series B dividends declared	$1,238	$1,238	$426
Series C dividends declared	$1,075	$1,006	$—
Common Stock
Dividends to Shareholders

Dividends declared per share of common stock were as follows for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
Dividends declared	$0.78	$0.71	$0.66

Share Repurchase
On February 9, 2022, the Company’s Board of Directors authorized a new $1.2 billion share repurchase program. Under this program, the Company may, from time to time purchase shares of its common stock through various means. The Company may choose to suspend or discontinue the repurchase program at any time. The repurchase program does not obligate the Company to purchase any particular number of shares. As of December 31, 2022, Holdings had authorized capacity of approximately $372 million remaining in its share repurchase program.
For the years ended December 31, 2022, 2021 and 2020, the Company repurchased approximately 28.2 million, 51.9 million and 23.7 million shares of its common stock at a total cost of approximately $0.8 billion, $1.6 billion and $0.4 billion, respectively through open market repurchases, ASRs and privately negotiated transactions. The repurchased common stock was recorded as treasury stock in the consolidated balance sheets. For the years ended December 31, 2022, 2021 and 2020, the Company reissued approximately 2.0 million, 2.3 million and 743 thousand shares of its treasury stock, respectively. For the year ended December 31, 2022, 2021 and 2020, the Company retired approximately 12.5 million, 32 million and 0 shares of its treasury stock, respectively.
In April 2022, Holdings entered into an ASR with a third-party financial institution to repurchase an aggregate of $100 million of Holdings’ common stock. Pursuant to the ASR, Holdings made a prepayment of $100 million and initially received 2.6 million shares. The ASR terminated during April 2022, at which time 684,700 additional shares of common stock were received.
In May 2022, Holdings entered into an ASR with a third-party financial institution to repurchase an aggregate of $150 million of Holdings’ common stock. Pursuant to the ASR, Holdings made a prepayment of $150 million and initially received 4.3 million shares. The ASR terminated during July 2022, at which time 1.2 million additional shares of common stock were received.
In September 2022, Holdings entered into an ASR contract with a third-party financial institution to repurchase an aggregate of $37.5 million of Holdings’ common stock. Pursuant to the ASR, Holdings made a prepayment of $37.5 million and received initial delivery of 1.1 million shares. The ASR terminated during November 2022, at which time 0.2 million additional shares of common stock were received.
In December 2022, Holdings entered into an ASR with a third-party financial institution to repurchase an aggregate of $61 million of Holdings’ common stock. Pursuant to the ASR, Holdings made a prepayment of $61 million and initially received 1.7 million shares. The ASR terminated during February 2023, at which time an additional 0.3 million shares of common stock were received.
The timing and amount of share repurchases are determined by management based upon market conditions and other considerations. Numerous factors could affect the timing and amount of any future repurchases under the share

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
repurchase authorization, including increased capital needs of the Company due to changes in regulatory capital requirements, opportunities for growth and acquisitions, and the effect of adverse market conditions on the segments.
Accumulated Other Comprehensive Income (Loss)
AOCI represents cumulative gains (losses) on items that are not reflected in net income (loss). The balances as of December 31, 2022, and 2021 follow:

	December 31,
	2022	2021
	(in millions)
Unrealized gains (losses) on investments	$(9,324)	$3,898
Market risk benefits - instrument-specific credit risk component	668	(912)
Liability for future policy benefits - current discount rate component	355	(1,003)
Defined benefit pension plans	(650)	(669)
Foreign currency translation adjustments	(91)	(45)
Total accumulated other comprehensive income (loss)	(9,042)	1,269
Less: Accumulated other comprehensive income (loss) attributable to noncontrolling interest	(50)	(34)
Accumulated other comprehensive income (loss) attributable to Holdings	$(8,992)	$1,303

The components of OCI, net of taxes for the years ended December 31, 2022, 2021 and 2020 follow:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Change in net unrealized gains (losses) on investments:
Net unrealized gains (losses) arising during the period (1)	$(13,637)	$(2,467)	$4,887
(Gains) losses reclassified into net income (loss) during the period (2)	685	(698)	(653)
Net unrealized gains (losses) on investments	(12,952)	(3,165)	4,234
Adjustments for policyholders’ liabilities, DAC, insurance liability loss recognition and other (4)	346	704	(1,278)
Change in unrealized gains (losses), net of adjustments (net of deferred income tax expense (benefit) of $(1,364), $(654), and $786)	(12,606)	(2,461)	2,956
Change in LFPB discount rate and MRB credit risk, net of tax
Changes in market risk benefits - instrument-specific credit risk (net of deferred income tax expense (benefit) of $332, $13 and $0)	1,249	50	—
Changes in liability for future policy benefits - current discount rate (net of deferred income tax expense (benefit) of $285, $74 and $0)	1,074	279	—
Change in defined benefit plans:
Reclassification to Net income (loss) of amortization of net prior service credit included in net periodic cost (3)	18	266	48
Change in defined benefit plans (net of deferred income tax expense (benefit) of ($1), $68, and $14)	18	266	48
Foreign currency translation adjustments:
Foreign currency translation gains (losses) arising during the period	(46)	(11)	22
Foreign currency translation adjustment	(46)	(11)	22
Total other comprehensive income (loss), net of income taxes	(10,311)	(1,877)	3,026
Less: Other comprehensive income (loss) attributable to noncontrolling interest	(16)	1	7
Other comprehensive income (loss) attributable to Holdings	$(10,295)	$(1,878)	$3,019
Cumulative effect of adoption of ASU 2018-02, Long Duration Targeted Improvements (net of deferred income tax expense (benefit) of $0, $(181), and $0)	$—	$(682)	$—
Change in Accumulated other comprehensive income (loss) attributable to Holdings	$(10,295)	$(2,560)	$3,019
______________
(1)For 2022, unrealized gains (losses) arising during the period is presented net of a valuation allowance of $1.6 billion established during the fourth quarter of 2022. The Company established the valuation allowance against its deferred tax assets related to unrealized capital

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
losses in the available for sale securities portfolio. See Note 16 of the Notes to these Consolidated Financial Statements for details on the valuation allowance.
(2)See “reclassification adjustments” in Note 3 of the Notes to these Consolidated Financial Statements. Reclassification amounts presented net of income tax expense (benefit) of $182 million, $186 million, and $(174) million for the years ended December 31, 2022, 2021 and 2020, respectively.
(3)These AOCI components are included in the computation of net periodic costs. See Note 16 of the Notes to these Consolidated Financial Statement.
(4)DAC is pre-LDTI and only reported in 2020.
Investment gains and losses reclassified from AOCI to net income (loss) primarily consist of realized gains (losses) on sales and credit losses of AFS securities and are included in total investment gains (losses), net on the consolidated statements of income (loss). Amounts reclassified from AOCI to net income (loss) as related to defined benefit plans primarily consist of amortization of net (gains) losses and net prior service cost (credit) recognized as a component of net periodic cost and reported in compensation and benefits in the consolidated statements of income (loss). Amounts presented in the table above are net of tax.
23)    EARNINGS PER COMMON SHARE
The following table presents a reconciliation of net income (loss) and weighted-average common shares used in calculating basic and diluted EPS for the periods indicated:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Weighted-average common shares outstanding:
Weighted-average common shares outstanding — basic	377.6	417.4	450.4
Effect of dilutive securities:
Employee share awards (1)	2.3	3.8	—
Weighted-average common shares outstanding — diluted (2)	379.9	421.2	450.4

Net income (loss):
Net income (loss)	$2,394	$2,170	$(349)
Less: Net income (loss) attributable to the noncontrolling interest	241	415	299
Net income (loss) attributable to Holdings	2,153	1,755	(648)
Less: Preferred stock dividends	80	79	53
Net income (loss) available to Holdings’ common shareholders	$2,073	$1,676	$(701)

EPS:
Basic	$5.49	$4.02	$(1.56)
Diluted	$5.46	$3.98	$(1.56)
_____________
(1)Calculated using the treasury stock method.
(2)Due to net loss for the years ended December 31, 2021 and 2020, approximately 3.8 million and 1.7 million shares were excluded from the diluted EPS calculation.
For the years ended December 31, 2022, 2021 and 2020, 3.9 million, 4.4 million, and 10.0 million of outstanding stock awards, respectively, were not included in the computation of diluted EPS because their effect was anti-dilutive.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued
24)    REDEEMABLE NONCONTROLLING INTEREST
The changes in the components of redeemable noncontrolling interests are presented in the table that follows:

	Year Ended December 31,
	2022	2021	2020
	(in millions)
Balance, beginning of period	$468	$143	$365
Net earnings (loss) attributable to redeemable noncontrolling interests	(59)	5	(3)
Purchase/change of redeemable noncontrolling interests	46	320	(219)
Balance, end of period	$455	$468	$143

25)     HELD-FOR-SALE
Assets and liabilities related to the business classified as HFS are separately reported in the Consolidated Balance Sheets beginning in the period in which the business is classified as HFS.

AB Bernstein Research Services
On November 22, 2022, AB and Société Générale, a leading European bank, announced plans to form a joint venture combining their respective cash equities and research businesses. The consummation of the joint venture is subject to customary closing conditions, including regulatory clearances. The closing is expected to occur before the end of 2023. Upon closing, AB will own a 49% interest in the joint venture and Société Générale will own a 51% interest in the joint venture, with an option to reach 100% ownership after five years. The assets and liabilities of AB's research services business recorded at fair value, less cost to sell have been classified as held-for-sale in our Consolidated Financial Statements. As a result of classifying these assets as held-for-sale, AB recognized a non-cash valuation adjustment of $7 million on the consolidated statement of income, to recognize the net carrying value at lower of cost or fair value, less estimated costs to sell.

The following table summarizes the assets and liabilities classified as held-for-sale as of December 31, 2022 on the Company’s consolidated balance sheet:

December 31,
2022 (1)
(in millions)
Cash and cash equivalents	$159
Broker-dealer related receivables	74
Trading securities, at fair value	25
Goodwill and other intangible assets ,net	175
Other assets (2)	129
Total assets held-for-sale	$562

Broker-dealer related payables	$33
Customers related payables	10
Other liabilities	65
Total liabilities held-for-sale	$108
____________
(1)    The assets and liabilities classified as held-for-sale are reported within our Investment Management & Research segment.
(2)    Other assets includes a valuation adjustment of $(7) million.

EQUITABLE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued
These assets and liabilities are reported under the Investment Management & Research segment. The Company has determined that AB’s exit from the research business did not represent a strategic shift that had a major effect on AB’s or the Company’s consolidated results of operations, and therefore, are not classified as discontinued operations.
Corporate Solutions Life Reinsurance Company
On October 27, 2020, Holdings entered into a Master Transaction Agreement with VIAC. See Note 1 of the Notes to these Consolidated Financial Statements for further information. As a result of the agreement, an estimated impairment loss of $15 million, net of income tax, was recorded for the year ended December 31, 2020 and is included in investment gains (losses), net in the consolidated statements of income (loss). The transaction closed on June 1, 2021 with a gain on sale, net of income tax, of less than $1 million. Accordingly, the Company recovered the impairment previously recorded, thus reflecting a gain of $15 million for the year ended December 31, 2021.
26)     SUBSEQUENT EVENTS
Debt Offering
On January 11, 2023, the Company issued $500 million aggregate principal amount of senior notes (the “Senior Notes”). These amounts will be recorded net of the underwriting discount and issuance costs of $5 million. The Company will pay semiannual interest on the Senior Notes on January 11 and July 11 of each year, commencing on July 11, 2023, and the Senior Notes will mature on January 11, 2033. The Senior Notes bear interest at 5.594% per annum. On any date prior to October 11, 2032, the Company may redeem some or all of the Senior Notes, subject to a make-whole provision. At any time on or after October 11, 2032, the Company may, at its option, redeem the Notes in whole or in part, at a price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to the redemption date. The Senior Notes contain customary affirmative and negative covenants, including a limitation on certain liens and a limit on the Company’s ability to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets. The Senior Notes also include customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding Senior Notes may be accelerated.
Share Repurchase
On February 9, 2023, the Company’s Board of Directors authorized a new $700 million share repurchase program. Under this program, the Company may, from time to time, purchase shares of its common stock through various means. The Company may choose to suspend or discontinue the repurchase program at any time. The repurchase program does not obligate the Company to purchase any particular number of shares. As of February 9, 2023, Holdings had authorized capacity of approximately $1.1 billion remaining in its share repurchase program.
Accelerated Share Repurchase Agreement
In January 2023, Holdings entered into an ASR with a third-party financial institution to repurchase an aggregate of $75 million of Holdings’ common stock. Pursuant to the ASR, Holdings made a prepayment of $75 million and received initial delivery of 2.0 million Holdings’ shares. The ASR is scheduled to terminate during the first quarter of 2023, at which time additional shares may be delivered or returned depending on the daily volume-weighted average price of Holdings’ common stock.

EQUITABLE HOLDINGS, INC.
SCHEDULE I
SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN RELATED PARTIES
AS OF DECEMBER 31, 2022

	Cost (1)	Fair Value	Carrying Value
	(in millions)
Fixed maturities, AFS:
U.S. government, agencies and authorities	$7,054	$5,837	$5,837
State, municipalities and political subdivisions	609	527	527
Foreign governments	985	836	836
Public utilities	6,829	5,778	5,778
All other corporate bonds	43,883	37,793	37,793
Residential mortgage-backed	908	822	822
Asset-backed	8,859	8,490	8,490
Commercial mortgage-backed	3,823	3,235	3,235
Redeemable preferred stocks	41	43	43
Total fixed maturities, AFS	72,991	63,361	63,361
Fixed maturities, at fair value using the fair value option	1,599	1,508	1,508
Mortgage loans on real estate (2)	16,610	14,690	16,481
Policy loans	4,033	4,349	4,033
Other equity investments	2,938	3,152	3,152
Trading securities	639	677	677
Other invested assets	3,885	3,885	3,885
Total Investments	$102,695	$91,622	$93,097
______________
(1)Cost for fixed maturities represents original cost, reduced by repayments and write-downs and adjusted for amortization of premiums or accretion of discount; cost for equity securities represents original cost reduced by write-downs; cost for other limited partnership interests represents original cost adjusted for equity in earnings and reduced by distributions.
(2)Carrying value for mortgage loans on real estate represents original cost adjusted for amortization of premiums or accretion of discount and reduced by credit loss allowance.

EQUITABLE HOLDINGS, INC.
SCHEDULE II

Balance Sheets (Parent Company)
December 31, 2022 and 2021

	December 31,
	2022	2021
	(in millions, except share amounts)
ASSETS
Investment in consolidated subsidiaries	$2,652	$11,960
Fixed maturities available-for-sale, at fair value (amortized cost of $737 and $884)	693	874
Other equity investments	139	92
Other invested assets	448	—
Total investments	3,932	12,926
Cash and cash equivalents	711	867
Goodwill and other intangible assets, net	1,242	1,255
Loans to affiliates	990	755
Receivable from affiliates	714	585
Current and deferred income taxes assets	541	600
Other assets	265	44
Total Assets	$8,395	$17,032

LIABILITIES
Short-term debt	$520	$—
Long-term debt	3,322	3,839
Employee benefits liabilities	777	853
Loans from affiliates	1,900	1,900
Payable to affiliates	394	48
Other liabilities	81	41
Total Liabilities	$6,994	$6,681

EQUITY ATTRIBUTABLE TO HOLDINGS
Preferred stock and additional paid-in capital, $1 par value and $25,000 liquidation preference	$1,562	$1,562
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 508,418,442 and 520,918,331 shares issued, respectively; 365,081,940 and 391,290,224 shares outstanding, respectively	4	4
Additional paid-in capital	2,299	1,919
Treasury stock, at cost, 143,336,502 and 129,628,107 shares, respectively	(3,297)	(2,850)
Retained earnings	9,825	8,413
Accumulated other comprehensive income (loss)	(8,992)	1,303
Total equity attributable to Holdings	1,401	10,351
Total Liabilities and Equity Attributable to Holdings	$8,395	$17,032

The financial information of Equitable Holdings, Inc. should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

EQUITABLE HOLDINGS, INC.
SCHEDULE II

STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) (PARENT COMPANY)
YEARS ENDED DECEMBER 31, 2022, 2021, AND 2020

	2022	2021	2020
	(in millions)
REVENUES
Equity in income (losses) from continuing operations of consolidated subsidiaries	$2,282	$2,042	$(668)
Net investment income (loss)	66	26	26
Investment gains (losses), net	—	(12)	—
Total revenues	2,348	2,056	(642)

EXPENSES
Interest expense	248	241	229
Other operating costs and expenses	33	58	40
Total expenses	281	299	269
Income (loss) from continuing operations, before income taxes	2,067	1,757	(911)
Income tax (expense) benefit	86	(2)	263
Net income (loss) attributable to Holdings	2,153	1,755	(648)
Less: Preferred stock dividends	80	79	53
Net income (loss) available to Holdings' common shareholders	$2,073	$1,676	$(701)

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$2,153	$1,755	$(648)
Other comprehensive income (loss) net of income taxes:
Change in net unrealized gains (losses) on investments	(6)	(85)	47
Change in defined benefit plans	10	251	53
Equity in net other comprehensive income (loss) from continuing operations of consolidated subsidiaries	(10,299)	(2,726)	2,919
Total other comprehensive income (loss), net of income taxes	(10,295)	(2,560)	3,019
Comprehensive income (loss)	$(8,142)	$(805)	$2,371

The financial information of Equitable Holdings, Inc. should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

EQUITABLE HOLDINGS, INC.
SCHEDULE II
STATEMENTS OF CASH FLOWS (PARENT COMPANY)
YEARS ENDED DECEMBER 31, 2022, 2021, AND 2020

	2022	2021	2020
	(in millions)
Net income (loss) attributable to Holdings	$2,153	$1,755	$(648)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in net (earnings) loss of subsidiaries	(2,282)	(2,042)	668
Non-cash long term incentive compensation expense	64	15	27
Amortization and depreciation	57	60	40
Equity (income) loss limited partnerships	(29)	(19)	(8)
Dividends from subsidiaries	1,801	792	2,877
Changes in:
Current and deferred taxes	83	(151)	(250)
Other, net	(23)	14	(135)
Net cash provided by (used in) operating activities	$1,824	$424	$2,571

Cash flows from investing activities:
Proceeds from the sale/maturity/prepayment of:
Fixed maturities, available-for-sale	$131	$210	$131
Short-term investments	550	—	—
Other	5	—	—
Payment for the purchase/origination of:
Fixed maturities, available-for-sale	—	—	(1,011)
Short-term investments	(1,000)	—	—
Other	(16)	(7)	(21)
Net issuance on credit facilities to affiliates	(235)	(80)	(115)
Proceeds from the sale of subsidiary	—	215	—
Net cash provided by (used in) investing activities	$(565)	$338	$(1,016)

Cash flows from financing activities:
Issuance of preferred stock	$—	$293	$494
Repayment of long-term debt	—	(280)	—
Proceeds from loans from affiliates	—	1,000	—
Repayments of loans from affiliates	—	—	(300)
Shareholder dividends paid	(294)	(296)	(297)
Preferred dividends paid	(80)	(79)	(53)
Purchase of treasury shares	(849)	(1,637)	(430)
Capital contribution to subsidiaries	(225)	(815)	(350)
Other, net	33	(53)	—
Net cash provided by (used in) financing activities	$(1,415)	$(1,867)	$(936)

Change in cash and cash equivalents	(156)	(1,105)	619
Cash and cash equivalents, beginning of year	867	1,972	1,353
Cash and cash equivalents, end of year	$711	$867	$1,972

Supplemental cash flow information:
Interest paid	$185	$209	$196
Income taxes (refunded) paid	$153	$153	$(265)

Non-cash transactions from investing and financing activities:
Change in investment in subsidiary from issuance of AB Units for CarVal acquisition	$314	$—	$—
Non-cash dividends from subsidiaries	$22	$—	$—
Dividend of AB Units from subsidiary	$—	$23	$—
The financial information of Equitable Holdings, Inc. should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

EQUITABLE HOLDINGS, INC.
SCHEDULE II
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
1)    BASIS OF PRESENTATION
The financial information of Holdings should be read in conjunction with the Consolidated Financial Statements and Notes thereto. The Company is the holding company for a diversified financial services organization.
2)    LOANS TO AFFILIATES
On November 4, 2019, Holdings made available to AB a $900 million committed, unsecured senior credit facility (the “EQH Facility”). The EQH Facility matures on November 4, 2024 and is available for AB's general business purposes. Borrowings by AB under the EQH Facility generally bear interest at a rate per annum based on prevailing overnight commercial paper rates. The EQH Facility contains affirmative, negative and financial covenants which are substantially similar to those in AB’s committed bank facilities. The EQH Facility also includes customary events of default substantially similar to those in AB’s committed bank facilities, including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lender’s commitment may be terminated. Amounts under the EQH Facility may be borrowed, repaid and re-borrowed by AB from time to time until the maturity of the facility. AB or Holdings may reduce or terminate the commitment at any time without penalty upon proper notice. Holdings also may terminate the facility immediately upon a change of control of the general partner. In As of December 31, 2022 and 2021, $900 million and $755 million were outstanding under the EQH Facility with interest rates of approximately 4.3% and 0.2%, respectively, respectively.
3)    LOANS FROM AFFILIATES
In June 2021, Holdings received a $1.0 billion 10-year term loan from Equitable Financial. The loan has an interest rate of 3.23% and matures in June 2031. As of December 31, 2022 and 2021, $1.0 billion was outstanding on the loan.
In November 2019, Holdings received a $900 million loan from Equitable Financial. The loan has an interest rate of one- month LIBOR plus 1.33%. The loan matures on November 4, 2024. As of December 31, 2022 and 2021, $900 million was outstanding on the loan.
Interest cost related to loans from affiliates totaled $60 million, $30 million and $32 million for the years ended December 31, 2022, 2021 and 2020, respectively.
4)    INCOME TAXES
Holdings and certain of its consolidated subsidiaries and affiliates file a consolidated federal income tax return. Holdings has tax sharing agreements with certain of its subsidiaries and generally will either receive or pay these subsidiaries for utilization of the subsidiaries’ tax benefits or expense. Holdings settles these amounts annually.
5)    ISSUANCE OF SERIES A, SERIES B AND SERIES C FIXED RATE NONCUMULATIVE PERPETUAL PREFERRED STOCK
See Note 22 of the Notes to the Consolidated Financial Statements.
6)    SHARE REPURCHASE
See Note 22 of the Notes to the Consolidated Financial Statements.

EQUITABLE HOLDINGS, INC.

SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022

	Individual Retirement	Group Retirement	Investment Management and Research	Protection Solutions	Wealth Management	Legacy	Corporate and Other	Elim-inations	Total
	(in millions)
Deferred policy acquisition costs	$3,219	$800	$—	$1,630	$—	$593	$127	$—	$6,369
Policyholders’ account balances	40,102	13,141	—	14,939	—	688	14,996	—	83,866
Future policy benefits and other policyholders' liabilities	891	1	—	4,870	—	2,700	8,141	—	16,603
Policy charges and premium revenue	655	318	—	2,018	—	139	318	—	3,448
Net derivative gains (losses)	851	(20)	41	(16)	—	—	36	15	907
Net investment income (loss)	997	605	(108)	961	2	242	521	95	3,315
Policyholders’ benefits and interest credited	374	281	—	2,477	—	216	759	—	4,107
Amortization of deferred policy acquisition costs	334	59	—	117	—	65	11	—	586
All other operating expenses (1)	(102)	277	3,255	685	1,311	(428)	721	(760)	4,959

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2021

	Individual Retirement	Group Retirement	Investment Management and Research	Protection Solutions	Wealth Management	Legacy	Corporate and Other	Elim-inations	Total
	(in millions)
Deferred policy acquisition costs	$3,013	$771	$—	$1,559	$—	$631	$139	$—	$6,113
Policyholders’ account balances	37,717	13,050	—	15,028	—	746	12,820	—	79,361
Future policy benefits and other policyholders' liabilities	1,196	—	—	5,283	—	2,553	9,146	—	18,178
Policy charges and premium revenue	726	370	—	1,950	—	335	347	—	3,728
Net derivative gains (losses)	(7,060)	(39)	(14)	(29)	—	—	(21)	14	(7,149)
Net investment income (loss)	796	751	25	1,095	(1)	424	674	82	3,846
Policyholders’ benefits and interest credited	291	303	—	2,451	—	227	735	—	4,007
Amortization of deferred policy acquisition costs	294	64	—	116	—	66	12	—	552
All other operating expenses (1)	(857)	354	3,238	590	1,390	(4,227)	736	(778)	446

EQUITABLE HOLDINGS, INC.

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2020

	Individual Retirement	Group Retirement	Investment Management and Research	Protection Solutions	Wealth Management	Legacy	Corporate and Other	Elim-inations	Total
	(in millions)
Deferred policy acquisition costs (2)	$2,597	$632	$—	$418	$—	$581	$15	$—	$4,243
Policyholders’ account balances (2)	29,921	12,828	—	14,875	—	815	8,381	—	66,820
Future policy benefits and other policyholders' liabilities (2)	3,323	9	—	5,031	—	21,889	9,629	—	39,881
Policy charges and premium revenue	780	295	—	2,013	—	1,254	390	—	4,732
Net derivative gains (losses)	(2,059)	(2)	(36)	413	—	60	(111)	13	(1,722)
Net investment income (loss)	845	644	36	941	—	492	448	71	3,477
Policyholders’ benefits and interest credited	2,015	305	—	2,372	—	1,071	785	—	6,548
Amortization of deferred policy acquisition costs	281	73	—	1,220	—	40	(1)	—	1,613
All other operating expenses (1)	357	283	2,815	420	1,130	341	674	(673)	5,347
_____________
(1)Operating expenses are allocated to segments.
(2)Excludes amounts reclassified as HFS.

EQUITABLE HOLDINGS, INC.

SCHEDULE IV
REINSURANCE (1)
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
			(in millions)
2022
Life insurance in-force	$483,069	$174,819	$31,337	$339,587	9.2%

Premiums:
Life insurance and annuities	$822	$182	$172	$812	21.2%
Accident and health	220	46	8	182	4.4%
Total premiums	$1,042	$228	$180	$994	18.1%

2021
Life insurance in-force	$484,082	$185,203	$31,971	$330,850	9.7%

Premiums:
Life insurance and annuities	$802	$155	$181	$828	21.9%
Accident and health	168	44	8	132	6.1%
Total premiums	$970	$199	$189	$960	19.7%

2020
Life insurance in-force	$473,514	$94,231	$33,098	$412,381	8.0%

Premiums:
Life insurance and annuities	$805	$113	$213	$905	23.5%
Accident and health	124	41	9	92	9.8%
Total premiums	$929	$154	$222	$997	22.3%
______________
(1)Includes amounts related to the discontinued group life and health business.

GLOSSARY
Selected Financial Terms

Account Value (“AV”)	Generally equals the aggregate policy account value of our retirement and protection products. General Account AV refers to account balances in investment options that are backed by the General Account while Separate Accounts AV refers to Separate Accounts investment assets.

Alternative investments	Investments in real estate and real estate joint ventures and other limited partnerships.

Assets under administration (“AUA”)
Includes non-insurance client assets that are invested in our savings and investment products or serviced by our Equitable Advisors platform. We provide administrative services for these assets and generally record the revenues received as distribution fees.

Annualized Premium	100% of first year recurring premiums (up to target) and 10% of excess first year premiums or first year premiums from single premium products.

Assets under management (“AUM”)	Investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our GAIA portfolio and (iii) the Separate Account assets of our retirement and protection businesses. Total AUM reflects exclusions between segments to avoid double counting.

Combined RBC Ratio	Calculated as the overall aggregate RBC ratio for the Company’s insurance subsidiaries including capital held for its life insurance and variable annuity liabilities and non-variable annuity insurance liabilities.

Conditional tail expectation (“CTE”)
Calculated as the average amount of total assets required to satisfy obligations over the life of the contract or policy in the worst x% of scenarios. Represented as CTE (100 less x). Example: CTE95 represents the worst five percent of scenarios.

Deferred policy acquisition cost (“DAC”)	Represents the incremental costs related directly to the successful acquisition of new and certain renewal insurance policies and annuity contracts and which have been deferred on the balance sheet as an asset.

Deferred sales inducements (“DSI”)	Represent amounts that are credited to a policyholder’s account balance that are higher than the expected crediting rates on similar contracts without such an inducement and that are an incentive to purchase a contract and also meet the accounting criteria to be deferred as an asset that is amortized over the life of the contract.

Fee-Type Revenue	Revenue from fees and related items, including policy charges and fee income, premiums, investment management and service fees, and other income.

Gross Premiums	FYP and Renewal premium and deposits.

Invested assets	Includes fixed maturity securities, equity securities, mortgage loans, policy loans, alternative investments and short-term investments.

P&C	Property and casualty.

Premium and deposits	Amounts a policyholder agrees to pay for an insurance policy or annuity contract that may be paid in one or a series of payments as defined by the terms of the policy or contract.

Protection Solutions Reserves	Equals the aggregate value of Policyholders’ account balances and Future policy benefits for policies in our Protection Solutions segment.

Reinsurance	Insurance policies purchased by insurers to limit the total loss they would experience from an insurance claim.

Renewal premium and deposits	Premiums and deposits after the first twelve months of the policy or contract.

Risk-based capital (“RBC”)	Rules to determine insurance company statutory capital requirements. It is based on rules published by the National Association of Insurance Commissioners (“NAIC”).

Total adjusted capital (“TAC”)	Primarily consists of capital and surplus, and the asset valuation reserve.

Product Terms

401(k)	A tax-deferred retirement savings plan sponsored by an employer. 401(k) refers to the section of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to which these plans are established.

403(b)	A tax-deferred retirement savings plan available to certain employees of public schools and certain tax-exempt organizations. 403(b) refers to the section of the Code pursuant to which these plans are established.

457(b)	A deferred compensation plan that is available to governmental and certain non-governmental employers. 457(b) refers to the section of the Code pursuant to which these plans are established.

Accumulation phase	The phase of a variable annuity contract during which assets accumulate based on the policyholder’s lump sum or periodic deposits and reinvested interest, capital gains and dividends that are generally tax-deferred.

Affluent	Refers to individuals with $250,000 to $999,999 of investable assets.

Annuitant	The person who receives annuity payments or the person whose life expectancy determines the amount of variable annuity payments upon annuitization of an annuity to be paid for life.

Annuitization	The process of converting an annuity investment into a series of periodic income payments, generally for life.

Benefit base	A notional amount (not actual cash value) used to calculate the owner’s guaranteed benefits within an annuity contract. The death benefit and living benefit within the same contract may not have the same benefit base.

Cash surrender value	The amount an insurance company pays (minus any surrender charge) to the policyholder when the contract or policy is voluntarily terminated prematurely.

Deferred annuity	An annuity purchased with premiums paid either over a period of years or as a lump sum, for which savings accumulate prior to annuitization or surrender, and upon annuitization, such savings are exchanged for either a future lump sum or periodic payments for a specified length of time or for a lifetime.

Dollar-for-dollar withdrawal	A method of calculating the reduction of a variable annuity benefit base after a withdrawal in which the benefit is reduced by one dollar for every dollar withdrawn.

EQUI-VEST Group (“EG”)	A traditional variable deferred annuity without enhanced guaranteed benefits with single and ongoing premiums sold in the tax-exempt 403(b)/(457(b) markets.

EQUI-VEST Individual (“EI”)	A traditional variable deferred annuity without enhanced guaranteed benefits sold in the individual market.

Fixed annuity	An annuity that guarantees a set annual rate of return with interest at rates we determine, subject to specified minimums. Credited interest rates are guaranteed not to change for certain limited periods of time.

Fixed Rate GMxB	Guarantees on our individual variable annuity products that are based on a rate that is fixed at issue.

Floating Rate GMxB	Guarantees on our individual variable annuity products that are based on a rate that varies with a specified index rate, subject to a cap and floor.

Future policy benefits	Future policy benefits for the annuities business are comprised mainly of liabilities for life-contingent income annuities, and liabilities for the variable annuity guaranteed minimum benefits accounted for as insurance.

Future policy benefits for the life business are comprised mainly of liabilities for traditional life and certain liabilities for universal and variable life insurance contracts (other than the Policyholders’ account balance).

General Account Investment Portfolio	The invested assets held in the General Account.

General Account (“GA”)	The assets held in the general accounts of our insurance companies as well as assets held in our separate accounts on which we bear the investment risk.

GMxB	A general reference to all forms of variable annuity guaranteed benefits, including guaranteed minimum living benefits, or GMLBs (such as GMIBs, GMWBs and GMABs), and guaranteed minimum death benefits, or GMDBs (inclusive of return of premium death benefit guarantees).

GMxB Core	Retirement Cornerstone and Accumulator sold 2011 and later.

GMxB Legacy	Fixed-rate GMxB business written prior to 2011

Guaranteed income benefit (“GIB”)	An optional benefit which provides the policyholder with a guaranteed lifetime annuity based on predetermined annuity purchase rates applied to a GIB benefit base, with annuitization automatically triggered if and when the contract AV falls to zero.

Guaranteed minimum accumulation benefits (“GMAB”)	An optional benefit (available for an additional cost) which entitles an annuitant to a minimum payment, typically in lump-sum, after a set period of time, typically referred to as the accumulation period. The minimum payment is based on the benefit base, which could be greater than the underlying AV.

Guaranteed minimum death benefits (“GMDB”)	An optional benefit (available for an additional cost) that guarantees an annuitant’s beneficiaries are entitled to a minimum payment based on the benefit base, which could be greater than the underlying AV, upon the death of the annuitant.

Guaranteed minimum income benefits (“GMIB”)	An optional benefit (available for an additional cost) where an annuitant is entitled to annuitize the policy and receive a minimum payment stream based on the benefit base, which could be greater than the underlying AV.

Guaranteed minimum living benefits (“GMLB”)	A reference to all forms of guaranteed minimum living benefits, including GMIBs, GMWBs and GMABs (does not include GMDBs).

Guaranteed minimum withdrawal benefits (“GMWB”)	An optional benefit (available for an additional cost) where an annuitant is entitled to withdraw a maximum amount of their benefit base each year, for which cumulative payments to the annuitant could be greater than the underlying AV.

Guaranteed Universal Life (“GUL”)	A universal life insurance offering with a lifetime no lapse guarantee rider, otherwise known as a guaranteed UL policy. With a GUL policy, the premiums are guaranteed to last the life of the policy.

Guaranteed withdrawal benefit for life (“GWBL”)	An optional benefit (available for an additional cost) where an annuitant is entitled to withdraw a maximum amount of their benefit base each year, for the duration of the policyholder’s life, regardless of account performance.

High net worth	Refers to individuals with $1,000,000 or more of investable assets.

Index-linked annuities	An annuity that provides for asset accumulation and asset distribution needs with an ability to share in the upside from certain financial markets such as equity indices, or an interest rate benchmark. With an index-linked annuity, the policyholder’s AV can grow or decline due to various external financial market indices performance.

Indexed Universal Life (“IUL”)	A permanent life insurance offering built on a universal life insurance framework that uses an equity-linked approach for generating policy investment returns.

Investment Edge (“IE”)	A traditional variable deferred annuity without enhanced guaranteed benefits that provides tax-efficient distribution.

Living benefits	Optional benefits (available at an additional cost) that guarantee that the policyholder will get back at least his original investment when the money is withdrawn.

Mortality and expense risk fee (“M&E fee”)	A fee charged by insurance companies to compensate for the risk they take by issuing life insurance and variable annuity contracts.

Net flows	Net change in customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Policyholder account balances
Annuities. Policyholder account balances are held for fixed deferred annuities, the fixed account portion of variable annuities and non-life contingent income annuities. Interest is credited to the policyholder’s account at interest rates we determine which are influenced by current market rates, subject to specified minimums.

Life Insurance Policies. Policyholder account balances are held for retained asset accounts, universal life policies and the fixed account of universal variable life insurance policies. Interest is credited to the policyholder’s account at interest rates we determine which are influenced by current market rates, subject to specified minimums.

Return of premium (“ROP”) death benefit	This death benefit pays the greater of the account value at the time of a claim following the owner’s death or the total contributions to the contract (subject to adjustment for withdrawals). The charge for this benefit is usually included in the M&E fee that is deducted daily from the net assets in each variable investment option. We also refer to this death benefit as the Return of Principal death benefit.

Rider	An optional feature or benefit that a policyholder can purchase at an additional cost.

Roll-up rate	The guaranteed percentage that the benefit base increases by each year.

Separate Account	Refers to the separate account investment assets of our insurance subsidiaries excluding the assets held in those separate accounts on which we bear the investment risk.

Surrender charge	A fee paid by a contract owner for the early withdrawal of an amount that exceeds a specific percentage or for cancellation of the contract within a specified amount of time after purchase.

Surrender rate	Represents annualized surrenders and withdrawals as a percentage of average AV.

Universal life (“UL”) products	Life insurance products that provide a death benefit in return for payment of specified annual policy charges that are generally related to specific costs, which may change over time. To the extent that the policyholder chooses to pay more than the charges required in any given year to keep the policy in-force, the excess premium will be placed into the AV of the policy and credited with a stated interest rate on a monthly basis.

Variable annuity	A type of annuity that offers guaranteed periodic payments for a defined period of time or for life and gives purchasers the ability to invest in various markets though the underlying investment options, which may result in potentially higher, but variable, returns.

Variable Universal Life (“VUL”)	Universal life products where the excess amount paid over policy charges can be directed by the policyholder into a variety of Separate Account investment options. In the Separate Account investment options, the policyholder bears the entire risk and returns of the investment results.

Whole Life (“WL”)	A life insurance policy that is guaranteed to remain in-force for the policyholder’s lifetime, provided the required premiums are paid.

ACRONYMS
•“AB” or “AllianceBernstein” means AB Holding and ABLP.
•“AB Holding” means AllianceBernstein Holding L.P., a Delaware limited partnership.
•“AB Holding Units” means units representing assignments of beneficial ownership of limited partnership interests in AB Holding.
•“AB Units” means units of limited partnership interests in ABLP.
•“ABLP” means AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AB business.
•“AFS” means available-for-sale.
•“AOCI” means accumulated other comprehensive income.
•“ASC” means Accounting Standards Codification
•“ASR” means accelerated share repurchase
•“ASU” means Accounting Standards Update
•“ASX” means Australian Securities Exchange
•“AVR” means asset valuation reserve

•“AXA” means AXA S.A., a société anonyme organized under the laws of France, and formerly our controlling stockholder.
•“AXA Financial” means AXA Financial, Inc., a Delaware corporation and a former wholly-owned direct subsidiary of Holdings. On October 1, 2018, AXA Financial merged with and into Holdings, with Holdings assuming the obligations of AXA Financial.
•“bps” means basis points
•“CDC” means Center for Disease Control and Prevention
•“CDS” means credit default swaps
•“CDSC” means contingent deferred sales commissions
•“CEA” means Commodity Exchange Act
•“CECL” means current expected credit losses
•“CEO” means Chief Executive Officer
•“CFTC” means U.S. Commodity Futures Trading Commission
•“CLO” means collateralized loan obligation
•“CMBS” means commercial mortgage-backed security
•“COI” means cost of insurance
•“COLI” means corporate owned life insurance
•“Company” means Equitable Holdings, Inc. with its consolidated subsidiaries
•“COVID-19” means coronavirus disease of 2019
•“CS Life” means Corporate Solutions Life Reinsurance Company, a Delaware corporation and a wholly-owned direct subsidiary of Holdings.
•“CSA” means credit support annex
•“CSLRC” means Corporate Solutions Life Reinsurance Company
•“DCO” means designated clearing organization
•“DI” means disability income
•“Dodd-Frank Act” means Dodd-Frank Wall Street Reform and Consumer Protection Act
•“DOL” means U.S. Department of Labor
•“DSC” means debt service coverage
•“EAFE” means European, Australasia, and Far East
•“EBITDA” means earnings before interest, taxes, depreciation and amortization
•“EDP” means electronic data processing
•“EFS” means Equitable Financial Services, LLC, a Delaware corporation and a wholly-owned direct subsidiary of Holdings
•“EIM” means Equitable Investment Management Group, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of Holdings.
•“EIMG” means Equitable Investment Management Group, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of Holdings.
•“EPS” means earnings per share
•“Equitable Advisors” means Equitable Advisors, LLC, a Delaware limited liability company, our retail broker/dealer for our retirement and protection businesses and a wholly-owned indirect subsidiary of Holdings.
•“Equitable America” means Equitable Financial Life Insurance Company of America (f/k/a MONY Life Insurance Company of America), an Arizona corporation and a wholly-owned indirect subsidiary of Holdings.
•“Equitable Distributors” means Equitable Distributors, LLC, a Delaware limited liability company, our wholesale broker/dealer for our retirement and protection businesses and a wholly-owned indirect subsidiary of Holdings.
•“Equitable L&A” means Equitable Financial Life and Annuity Company, a Colorado corporation and a wholly-owned indirect subsidiary of Holdings.
•“Equitable Financial” means Equitable Financial Life Insurance Company, a New York corporation, a life insurance company and a wholly-owned subsidiary of EFS.
•“Equitable Network” means Equitable Network, LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Holdings and its subsidiary, Equitable Network of Puerto Rico, Inc.
•“EQ Premier VIP Trust” means EQ Premier VIP Trust, a series trust that is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as an open-end management investment company.
•“EQAT” means EQ Advisors Trust, a series trust that is a Delaware statutory trust and is registered under the Investment Company Act as an open-end management investment company.

•“EQ AZ Life Re” means EQ AZ Life Re Company, an Arizona corporation and a wholly-owned indirect subsidiary of Holdings.
•“ERISA” means Employee Retirement Income Security Act of 1974
•“ESG” means environmental, social and governance
•“ETF” means exchange traded funds
•“ETR” means effective tax rate
•“Exchange Act” means Securities Exchange Act of 1934, as amended
•“FABN” means Funding Agreement Backed Notes Program
•“FASB” means Financial Accounting Standards Board
•“FDIC” means Federal Deposit Insurance Corporation
•“FHLB” means Federal Home Loan Bank
•“FINRA” means Financial Industry Regulatory Authority, Inc.
•“FIO” means Federal Insurance Office
•“FMV” means fair market value
•“FSOC” means Financial Stability Oversight Council
•“FTSE” means Financial Times Stock Exchange
•“FVO” means fair value option
•“FYP” means first year premium and deposits
•The “General Partner” means AllianceBernstein Corporation, a Delaware corporation and the general partner of AB Holding and ABLP.
•“GIO” means guaranteed interest option
•“HFS” means held-for-sale
•“Holdings” means Equitable Holdings, Inc.
•“HTM” means held-to-maturity
•“HR” means Human Resources
•“IFRS” means International Financial Reporting Standards
•“IT” means information technology
•“Investment Advisers Act” means Investment Advisers Act of 1940, as amended
•“IPO” means initial public offering
•“IRS” means Internal Revenue Service
•“ISDA Master Agreement” means International Swaps and Derivatives Association Master Agreement
•“IUS” means Investments Under Surveillance
•“K-12 education market” means individuals in the kindergarten, primary and secondary education market
•“KBRA” means Kroll Bond Rating Agency
•“LDTI” means long duration targeted improvements
•“LGD” means loss given default
•“LIBOR” means London Interbank Offered Rate
•“LIS” means AllianceBernstein Lifetime Income Strategy
•“LTV” means loan-to-value
•“Manual” means Accounting Practices and Procedures Manual as established by the NAIC
•“MD&A” means Management’s Discussion and Analysis of Financial Condition and Results of Operations
•“MRBs” means market risk benefits
•“MSCI” means Morgan Stanley Capital International
•“MSO” means Market Stabilizer Option
•“NAIC” means National Association of Insurance Commissioners
•“NAR” means net amount at risk
•“NAV” means net asset value
•“NFA” means National Futures Association
•“NLG” means no-lapse guarantee
•“NMS” means National Market System
•“NRSRO” means Nationally Recognized Statistical Ratings Organization
•“NYDFS” means New York State Department of Financial Services
•“NYSE” means New York Stock Exchange
•“OCI” means other comprehensive income
•“OTC” means over-the-counter
•“OTTI” means other than temporary impairment
•“PBO” means projected benefit obligation
•“PD” means probability of default
•“Pension Act” means Pension Protection Act of 2006
•“PFBL” means profits followed by losses

•“R&P” means retirement and protection
•“RBG” means the Retirement Benefits Group, a specialized division of Equitable Advisors
•“REIT” means real estate investment trusts
•“RoU” means right of use
•“RMBS” means residential mortgage-backed security
•“ROE” means return on equity
•“RSUs” means restricted stock units
•“RTM” means reversion to the mean
•“SAP” means statutory accounting principles
•“SCB LLC” means Sanford C. Bernstein & Co., LLC, a registered investment adviser and broker-dealer
•“SCBL” means Sanford C. Bernstein Limited
•“SCS” means Structured Capital Strategies
•“SEC” means U.S. Securities and Exchange Commission
•“SECURE” means Setting Every Community Up for Retirement Enhancement
•“Series A Preferred Stock” means Holdings’ Series A Fixed Rate Noncumulative Perpetual Preferred Stock
•“Series B Preferred Stock” means Holdings’ Series B Fixed Rate Reset Noncumulative Perpetual Preferred Stock
•“Series C Preferred Stock” means Holdings’ Series C Fixed Rate Reset Noncumulative Perpetual Preferred Stock
•“SIO” means structured investment option
•“SPE” means special purpose entity
•“SSAP” means Statements of Standard Accounting Practice
•“SVO” means Securities Valuation Office
•“TDRs” means troubled debt restructurings
•“TIPS” means treasury inflation-protected securities
•“Topix” means Tokyo Stock Price Index
•“U.S.” means United States
•“U.S. GAAP” means accounting principles generally accepted in the United States of America
•“USD” means United States Dollar
•“ULSG” means universal life products with secondary guarantee
•“Venerable” means Venerable Holdings, Inc., a Delaware corporation
•“VIAC” means Venerable Insurance and Annuity Company
•“VIE” means variable interest entity
•“VISL” means variable interest-sensitive life
•“VOE” means voting interest entity